                                             Filed Pursuant to Rule 424 (b)(3)
                                                     Registration No. 333-58111




PROSPECTUS

                               PACKAGED ICE, INC.


                                OFFER TO EXCHANGE
                     9 3/4% SENIOR NOTES DUE 2005, SERIES B
           FOR ALL OUTSTANDING 9 3/4% SENIOR NOTES DUE 2005, SERIES A
                                       AND
                   13% EXCHANGEABLE PREFERRED STOCK, SERIES B
         FOR ALL OUTSTANDING 13% EXCHANGEABLE PREFERRED STOCK, SERIES A

         THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,
                   ON AUGUST 12, 1998, UNLESS EXTENDED

             THE 9 3/4% SERIES B SENIOR NOTES DUE 2005 WILL BE FULLY
                AND UNCONDITIONALLY ON A JOINT AND SEVERAL BASIS
              GUARANTEED BY THE SUBSIDIARIES OF PACKAGED ICE, INC.

                            -------------------------

         Packaged Ice, Inc., a Texas corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange (i) its 9 3/4% Senior Notes due 2005, Series B (the "Series B Notes") for an equal principal amount of its outstanding 9 3/4% Senior Notes due 2005, Series A (the "Series A Notes"), of which an aggregate of $270,000,000 in principal is outstanding as of the date hereof, and (ii) one new share of its 13% Exchangeable Preferred Stock, Series B (the "Series B Preferred Stock") for each outstanding share of its 13% Exchangeable Preferred Stock, Series A (the "Series A Preferred Stock"), of which 400,000 shares are outstanding. The form and the terms of each of the Series B Notes and the Series B Preferred Stock will be the same as the form and terms of each of the Series A Notes and the Series A Preferred Stock, respectively, except that (i) each of the Series B Notes and the Series B Preferred Stock will be registered under the Securities Act of 1933, as amended (the "Securities Act") and hence will not bear legends restricting the transfer thereof and (ii) holders of each of the Series B Notes and the Series B Preferred Stock will not be entitled to certain rights of holders of Series A Notes and Series A Preferred Stock, respectively, under the Registration Rights Agreements (as defined herein), which will terminate upon consummation of the Exchange Offer. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

                         (Cover continued on next page)

SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.




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

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is July 13, 1998


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         Based on no-action letters issued by the staff of the Securities and
Exchange Commission (the "Commission") to third parties, the Company believes that the Series B Notes and Series B Preferred Stock to be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Series B Securities (as defined herein) from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series B Securities are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Series B Securities. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Series B Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Securities. The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Securities received in exchange for Series A Securities (as defined herein) where such Series A Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         Holders of Series A Notes and Series A Preferred Stock whose Series A Notes and Series A Preferred Stock are not tendered and accepted in the Exchange Offer will continue to hold such Series A Notes and Series A Preferred Stock and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the indenture governing the Series A Notes and the Series B Notes and the certificate of designation governing the Series A Preferred Stock, respectively. Following consummation of the Exchange Offer, the holders of Series A Notes and Series A Preferred Stock will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Series A Notes and Series A Preferred Stock held by them; provided that if any holder of Series A Preferred Stock has notified the Company that based upon the advice of counsel (i) such holder is prohibited by applicable law or SEC policy from participating in the Exchange Offer or (ii) such holder may not resell the Series B Preferred Stock acquired by it in the Exchange Offer to the public without delivering a prospectus and that the prospectus contained herein is not appropriate for such resales, the Company shall be required to prepare and file a registration statement for an offering (a "Shelf Registration") to be made on a continuous basis pursuant to Rule 415 of the Securities Act covering all such Series A Preferred Stock of such holder. The Series B Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the indenture dated January 29, 1998, as amended and restated as of April 30, 1998 (the "Indenture") governing the Series A Notes and the Series B Notes. The Series A Notes and the Series B Notes are sometimes referred to herein collectively as the "Notes." The Series A Preferred Stock and the Series B Preferred Stock are sometimes referred to herein collectively as the "Preferred Stock". The Series A Notes and the Series A Preferred Stock are sometimes referred to herein collectively as the "Series A Securities." The Series B Notes and the Series B Preferred Stock are sometimes referred to herein collectively as the "Series B Securities."

         The Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all senior Indebtedness (as defined) of the Company and senior to all future Subordinated Indebtedness (as defined) of the Company. The Notes will be unconditionally and fully guaranteed (the "Subsidiary Guarantees") on a senior unsecured basis by the Company's principal operating subsidiaries, which comprise all of the Company's direct and indirect subsidiaries (the "Subsidiary Guarantors"), and the Subsidiary Guarantees will rank pari passu in right of payment with all senior Indebtedness of the Subsidiary Guarantors and senior to all future Subordinated Indebtedness of the Subsidiary Guarantors. The Subsidiary Guarantees may be released only in the event of (i) a sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a particular Subsidiary Guarantor to an entity which is not a subsidiary of the Company or (ii) a particular Subsidiary Guarantor becoming an Unrestricted Subsidiary (as defined herein). The Notes and Subsidiary Guarantees will be effectively subordinated to secured Indebtedness of the Company and the Subsidiary Guarantors, respectively, to the extent of any security interest in assets of the Company and Subsidiary Guarantors, including any Indebtedness under the New Credit Facility (as defined), which is secured by liens on substantially all of the assets of the Company and the Subsidiary Guarantors. The Indenture will permit the Company and its Subsidiaries to incur additional Indebtedness in the future, subject to certain limitations. In the event of a Change of Control (as defined


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

herein), the Company will be required, subject to certain conditions, to make an offer to purchase all of the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase; however, there can be no assurance that in the event of a Change of Control the Company will have or will have access to sufficient funds to repurchase the Notes. See "Description of Notes - Ranking and Guarantees", "--Change of Control" and "--Certain Definitions".

         The Notes will bear interest at the rate of 9 3/4% per annum, payable in cash semi-annually on each February 1 and August 1, commencing August 1, 1998. The Notes will be redeemable at the option of the Company, in whole or in part, on or after February 1, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, the Company may redeem in the aggregate up to 35% of the original principal amount of Notes at any time prior to February 1, 2001, at a redemption price equal to 109.75% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date with the Net Proceeds (as defined herein) of one or more Public Equity Offerings (as defined herein); provided that at least 65% of the aggregate principal amount of Notes originally issued would remain outstanding after giving effect to any such redemption and, provided further, that such redemption occurs within 90 days of the date of the closing of such Public Equity Offering(s). As of March 31, 1998, after giving pro forma effect to the Transactions (as defined herein), the Company and the Subsidiary Guarantors would have had $285.0 million of senior Indebtedness outstanding (including the Notes).

         Dividends on the Preferred Stock will be payable quarterly in arrears on each February 1, May 1, August 1 and November 1, commencing August 1, 1998, at a rate per annum of 13% of the liquidation preference per share; provided, however, from April 30, 1998 until April 30, 1999, dividends on each share of Preferred Stock will be payable at a rate per annum of 11.5% of the liquidation preference per share, and from April 30, 1999 until April 30, 2000, dividends on each share of Preferred Stock will be payable at a rate per annum of 12.25% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to May 1, 2003 either in cash or by the issuance of additional shares of Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. The liquidation preference of the Preferred Stock will be $100 per share. The Preferred Stock is redeemable, at the option of the Company, in whole or in part, at any time after April 30, 2002 and prior to April 30, 2003 at a redemption price equal to 106.5% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. On or after April 30, 2003, the Preferred Stock is redeemable, at the option of the Company, in whole or in part, at the redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. The Preferred Stock is also redeemable, subject to certain limitations, at the option of the Company, in whole or in part, at any time prior to April 30, 2001 using the proceeds of an initial Public Equity Offering at a redemption price equal to $113 per share, subject to certain adjustments. The Company is required, subject to certain limitations, to redeem all of the Preferred Stock outstanding on May 1, 2005 at a redemption price equal to 100% of the liquidation preference thereof plus accumulated and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control, the Company will, subject to certain conditions, offer to purchase all of the outstanding shares of Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of purchase.

         Subject to certain conditions, the Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, for the Company's 13% Subordinated Exchange Notes due 2005 (including any such securities paid in lieu of cash dividends, as described herein, the "Exchange Debentures"). The Exchange Debentures will bear interest at a rate of 13% per annum; provided, however, from May 1, 1998 until April 30, 1999, the per annum interest rate will be 11.5%, and from May 1, 1999 and until April 30, 2000, the per annum interest rate will be 12.25%. Interest will accrue from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable quarterly in cash or in kind by issuing additional Exchange Debentures. The Exchange Debentures mature on May 1, 2005. The Exchange Debentures will be redeemable, at the option of the company, in whole or in part, at any time on and after April 30, 2002 and prior to May 1, 2003, at a redemption price equal to 106.5% of the principal amount thereof, plus accumulated and unpaid interests to the date of redemption. On or after May 1, 2003, the Exchange Debentures will be redeemable, at the option of the Company, in whole or in part, at the redemption price equal to 100% of the principal amount thereof, plus accumulated and unpaid interest to the date of redemption.

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         The Exchange Debentures will be subordinated to all existing and future senior Indebtedness of the Company that expressly provides that it ranks senior to the Exchange Debentures and will rank pari passu with or senior to all future Indebtedness of the Company that expressly provides that it ranks pari passu with or junior to the Exchange Debentures, as the case may be. The Exchange Debentures will be unconditionally guaranteed, joint and severally, on a senior subordinated basis, by each of the Subsidiary Guarantors.

         The Exchange Offer is not conditioned on any minimum aggregate principal amount of Series A Notes or any minimum number of shares of Series A Preferred Stock being tendered for exchange. The Company will accept for exchange any and all validly tendered Series A Securities not withdrawn prior to 5:00 p.m., New York City time, on August 12, 1998 unless extended by the Company, in its sole discretion (the "Expiration Date"). Tenders of Series A Securities may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer --Conditions." The Company has agreed to pay all expenses incident to the Exchange Offer. The Company will not receive any proceeds from the Exchange Offer.

         Any Series A Securities not tendered and accepted in the Exchange Offer will remain outstanding. The Company does not currently intend to list the Series B Securities on any securities exchange. The Series A Preferred Stock constitute securities for which there is no established trading market. The Series A Notes have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkage ("PORTAL") market system of the National Association of Securities Dealers, Inc. and the Company has arranged for the Series B Notes to be designated for trading in the PORTAL market system. To the extent that any Series A Securities are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Series A Securities could be adversely affected unless such untendered Series A Securities were offered pursuant to a Shelf Registration. No assurances can be given as to the liquidity of the trading market for either the Series A Securities or the Series B Securities.

         Jefferies & Company, Inc. (the "Initial Purchaser" or "Jefferies") has informed the Company that it currently intends to make a market for the Series A Notes and that, following the Exchange Offer, it intends to make a market for the Series B Notes; however, the Initial Purchaser is not so obligated, and any such market making activities with respect to the Series B Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Series B Notes or as to the liquidity of or the trading market for the Series B Notes.

         THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF SERIES A NOTES OR SERIES A PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.


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

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Series B Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Series B Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the public reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information can also be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval System which is publicly available through the Commission's Web Site (http://www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference.

         Pursuant to the Indenture relating to the Series B Notes and the Certificate of Designation (as defined herein) relating to the Series B Preferred Stock, the Company has agreed to furnish to U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"), and to registered holders of the Notes and the Preferred Stock, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then required to file reports with the Commission. The Company has agreed that, whether or not the Company is subject to filing requirements under Section 13 or 15(d) of the Exchange Act, and so long as any Notes or Preferred Stock remain outstanding, it will file such other reports as it may determine or as may be required by law.


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

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference herein all documents and reports filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom the Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company at 8572 Katy Freeway, Suite 101, Houston, Texas 77024, attention: Corporate Secretary.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


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

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus. For purposes of this Prospectus, references to a fiscal year shall mean the fiscal year ending December 31 of such year. As used herein, unless the context otherwise requires, (i) "Packaged Ice" refers to Packaged Ice, Inc. and its consolidated subsidiaries prior to giving effect to the acquisition of Reddy Ice Corporation, (the "Reddy Acquisition), (ii) "Reddy Ice" refers to Reddy Ice Corporation prior to giving effect to the Reddy Acquisition and (iii) the "Company" refers to the post-closing combined operations of Packaged Ice and Reddy Ice. For a discussion of certain matters that should be considered by prospective purchasers of the Series B Securities offered hereby, see "Risk Factors" beginning on page 12.

                                   THE COMPANY

    The Company is the largest manufacturer and distributor of packaged ice in the United States and is pursuing a consolidation strategy within the highly fragmented packaged ice industry. The Company currently serves over 45,000 customer locations in 17 states and has grown significantly through strategic acquisitions of ice manufacturing and distribution companies, and through placements of proprietary ice machines which produce, package and store ice through an automated, self-contained process (the "Packaged Ice System"). Through these strategic acquisitions, the Company enters new markets, gains additional production capacity and leverages the relationships of acquired companies with grocery and convenience store customers. The Company's presence throughout key markets in the southern half of the United States has been expanded through a consolidation strategy. In addition, Packaged Ice increased its installed base of Packaged Ice Systems from 658 machines to 1,031 machines during fiscal 1997. As a result, the Company's revenues have increased from $4.4 million during fiscal 1996 to $174.5 million, on a pro forma basis, during fiscal 1997.

THE REDDY ACQUISITION

    On April 30, 1998, Packaged Ice acquired all of the outstanding capital stock of Reddy Ice, a subsidiary of Suiza Foods Corporation ("Suiza"), for $180.8 million in cash plus net working capital. The stock purchase agreement for the Reddy Acquisition contains customary representations, warranties, covenants and indemnification provisions.

     Prior to its acquisition by Packaged Ice, Reddy Ice was a leading manufacturer and distributor of packaged ice with 38 manufacturing facilities and 13 distribution centers in 13 states. Reddy Ice has historically been the principal competitor to Packaged Ice in many of its primary markets and has, like Packaged Ice, aggressively pursued a consolidation strategy in recent years. During fiscal 1997, Reddy Ice generated pro forma revenues and Adjusted EBITDA of $88.0 million and $20.6 million, respectively.

    The Reddy Acquisition was funded through (i) an issuance of $125 million of Series A Notes (the "Note Offering"), (ii) a sale of $40.0 million Series A Preferred Stock and warrants (the "Equity Investment") primarily to Ares Leveraged Investment Fund, L.P. ("Ares"), (iii) $15 million in borrowings under a new $80.0 million senior credit facility (the "New Credit Facility") and (iv) existing cash. The Reddy Acquisition, the Note Offering, the Equity Investment and the initial borrowings under the New Credit Facility will collectively be referred to herein as the "Transactions."

    The following table sets forth a summary of the sources and uses of funds related to the Transactions (amounts are shown in millions):

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
                   SOURCES OF FUNDS
                   New Credit Facility(1) ........     $ 15.0
                   Note Offering(2) ..............      125.6
                   Equity Investment(3) ..........       40.0
                   Existing cash .................       10.6
                                                       ------
                             Total Sources .......     $191.2
                                                       ======
                   USES OF FUNDS
                   Reddy Acquisition .............     $180.8
                   Estimated fees and expenses ...       10.4
                                                       ------
                             Total Uses ..........     $191.2
                                                       ======

----------

(1) The Company has entered into a New Credit Facility with Antares Leveraged Capital Corp.("Antares"), which consists of a $65.0 million revolving acquisition facility and a $15.0 million revolving working capital facility. The maximum amount available under the New Credit Facility, however, is subject to further borrowing base limitations based on various criteria. Borrowings under the New Credit Facility will initially bear interest at the Company's option at a fluctuating rate equal to (i) LIBOR plus 2.75% per annum, or (ii) the prime rate plus 1.00% per annum, with interest rates subject to a pricing grid.

(2)  Includes $625,000 issue premium.

(3) The Equity Investment was made by Ares and SV Capital Partners, L.P. ("SV"), an existing shareholder of the Company.

(4) The Company will not receive any cash proceeds from the issuance of the Series B Securities offered hereby. In consideration for issuing the Series B Securities as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Series A Notes and a like number of shares of Series A Preferred Stock, the respective terms of which are identical in all material respects to the applicable Series B Securities.

THE INDUSTRY

    The packaged ice industry is highly fragmented with over 3,000 companies, consisting primarily of smaller packaged ice companies, many of which lack significant capital resources. Having consummated the Reddy Acquisition, management believes that the Company accounts for less than 10% of the U.S. packaged ice market and that its largest competitor accounts for less than 2% of the U.S. market. Traditional ice manufacturers produce and package ice at centrally-located facilities and distribute to a limited market radius of approximately 100 miles, mainly due to high shipping and product distribution costs. Efficient distribution and customer concentration are important, as transportation is a high cost component in the price of manufactured ice within a traditional ice delivery system. It is difficult to ensure prompt and reliable delivery during peak seasonal months in large markets with traditional ice delivery systems. As a result, the ice business has historically been a regional service business. The industry is seasonal, but on a year-to-year basis remains stable, generally only affected by abnormally cold or rainy weather within a region.


BUSINESS STRATEGY

    The Company intends to continue to acquire traditional ice companies in strategic markets. Acquisitions of existing manufacturers and distributors of packaged ice have provided the Company with (i) access to key markets, accelerating the roll out of Packaged Ice Systems, (ii) a source of stable cash flow, (iii) the national scope to better service large supermarket and convenience store chains and (iv) economies of scale and cost savings through the consolidation of redundant administrative and selling functions. Management believes that the Company's proven ability to enter new markets through traditional acquisitions and the numerous advantages that the Packaged Ice System provides to retailers will enable the Company to increase the penetration of Packaged Ice Systems in supermarkets and convenience stores.

    Acquire Traditional Ice Manufacturing Companies in Highly Fragmented Industry. The Company believes that the highly fragmented packaged ice industry contains numerous acquisition opportunities for service-oriented companies with superior ice delivery systems and significant capital resources. The Company's acquisition strategy is to target well-managed, traditional ice producers with favorable demographics and significant customer bases in both new and existing market areas. This acquisition strategy allows the Company to broaden geographic coverage, increase market share, provide for additional distribution channels through which to place Packaged Ice Systems and achieve greater economies of scale. In determining which businesses may be suitable acquisition candidates, management conducts demographic and competitive analyses and performs comprehensive due diligence on the target's facilities, management, existing customer base and growth opportunities.

    Upon closing an acquisition, the Company seeks reductions in operating costs and working capital requirements by (i) closing or combining less efficient or redundant manufacturing and distribution facilities, (ii) maximizing routing efficiencies, (iii) managing vendor relationships to ensure a high level of responsiveness and favorable pricing, (iv) increasing market concentration of Packaged Ice Systems to improve merchandising and servicing efficiencies and (v) consolidating certain administrative and selling functions to eliminate redundancies and excess costs. Since the Company is focusing its acquisition efforts on related businesses, it anticipates that the customer base of any acquired business will be similar to its own and therefore administrative areas such as management information systems, accounting systems and customer support may be consolidated.

    Expand Market Presence Through Packaged Ice System. In 1994, Packaged Ice completed the development of the Packaged Ice System, a proprietary system that utilizes state-of-the-art technology to produce, package and store ice directly at customer locations. The Packaged Ice System is capable of producing up to 40,000 bags of ice per year and is most frequently used in large supermarkets. The Company retains ownership of the Packaged Ice System, and charges supermarkets by the bag. Packaged Ice recently began test marketing a smaller version of the Packaged Ice System which is capable of producing 25,000 bags of ice per year and has been designed for large or high volume convenience stores and smaller grocery stores.

    Management believes that the Packaged Ice System provides certain advantages to the retailer including (i) a continuous supply of ice, thus reducing the frequency of product shortages typical of traditional ice delivery, (ii) reducing costs associated with delivery and storage at the retail location,
(iii) satisfying consumer demand for a higher quality and more sanitary ice than typically found with traditional ice delivery, (iv) effectively managing inventory through computerized production tracking and dedicated technical support and (v) increasing safety by reducing the potential for "slip and fall" accidents caused by water spills. These advantages have enabled the Packaged Ice System to gain market acceptance. At May 31, 1998, the Company had an installed base of 1,235 Packaged Ice Systems and 342 Ice Factories which were previously installed by Reddy Ice, and had a backlog of approximately 250 Packaged Ice Systems.

    The Packaged Ice System, when combined with traditional delivery methods, provides the Company with certain advantages, including (i) a delivery system designed to supply high volume locations and capable of cost-effectively servicing a market in excess of 100 miles from its traditional ice manufacturing facilities, (ii) the ability to redistribute production from its traditional ice facilities to additional customers as well as satisfy seasonal peak demand at stores with Packaged Ice Systems, and (iii) higher operating margins, due to significantly reduced production and distribution costs. Management has recognized these benefits of combining traditional delivery methods with the Packaged Ice System. As a result, the Company's strategy has been to enter new markets through traditional acquisitions and, soon thereafter, to begin placing Packaged Ice Systems throughout the region.

    The Packaged Ice System, when combined with traditional delivery methods, provides the Company with significant advantages, including (i) superior product quality, (ii) a delivery system designed to supply high volume locations and capable of cost-effectively servicing a market in excess of 100 miles from its traditional ice manufacturing facilities, (iii) the ability to redistribute production from its traditional ice facilities to additional customers as well as satisfy seasonal peak demand at stores with Packaged Ice Systems and (iv) higher operating margins, due to significantly reduced production and distribution costs. Management has recognized these benefits of combining traditional delivery methods with the Packaged Ice System. As a result, the Company's strategy has been to enter new markets through traditional acquisitions and, soon thereafter, to begin placing Packaged Ice Systems throughout the region. Management believes that the technology utilized in the Packaged Ice System is unique with several patents covering the bagging device, and that there are significant barriers to entry for new and existing competitors with respect to the development of a competitive and reliable machine that performs the same functions as the Packaged Ice System.

    The Company believes that it is well-positioned to execute its business strategy given the depth, experience and ability of its management team. The Company benefits from the local operating knowledge and goodwill developed by the management of the companies it acquires, having retained a significant number of the principals of such companies. The

Company's executive officers are led by James F. Stuart, Chairman and Chief Executive Officer, who founded Packaged Ice in 1990 and who has more than 12 years of industry experience. Mr. Stuart is chiefly responsible for the development of the Packaged Ice System. Management holds an 11.0% fully diluted equity interest in the Company.

    Packaged Ice is a party to a strategic licensing agreement with Culligan Water Technologies, Inc. ("Culligan"), one of the world's leading manufacturers and distributors of water purification and treatment products and services, to use the trademarks "Ice by Culligan(R)" and "Water by Culligan(R)." Management believes that the use of these names could provide the Company with a national marketing platform and a premium brand image. Culligan also made $23.5 million of the $25.0 million equity investment (the "Culligan Investment") in the Company in December 1997. The Company's shareholder group includes Norwest Equity Partners V ("Norwest"), a partnership managed by Norwest Venture Capital Management, Inc., a venture capital firm with over $1 billion under management and Ares, a $1.2 billion investment partnership that was established in November 1997 to invest in bank loans, high yield securities, mezzanine securities and equity securities. The general partner and investment advisor for Ares is Ares Management, L.P. Certain of the principals of Ares Management, L.P. were founding principals and remain senior principals of the Apollo Investment Funds.


                               THE EXCHANGE OFFER

Registration Rights Agreement.........  The Series A Notes were sold in transactions exempt from the
                                        registration requirements of the
                                        Securities Act by the Company on January
                                        22, 1998 and April 30, 1998 to the
                                        Initial Purchaser pursuant to Purchase
                                        Agreements, dated as of January 22, 1998 and April 30, 1998, respectively, by and among the Company, the Subsidiary Guarantors named therein and the Initial Purchaser (the "Note Purchase
                                        Agreements"). The Series A Preferred
                                        Stock was sold in a transaction exempt
                                        from the registration requirements of
                                        the Securities Act by the Company on
                                        April 30, 1998 to Ares and SV pursuant
                                        to a Securities Purchase Agreement dated as of April 30, 1998 by and among the Company, SV and Ares (the "Preferred Stock Purchase Agreement). The Initial Purchaser subsequently sold the Series A Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The Company entered into an amended and restated Notes
                                        Registration Rights Agreement dated
                                        April 30, 1998 (the "Notes Registration
                                        Rights Agreement") and a Preferred Stock
                                        Registration Rights Agreement dated
                                        April 30, 1998 (the "Preferred Stock
                                        Registration Rights Agreement" and,
                                        together with the Notes Registration
                                        Rights Agreement, the "Registration
                                        Rights Agreements") which grant the
                                        holders of the Series A Notes and the
                                        Series A Preferred Stock, respectively,
                                        certain exchange and registration
                                        rights. The Exchange Offer is intended
                                        to satisfy such rights. The holders of
                                        the Series B Securities are not entitled to any exchange or registration rights with respect to the Series B Securities. See "The Exchange Offer-- Purposes and Effects of the Exchange Offer."

The Exchange Offer....................  The Company is offering to exchange (i)
                                        $1,000 principal amount of Series B
                                        Notes for each $1,000 principal amount
                                        of Series A Notes that are properly
                                        tendered and accepted and (ii) one share of Series B Preferred Stock for each share of Series A Preferred Stock properly tendered and accepted. The Company will issue Series B Securities on or promptly after the Expiration Date. As of the date hereof, there are $270,000,000 aggregate principal amount of Series A Notes outstanding and 400,000 shares of Series A Preferred Stock outstanding. The terms of the Series B Securities are substantially identical in all respects to the terms of the Series A Securities for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Series B Securities are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant restricting transfer absent registrations under the Securities Act and (ii) holders of the Series B Securities will not be entitled to certain rights of holders of the Series A Securities under the Registration Rights Agreements, which rights will terminate upon the consummation of the Exchange Offer (unless such holders are entitled to require the Company to effect a Shelf Registration). See "The Exchange Offer." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Series A Notes or any minimum number of shares of Series A Preferred Stock being tendered for exchange. Based on an interpretation by the Commission set forth in no-action letters issued to third parties, the Company believes that the Series B Securities issued pursuant to the Exchange Offer in exchange for Series A Securities may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Series B Securities directly from the Company to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate (as defined in Rule 405 under the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Series B Securities in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Series B Securities. Each broker-dealer that receives the Series B Securities for its own account in exchange for the Series A Securities, where such Series A Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Securities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date.......................  The Exchange Offer will expire at 5:00
                                        p.m., New York City time, on August 12,
                                        1998, unless the Exchange Offer is
                                        extended by the Company in its
                                        reasonable discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

Conditions to the
Exchange Offer........................  The Exchange Offer is subject to certain customary conditions, which may be
                                        waived by the Company. See "The Exchange
                                        Offer -- Conditions." The Company
                                        reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such conditions.

Procedures for Tendering
Series A  Securities..................  Each holder of Series A Securities wishing to accept the Exchange Offer
                                        must complete, sign and date the
                                        respective Letter of Transmittal, or a
                                        facsimile thereof, in accordance with
                                        the instructions contained herein and
                                        therein, and mail or otherwise deliver
                                        such Letter of Transmittal, or such
                                        facsimile or an Agent's Message (as
                                        defined herein), together with the
                                        Series A Securities and any other
                                        required documentation to the exchange
                                        agent (the "Exchange Agent") at the
                                        address set forth herein. Series A
                                        Securities may be physically delivered,
                                        but physical delivery is not required if a confirmation of a book-entry transfer of such Series A Securities to the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Depository") is delivered in a timely fashion. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Series B Securities acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Series B Securities, whether or not such person is the holder, that neither the holder nor any such other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such Series B Securities and that neither the holder nor any such person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker or dealer that receives Series B Securities for its own account in exchange for Series A Securities, where such Series A Securities were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Securities. See "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
Beneficial Owner......................  Any beneficial owner whose Series A
                                        Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Series A Securities, either make appropriate arrangements to register ownership of the Series A Securities in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be completed prior to the Expiration Date. See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures............................  Holders of Series A Securities who wish to tender their Series A Securities and
                                        whose Series A Securities are not
                                        immediately available or who cannot
                                        deliver their Series A Securities, the
                                        Letters of Transmittal or any other
                                        documents required by the Letters of
                                        Transmittal to the Exchange Agent prior
                                        to the Expiration Date, must tender
                                        their Series A Securities according to
                                        the guaranteed delivery procedures set
                                        forth in "The Exchange Offer --
                                        Guaranteed Delivery Procedures."

Acceptance of the Series A
Securities and Delivery of the
Series B Securities...................  Subject to the satisfaction or waiver of the conditions to the Exchange Offer,
                                        the Company will accept for exchange any and all Series A Securities which are properly tendered in the Exchange Offer prior to the Expiration Date. The Series B Securities issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal  Rights....................  Tenders of Series A Securities may be
                                        withdrawn at any time prior to the
                                        Expiration Date. See "The Exchange Offer
                                        -- Withdrawal of Tenders."

Certain Federal Income Tax
Considerations........................  For a discussion of certain federal income tax considerations relating to
                                        the exchange of the Series B Securities
                                        for the Series A Securities, see
                                        "Certain Federal Income Tax Consequences of the Exchange Offer."

Exchange  Agent.......................  U.S. Trust Company of Texas, N.A. is
                                        serving as the Exchange Agent in
                                        connection with the Exchange Offer. See
                                        "The Exchange Offer -- Exchange Agent."

Effect on Holders of
the Series A Securities...............  Holders of the Series A Securities who
                                        do not tender their Series A Securities
                                        will not have further exchange rights
                                        and will continue to be subject to
                                        certain
                                        restrictions on transfer unless such
                                        holders are entitled to require the
                                        Company to effect a Shelf Registration.
                                        To the extent that Series A Securities
                                        are tendered and accepted in the
                                        Exchange Offer, the trading market for
                                        untendered Series A Securities could be
                                        adversely affected (unless such
                                        untendered Series A Securities were
                                        offered pursuant to a Shelf
                                        Registration).

Use of  Proceeds......................  There will be no cash proceeds to the
                                        Company from the exchange pursuant to
                                        the Exchange Offer.


                                 THE SECURITIES

THE NOTES

     The Exchange Offer applies to $270,000,000 aggregate principal amount of the Series A Notes. The form and terms of the Series B Notes will be the same as the form and terms of the Series A Notes except that (i) the Series B Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Series B Notes will not be entitled to certain rights of holders of Series A Notes under the Notes Registration Rights Agreement which will terminate upon consummation of the Exchange Offer. The Series B Notes will evidence the same debt as the Series A Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with the Series A Notes. See "Description of the Notes."

Issue.................................  $270,000,000 aggregate principal amount of 9 3/4% Senior Notes due 2005, Series
                                        B.

Maturity Date.........................  February 1, 2005.

Interest Rate and Payment Dates.......  Interest will accrue on the Notes at the rate of 9 3/4% per annum from the date
                                        of issuance (the "Issue Date") and will
                                        be payable in cash semi-annually in
                                        arrears on each February 1 and August 1, commencing August 1, 1998.

Ranking and Guarantees................  The Notes will be senior unsecured obligations of the Company. The Notes
                                        will rank senior in right of payment to
                                        all existing and future Subordinated
                                        Indebtedness of the Company. The Notes
                                        will rank pari passu in right of payment to all existing and future senior Indebtedness of the Company. The Notes are unsecured, and holders of secured Indebtedness of the Company, including the New Credit Facility, will effectively rank prior to Holders of the Notes with respect to the assets securing such Indebtedness. The Notes will be unconditionally guaranteed on a senior basis by each of the Company's Subsidiary Guarantors. The guarantee of each such Subsidiary Guarantor (the "Subsidiary Guarantees") will rank pari passu in right of payment to all existing and future senior Indebtedness of such Subsidiary Guarantor. The Subsidiary Guarantees are unsecured, and holders of secured Indebtedness of the Subsidiary Guarantors, including the New Credit Facility, will effectively rank prior to Holders of the Notes with respect to the assets of the Subsidiary Guarantors that secure such
                                        Indebtedness. See "Description of Notes
                                        -- Ranking and Guarantees" and
                                        "Description of New Credit Facility."

Optional Redemption...................  The Notes will be redeemable at the option of the Company, in whole or in
                                        part, on or after February 1, 2002, at
                                        the redemption prices set forth herein,
                                        plus accrued and unpaid interest, if
                                        any, to the date of redemption. In
                                        addition, prior to February 1, 2001, 35% of the aggregate principal amount of the Notes are redeemable at the option of the Company, in whole or in part, at 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Public Equity Offerings, provided that at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after such redemption. See "Description of Notes -- Optional Redemption."

Mandatory Redemption..................  None

Change of Control.....................  Upon a Change of Control, the Company
                                        will be required, subject to certain
                                        conditions, to make an offer to purchase all of the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. See "Description of Notes-- Change of Control." There can be no assurance that the Company will have sufficient funds or will be contractually permitted by outstanding indebtedness to pay the required purchase price for all Notes tendered by holders upon a Change of Control.

Certain Covenants.....................  The Indenture will contain certain covenants that, among other things,
                                        limit the ability of the Company and its subsidiaries to (i) incur additional Indebtedness, (ii) pay dividends or make distributions with respect to capital stock or make certain other restricted payments, (iii) issue and sell capital stock of subsidiaries, (iv) enter into certain transactions with affiliates,
                                        (v) create certain liens, (vi) sell
                                        certain assets, (vii) enter into sale
                                        and leaseback transactions and (viii)
                                        consolidate, merge or sell all or
                                        substantially all of the Company's
                                        assets. See "Description of Notes --
                                        Certain Covenants."

PREFERRED STOCK

     The Exchange Offer applies to the 400,000 shares of Series A Preferred Stock plus any additional shares of Series A Preferred Stock issued as dividends prior to the Expiration Date. The form and terms of the Series B Preferred Stock are the same as the form and terms of the Series A Preferred Stock except that the shares of Series B Preferred Stock will be registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act. See "Description of Preferred Stock and Exchange Debentures."


Liquidation Preference................  $100 per share, plus accumulated and unpaid dividends.

Optional Redemption...................  The Preferred Stock is redeemable, at the option of the Company, in whole or
                                        in part, at any time after April 30,
                                        2002 and prior to April 30, 2003 at a
                                        redemption price equal to 106.5% of the
                                        liquidation preference thereof, plus
                                        accumulated and unpaid dividends to the
                                        date of redemption. On or after April
                                        30, 2003, the Preferred Stock is
                                        redeemable, at the option of the
                                        Company, in whole or in part, at the
                                        redemption price equal to 100% of the
                                        liquidation preference thereof, plus
                                        accumulated and unpaid dividends to the
                                        date of redemption.

Optional IPO Redemption...............  Subject to certain limitations, the
                                        Preferred Stock is redeemable, at the
                                        option of the Company, in whole or in
                                        part, at any time prior to April 30,
                                        2001 using the proceeds of an initial
                                        Public Equity Offering at a redemption
                                        price equal to $113 per share; provided, however, that if (a) the per share purchase price for shares of common stock purchased in the initial Public Equity Offering is greater than the IPO Base Price (as defined below) or (b) prior to the redemption the last reported sales price for the common stock on its primary exchange or trading market is equal to or greater than the IPO Base Price for a period of at least five consecutive days, then the redemption price shall be $109.00 per share if the redemption occurs prior to April 30, 1999, and $111.00 per share if the redemption occurs on or after April 30, 1999 and prior to April 30, 2000. Public Equity Offering refers to a bona fide firm commitment underwritten public offering of shares of the Company's common stock made through a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, which results in gross proceeds to the Company of not less than $20,000,000. The IPO Base Price is $20; provided, however, that if at any time the Company shall (a) entitle the holders of its common stock to receive a dividend payable in, or other distributions of, common stock,
                                        (b) subdivide its outstanding shares of
                                        common stock into a larger number of
                                        shares of common stock or (c) combine
                                        its outstanding shares of common stock
                                        into a smaller number of shares of
                                        common stock, the IPO Base Price will be adjusted by multiplying such IPO Base Price in effect immediately prior to such event by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of common stock outstanding immediately after such event.

Mandatory Redemption..................  The Company is required, subject to certain conditions, to redeem all of the Preferred Stock outstanding on May 1, 2005 at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption.

Dividends.............................  Dividends will be payable quarterly beginning August 1, 1998, at a rate per
                                        annum of 13% of the liquidation
                                        preference per share; provided, however, from April 30, 1998 and prior to April 30, 1999, dividends will be payable at a rate per annum of 11.5% of the liquidation preference per share, and from April 30, 1999 and prior to April 30, 2000, dividends will be payable at a rate per annum of 12.25% of the liquidation preference per share. Dividends may be paid in cash or in kind by issuing additional shares of the Preferred Stock.

Dividend Payment Dates................  February 1, May 1, August 1 and November
                                        1, commencing August 1, 1998.

Voting................................  The Preferred Stock will be non-voting, except as otherwise required by law and
                                        except in certain circumstances
                                        described herein, including (i) amending certain rights of the holders of the Preferred Stock and (ii) the issuance of any class of equity securities that ranks on a parity with or senior to the Preferred Stock. In addition, if the Company after May 1, 2003 fails to pay cash dividends in respect of four or more quarterly dividend periods in the aggregate, holders of a majority of the shares of the Preferred Stock, voting as a class, will be entitled to elect one member to the Company's board of directors. If the Company after the event contemplated in the preceding sentence fails to pay cash dividends in respect of two full quarterly dividend periods in the aggregate, holders of a majority of the shares of the Preferred Stock, voting as a class, will be entitled to elect an additional member to the Company's board of directors.

Exchange Provisions...................  The Preferred Stock will be exchangeable into the Exchange Debentures, at the
                                        Company's option, subject to certain
                                        conditions, in whole but not in part, on a pro rata basis, on any scheduled dividend payment date.

Ranking...............................  The Preferred Stock will, with respect to dividend rights and rights on
                                        liquidation, winding-up and dissolution
                                        of the Company, rank senior to all
                                        classes of common stock and to all other classes of preferred stock of the Company.

Change of Control.....................

                                        In the event of a Change of Control, the Company will, subject to certain conditions, offer to repurchase all outstanding shares of Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of purchase. There can be no assurance that the Company will have sufficient funds or will be contractually permitted by outstanding indebtedness to purchase all of the Preferred Stock in the event of a Change of Control, or that the Company would be able to obtain financing for such purpose on favorable terms, if at all.

Certain Restrictive
Provisions............................  The Preferred Stock Purchase Agreement
                                        contains certain restrictive provisions
                                        that, among other things, limit the
                                        ability of the Company and its
                                        subsidiaries to: (i) incur additional
                                        indebtedness; (ii) pay dividends or make certain other restricted payments; (iii) make loans or advances which are not in the ordinary course of business; (iv) enter into transactions with affiliates;
                                        (v) merge or consolidate with or sell
                                        all or substantially all of their assets to any other person.


EXCHANGE DEBENTURES

Issue.................................  13% Exchange Debentures due 2005
                                        issuable in exchange for the Preferred
                                        Stock in an aggregate principal amount
                                        equal to the liquidation preference of
                                        the Preferred Stock so exchanged, plus
                                        accumulated and unpaid dividends to the
                                        date fixed for the exchange thereof (the
                                        "Exchange Date"), plus any additional
                                        Exchange Debentures issued from time to
                                        time in lieu of cash interest.

Maturity..............................  May 1, 2005.

Interest Rate and
Payment Dates.........................  The Exchange Debentures will bear interest at a rate of 13% per annum;
                                        provided, however, from May 1, 1998
                                        until April 30, 1999, the per annum
                                        interest rate will be 11.5%, and from
                                        May 1, 1999 until April 30, 2000, the
                                        per annum interest rate will be 12.25%.
                                        Interest will accrue from the most
                                        recent interest payment date to which
                                        interest has been paid or provided for
                                        or, if no interest has been paid or
                                        provided for, from the Exchange Date.
                                        Interest will be payable quarterly in
                                        cash (or, at the option of the Company,
                                        on or prior to April 30, 2002, in
                                        additional Exchange Debentures) in
                                        arrears on each February 1, May 1,
                                        August 1 and November 1, commencing with the first such date after the Exchange Date.

Optional Redemption...................  The Exchange Debentures will be redeemable, at the option of the
                                        Company, in whole or in part, at any
                                        time on and after April 30, 2002 and
                                        prior to May 1, 2003 at a redemption
                                        price equal to 106.5% of the principal
                                        amount thereof, plus accumulated and
                                        unpaid interests to the date of
                                        redemption. On or after May 1, 2003, the Exchange Debentures will be redeemable, at the option of the Company, in whole or in part, at the redemption price equal to 100% of the principal amount thereof, plus accumulated and unpaid interest to the date of redemption.

Optional IPO Redemption...............  Subject to certain limitations, the
                                        Exchange Debentures will be redeemable,
                                        at the option of the Company, in whole
                                        or in part, at any time on or prior to
                                        May 1, 2001 using the proceeds of any
                                        Public Equity Offering at a redemption
                                        price equal to 113% of the principal
                                        amount thereof; provided, however, that
                                        if (a) the per share purchase price for
                                        shares of common stock purchased in the
                                        initial Public Equity Offering is
                                        greater than the IPO Base Price (as
                                        defined below) or (b) prior to the
                                        redemption the last reported sales price for the common stock on its primary exchange or trading market is equal to or greater than the IPO Base Price for a period of at least five consecutive days, then the redemption price shall be 109% of the principal amount if the redemption occurs prior to May 1, 1999, and 111%
                                        of the principal amount if the
                                        redemption occurs on or after May 1,
                                        1999 and prior to May 1, 2000. Public
                                        Equity Offering refers to a bona fide
                                        firm commitment underwritten public
                                        offering of shares of the Company's
                                        common stock made through a nationally
                                        recognized underwriting firm pursuant to an effective registration statement under the Securities Act, which results in gross proceeds to the Company of not less than $20,000,000. The IPO Base Price is $20; provided, however, that if at any time the Company shall (a) entitle the holder of its common stock to receive a dividend payable in, or other distributions of, common stock,
                                        (b) subdivide its outstanding shares of
                                        common stock into a larger number of
                                        shares of common stock or (c) combine
                                        its outstanding shares of common stock
                                        into a smaller number of shares of
                                        common stock, the IPO Base Price will be adjusted by multiplying such IPO Base Price in effect immediately prior to such event by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of common stock outstanding immediately after such event.

Ranking...............................  The Exchange Debentures will be subordinated in right of payment to all
                                        existing and future senior Indebtedness
                                        of the Company which expressly provides
                                        that it ranks senior to the Exchange
                                        Debentures. The Exchange Debentures will rank pari passu or senior to any class or series of Indebtedness that expressly provides that it ranks pari passu or subordinate to the Exchange Debentures, as the case may be.

Guarantees............................  The Exchange Debentures will be unconditionally guaranteed, jointly and
                                        severally, on a senior subordinated
                                        basis by each of the Guarantors (the
                                        "Debenture Guarantees"). The Debenture
                                        Guarantees will be general unsecured
                                        obligations of the Guarantors and will
                                        be subordinated in right of payment to
                                        all existing and future Senior Debt of
                                        the Guarantors.

Change of Control.....................  In the event of a Change of Control, the
                                        Company will, subject to certain
                                        conditions, be required to offer to
                                        purchase all outstanding Exchange
                                        Debentures at a purchase price equal to
                                        101% of the principal amount thereof,
                                        plus accrued and unpaid interest to the
                                        date of purchase. There can be no
                                        assurance that the Company will have
                                        sufficient funds or will be
                                        contractually permitted by outstanding
                                        indebtedness to pay the required
                                        purchase price for all Exchange
                                        Debentures tendered by holders upon a
                                        Change of Control.

Certain Covenants.....................  The indenture governing the Exchange
                                        Debentures (the "Exchange Indenture")
                                        will contain certain covenants for the
                                        benefit of the holders of the Exchange
                                        Debentures that, among other things,
                                        restrict the ability of the Company and
                                        its Restricted Subsidiaries to (i) make
                                        certain investments; (ii) create liens;
                                        (iii) enter into transactions with
                                        affiliates; (iv) merge or consolidate
                                        the Company or the Guarantors; and (v)
                                        transfer or sell assets.

     For a more complete description of the Preferred Stock and Exchange Debentures, see "Description of Preferred Stock and Exchange Debentures."

USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Series B Securities pursuant to this Prospectus.

                                  RISK FACTORS

     Holders of the Series A Securities should consider carefully the information set forth under the caption "Risk Factors," and all other information set forth in this Prospectus, in evaluating the Exchange Offer.

       SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
          (in thousands, except per share, ratio and percentage data)

     The following table sets forth, for the periods and dates indicated, summary historical and pro forma financial data of Packaged Ice. The unaudited financial statements for the three months ended March 31, 1997 and 1998 reflect all adjustments necessary in the opinion of management (consisting only of normal recurring adjustments), for a fair presentation of such data. The unaudited pro forma combined financial data gives effect to (i) the acquisitions of traditional ice companies by Packaged Ice since January 1, 1997 (collectively, the "Prior Acquisitions"), (ii) the acquisitions of traditional ice companies by Reddy Ice between January 1, 1997 and March 31, 1998 (collectively, the "RIC Acquisitions"), (iii) the Prior Acquisitions, the RIC Acquisitions and the Reddy Acquisition, (collectively, the "Acquisitions"), (iv) the issuance on January 22, 1998 of $145,000,000 aggregate principal amount of Series A Notes (the "Prior Note Offering"), (v) the Culligan Investment and (vi) the Transactions as if they had occurred at the beginning of the period presented. The pro forma as adjusted balance sheet gives effect to the Transactions as if they had occurred on March 31, 1998. The unaudited pro forma financial data should not be considered indicative of actual results that would have been achieved had the acquisitions been consummated on the dates or for the periods indicated and do not purport to indicate results of operations as of any future date or any future period. The following information should be read in conjunction with the Consolidated Financial Statements of Packaged Ice, including the notes thereto, "Unaudited Pro Forma Combined Condensed Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                       FISCAL YEAR ENDED DECEMBER 31,                 THREE MONTHS ENDED MARCH 31,
                                               -----------------------------------------------    ----------------------------------
                                                                                     UNAUDITED                             UNAUDITED
                                                           HISTORICAL                PRO FORMA         HISTORICAL          PRO FORMA
                                               ----------------------------------    COMBINED     ---------------------    COMBINED
                                                 1995         1996        1997         1997         1997         1998        1998
                                               ---------    ---------    --------    ---------    ---------    --------    --------
 OPERATING DATA:
   Revenues .................................. $   2,830    $   4,427    $ 28,981    $ 174,201    $     846    $  8,401    $ 23,265
   Cost of sales .............................     1,251        2,035      18,724      113,948          460       6,394      12,220
   Gross profit ..............................     1,579        2,392      10,257       60,553          386       2,007      11,045
   Operating expenses ........................     1,515        1,981       7,636       24,213          575       3,854      13,902
   Other income ..............................        75          185         655        1,383          161         699         326
   Net loss ..................................      (688)        (990)     (8,439)     (14,435)        (592)    (24,178)    (32,726)
   Net loss to common shareholders ...........      (688)        (990)     (8,637)     (23,554)        (592)    (24,178)    (35,006)
 OTHER DATA:
   Depreciation and amortization ............. $     751    $   1,456    $  5,130    $ (22,066)   $     479    $  2,071    $  5,285
   Capital expenditures(1) ...................     2,717        5,745      10,765          N/A        1,281       4,026         N/A
 BALANCE SHEET DATA:
   Cash and equivalents ...................... $   1,033    $     170   $  19,369                 $     279    $ 21,569      13,278
   Working capital (deficiency) ..............       696       (1,228)     16,554                    (2,610)     21,363      17,824
   Total assets ..............................     8,050       11,523     122,300                    12,922     186,421     374,021
   Total long-term debt, including current
     maturities ..............................       211        3,582      67,502                     3,075     145,000     294,961
   Total preferred stock(2) ..................     2,497        2,497      28,421                        --      29,035      64,156
   Common stock with put redemption option ...     1,972        1,972       1,972                        --       1,972       1,972
   Total shareholders' equity ................     2,582        1,597      15,819                     6,244       1,599       5,678

----------

(1)  Excludes expenditures used to acquire traditional ice businesses.
(2) Includes (i) Series A and Series B convertible preferred stock with put redemption option, (ii) mandatorily redeemable preferred stock and (iii) exchangeable preferred stock.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") which represent the Company's expectations and beliefs concerning future events that involve risks and uncertainties, including those associated with the effects of national and regional economic conditions. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary", "Summary Historical and Unaudited Pro Forma Combined Financial Data", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources", "Unaudited Pro Forma Combined Condensed Financial Statements", "Selected Historical Financial Data", "Business" and "Description of Notes", as well as elsewhere herein. Actual results may differ materially from those projected in the forward-looking statements. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this Prospectus. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                  RISK FACTORS

    The Securities offered hereby involve a high degree of risk. Prospective investors should carefully consider the following factors, together with other information contained herein, before investing in the Securities offered hereby. These risk factors may not be exhaustive, particularly with respect to future filings.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

    The Company is highly leveraged, with substantial debt service in addition to operating expenses and planned capital expenditures. At March 31, 1998, as adjusted to give effect to the Transactions, the total Indebtedness of the Company (excluding debt discount) would have been approximately $285.0 million, consisting of $270.0 million of Notes and $15.0 million of borrowings under the New Credit Facility. The Indenture will permit the Company to incur $90.0 million of Indebtedness in addition to the Notes, or a greater amount depending on the Company's Consolidated Fixed Charge Coverage Ratio (as defined). See "-- New Credit Facility; Effective Subordination," "Description of New Credit Facility" and "Description of Notes -- Certain Covenants."

    The Company has historically operated at substantially lower levels of debt than is outstanding after giving effect to the Transactions. The Company's level of indebtedness will have several important effects on its future operations, including, without limitation, (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, (ii) covenants contained in the Company's Indenture and the New Credit Facility will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets, and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities,
(iii) the Company's leveraged position will substantially increase its vulnerability to adverse changes in general economic, industry and competitive conditions and (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic, industry and competitive conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, including the Notes, to sell selected assets, or to reduce or delay planned capital expenditures. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt, or that any of these measures could be effected on satisfactory terms, if at all. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

NEW CREDIT FACILITY; EFFECTIVE SUBORDINATION

    The Company has entered into the New Credit Facility with Antares. The New Credit Facility is a senior credit facility which provides for borrowings of up to $80.0 million. Substantially all of the assets of the Company and the Subsidiary Guarantors are pledged to secure the New Credit Facility. Accordingly, the Notes and Subsidiary Guarantees will be effectively subordinated to the extent of the collateral used to secure such secured indebtedness. In the event of a default on the Notes, or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes. See "Description of New Credit Facility."

RISKS OF ACQUISITIONS AND THE FAILURE TO INTEGRATE ACQUIRED BUSINESSES

    As part of its growth strategy, the Company aggressively pursues the acquisition of other companies, assets and product lines that either complement or expand its existing business. Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, adverse short-term effects on the Company's reported operating results and the amortization of acquired intangible assets.

    The Company has had preliminary acquisition discussions with, or has evaluated the potential acquisition of, numerous companies over the last several years. Acquisition opportunities identified to date include companies with annual revenues ranging from several million dollars to revenues that approach those of the Company. The Company has taken the following actions in the pursuit of various acquisition opportunities: preliminary discussion; exchange of nonpublic information; verbal and written expressions of interest; and preliminary proposals regarding potential transaction structure and price.

    The Company is unable to predict whether or when any prospective acquisition candidates will become available or the likelihood of a material acquisition being completed should any negotiations commence. If the Company proceeds with an acquisition, and if such acquisition is relatively large and consideration is in the form of cash, a substantial portion of the Company's surplus borrowing capacity could be used in order to consummate any such acquisition. The Company may also seek to finance any such acquisition through additional debt or equity financings. In addition, due to the relatively large size of several potential acquisition opportunities, the general risks described above inherent in acquisitions would be particularly acute.

    The Company anticipates that one or more potential acquisition opportunities, including those that would be material, may become available in the near future. If and when appropriate acquisition opportunities become available, the Company intends to pursue them actively. No assurance can be given that any acquisition by the Company will or will not occur, that if an acquisition does occur that it will not materially and adversely affect the Company or that any such acquisition will be successful in enhancing the Company's business.

CAPITAL REQUIREMENTS

    The Company must continue to make capital expenditures to maintain its operating base, including investments in equipment and contract maintenance, and to expand its base of Packaged Ice Systems. Packaged Ice spent approximately $10.8 million on capital expenditures for the year ended December 31, 1997, exclusive of the acquisition of traditional ice companies. While the Company estimates that it will generate sufficient cash flow from operations to finance anticipated capital expenditures exclusive of acquisitions, there can be no assurance that it will be able to do so.

SEASONALITY OF ICE BUSINESS AND WEATHER

    The Company's ice business is seasonal, with its highest sales occurring during the second and third calendar quarters. In addition, ice sales are adversely impacted by cold or rainy weather. In 1997, Packaged Ice recorded approximately

66% of its annual net sales during these two quarters. Because the Company's operating results depend significantly on sales during its peak season, adverse weather during this season (such as an unusually cold or rainy period) could have a disproportionate impact on the Company's operating results for the full year. In addition, the "El Nino" weather phenomenon, which is an abnormal warming of the ocean temperatures across the eastern tropical Pacific Ocean that affects weather around the globe, typically brings wetter, cooler weather to the southern half of the United States from November through March. Based on historical data from past El Nino events, some areas in the South may see as much as 150 to 200 percent of normal rainfall accumulation. Inclement weather such as the type caused by El Nino is believed to be a primary cause for decreased volume in the ice industry. Further, during the extremely hot weather, the Company may experience product shortages due to unusually high demand. In order to fulfill supply commitments under these extreme conditions, the Company's cost may be increased significantly. The Company could be adversely affected by this and other weather phenomena. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General Economic Trends and Seasonality."

COMPETITION

    The packaged ice business is highly competitive. The Company faces a number of competitors in the packaged ice business, including other ice manufacturers, convenience and grocery retailers that operate captive commercial ice plants, and retailers that manufacture and package ice at store locations. Competition exists primarily on a regional basis, with service, price and quality as the principal competitive factors. A significant increase in the utilization of captive commercial ice plants, on-site manufacturing and packaging by operators of large retail chains served by the Company, or the successful roll out by a competitor of a machine which duplicates the function of the Packaged Ice System could have a material adverse effect on the Company's operations. See "Business -- The Packaged Ice System" and "Business -- Competition."

SUBSTANTIAL NET OPERATING LOSSES

    Packaged Ice has incurred substantial net operating losses since its inception. At March 31, 1998, Packaged Ice had an accumulated deficit since inception of $35.7 million. Such deficits reflect the cost of developmental and other startup activities, including the industrial design, development and marketing of the Packaged Ice Systems, interest expense, depreciation and amortization. The Company also anticipates that it will incur net operating losses during 1998, primarily as a result of the increased interest expense associated with the Notes and substantial depreciation and amortization associated with the Company's acquisitions and capital expenditures. While management believes that it has developed a plan of operations that, if successfully implemented, should permit the Company to achieve and sustain profitable operations, no assurance can be given that the Company's operations will be profitable in the future.

DEPENDENCE ON SINGLE MANUFACTURER

    The Company's proprietary bagging device is manufactured by Lancer Corporation ("Lancer") under an exclusive original equipment manufacturing agreement ("OEM Agreement"). The bagging device is highly technical in nature and there can be no assurance that the Company would be able to locate, on a timely basis or at all, alternative sources of supply for the bagging device if Lancer was unable to meet its obligations under the OEM Agreement.

EFFECTS OF INFLATION; RAW MATERIALS

    Inflation has not had a significant effect on the operations of the Company. However, in the event of increases in inflation or commodity prices from recent levels, the Company could experience sudden and significant increases in the cost of plastic bags, fuel, or utilities such as water and electricity. The Company may be unable to pass these increases on to its customers. The Company uses large quantities of plastic bags. Historically, market prices for plastic bags have fluctuated in response to a number of factors, including changes in polyethylene prices. The Company historically has not attempted to pass through changes in the price of plastic bags; therefore, a large, abrupt change in the price of plastic bags could have a material adverse effect on the Company's operating margins, although such adverse effects historically have been temporary. There can be no assurance that significant changes in plastic bag, electricity, fuel or other commodity prices would not have a material adverse effect on the Company's business, results of operations and debt service capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF PRODUCT LIABILITY

    The Company is subject to the inherent business risk of product liability claims and adverse publicity in the event that any of its products are alleged to have resulted in adverse effects to a user of such products. The Company presently carries product liability insurance that management believes is adequate under the Company's current circumstances, although there can be no assurance that such circumstances will not change and that such insurance will remain available at reasonable costs, if at all. In the event of an inadequately insured product liability claim, the Company's business and financial condition could be materially adversely affected.

LIMITED PATENT PROTECTION

    Other than patents which it owns or licenses on the bagging devices, the Company currently does not have patents relating to its products. While the Company views the patents relating to the bagging device as important to the value of the Packaged Ice System as a whole, there can be no assurance that any issued patent will provide the Company with a meaningful competitive advantage, that competitors will not design alternatives to reduce or eliminate the benefits of any issued patent, or that challenges will not be instituted against the validity or enforceability of these patents. Other companies may obtain patents claiming products or processes that are necessary for, or useful to, the development of the Company's products, in which event the Company may be required to obtain licenses for patents or for proprietary technology in order to develop, manufacture or market its products. There can be no assurance that the Company would be able to obtain such licenses on commercially reasonable terms, if at all.

    It is the Company's practice to protect certain of its proprietary materials and processes by relying on trade secret laws and non-disclosure and confidentiality agreements. There can be no assurance that confidentiality or trade secrets will be maintained or that others will not independently develop or obtain access to such materials or processes.

DEPENDENCE ON KEY PERSONNEL

    The future success of the Company's business operations is dependent in part on the efforts and skills of certain key members of management, including James
F. Stuart, Chairman and Chief Executive Officer, and A.J. Lewis III, President. The loss of any of its key members of management could have an adverse effect on the Company. The Company maintains $2.0 million of key-man life insurance on James F. Stuart. The success of the Company will also depend in part upon the Company's ability to find, hire and retain additional key management personnel, including senior management, who are also being sought by other businesses. See "Management."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

    The Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make restricted payments, to incur indebtedness, to create liens, to issue preferred or other capital stock of subsidiaries, to sell assets, to permit restrictions on dividend and other payments by subsidiaries to the Company, to consolidate, merge or sell all or substantially all of its assets, to engage in transactions with affiliates or to engage in unrelated businesses. In addition, the New Credit Facility contains other and more restrictive covenants and, under certain circumstances, prohibits the Company from prepaying the Notes. The New Credit Facility requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to maintain or meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that the Company will maintain or meet such ratios and tests. A breach of any of these covenants could result in an event of default under the New Credit Facility, in which case the lenders could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable and to terminate all commitments under the New Credit Facility. If the Company were unable to repay all amounts declared due and payable, the lenders could proceed against the collateral granted to satisfy the indebtedness and other obligations due and payable. Substantially all of the assets of the Company and its subsidiaries, including the stock of the Company's significant Subsidiaries, are pledged as security under the New Credit Facility. An acceleration of the indebtedness under the New Credit Facility will also trigger an event of default under the Indenture. If the obligations under the New Credit Facility and/or the Notes were to be accelerated, there can be no assurance that the assets of the Company and its subsidiaries would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of the Notes -- Certain Covenants" and "Description of New Credit Facility."

FRAUDULENT CONVEYANCE CONSIDERATIONS

    Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Subsidiary Guarantors' issuance of the Subsidiary Guarantees. To the extent that a court were to find that (x) a Subsidiary Guarantee was incurred by a Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Subsidiary Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business, or
(iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Subsidiary Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the Company's issuance of the Notes. The Indenture contains a savings clause, which generally limits the obligations of each Subsidiary Guarantor under its Subsidiary Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Subsidiary Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Subsidiary Guarantee of any Subsidiary Guarantor was avoided or limited as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim against such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all liabilities (including trade payables) of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any of the Subsidiary Guarantees.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Subsidiary Guarantor may be considered insolvent either (i) if the sum of its debts, including contingent liabilities, was greater than the fair market value or fair saleable value of all of its assets at a fair valuation or if the present fair market value or fair saleable value of its assets was less than the amount that would be required to pay its total outstanding debts and liabilities including its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or (ii) if it is incurring debts beyond its ability to pay as such debts mature. Based upon financial and other information, the Company and the Subsidiary Guarantors believe that the Subsidiary Guarantees are being incurred for proper purposes and in good faith and that the Company and each Subsidiary Guarantor is solvent and will continue to be solvent after issuing its Subsidiary Guarantee, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company. See "Description of Notes -- Ranking and Guarantees."

PREFERENTIAL TRANSFER

    The Indenture requires the Company's Subsidiaries created or acquired after the Issue Date of the Notes having total assets with a book value in excess of $250,000 to guarantee the Notes. If bankruptcy or insolvency proceedings were initiated by or against the Company or any Subsidiary Guarantor within 90 days (or, in certain cases, one year) after any such guarantee, or if any such guarantee were made in contemplation of insolvency, such guarantee would be vulnerable to avoidance as a preferential transfer. In addition, a court could require holders of the Notes to return any payments made during the 90-day (or one-year) period.

ENVIRONMENTAL MATTERS

    The Company's ice manufacturing and ice storage operations are subject to federal, state and local environmental laws and regulations. As a result, the Company has the potential to be involved from time to time in administrative or legal proceedings relating to environmental matters. There can be no assurance that the aggregate amount of any environmental liabilities that might be asserted in any such proceeding will not be material. The Company cannot predict the types of environmental laws or regulations that may from time to time be enacted in the future by federal, state or local governments, how existing or future laws or regulations will be interpreted or enforced or what types of environmental conditions may be found to exist at its facilities. The enactment of more stringent laws or regulations or a more strict interpretation of existing laws and regulations may require additional expenditures by the Company, some of which could be material.

    The Company generates and handles certain hazardous substances in connection with the manufacture and storage of packaged ice. The handling and disposal of these substances and wastes is subject to federal, state and local regulations, and site contamination originating from the release or disposal of such substances or wastes can lead to significant liabilities. In addition, certain of the Company's current and former facilities are located in industrial areas and have been in operation for many years. As a consequence, it is possible that historical activities on property currently or formerly owned by the Company or that current or historical activities on neighboring properties have affected properties currently or formerly owned by the Company and that, as a result, additional environmental issues may arise in the future, the precise nature of which the Company cannot now predict. Therefore, the Company may become liable for site contamination at properties currently or formerly owned by the Company. Although such liability has not had a material adverse affect on the financial condition or operating results of Packaged Ice in the past, and the Company has no knowledge of claims that could be expected to have a material adverse affect on its financial condition or operations, there can be no assurance that the Company will not incur significant costs in connection with historical or future handling or disposal of such substances and wastes.

GOVERNMENT REGULATION

    The packaged ice industry is subject to various federal, state and local laws and regulations, which require the Company, among other things, to obtain licenses for its manufacturing plants and machines, to pay annual license and inspection fees, to comply with certain detailed design and quality standards regarding its plants and its Packaged Ice Systems and to continuously control the quality and quantity of its ice. See "Business -- Government Regulation."

LACK OF PUBLIC MARKET; POSSIBLE PRICE VOLATILITY

    The Series B Notes and Series B Preferred Stock constitute new issues of securities with no established trading market, but the Series B Notes will be eligible for trading in the PORTAL market. The Company does not intend to apply for listing of the Series B Securities on any securities exchange or to seek approval for quotation through any automated quotation system.

    There can be no assurance as to the development or liquidity of any market for the Series B Securities. If an active market does not continue or develop, as the case may be, the market price and liquidity of the Series B Securities could be adversely affected. Many possible events could adversely affect the development or liquidity of any market for such securities. If such a market were to develop, the Series B Securities could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the Series B Notes, the Initial Purchaser is not obligated to do so and any such market-making activity may be discontinued at any time without notice. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Series B Notes. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any shelf registration statement.

CHANGE OF CONTROL

    In the event of a Change of Control, the Company may be required to purchase all of the outstanding Notes at 101% of the principal amount, as the case may be, of the Notes plus any accrued and unpaid interest thereon, and Additional Interest, if any, to the date of purchase. The exercise by the holders of the Notes of their rights to require the Company to offer to purchase Notes upon a Change of Control could also cause a default under other indebtedness of the Company, even if the Change of Control itself does not, because of the financial effect of such purchase on the Company. The Company's ability to pay cash to any of the holders of Notes upon a purchase may be limited by the Company's then existing capital resources and covenants under the New Credit Facility. There can be no assurance that, in the event of a

Change of Control, the Company will have, or will have access to, sufficient funds, or will be contractually permitted under the terms of outstanding indebtedness, to pay the required purchase price for any Notes. See "Description of Notes."

    In the event of a Change of Control, the Company will also, subject to certain conditions, offer to purchase all outstanding shares of Preferred Stock or Exchange Debentures at a purchase price equal to 101% of the liquidation preference (or principal amount, in the case of the Exchange Debentures) thereof, plus accumulated and unpaid dividends (or interest, as appropriate) to the date of purchase. Again, there can be no assurance that the Company will have sufficient funds or will be contractually permitted by outstanding indebtedness to purchase any of the Preferred Stock in the event of a Change of Control, or that the Company would be able to obtain financing for such purpose on favorable terms, if at all.

PROCEDURES FOR THE TENDER OF SERIES A SECURITIES

    The Series B Securities will be issued in exchange for Series A Securities only after timely receipt by the Exchange Agent of such Series A Securities, properly completed and duly executed Letters of Transmittal and all other required documents. Therefore, holders of Series A Securities desiring to tender such Series A Securities in exchange for Series B Securities should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Series A Securities for exchange. Any holder of Series A Securities who tenders in the Exchange Offer for the purpose of participating in a distribution of the Series B Securities will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Series B Securities for its own account in exchange for Series A Securities, where such Series A Securities were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Securities. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE SERIES A SECURITIES

    The Series A Securities have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Series A Securities that are not tendered in exchange for Series B Securities or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company does not currently anticipate that it will register the Series A Securities under the Securities Act unless such holders of Series A Securities are entitled to require the Company to effect a Shelf Registration. However, the Company has granted SV the right to demand that its Series A Preferred Stock be registered after the Company completes a Public Equity Offering (as defined herein). To the extent that Series A Securities are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered and tendered but unaccepted Series A Securities could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."

                                 USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Series B Securities offered hereby. In consideration for issuing the Series B Securities as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Series A Notes and a like number of shares of Series A Preferred Stock, the respective terms of which are identical in all material respects to the applicable Series B Securities.

                                 DIVIDEND POLICY

     The Company has never paid or declared cash dividends on its Common Stock or other securities. The Company currently anticipates that it will retain all of its future earnings, if any, for use in the expansion and operation of its business and does not anticipate paying any cash dividends in the foreseeable future except with respect to the preferred stock. The Indenture and the certificates of resolutions designating the preferred stock will restrict the Company's ability to pay cash dividends to the holders of common stock and preferred stock. See "Description of Notes."

                                 CAPITALIZATION

    The following table sets forth the actual and pro forma combined cash and equivalents, long-term debt and total capitalization of the Company as of March 31, 1998. The pro forma capitalization gives additional effect to the Transactions as if they had occurred at March 31, 1998. This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Combined Condensed Financial Statements," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Packaged Ice's Consolidated Financial Statements, including the notes thereto, included elsewhere herein.

                                                                                  AT MARCH 31, 1998
                                                                                ----------------------
                                                                                             PRO FORMA
                                                                                 ACTUAL      COMBINED
                                                                                ---------    ---------
                                                                                (DOLLARS IN THOUSANDS)
 Cash and equivalents .......................................................   $  21,569    $  13,128
                                                                                =========    =========
 Long-term debt (including current maturities):
   New Credit Facility(1) ...................................................   $      --    $  15,000
   9 3/4% Senior Notes due 2005 .............................................     145,000      270,000
 Other indebtedness .........................................................          --          241
 Debt discount ..............................................................        (905)        (280)
                                                                                ---------    ---------
           Total long-term debt (including current maturities) ..............     144,095      284,961
                                                                                ---------    ---------
 Preferred stock:
   Exchangeable preferred stock; 800,000 shares authorized;
      400,000 shares outstanding (pro forma combined)(3) ....................          --       35,121
   Mandatorily redeemable preferred stock; 500,000 shares authorized;
      250,000 shares outstanding ............................................      25,812       25,812
   Series A convertible preferred stock with put redemption option, $0.01
      par value; 450,000 shares authorized; 450,000 shares outstanding ......       2,497        2,497
   Series B convertible preferred stock with put redemption option, $0.01
      par value; 200,000 shares authorized; 124,831 shares outstanding ......         726          726
                                                                                ---------    ---------
           Total preferred stock ............................................      29,035       64,156
                                                                                ---------    ---------
 Common stock with put redemption option; 420,000 shares outstanding ........       1,972        1,972
                                                                                ---------    ---------

 Shareholders' equity:
   Common Stock, $0.01 par value; 50,000,000 shares authorized;
      4,922,591 and issued (historical and pro forma combined
      respectively)..........................................................          49           49
   Additional paid-in capital ...............................................      38,754       42,833
   Treasury stock, at cost ..................................................      (1,491)      (1,491)
   Accumulated deficit ......................................................     (35,713)     (35,713)
                                                                                ---------    ---------
           Total shareholders' equity .......................................       1,599        5,678
                                                                                ---------    ---------
           Total capitalization .............................................   $ 177,606    $ 355,907
                                                                                =========    =========

----------

(1) The Company has entered into the New Credit Facility with Antares, which consists of a $65.0 million revolving acquisition facility and a $15.0 million revolving working capital facility.
(2) On January 28, 1998, the Company redeemed its 12% Senior Notes due 2004 (the "12% Senior Notes") at a premium with a portion of the proceeds from the Prior Note Offering.
(3) Ares and SV have purchased an aggregate of $40.0 million of Series A Preferred Stock from the Company.
(4) The Company will not receive any cash proceeds from the issuance of the Series B Securities offered hereby. In consideration for issuing the Series B Securities as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Series A Notes and a like number of shares of Series A Preferred Stock, the respective terms of which are identical in all material respects to the applicable Series B Securities.

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma combined statement of operations gives effect to
(i) the 50 insignificant Prior Acquisitions, (ii) the 25 insignificant RIC Acquisitions, (iii) the Prior Note Offering (iv) the Culligan Investment and (v) the Transactions as if they had occurred on March 31, 1998. The unaudited pro forma combined statement of operations is derived from (i) the audited historical financial statements of Packaged Ice and Reddy Ice for the fiscal year ended December 31, 1997 and the unaudited interim historical financial statements of Packaged Ice and Reddy Ice for the three months ended March 31, 1998, and (ii) the unaudited historical financial statements of the Acquisitions for the applicable periods prior to their respective acquisition dates by Packaged Ice and Reddy Ice.

    The unaudited pro forma combined condensed balance sheet gives effect to (i) three insignificant acquisitions which have been consummated by Reddy Ice after March 31, 1998, (ii) the Prior Note Offering and (iii) the Transactions as if they had occurred on March 31, 1998.

    The unaudited pro forma combined condensed financial statements should be read in conjunction with the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of Packaged Ice and Reddy Ice, including notes thereto, included elsewhere herein.

    The pro forma adjustments which give effect to the various events described above are based upon currently available information and upon certain assumptions that management believes are reasonable. The Acquisitions are accounted for by the Company under the purchase method and the resulting assets acquired and liabilities assumed are recorded at their estimated fair market values at the respective dates of acquisition. The adjustments included in the unaudited pro forma combined condensed financial statements reflect the Company's preliminary assumptions and estimates based upon available information. There can be no assurance that the actual adjustments will not vary significantly from the estimated adjustments reflected in the unaudited pro forma combined condensed financial statements. See "Risk Factors -- Risk of Acquisitions and the Failure to Integrate Acquired Businesses."

    The unaudited pro forma combined condensed financial statements do not purport to be indicative of the results of operations that would have occurred or that may be obtained in the future if the transactions described had occurred as presented in such statements. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, utility prices, labor costs, competition, the Company's ability to successfully integrate the operations of the Acquisitions with its current business, and several other factors, many of which are beyond the Company's control. See "Risk Factors" included elsewhere herein.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1998

                                            HISTORICAL          HISTORICAL                               PRO FORMA
                                           PACKAGED ICE          REDDY ICE          ADJUSTMENTS          COMBINED
                                           -------------       -------------       -------------       -------------
ASSETS

Current assets:
  Cash and equivalents .................   $  21,569,133       $   1,750,000       $  (8,291,051)(a)   $  13,278,082
                                                                                      (1,750,000)(b)
  Accounts receivable ..................       5,269,164           5,706,000             783,000 (b)      11,758,164
  Inventories ..........................       2,591,994           3,925,000             911,000 (b)       7,427,994
  Prepaid expenses .....................         748,541             958,000             907,150 (b)       2,613,691
                                           -------------       -------------       -------------       -------------
     Total current assets ..............      30,178,832          12,339,000          (7,439,901)         35,077,931
Property, net ..........................      64,259,193          69,116,000                             133,375,193
Other assets, net ......................       9,791,150           3,157,000          10,453,958 (a)      23,402,108
Goodwill ...............................      81,287,505          32,733,000          68,145,410 (b)     182,165,915
                                           -------------       -------------       -------------       -------------
     Total assets ......................   $ 185,516,680       $ 117,345,000       $  71,159,467       $ 374,021,147
                                           =============       =============       =============       =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of Long-
   term debt ...........................                       $     204,000       $    (204,000)(b)
  Accounts payable .....................   $   3,239,361           3,037,000          (1,856,116)(b)  $    7,534,828
                                                                                       3,114,583 (a)
  Accrued expenses .....................       5,576,369           4,143,000                               9,719,369
                                           -------------       -------------       -------------       -------------
     Total current liabilities .........       8,815,730           7,384,000           1,054,467          17,254,197

Long-term debt:
  New Credit Facility ..................                                              15,000,000 (a)      15,000,000
  Affiliated debt ......................                         124,334,000        (124,334,000)(b)
  Senior Notes .........................     145,000,000                             125,000,000 (a)     270,000,000
  Other indebtedness ...................                             241,000                                 241,000
  Debt discount/premium ................        (904,800)                                625,000 (a)        (279,800)
                                           -------------       -------------       -------------       -------------
     Total long-term debt ..............     144,095,200         124,575,000          16,291,000         284,961,200

Exchangeable preferred
 Stock .................................                                              40,000,000 (a)      35,121,240
                                                                                      (4,878,760)(a)
Mandatorily redeemable
  Preferred stock ......................      25,812,404                                                  25,812,404
Preferred stock with put
  Redemption option:
  Series A .............................       2,496,527                                                   2,496,527
  Series B .............................         726,226                                                     726,226
Common stock with put
  Redemption option ....................       1,971,851                                                   1,971,851
Shareholders' equity:
  Common Stock .........................          49,225               7,500              (7,500)(b)          49,225
  Additional paid-in Capital ...........      38,753,968           1,640,500          (1,640,500)(b)      42,832,728
                                                                                       4,878,760 (a)
                                                                                        (800,000)(a)
  Treasury stock .......................      (1,491,155)                                                 (1,491,155)
  Accumulated deficit ..................     (35,713,296)        (16,262,000)         16,262,000 (b)     (35,713,296)
                                           -------------       -------------       -------------       -------------
  Total shareholders' equity ...........       1,598,742         (14,614,000)         18,692,760 (c)       5,677,502
                                           -------------       -------------       -------------       -------------

    Total liabilities and
       shareholders' equity ............   $ 185,516,680       $ 117,345,000       $  71,159,467       $ 374,021,147
                                           =============       =============       =============       =============

    See notes to unaudited pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                       HISTORICAL      HISTORICAL                     PRO FORMA          PRO FORMA
                                      PACKAGED ICE     REDDY ICE     ACQUISITIONS    ADJUSTMENTS         COMBINED
                                      ------------    ------------    -----------   -------------       ------------
Revenues ..........................   $ 28,980,564    $ 66,449,199    $78,771,460   $                   $174,201,223
Cost of goods sold ................     18,723,786      41,713,350     53,211,413                        113,648,549
                                      ------------    ------------    -----------   -------------       ------------
Gross profit ......................     10,256,778      24,735,849     25,560,047                         60,552,674
Operating expenses ................      7,635,538      10,951,877      8,468,816        (155,186)(a)     24,212,783
                                                                                       (1,545,025)(b)
                                                                                         (446,484)(c)
                                                                                          (71,769)(d)
                                                                                         (499,436)(e)
                                                                                         (125,548)(f)
Depreciation & amortization .......      5,129,879       6,070,256      6,719,401       4,146,357 (g)     22,065,893
Interest expense ..................      6,585,317       7,167,971      1,909,539      14,428,626 (h)     30,091,453
Other income (expense) ............        655,320         580,535        302,150        (155,186)(a)      1,382,819
                                      ------------    ------------    -----------   -------------       ------------
Income (loss) before taxes ........     (8,438,636)      1,126,280      8,764,441     (15,886,721)       (14,434,636)
Income taxes ......................             --         441,298             --        (441,298)(j)             --
                                      ------------    ------------    -----------   -------------       ------------
Income (loss) from operations
  before preferred dividends ......     (8,438,636)        684,982      8,764,441     (15,445,423)       (14,434,636)
Preferred dividends ...............        198,630              --             --       8,721,060 (i)      8,919,690
                                      ------------    ------------    -----------   -------------       ------------
Loss to common shareholders .......   $ (8,637,266)   $    689,982    $ 8,764,441      24,166,483       $(23,354,326)
                                      ============    ============    ===========   =============       ============

Net loss per share ................   $      (2.40)                                                     $      (4.65)
                                      =============                                                     ============
Weighted average number of
  common shares outstanding .......      3,600,109                                      1,419,573          5,019,682
                                      ============                                  =============       ============



                    FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                       HISTORICAL      HISTORICAL                    PRO FORMA           PRO FORMA
                                      PACKAGED ICE     REDDY ICE     ACQUISITIONS   ADJUSTMENTS          COMBINED
                                      ------------    ------------   ------------   -----------         ------------
Revenues ..........................   $  8,401,157    $ 11,089,093    $ 3,774,724   $                   $ 23,264,974
Cost of goods sold ................      6,394,028       4,790,565      1,035,504                         12,220,097
                                      ------------    ------------    -----------   -----------         ------------
Gross profit ......................      2,007,129       6,298,528      2,739,220                         11,044,877
Operating expenses ................      3,853,919       7,428,699      2,619,403                         13,902,021
Depreciation & amortization .......      2,071,065       2,300,752        403,741       509,719 (g)        5,285,277
Interest expense ..................      2,873,971       3,282,653        290,007     1,076,232 (h)        7,522,863
Other income (expense) ............            699         124,210        201,603                            326,512
                                      ------------    ------------    -----------   -----------         ------------

Loss before taxes .................     (6,791,127)     (6,589,366)      (372,328)   (1,585,951)         (15,338,772)
Income taxes ......................             --              --             --            --                   --
                                      ------------    ------------    -----------   -----------         ------------
Loss from operations
  Before extraordinary items ......     (6,791,127)     (6,589,366)      (372,328)   (1,585,951)         (15,338,772)
Extraordinary loss on
  Refinancing .....................    (17,386,893)             --             --            --          (17,386,893)
                                      ------------    ------------    -----------   -----------         ------------
Loss from operations
  before preferred dividends ......    (24,178,020)     (6,589,366)      (372,328)   (1,585,951)         (32,725,665)
Preferred dividends ...............             --              --             --     2,229,923 (i)        2,229,923
                                      ------------    ------------    -----------   -----------         ------------
Loss to common shareholders .......   $(24,178,020)     (6,589,366)      (372,328)    3,815,874         $(34,955,578)
                                      ============    ============    ===========   ===========         ============
Net loss per share ................   $      (5.64)                                                     $      (6.93)
                                      ============                                                      ============
Weighted average number of
  common shares outstanding .......      4,395,175                                      648,225            5,043,400
                                      ============                                  ===========         ============

    See notes to unaudited pro forma combined condensed financial statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

 UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(a) Cash used for the Transactions is calculated using the following assumptions:

     Proceeds from the Note Offering (includes
       premium of $625,000 and interest of $3,114,583) ...   $ 128,739,583
     New Credit Facility .................................      15,000,000
     Equity Investment (Net of $800,000 issue costs)......      39,200,000(1)
                                                             -------------

               Total Transactions proceeds ..................................  $182,939,583
                                                                               ------------
     Less cash used for:
     Transactions costs .................................      10,453,958
     Reddy Acquisition ..................................     180,776,676
                                                            -------------
               Total ........................................................   191,230,634
                                                                               ------------
     Pro forma cash used ....................................................  $ (8,291,051)
                                                                               ============

----------

     (1) In connection with issuance of the $40,000,000 Exchangeable Preferred Stock, the Company issued 975,752 $0.01 restricted warrants with an estimated fair value of $5.00 a warrant or $4,878,760.

(b) The excess of total purchase price over the allocation of fair value to the net assets will be recorded as goodwill, which is calculated based on the following assumptions:

     Reddy purchase price ...................................................  $180,776,676
     Historical net assets (equity) of Reddy
       Ice(1)(2) ........................................   $ (14,614,000)
     Working Capital Acquired ...........................       4,661,266
     Less historical assets of Reddy Ice not
       acquired .........................................      (1,750,000)
     Plus historical liabilities of Reddy Ice not
       assumed ..........................................     124,334,000
                                                            -------------
               Total assets acquired ........................................   112,631,266
                                                                               ------------
     Goodwill ...............................................................  $ 68,145,410
                                                                               ============

----------

     (1) In recording the purchase price allocation, all historical equity balances of the acquired company are eliminated.

     (2) The Company has not completed an assessment of the fair value of the net assets to be acquired for purposes of allocating the purchase price. Accordingly, the excess of the purchase price over the net asset value of the acquired companies has been allocated entirely to goodwill. To the extent that such assessments indicate the fair value of fixed assets is in excess of the net book value, this excess would be allocated to fixed assets and reduce the goodwill calculated above. Assuming a weighted average depreciable life for fixed assets of five years, every $500,000 allocated to fixed assets rather than goodwill would increase pro forma 1998 depreciation and amortization expense by $87,500.

(c) Does not reflect pro forma undeclared preferred dividends of an additional $2,301,370 on the $25,000,000 Mandatorily Redeemable Preferred Stock and $5,200,000 on the $40,000,000 Exchangeable Preferred Stock and $1,219,690 accretion on Exchangeable Preferred Stock.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

(a) Elimination of intercompany revenues/expenses with respect to equipment leasing and service agreements between Packaged Ice and certain acquired companies purchase during 1997.

(b) Elimination of compensation and related benefits for Prior Acquisitions' owners that do not continue with the Company after the respective acquisition dates.

(c)  Elimination of costs associated with operations not acquired.


(d) Elimination of lease costs related for facilities not contemplated under the respective acquisition agreements.


(e) Elimination of corporate overhead charges to acquired entities which are not of a continuing nature with the Company's core business.


(f) Reduction of defined contribution plan matching costs to conform with the Company's existing benefit plans.


(g) The excess of total purchase price for the Acquisitions over the allocation of fair value to the net assets acquired or to be acquired has been recorded as goodwill, which is calculated and amortized based on the following assumptions:

                                                                                                         THREE MONTHS
                                                                                     YEAR ENDED             ENDED
                                                                                      12/31/97             3/31/98
                                                                                   -------------        -------------
          Value of Common Stock consideration...........................           $  23,361,633        $  23,361,633
          Cash consideration............................................             265,697,406          265,697,406
                                                                                   -------------        -------------
               Total Purchase Price.....................................             289,059,039          289,059,039
          Total net assets acquired(1)..................................             106,743,124          106,743,124
                                                                                   -------------        -------------
          Goodwill......................................................           $ 182,315,915        $ 182,315,915
                                                                                   =============        =============
          40 year estimated life........................................                      40                   40
                                                                                   =============        =============
               Calculated amortization for the period...................               4,557,898            1,139,474
               Less: historical amortization............................                (411,541)            (629,755
                                                                                   -------------        -------------
               Adjustment to amortization...............................           $   4,146,357        $     509,719
                                                                                   =============        =============

     (1) The Company has not completed an assessment of the fair value of the net assets acquired or to be acquired for purposes of allocating the purchase price. Accordingly, the excess of the purchase price over the net asset value of the Acquisitions has been allocated entirely to goodwill. To the extent that such assessments indicate the fair value of fixed assets is in excess of the Acquisitions' net book value, this excess would be allocated to fixed assets and reduce the goodwill calculated above. Assuming a weighted average depreciable life for fixed assets of five years, every $500,000 allocated to fixed assets, rather than goodwill, would increase pro forma depreciation and amortization expense by $87,500.

(h)  Interest expense adjustments are as follows:

                                                                              Year Ended       Three Months
                                                                               12/31/97        Ended 3/31/98
                                                                             -------------     -------------
          Senior Notes ...................................................   $ 270,000,000     $ 270,000,000
          Interest rate ..................................................            9.75%             9.75%
                                                                             -------------     -------------
          Pro forma interest expense on Senior Notes .....................      26,325,000         6,581,250
                                                                             -------------     -------------
          New Credit Facility ............................................   $  15,000,000     $  15,000,000
          Interest rate ..................................................            8.50%             8.50%
                                                                             -------------     -------------
          Pro forma interest expense on New Credit Facility ..............       1,275,000           318,750
                                                                             -------------     -------------
                    Total pro forma interest expense .....................      27,600,000         6,900,000
          Less: Historical interest expense for debt to be retired .......      (6,585,317)       (2,873,971)
                Reddy Ice historical interest expense ....................      (7,167,971)       (3,282,653)
                Acquisitions historical interest expense .................      (1,909,539)         (290,007)
                Amortization of premium on Offering:
                  Total premium of $625,000
                  Calculated amortization, 7 year life ...................         (89,286)          (22,321)
          Plus: Additional interest on amortization of debt issuance costs and debt discount on Original Offering and
                  Transactions:
                  Total debt issuance costs of $17,160,370
                  Calculated amortization, 7-year life ...................       2,451,482           612,870
                Amortization of discount on Prior Note Offering:
                   Total discount of $904,800
                   Calculated amortization, 7 year life ..................         129,257            32,314
                                                                             -------------     -------------
          Net adjustment to interest expense .............................   $  14,428,626     $   1,076,232
                                                                             =============     =============

(i) Dividends on the $25,000,000 10% Mandatorily Redeemable Preferred Stock and the $40,000,000 13% Exchangeable Preferred Stock and accretion on Exchangeable Preferred Stock.

(j) The elimination of Reddy Ice's income tax expense assumes that the combined Company was in a loss position, therefore the Company would not incur income tax expense.

      SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following table sets forth selected historical financial data derived from the audited financial statements of Packaged Ice at and for the five years ended December 31, 1997 and contains selected financial data derived from the unaudited financial statements of Packaged Ice for the three months ended March 31, 1997 and 1998. The ice system data has been derived from Packaged Ice's unaudited property data. The unaudited financial statements of Packaged Ice as of and for the three months ended March 31, 1997 and 1998 reflect all adjustments necessary in the opinion of management (consisting only of normal recurring adjustments) for a fair presentation of such data. The unaudited pro forma combined financial data gives effect to (i) the acquisition of traditional ice companies by Packaged Ice since January 1, 1997 (collectively, the "Prior Acquisitions"), (ii) the acquisition of traditional ice companies by Reddy Ice between January 1, 1997 and March 31, 1998 (collectively, the "RIC Acquisitions"), (iii) together with the Prior Acquisitions, the RIC Acquisitions and the Reddy Acquisition, (collectively, the, "Acquisitions"), (iv) the issuance on January 22, 1998 of $145,000,000 aggregate principal amount of Series A Notes (the "Prior Note Offering"), (v) the Culligan Investment and (vi) the Transactions as if they had occurred at the beginning of the period presented. The pro forma as adjusted balance sheet gives effect to the Transactions as if they had occurred on March 31, 1998. The unaudited pro forma financial data should not be considered indicative of actual results that would have been achieved had the acquisitions been consummated on the dates or for the periods indicated and do not purport to indicate results of operations as of any future date or any future period. The following information should be read in conjunction with the Consolidated Financial Statements of Packaged Ice, including the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                               FISCAL YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------------------
                                                                                                      UNAUDITED
                                                                                                      PRO FORMA
                                                                                                      COMBINED
                                              1993      1994       1995        1996        1997         1997
                                              -----    -------    -------    --------    ---------    ---------
OPERATING DATA:
  Revenues ................................   $ 155    $   784    $ 2,830    $  4,427    $  28,981    $ 174,201
  Cost of goods sold ......................      56        352      1,251       2,035       18,724      113,948
  Gross profit ............................      99        432      1,579       2,392       10,257       60,553
  Operating expenses(1) ...................     431        974      1,515       1,981        7,636       24,213
  Depreciation and amortization ...........      48        224        751       1,456        5,130       22,377
  Interest expense ........................      11         25         76         130        6,585       30,091
  Other income (expense) ..................      --         69         75         185          655        1,383
  Extraordinary loss on refinancing .......      --         --         --          --           --           --
  Net loss ................................    (391)      (722)      (688)       (990)      (8,439)     (14,435)
  Net loss to common shareholders .........    (391)      (722)      (688)       (990)      (8,637)     (23,554)
  Loss per share of Common Stock ..........   $(.25)   $  (.28)   $  (.26)   $   (.35)   $   (2.40)   $   (4.64)
OTHER FINANCIAL DATA:
  Cash flows-- operating activities .......   $(289)   $  (647)   $   148    $  1,094    $  (3,248)
  Cash flows-- investing activities .......    (292)    (3,497)    (2,961)     (5,925)     (61,541)
  Cash flows-- financing activities .......     492      4,897      3,034       3,968       79,488
  Capital expenditures(2) .................     252      2,999      2,717       5,745       10,765
  Ratio of earnings to fixed charges(3)....     N/A        N/A        N/A         N/A          N/A
BALANCE SHEET DATA:
  Cash and equivalents ....................   $  58    $   812    $ 1,033    $    170    $  19,369
  Working capital (deficiency) ............    (137)       639        696      (1,228)      16,554
  Total assets ............................     618      5,513      8,050      11,523      122,300
  Total long-term debt, net of discount ...     125        566        211       3,582       67,502
Exchangeable Preferred Stock ..............      --         --         --          --           --
  Mandatorily redeemable preferred
     stock ................................      --         --         --          --       25,199
  Total preferred stock with put
     redemption option ....................      --         --      2,497       2,497        3,223
  Common stock with put redemption
     option ...............................      --         --      1,972       1,972        1,972
  Total shareholders' equity ..............     247      4,427      2,582       1,597       15,819

                                                 THREE MONTHS ENDED MARCH 31,
                                              ----------------------------------
                                                                       UNAUDITED
                                                                       PRO FORMA
                                                                       COMBINED
                                                1997         1998        1998
                                              --------    ---------    ---------
OPERATING DATA:
  Revenues ................................   $    846    $   8,401    $  23,265
  Cost of goods sold ......................        460        6,394       12,220
  Gross profit ............................        386        2,007       11,045
  Operating expenses(1) ...................        572        3,854       13,902
  Depreciation and amortization ...........        479        2,071        5,285
  Interest expense ........................         85        2,874        7,523
  Other income (expense) ..................        158          699          326
  Extraordinary loss on refinancing .......         --      (17,387)     (17,387)
  Net loss ................................       (592)     (24,178)     (32,726)
  Net loss to common shareholders .........       (592)     (24,178)     (35,006)
  Loss per share of Common Stock ..........   $  (0.21)   $   (5.64)   $   (9.02)
OTHER FINANCIAL DATA: .....................
  Cash flows-- operating activities .......   $  1,073    $  (7,017)
  Cash flows-- investing activities .......     (1,530)     (50,645)
  Cash flows-- financing activities .......        567       59,493
  Capital expenditures(2) .................      1,354        4,026
  Ratio of earnings to fixed charges(3)....        N/A          N/A
BALANCE SHEET DATA:
  Cash and equivalents ....................   $    279    $  16,656    $  13,278
  Working capital (deficiency) ............     (2,610)      21,363       17,824
  Total assets ............................     12,922      186,421      374,021
  Total long-term debt, net of discount ...      3,075      145,000      284,961
  Exchangeable Preferred Stock ............         --           --       35,121
  Mandatorily redeemable preferred
     stock ................................         --       25,812       25,812
  Total preferred stock with put
     redemption option ....................         --        3,223        3,223
  Common stock with put redemption
     option ...............................         --        1,972        1,972
  Total shareholders' equity ..............      6,244        1,599        5,678

---------

(1)  Excludes depreciation and amortization.
(2)  Excludes expenditures used to acquire traditional ice businesses.
(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense. Earnings were not sufficient during the five years ended December 31, 1997, or the three months ended March 31, 1997 and 1998 to cover fixed charges. The deficiencies were $391,000 in 1993, $722,000 in 1994, $688,000 in 1995,
     $990,000 in 1996, $8,439,000 in 1997, $592,000 and $6,791,000 for the three months ended March 31, 1997 and 1998, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the "Selected Historical Financial Data," and Packaged Ice's Consolidated Financial Statements, and the notes thereto, included elsewhere herein.

OVERVIEW

     The Company derives its revenues primarily from the sale of packaged ice through Packaged Ice Systems, which manufactures, packages and stores ice at the retail location, and through traditional delivery methods, whereby ice is manufactured, packaged and stored at a central facility and transported to the retail location when needed. The Company has historically sold ice primarily through Packaged Ice Systems, but upon acquiring certain traditional ice businesses and certain assets pursuant to the Acquisitions, now sells ice through both distribution methods. Such combination of distribution methods is expected to provide the Company with (i) higher operating margins, due to reduced production and distribution costs, (ii) a delivery system designed to supply high volume locations and capable of cost-effectively servicing a market in excess of 100 miles from its traditional ice manufacturing facilities, and
(iii) an ability to redistribute production from its traditional ice facilities to additional customers and satisfy seasonal peak demands at customer locations with Packaged Ice Systems. The Company also provides other services including cold storage rental, the manufacturing and sale of bottled water, and equipment leasing.

    The Company manufactures its ice in crushed, cubed, half-moon and cylindrical forms and packages its ice primarily in six to 40 pound bags for eventual sale to retail customers and sells block ice in 10 and 300 pound sizes primarily to commercial and agricultural users. Seven or eight pound bags are the most commonly purchased size in the industry. Packaged ice sold in 20 pound and 40 pound bags is typically purchased by restaurants and other commercial users. Block ice in 10 pound and 300 pound units is typically sold to customers in the commercial and agricultural sectors.

    Prices for packaged ice are generally stable with some price variation between markets based on geography and customer base. The Company services over 45,000 customer locations in 17 states, with Texas, Arizona, California and Florida the most significant markets. The Company services the significant segments of the ice industry, including supermarket and convenience store retailers, restaurants, commercial users and the agricultural sector. Management believes that this market diversity helps insulate the Company from both price and demand fluctuations caused by geography, weather, customer base and product segment.

    The Company's costs of goods sold include costs associated with both traditional ice delivery and the Packaged Ice Systems. In the traditional ice business, plant occupancy, plastic bags, delivery, labor and utility-related expenses account for the largest costs. Costs vary significantly by region and fluctuate based upon, among other things, freezer capacity and local utility rates. With the Packaged Ice System, ice storage costs and general operating utility costs are eliminated. The Company's costs of goods sold also include the cost of plastic bags which are incurred by both the traditional ice manufacturer plants and the Packaged Ice Systems. The cost of the bag used in the Packaged Ice System is substantially higher than that used in traditional delivery due to special components and greater thickness. Costs of goods sold for both systems also includes labor costs associated with manufacturing, delivery and maintenance. The Packaged Ice System eliminates certain costs related to production and distribution but does require in-store customer service representatives and machine technicians. In the aggregate, labor costs associated with the Packaged Ice System are substantially lower than labor costs associated with traditional ice manufacturing.

    The Company's operating expenses include costs associated with selling, general and administrative functions. These costs include executive officers' compensation, office and administrative salaries and costs associated with leasing office space. Selling, general and administrative functions are similar at both the traditional facilities operated by the various subsidiaries and at Packaged Ice, which exclusively handles the Packaged Ice System. These operating expenses are typically higher when the Company enters new markets, in which it intends to place Packaged Ice Systems, as new marketing, systems and office facilities must be established.

RESULTS OF OPERATIONS

    The following tables set forth, for the periods indicated, selected operating data and supplemental data expressed as a percentage of total revenue at the end of each period.

                                             FISCAL YEAR ENDED          THREE MONTHS ENDED
                                                DECEMBER 31                  MARCH 31
                                       ----------------------------     ------------------
                                        1995       1996       1997       1997        1998
                                       ------     ------     ------     ------      ------
OPERATING DATA:
  Revenues .........................    100.0%     100.0%     100.0%     100.0%      100.0%
  Cost of goods sold ...............     44.2       46.0       64.6       54.4        76.1
  Gross profit .....................     55.8       54.0       35.4       45.6        23.9
  Operating expenses(1) ............     53.5       44.7       26.3       67.6        45.9
  Depreciation and  amortization ...     26.5       32.9       17.7       56.6        24.7
  Interest expense .................      2.7        2.9       22.7       10.1        34.2
  Other income .....................      2.7        4.2        2.3       18.7         0.1
  Net loss .........................    (24.3)     (22.3)     (29.1)     (70.0)      (80.8)

----------

(1)  Excludes depreciation and amortization.

HISTORICAL RESULTS OF OPERATIONS

Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1997

    Revenues. Revenues increased $7.6 million from $0.8 million for the quarter ended March 31, 1997 to $8.4 million for the quarter ended March 31, 1998. Revenues increased $0.7 million due to the placement of additional Packaged Ice Systems since the quarter ended March 31, 1997 and $6.9 million as a result of revenue contributed by the Acquisitions.

    Gross Profit. Gross profit increased $1.6 million from $0.4 million for the quarter ended March 31, 1997 to $2.0 million for the quarter ended March 31, 1998. As a percentage of revenues gross profit decreased 21.7 percentage points from 45.6% at March 31, 1997 to 23.9% at March 31, 1998. Gross margins decreased because of the higher cost of sales reflected in the traditional ice businesses of the Acquisitions. Traditional ice companies experience significantly higher costs of goods sold than the lower costs of on-site manufacturing and delivery associated with the Packaged Ice Systems.

    Selling, General and Administrative Expenses. Operating expenses increased $3.3 million from $0.6 million for the quarter ended March 31, 1997 to $3.9 million for the quarter ended March 31, 1998. As a percentage of revenues, operating expenses decreased 21.7 percentage points from 67.6% at March 31, 1997 to 45.9% at March 31, 1998. This decrease was due to greater efficiencies realized by the Company as its general and administrative expenses were spread over the larger base of sales enjoyed as a result of the Acquisitions.

    Depreciation and Amortization Expense. Depreciation and amortization increased $1.6 million from $0.5 million for the quarter ended March 31, 1997 to $2.1 million for the quarter ended March 31, 1998. As a percentage of sales, deprecation and amortization decreased 31.9 percentage points from 56.6% to 24.7%. This decrease was due primarily to the lower historical depreciation and amortization percentages of the businesses acquired pursuant to the Acquisitions. These percentages reflect the longer estimated useful lives of traditional ice plant and equipment as compared to Packaged Ice Systems. This decrease more that offset the increase related to the amortization of goodwill resulting from the Acquisitions.

    Other Income. Other income decreased $0.2 million from $0.2 million for the quarter ended March 31, 1997 to $699 for the quarter ended March 31, 1998. This decrease was due primarily to the elimination in 1998 of income of companies subsequently acquired, the management fee and equipment leasing income that was recognized in 1997 before the acquisitions began.

    Interest Expense. Interest expense increased $2.8 million from $0.1 million for the quarter ended March 31, 1997 to $2.9 million for the quarter ended March 31, 1998. This increase was a result of higher levels of debt associated with the Company borrowing $145 million from the issuance of the new 9 3/4% Senior Notes.

    Net Loss. Net loss increased $6.2 million from $0.6 million for the quarter ended March 31, 1997 to $6.8 million for the quarter ended March 31, 1998. The increase in the loss is due to the increases in selling, general and administrative; depreciation and amortization and interest expense more than offsetting the increased gross profit due to the Acquisitions.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996.

    Revenues. Revenues increased $24.6 million, from $4.4 million for the year ended December 31, 1996 to $29.0 million for the year ended December 31, 1997. Revenues increased $2.7 million due to the placement of additional Packaged Ice Systems (which was the only method of distribution prior to the April Acquisitions) and $21.9 million as a result of revenue contributed by the Prior Acquisitions.

    Gross Profit. Gross profit increased $7.9 million, from $2.4 million for the year ended December 31, 1996 to $10.3 million for the year ended December 31, 1997. The Prior Acquisitions contributed $7.2 million of the increase in gross profit. As a percentage of revenues, gross profit decreased 18.6 percentage points from 54.0% at December 31, 1996 to 35.4% at December 31, 1997. Gross margins decreased because of the higher cost of sales reflected in the traditional ice businesses of the Prior Acquisitions. Traditional ice companies have higher costs of goods sold than the lower costs associated with the on-site manufacturing and delivery of the Packaged Ice System. As a result of (i) unusually wet El Nino-related weather throughout the Sunbelt, especially in California, Arizona and South Texas, and (ii) competitive pricing in Arizona and South Texas, Packaged Ice did not meet expected gross profit (or margin) levels during 1997.

    Operating Expenses. Operating expenses, exclusive of depreciation and amortization, increased $5.6 million, from $2.0 million for the year ended December 31, 1996 to $7.6 million for the year ended December 31, 1997. As a percentage of revenues, operating expenses decreased 18.4 percentage points from 44.7% at December 31, 1996 to 26.3% at December 31, 1997. This decrease was due to greater efficiencies realized by Packaged Ice as its general and administrative expenses were spread over the larger base of sales resulting from the Prior Acquisitions.

    Depreciation and Amortization. Depreciation and amortization increased $3.6 million, from $1.5 million for the year ended December 31, 1996 to $5.1 million for the year ended December 31, 1997. As a percentage of revenues, depreciation and amortization decreased 15.2 percentage points from 32.9% to 17.7%. This decrease was due primarily to the lower historical depreciation and amortization percentages at the Prior Acquisitions. These percentages reflect the longer estimated useful lives of traditional ice plant and equipment as compared to Packaged Ice Systems. This decrease more than offset the increase related to the amortization of goodwill resulting from the Prior Acquisitions.

    Other Income. Other income increased $0.5 million from $0.2 million for the year ended December 31, 1996 to $0.7 million for the year ended December 31, 1997. This increase was due primarily to interest and lease income.

    Interest Expense. Interest expense increased $6.5 million, from $0.1 million for the year ended December 31, 1996 to $6.6 million for the year ended December 31, 1997. This increase was a result of higher levels of debt associated with the issuance of $75 million of the 12% Senior Notes.

    Net Loss. Net loss increased $7.4 million from $1.0 million for the year ended December 31, 1996 to $8.4 million for the year ended December 31, 1997. This increase was due primarily to the increase in depreciation (an increase of $3.6 million) associated with the higher investment in fixed assets by the traditional ice companies acquired by Packaged Ice in 1997, and an increase of $6.5 million in interest expense related to the $75 million of bond debt used in financing the acquisitions. Cash flow from operations was actually $2.2 million greater in 1997 than 1996 ($2.6 million in 1997 versus $0.4 million in 1996)

LIQUIDITY AND CAPITAL RESOURCES

     For the fiscal year ended December 31, 1997, Packaged Ice had net cash provided by operating activities of $3.2 million; net cash used in investing activities of $61.5 million, consisting primarily of $44.1 million used to complete acquisitions of traditional ice companies and $10.6 million used to purchase Packaged Ice Systems; and net cash provided by financing activities of $79.5 million, consisting of $9.9 million of borrowings under Packaged Ice's Old Credit Facility

(as defined), $69.6 million of net proceeds from the issuance of the 12% Senior Notes after the refinancing of existing indebtedness, and $27.1 million from the issuance of common and preferred stock (net of Packaged Ice's $1.5 million purchase of treasury stock), resulting in a net increase in cash and equivalents of $14.7 million.

     In September 1997, Packaged Ice executed a six year senior credit facility with Frost National Bank and Zion's National Bank, which would have expired in September 2003 (the "Old Credit Facility"). The Old Credit Facility was replaced on April 30, 1998 by the New Credit Facility. The Old Credit Facility provided for borrowings of up to $20 million, subject to a borrowing base limitation (as defined). Interest was payable at Packaged Ice's option at either the prime rate plus 1% or the London Interbank Offered Rate, plus a defined margin. At December 31, 1997, the selected interest rate was 9.5%. There was no principal amount outstanding at that date.

     Through December 31, 1997, Packaged Ice has acquired certain traditional ice businesses and certain assets to complement its core business for purchase prices totaling approximately $44.1 million in cash, $13.5 million in assumed liabilities paid at closing and $12.8 million in common stock reflected at Packaged Ice's valuation of $10.00 per share. Such expenditures were funded from the proceeds of the sale of the 12% Senior Notes and equity investments by Culligan and an existing investor. The excess of the purchase price, based on fair value of the net assets acquired, over the net book value of the acquired business has been allocated to goodwill. In conjunction with the Company's ongoing assessment of the fair value of the net assets acquired from the acquisitions discussed above, management has estimated the amortization period of goodwill to be 40 years. The amortization period reflects management's current estimate of the ultimate period to be benefited by these intangible assets. The acquired businesses were recorded using the purchase method of accounting, and therefore, the results of their operations are included in Packaged Ice's consolidated financial statements from the date of their respective purchase.

     On December 2, 1997, Packaged Ice entered into a securities purchase agreement with Culligan and an existing shareholder pursuant to which Packaged Ice issued 250,000 shares of 10% Mandatorily Redeemable Preferred Stock, 100 shares of Series C Preferred Stock and Warrants, with an exercise price of $13.00 per share, to purchase 1,923,077 shares of the Company's common stock, in exchange for an aggregate price of $25.0 million. The warrants are valid until the earlier to occur of (a) April 15, 2005 and (b) the first anniversary of the last day of the first period of twenty consecutive days following a Qualifying IPO (as defined herein) during which there is a closing price on each such trading day and the closing price on each such trading day equals or exceeds $26.00 per share, subject to certain adjustments. "Qualifying IPO" means an underwritten public offering of common stock of the Company at an aggregate price to the public of at least $40,000,000 and after which the common stock is listed on a national securities exchange or automated quotation system. The Series C Preferred Stock was created to provide Culligan and the existing shareholder the right to vote a number of shares equal to the number of warrants issued to them, such rights to be effective only at such time or times that Culligan owns less than twenty percent of the fully diluted common stock of the Company. The Company may redeem the outstanding Series C Preferred Stock (but not less than 100%) at such time as the investors cease to own at least 50% of the warrants.

     On January 28, 1998, Packaged Ice completed a private offering of $145,000,000 aggregate principal amount of Series A Notes (the "Series A Notes I"). The Series A Notes I are general unsecured obligations of the Company, senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu to all senior indebtedness of the Company except the Series A Notes I are effectively subordinated to any senior secured credit facility. The Series A Notes I contain certain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to pay any cash dividends or make distributions with respect to the Company's capital stock, to incur indebtedness or to create liens. Net proceeds from the sale of the Series A Notes I were applied to (i) repurchase the 12% Senior Notes as discussed above, (ii) repay all outstanding obligations under the Old Credit Facility, (iii) fund acquisitions of traditional ice companies and (iv) for working capital and general corporate purposes.

     On April 30, 1998 the Company issued an additional $125 million of Series A Notes (the "Series A Notes II" and together with the Series Notes I, the "Series Notes") due February 1, 2005 in a "tack-on" offering. The Series A Notes II were issued under the indenture (the "Indenture") dated as of January 28, 1998, amended and restated as of April 30, 1998, by and among the Company, the Subsidiary Guarantors, as defined in the Indenture, and U.S. Trust Company of Texas, N. A., as Trustee. The Notes are of the same series as the $145 million of Series A Notes I issued January 28, 1998.

     The Company obtained the consent of a majority of the holders of the Series A Notes I issued under the Indenture to certain amendments to the Indenture. The Company paid consent fees aggregating $1,397,600 to the consenting holders. The principal amendments to the Indenture increase the Permitted Indebtedness to allow the issuance of the Series A Notes II, and increase the Permitted Indebtedness basket to permit the Company to fully utilize the New Credit Facility as discussed below.

     Concurrently with the Reddy Acquisition, the Company entered into an $80 million five year senior credit facility (the "New Credit Facility") with Antares Leveraged Capital Corporation consisting of a revolving working capital facility of $15 million and a revolving acquisition loan facility (the "Acquisition Facility") of $65 million. The New Credit Facility replaced the Old Credit Facility. The Old Credit Facility is defined on preceding page. The Company plans to use the New Credit Facility for acquisition and working capital needs.

     Until June 30, 1999, the outstanding principal balance under the New Credit Facility will bear interest at the Company's option at a fluctuating rate equal to either (i) LIBOR plus 2.75% per annum, or (ii) the "prime rate" plus 1.00% per annum. After June 30, 1999, such interest rates will be subject to a pricing grid, and may decrease up to 0.50% per annum in certain circumstances. All amounts outstanding under the Acquisition Facility on the second anniversary of the New Credit Facility will amortize in 12 equal quarterly installments over the remaining term.

     The New Credit Facility contains general and financial covenants and events of default customary for credit facilities of this type. The New Credit Facility is secured by substantially all of the Company's assets and the capital stock of all of the Company's significant subsidiaries.

     For the three months ended March 31, 1998, the Company had net cash used in operating activities of $10.9 million; net cash used in investing activities of $50.3 million, consisting primarily of $45.2 million used to complete the Acquisitions and $2.8 million used to purchase Packaged Ice Systems; and net cash provided by financing activities of $63.4 million, consisting of $138.4 million net from the issuance of the Series A Notes I, which was offset by a $75.0 million repayment of debts; thus resulting in a net increase in cash and equivalents of $2.2 million.

     During the three months ended March 31, 1998, the Company acquired certain traditional ice businesses and certain assets to complement its core business primarily in the Southeast portion of the United States for purchase prices totaling approximately $45.3 million cash and $10.5 of common stock valued at $10-13 per share. Such cash expenditures were funded from the proceeds of the sale of the Series A Notes I.

     At March 31, 1998 the Company had cash on hand of $21.6 million to meet its short-term liquidity requirements. Additionally, the Company had up to a potential $20.0 million available to fund acquisitions under Old Credit Facility. This credit facility was replaced on April 30, 1998 by the New Credit Facility.

     The Company's Packaged Ice Systems are expected to range in cost from $11,500 to $18,500 per installation and capital expenditures for such systems are expected to be approximately $4.7 million in fiscal 1998. During the next two years, the Company expects to continue acquiring traditional ice companies using a combination of cash and common stock. There can be no assurance that acquisitions based upon the Company's criteria can be obtained or that funds will be available in sufficient amounts to finance such acquisitions. Capital expenditures to maintain and expand traditional ice facilities are expected to be approximately $5.0 million in fiscal 1998.

     The Company believes that cash on hand, together with cash flow anticipated from operations and available borrowings under the New Credit Facility will be adequate to meet debt service requirements, fund continuing capital requirements and satisfy working capital and general corporate needs, through the next twelve months. The Company may need to raise additional funds through public or private debt or equity financing in order to take advantage of opportunities that may become available to the Company, including acquisitions and more rapid expansion. The availability of such capital will depend upon prevailing market conditions and other factors over which the Company has no control, as well as the Company's financial condition and results of operations. There can be no assurance that sufficient funds will be available to finance intended acquisitions or capital expenditures for the placement of Packaged Ice Systems to sustain the Company's recent rate of growth.

YEAR 2000

     The Company is in the process of addressing the impact of the Year 2000 problem on its computer and information systems. Key financial, information and operational systems are being assessed to modify or replace each affected system on a timely basis. Many of the Company's systems include hardware and packaged software recently purchased from large vendors who have represented that these systems are already Year 2000 compliant. However, failure of the Company's suppliers or its customers to become year 2000 compliant might have a material impact on the Company's operations. The financial impact of making required systems changes is unknown, however, it is not expected to be material to the Company's consolidated financial position, results of operations or cash flows.

GENERAL ECONOMIC TRENDS AND SEASONALITY

     The Company's results of operations are generally affected by the economic trends in its market area but results to date have not been impacted by inflation. If an extended period of high inflation is encountered, the Company believes that it will be able to pass on its higher costs to its customers.

     The packaged ice industry, as a whole, is extremely seasonal. In the warm weather regions where the Company primarily operates, however, this seasonality is less pronounced. Historically, approximately 66% of Packaged Ice's revenues occur during the second and third fiscal quarters when the weather conditions are generally warmer and demand is greater. Approximately 15% of Packaged Ice's revenues occur during the first fiscal quarter, and approximately 19% of Packaged Ice's revenues occur in the fourth fiscal quarter when the weather is generally cooler. These percentages can vary from region to region within the sunbelt depending upon the degree of volatility of the seasons, and other weather phenomenon such as "El Nino".

                                    BUSINESS

COMPANY OVERVIEW

     The Company is the largest manufacturer and distributor of packaged ice in the United States and is pursuing a consolidation strategy within the highly fragmented packaged ice industry. The Company currently serves over 45,000 customer locations in 17 states and has grown significantly through strategic acquisitions of ice manufacturing and distribution companies, and through placements of proprietary ice machines which produce, package and store ice through an automated, self-contained process (the "Packaged Ice System"). Through these strategic acquisitions, the Company enters new markets, gains additional production capacity and leverages the relationships of acquired companies with grocery and convenience store customers. The Company's presence throughout key markets in the southern half of the United States has been expanded through a consolidating strategy. In addition, Packaged Ice increased its installed base of Packaged Ice Systems from 658 machines to 1,031 machines during fiscal 1997. As a result, the Company's revenues have increased from $4.4 million during fiscal 1996 to $174.5 million, on a pro forma basis, during fiscal 1997.

REDDY ICE OVERVIEW

     Reddy Ice was founded in Texas in the 1890s primarily as a supplier of block ice for railroad refrigerator cars and, in the 1920s, expanded into the retail market. In May 1988, a group of investors acquired the Reddy Ice division of The Southland Corporation and, in October 1988, the same investor group acquired the Sparkle Ice division of Circle K Corporation. These two companies merged their operations in September 1992. Since this date, Reddy Ice has, like Packaged Ice, aggressively pursued a consolidation strategy, primarily expanding through a series of strategic and consolidating acquisitions. Today, Reddy Ice is a leading manufacturer and distributor of packaged ice in the southeast and southwest regions of the United States, with 38 manufacturing facilities and 13 distribution centers in 13 states.

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

INDUSTRY OVERVIEW

     The packaged ice industry is highly fragmented with over 3,000 companies, consisting primarily of smaller packaged ice companies, many of which lack significant capital resources. Traditional ice manufacturers produce and package ice at centrally-located facilities and distribute to a limited market radius of approximately 100 miles, mainly due to high shipping and product distribution costs. Efficient distribution and customer concentration are important, as transportation is a high cost component in the price of manufactured ice within a traditional ice delivery system. It is difficult to ensure prompt and reliable delivery during peak seasonal months in large markets with traditional ice delivery systems. As a result, the ice business has historically been a regional service business. The industry is seasonal, but on a year-to-year basis remains stable, generally only affected by abnormal cold or rainy weather within a region.

BUSINESS STRATEGY

     The Company intends to continue its efforts to acquire traditional ice companies in strategic markets. Acquisitions of existing manufacturers and distributors of packaged ice have provided the Company with (i) quick access to key markets, accelerating the roll out of Packaged Ice Systems, (ii) a source of stable cash flow, (iii) the national scope to better service large supermarket and convenience store chains and (iv) economies of scale and cost savings. Management believes that the Company's proven ability to enter new markets through traditional acquisitions and the numerous advantages that the Packaged Ice System provides to retailers will enable the Company to increase the penetration of Packaged Ice Systems in supermarkets and convenience stores.

    Acquire Traditional Ice Manufacturing Companies in Highly Fragmented Industry. The Company believes that the highly fragmented packaged ice industry contains numerous acquisition opportunities for service-oriented companies with superior ice delivery systems and significant capital resources. The Company's acquisition strategy is to target well-managed, traditional ice producers with favorable demographics and significant customer bases in both new and existing market areas. This acquisition strategy allows the Company to broaden geographic coverage, increase market share, provide for additional distribution channels through which to place Packaged Ice Systems, and achieve greater economies of scale. In determining which businesses may be suitable acquisition candidates, management conducts demographic and competitive analyses and performs comprehensive due diligence on the target's facilities, management, existing customer base and growth opportunities.

    Upon closing an acquisition, the Company seeks reductions in operating costs and working capital requirements by (i) closing or combining less efficient or redundant manufacturing and distribution facilities, (ii) maximizing routing efficiencies, (iii) managing vendor relationships to ensure a high level of responsiveness and favorable pricing, (iv) increasing market concentration of Packaged Ice Systems to improve merchandising and servicing efficiencies and (v) consolidating certain administrative and selling functions to eliminate redundancies and excess costs. Since the Company is focusing its acquisition efforts on related businesses, it anticipates that the customer base of any acquired business will be similar to its own and therefore administrative areas such as management information systems, accounting systems and customer support may be consolidated. There can be no assurance that the Company will be able to continue to find, finance and acquire suitable acquisition candidates at acceptable prices and terms or succeed in integrating an acquired business into the Company's existing business. See "Risk Factors -- Risks of Acquisitions and the Failure to Integrate Acquired Businesses."

    Expand Market Presence Through Packaged Ice System. Management believes that the Packaged Ice System provides certain advantages to the retailer including
(i) a continuous supply of ice, thus reducing the frequency of product shortages typical of traditional ice delivery, (ii) reducing costs associated with delivery and storage at the retail location, (iii) satisfying consumer demand for a higher quality and more sanitary ice than typically found with traditional ice delivery, (iv) effectively managing inventory through computerized production tracking and dedicated technical support and (v) increasing safety by reducing the potential for "slip and fall" accidents caused by water spills. These advantages have enabled the Packaged Ice System to gain market acceptance. At May 31, 1998, Packaged Ice had an installed base of 1,235 Packaged Ice Systems and had a placement backlog of approximately 250 machines.

    The Packaged Ice System, when combined with traditional delivery methods, provides the Company with certain advantages, including (i) a delivery system designed to supply high volume locations and capable of cost-effectively


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
servicing a market in excess of 100 miles from its traditional ice manufacturing facilities, (ii) the ability to redistribute production from its traditional ice facilities to additional customers as well as satisfy seasonal peak demand at stores with Packaged Ice Systems, and (iii) higher operating margins, due to significantly reduced production and distribution costs. Management has recognized these benefits of combining traditional delivery methods with the Packaged Ice System. As a result, the Company's strategy has been to enter new markets through traditional acquisitions and, soon thereafter, to begin placing Packaged Ice Systems throughout the region.

THE PACKAGED ICE SYSTEM

    In 1994, Packaged Ice completed the development of its proprietary system that utilizes state-of-the-art technology to produce, package and store ice directly at customer locations. The Packaged Ice System consists of standard Hoshizaki America, Inc. ("Hoshizaki") ice cubers, an ice merchandiser built to Packaged Ice's specifications by Beverage Air Corporation ("Beverage Air") and a bagging machine, the heart of the Packaged Ice System, manufactured by Lancer, a shareholder of the Company, under an exclusive original equipment manufacturing agreement. Lancer is an engineering and manufacturing company that is a primary vendor of fountain soft drink dispensing machines for Coca-Cola, Inc. The Packaged Ice System is capable of producing up to 40,000 bags of ice per year and is most frequently used in large supermarkets. The latest generation of the Packaged Ice System is equipped with remote communication capability which allows the Company's national service center to track production, monitor the systems, and diagnose and correct system errors through the use of a central processing unit. The Packaged Ice Systems are serviced by trained representatives and are designed to provide a high degree of reliability and serviceability through the use of interchangeable parts and a durable stainless steel cabinet. To guard against product contamination and satisfy consumer demand for high quality, sanitary ice, the Packaged Ice System was engineered to meet all specifications delineated by the National Sanitation Foundation ("NSF") for ice production and contains a patented automatic sanitizing system. In addition, the Packaged Ice System is U.L. approved. In addition, management estimates that Packaged Ice's strategic partners, Hoshizaki, Lancer and Beverage Air, funded an aggregate of over $3.5 million of the development of the Packaged Ice System. Management believes that certain of the technology utilized in the Packaged Ice System is unique, with several patents covering the bagging device, and that there are significant barriers to entry for new and existing competitors with respect to the development of a competitive and reliable machine that performs the same functions as the Packaged Ice System.

    Reddy Ice also utilizes and holds the rights to a machine which manufactures, bags and stores packaged ice directly at customer locations. Reddy Ice's machine is marketed under the name "The Ice Factory." As of April 30, 1998, Reddy Ice had 342 Ice Factory Systems in place. The Company is currently evaluating the viability and effectiveness of the Ice Factory machine.

DISTRIBUTION AND SALES

    Efficient service, distribution and pricing are the key determinants of profitability due to the limited amount of product differentiation in the packaged ice industry. The Company delivers ice to consumers through (i) traditional distribution methods and (ii) placement of Packaged Ice Systems.

    Traditional Distribution. The Company transports packaged ice produced at its traditional manufacturing facilities to its retail and commercial customers. In addition, the Company's market presence provides it with the necessary customer density to efficiently transport its products.

    Packaged Ice System Placement. By producing and bagging the ice at the customer's location, the Packaged Ice System reduces the Company's distribution costs. To store ice inventory, traditional producers, including the Company, own or rent expensive refrigerated facilities and incur significant utility costs to maintain temperatures below freezing. The Packaged Ice System eliminates these storage costs by moving ice production to the site of the customer. Traditional manufacturers are also subject to high transportation costs, especially over long distances. These expenses are minimized by on-site production. Remote communications systems between the Packaged Ice Systems and the Company's national service center allow for monitoring of on-site inventories and usage, thereby enhancing the Company's service quality and efficiency. In severe weather conditions this technology provides instant information on the need for supplemental ice deliveries and allows rapid, cost-effective responses to each individual customer's product and servicing needs. As a result of these cost savings, the proprietary Packaged Ice System provides the Company with (i) a higher operating margin than traditional ice, and (ii) a delivery system designed to supply high volume locations and capable of cost-effectively servicing a market in excess of 100 miles from its traditional ice manufacturing facilities.

    The Company places its Packaged Ice Systems inside supermarkets and other commercial locations, such as airport catering facilities, construction staging areas, and large manufacturing plants. The Company provides the machines and pays for all installation costs, while the retailer provides and pays for the cost of water, sewer and electricity. The Company maintains ownership of the machines and charges its customers by the bag. The Company's prices are competitive with prices for bagged ice delivered by traditional ice companies. The Company believes that retailers are becoming increasingly aware of the benefits of the Packaged Ice System, which provides a high quality product without the necessity of receiving large shipments of ice on a weekly or more frequent basis.

    In accordance with the Company's expansion strategy, the placement of the Packaged Ice Systems at customer locations is based upon a thorough review of each site, which primarily focuses on the historical ice sales at the site. Also included in the site review is an analysis of the surrounding trade area, the level of overall retail activity, the level of direct competition and the proximity of the site to other Packaged Ice Systems operated by the Company. Further, the Company reviews each site in order to ensure that the site has high visibility and easy access for the consumer, that the site meets the Company's standards for sanitary conditions including a connection to the municipal water supply, that it has received, where available, an acceptable rating from the local health department, and that it has an acceptable power source. Upon completion of this review, the Company makes a determination as to the viability of the location and whether a single machine or multiple machines are required at the time of initial installation. Multiple machines may be installed at a site if the volume of sales so warrants.

    The Company believes that providing frequent, regular and reliable service and support is one of the most important elements in the operation of its machine network. In order to maintain this level of service and support, the Company has implemented its route servicing system, utilizing trained service representatives to perform the Company's regularly scheduled service procedures. A service representative has a route consisting of up to 30 Packaged Ice Systems, each of which are visited on a regular and frequent basis. The Company maintains regional services centers which are designed to support the activities of the service representatives. Inventories of filters, supplies and machine parts are maintained at the centers for use in service calls. In addition, the Company maintains 24-hour, toll-free telephone support for responding to customer calls regarding repairs and maintenance.

PRODUCTS

    The Company markets its products to satisfy a broad range of customers, including retailers, commercial users, restaurants and agricultural users under a variety of brand names, including Reddy Ice, Mission Party Ice and Crystal Ice. In addition through its licensing agreement with Culligan, the Company has obtained the right to use the name Ice by Culligan(R). The Company produces its ice in cube, half-moon, cylindrical and crushed forms to satisfy the demand of particular customers. The Company's primary ice product is cocktail ice packaged in seven and eight pound bags, which it sells principally to convenience stores and supermarkets. The Company also sells cocktail ice in assorted bag sizes ranging from 20 to 40 pounds to restaurants, bars, stadiums, vendors and caterers. In addition, the Company sells block ice in ten and 300 pound sizes, primarily to commercial, agricultural and industrial customers.

CUSTOMERS

    The Company markets its products to a broad range of customers, including supermarket chains, convenience stores, commercial users, agricultural buyers, resorts and restaurants, and competitive producers and self-suppliers who experience supply shortages. Management believes that the Company's geographic diversification and the superior economics and product quality of the Packaged Ice System have allowed it to develop relationships with certain high volume national supermarket chains, and will continue its penetration into this segment.

    Retailers with no internal ice production capacity are the primary purchasers of the Company's manufactured ice products and users of its Packaged Ice System. Management believes that reasonable pricing when combined with quality service results in customer loyalty. The Company has a diversified customer base, with its largest customer accounting for less than 2% of net sales in 1997. In addition, the Company has a geographically diversified customer base, with operations in 17 states throughout the southern and western United States. The geographic expansion of the Company's customer base protects it from adverse environmental factors in a particular region, such as abnormally cold or rainy weather

COMPETITION

    The traditional manufactured ice industry is highly competitive. In addition to the Company's direct competition, numerous convenience and grocery retailers operate commercial ice plants for internal use or manufacture and bag ice at their store locations. Because only one ice manufacturer typically services an individual retail site, the Company's products generally do not face competition within a particular store. The traditional delivery packaged ice industry in the United States is led by the Company and five regional, multi-facility competitors, consisting of Home City Ice, Cassco Ice and Cold Storage, Arctic Ice, Mountain Water Ice and Triangle Ice, and includes numerous local and regional companies of varying sizes and competitive resources.

    Competition in the packaged ice industry is based primarily on service, price and quality. In order to successfully compete, an ice manufacturer must be able to substantially increase production and distribution on a seasonal basis while maintaining cost efficiency. Management believes that the Company's high quality traditional production facilities, substantial financial resources, high regional market share and associated route density and proprietary ice machine technology provide it with numerous competitive advantages. The Company believes that there are significant barriers to entry to new and existing competitors with respect to the development of a machine with the same functions as the Packaged Ice System, such as the substantial capital outlay required to develop such a machine, the large number of machines needed to achieve competitive operating efficiencies, the time and cost involved in developing a sophisticated service network, and the identification of locations suitable to place the machines. However, a successful roll out by a competitor of a machine which duplicates the functions of the Packaged ice System could have a material adverse effect on the Company.

INTELLECTUAL PROPERTY

    The Company regards the Packaged Ice System as proprietary and relies primarily on a combination of patents, nondisclosure and confidentiality agreements, and other copy protection methods to secure and protect its intellectual property rights. The Company holds or has exclusive rights to several patents relating to the Packaged Ice System.

    While the Company views the patents relating to the bagging device as important to the value of the Packaged Ice System as a whole, there can be no assurance that any issued patent will provide the Company with a meaningful competitive advantage, that competitors will not design alternatives to reduce or eliminate the benefits of any issued patent or that challenges will not be instituted against the validity or enforceability of these patents. Other companies may obtain patents claiming products or processes that are necessary for, or useful to, the development of the Company's products, in which case the Company may be required to obtain licenses for patents or for proprietary technology in order to develop, manufacture or market its products. There can be no assurance that the Company would be able to obtain such licenses on commercially reasonable terms, if at all.

    The Company has developed or acquired a number of trademarks (both registered and common law) and trade names for use in its ice business, and holds licenses for the use of additional trademarks from third parties. Although the Company's use of its trademarks has created goodwill and results in product differentiation, management does not believe that the loss of any of the Company's trademarks would have a material adverse effect on its operations.

    The Company protects certain of its proprietary materials and processes by relying on trade secret laws and nondisclosure and confidentiality agreements and requires all of its key employees and third-party developers to sign nondisclosure agreements. There can be no assurance that confidentiality or trade secrets will be maintained or that others will not independently develop or obtain access to such materials or processes.

FACILITIES

    With consummation of the Reddy Acquisition, after giving effect to the consolidation of redundant manufacturing facilities, the Company has approximately 65 manufacturing plants located throughout the southern and western United States. These plants, together with the current installed base of Packaged Ice Systems, have a combined manufacturing capacity of approximately 12,000 tons per day. In addition, the Company has regional service centers for its Packaged Ice Systems located throughout its market areas. These service centers are staffed by trained route service representatives who visit and merchandise the Packaged Ice Systems on a weekly or more frequent basis.

GOVERNMENT REGULATION

    The packaged ice industry is subject to various federal, state and local laws and regulations, which require the Company, among other things, to obtain licenses for its business plants and machines, to pay annual license and inspection fees, to comply with certain detailed design and quality standards regarding its plants and the Packaged Ice Systems and to continuously control the quality and quantity of its ice.

    The Company's packaged ice products are subject to federal and state regulation as a food pursuant to the Federal Food, Drug and Cosmetic Act, regulations promulgated thereunder by the Food and Drug Administration and analogous state statutes. These statutes and regulations impose comprehensive good manufacturing practices requirements governing the sanitary conditions of the facilities where ice is manufactured, the design and maintenance of the equipment used to manufacture the ice, the quality of source water and the sanitary practices of employees during ice production. The State of Florida has imposed yet additional requirements that include quarterly testing of the ice for the presence of microbes and certain substances regulated under the federal Safe Drinking Water Act, specific requirements for keeping ice packaging operations separate from other activities and labeling requirements for the bags used including the name of the company and the net weight. All of the Company's Packaged Ice Systems and ice manufacturing facilities are subject to routine and random safety, health and quality inspections. The Company believes that its facilities, manufacturing practices and Packaged Ice Systems are in substantial compliance with all applicable federal, state and local laws and regulations and that the Company will be able to maintain such substantial compliance in the future.

    The Company is subject to certain health and safety regulations including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require the Company to comply with certain manufacturing, health and safety standards to protect its employees from accidents.

ENVIRONMENTAL MATTERS

    The Company's ice manufacturing and ice storage operations are subject to federal, state and local environmental laws and regulations. As a result, the Company has the potential to be involved from time to time in administrative or legal proceedings relating to environmental matters. There can be no assurance that the aggregate amount of any environmental liabilities that might be asserted in any such proceeding will not be material. The Company cannot predict the types of environmental laws or regulations that may from time to time be enacted in the future by federal, state or local governments, how existing or future laws or regulations will be interpreted or enforced or what types of environmental conditions may be found to exist at its facilities. The enactment of more stringent laws or regulations or a more strict interpretation of existing laws and regulations may require additional expenditures by the Company, some of which could be material.

    The Company generates and handles certain hazardous substances in connection with the manufacture and storage of packaged ice. The handling and disposal of these substances and wastes is subject to federal, state and local regulations, and site contamination originating from the release or disposal of such substances or wastes can lead to significant liabilities. In addition, certain of the Company's current and former facilities are located in industrial areas and have been in operation for many years. As a consequence, it is possible that historical activities on property currently or formerly owned by the Company or that current or historical activities on neighboring properties have affected properties currently or formerly owned by the Company and that, as a result, additional environmental issues may arise in the future, the precise nature of which the Company cannot now predict.

    The Company thus may become liable for site contamination at properties currently or formerly owned by the Company. Although such liability has not had a material adverse affect on the financial condition or operating results of the Company in the past, and the Company has no knowledge of claims that could be expected to have a material adverse affect on its financial condition or operations, there can be no assurance that the Company will not incur significant costs in connection with historical handling or disposal of such substances and wastes.

INSURANCE

    The Company carries general and product liability insurance. Its combined coverage per occurrence and aggregate loss coverages are in amounts the Company believes to be adequate. Although the Company is not aware of any actions having ever been filed and believes that the technology utilized at its manufacturing facilities and contained in its machines makes any contamination of the ice manufactured at its plants or dispensed by its machines unlikely, any significant damage awards against the Company in excess of the Company's insurance coverage could result in a material loss to the Company.

EMPLOYEES AND LABOR RELATIONS

    At December 31, 1997, Packaged Ice and Reddy Ice had approximately 1,500 employees, the majority of which are full-time employees. Packaged Ice and Reddy Ice generally have not experienced difficulty in meeting their seasonal employment needs. Forty-eight (48) employees are represented by a union or are subject to a collective bargaining agreement. Packaged Ice and Reddy Ice have never experienced a work stoppage due to labor difficulties, and management believes its relationship with its employees is generally excellent.

LITIGATION AND LEGAL PROCEEDINGS

    The Company is a party in certain legal proceedings that have resulted from the ordinary conduct of its business, including several personal injury lawsuits. In the opinion of the Company's management, none of these proceedings is expected to have a material adverse effect on the Company.


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

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The Company has assembled an experienced management team to oversee its development and operations. The name, age and respective position of each director and executive officer of the Company are as follows:

                   NAME               AGE                   POSITION
                   ----               ---                   --------
           James F. Stuart........    56    Chairman of the Board of Directors and Chief
                                            Executive Officer
           A.J. Lewis III.........    42    President, Director and Secretary
           Jimmy C. Weaver........    44    Executive Vice President and Chief Operating Officer
           James C. Hazlewood.....    50    Chief Financial Officer and Treasurer
           H.D. Wiginton..........    60    Senior Vice President - Marketing
           Leonard A. Bedell......    53    Senior Vice President - Central Operations
           Graham D. Davis........    43    Senior Vice President - Western Operations
           Dale M. Johnson........    53    Senior Vice President - Corporate Development
           Steven P. Rosenberg....    39    Director
           Richard A. Coonrod.....    66    Director
           Robert G. Miller.......    47    Director
           Rod J. Sands...........    49    Director
           Arthur E. Biggs, Sr....    68    Director

    The following is a brief description of the background and principal occupation of each director and executive officer:

    James F. Stuart, Chairman of the Board of Directors, Chief Executive Officer and a founder of Packaged Ice, served as President of Packaged Ice from 1990 until January 1997, when he was elected Chairman of the Board of Directors and Chief Executive Officer. Mr. Stuart is a member of the Compensation Committee of the Board of Directors.

     A.J. Lewis III is President, a position to which he was elected in January 1997. In addition, Mr. Lewis is the Secretary of the Company. Mr. Lewis has been a shareholder and director of the Company since 1991, and also serves on the Audit Committee of the Board of Directors. Mr. Lewis acquired Mission in 1988 and was its president and the sole director until its acquisition by Packaged Ice. He founded STPI in 1991 and was its president and a director from inception until its acquisition by Packaged Ice. Since 1989, Mr. Lewis has been a director and president of Southwest Texas Equipment Distributors, Inc., which is a distributor of Hoshizaki ice equipment.

    Jimmy C. Weaver became Executive Vice President and Chief Operating Officer on April 30, 1998. Mr. Weaver joined Reddy Ice in September 1996 and was President of Reddy Ice prior to its acquisition by Packaged Ice. From May 1993 until August 1996, Mr. Weaver was Vice President of Sales and Marketing of Booth/Crystal Tips, a division of Scotsman Industries based in Dallas, Texas. From November 1988 until February 1993, Mr. Weaver was National Sales Director of Scotsman Ice Systems, a division of Scotsman Industries based in Chicago, Illinois.

     James C. Hazlewood is Chief Financial Officer and Treasurer. Mr. Hazlewood joined the Company in October 1997. From September 1996 until October 1997, Mr. Hazlewood was Chief Financial Officer of Harrison Electronics, Inc., a privately owned electronics distribution company based in Stafford, Texas. From September 1994 until September 1996, Mr. Hazlewood was Chief Financial Officer at Intile Designs, Inc., a publicly held, wholesale distributor of floor coverings headquartered in Houston, Texas. From September 1993 to September 1994, Mr. Hazlewood was an independent consultant. From April 1993 until September 1993, Mr. Hazlewood was president of Gulf Environmental Corporation of Kellogg, Idaho, a wholly owned subsidiary of Gulf U.S.A. Mr. Hazlewood is a Certified Public Accountant who initiated his career with Arthur Andersen LLP.

     H.D. Wiginton is Senior Vice President -- Marketing. Mr. Wiginton joined the Company in November 1996. For the five years prior to joining the Company, Mr. Wiginton was Executive Vice President of Tower Marketing, a Texas-based, regional food brokerage concern.

    Leonard A. Bedell is Senior Vice President -- Central Operations. Mr. Bedell joined the Company effective January 1, 1998. From March 1995 until December 1997, Mr. Bedell was a management consultant specializing in operations and profitability improvement and merger and acquisition projects for businesses engaged in the distribution, delivery, equipment rental and event production industries. From January 1992 until March 1995, Mr. Bedell was Executive Vice President, Chief Financial Officer and a member of the Board of Directors of American Medical Technologies, Inc., a NASDAQ reporting company, and its two principal operating subsidiaries. Mr. Bedell is a Certified Public Accountant who initiated his career with Arthur Andersen LLP.

     Graham D. Davis became Senior Vice President -- Western Operations on April 30, 1998. Mr. Davis joined Reddy Ice, a division of The Southland Corporation, in 1977 as Controller. For the five years prior to joining the Company, Mr. Davis was Executive Vice President of Operations of Reddy Ice.

     Dale M. Johnson is Senior Vice President -- Integration and Acquisitions. Mr. Johnson was one of the founders of Southwestern Ice in January 1992 and served as Chief Financial Officer from January 1992 until the acquisition by the Company in April 1997. He has been a consultant and advisor to the Company since the acquisition.

    Steven P. Rosenberg has been a shareholder and director of the Company since 1991 and is a member of the Audit Committee of the Board of Directors. Mr. Rosenberg is Chairman of the Board and Chief Executive Officer of Nutricept, Inc., a development stage company engaged in the manufacture and distribution of nutriceutical products. From 1992 to February 1997, Mr. Rosenberg was President of Arrow, now a wholly owned subsidiary of ConAgra.

     Richard A. Coonrod has been a director since 1995 and is a member of the Compensation Committee of the Board of Directors. Mr. Coonrod was designated to be elected as a director by The Food Fund Limited Partnership ("Food Fund"), a shareholder of the Company. Mr. Coonrod has been a general partner of The Food Fund, a Minneapolis-based limited partnership specializing in food-related investments, since 1989 and has been President of Coonrod Agriproduction Corporation, a food and agribusiness consulting and investment firm, since 1985. Mr. Coonrod has been a director of Orange-Co, Inc. since 1987, and has been a director of Michael Foods, Inc. since 1994.

    Robert G. Miller has been a director of the Company since April 1997. Mr. Miller is a private investor and was Chairman of the Board of Directors of SWI for the five years preceding its acquisition by Packaged Ice. From 1980 to 1992, Mr. Miller was President and Chief Executive Officer of Glacier Water, Inc., a publicly traded water vending company.

    Rod J. Sands is a director of the Company and is a member of the Compensation Committee of the Board of Directors. Mr. Sands is a limited partner in SV Capital Partners, L.P., and a member of its investment committee. From 1992 to 1997, Mr. Sands served as President and Chief Operating Officer of Pace Foods, Inc., a leading producer of picante sauce products.

     Arthur E. Biggs, Sr. is a shareholder and director of the Company. Mr. Biggs is a private investor and was Chairman of the Board of Directors of Artic Ice preceding its acquisition by Packaged Ice in March, 1998. From 1974 to 1982, Mr. Biggs was Executive Vice President and Chief Operating Officer of The Mobil Chemical Co. and served as President of The Mobil Chemical Co. from 1983 to 1986. Mr. Biggs initiated his career with McKinsey and Company, Inc. in 1957.

VOTING AGREEMENT

    In excess of 80% of the shareholders have entered into a voting agreement (the "Voting Agreement") which fixes the number of directors at no more than twelve and provides for the election to the Board of Directors of the Company of
(i) James F. Stuart, (ii) one representative designated by The Food Fund, who shall initially be Richard A. Coonrod, (iii) one representative designated by Norwest, who initially was Stephen R. Sefton who has resigned from the Board of Directors, (iv) one representative designated by Steven P. Rosenberg, who shall initially be Steven P. Rosenberg and (v) A. J. Lewis III. The Voting Agreement terminates upon the earlier of (i) the agreement of the holders of 80% of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock voting as a single class on an as converted basis, (ii) the completion by the Company of a public offering of its Common Stock resulting in aggregate net proceeds to the Company and any selling shareholders of $7,500,000 or more,
(iii) the merger or consolidation of the Company with or into another entity which results in the shareholders holding less than 50% of the voting securities of the surviving entity, or the sale of all or substantially all of the Company's assets, or (iv) as to any party's right to designate a director, the reduction of such shareholder's holdings to less than 50% of the September 20, 1995 levels. Amendments to the Voting Agreement require the agreement of holders of 80% of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock voting on an as converted basis. In addition, certain holders of in excess of 50% of the Company's voting stock have entered into a Voting Agreement with certain former shareholders of SWI to elect Robert G. Miller to the Board of Directors. In connection with the investment in the Company by SV on July 17, 1997, the holders of at least 60% of the outstanding voting stock of the Company executed a voting agreement pursuant to which SV may designate a representative to be elected to the Board of Directors of the Company. SV has designated Rod J. Sands to be its board representative. In addition, holders of Series C Preferred Stock have the right to elect two directors, such right being effective only at such time or times that Culligan owns less than 20% of the fully diluted Common Stock.

EXECUTIVE COMPENSATION

    The following table sets forth certain compensation information for the Chief Executive Officer of the Company and three additional highly compensated executive officers (the "Named Executive Officers"). Compensation information is shown for fiscal 1995, 1996 and 1997.


                                                                                       LONG-TERM COMPENSATION
                                                                                     ---------------------------
                                                                                     SECURITIES
                                                      ANNUAL COMPENSATION            UNDERLYING
                                                -------------------------------       OPTIONS/       ALL OTHER
     NAME/PRINCIPAL POSITION          YEAR       SALARY      BONUS        OTHER         SARS       COMPENSATION
     -----------------------          ----      --------    -------       -----      ----------    ------------
James F. Stuart,                      1997      $125,000    $50,000        --(1)       30,000         $2,500(2)
 Chairman, Chief Executive Officer    1996       125,000                   --(1)           --          1,827(2)
                                      1995        75,000                   --(1)           --             --
A.J. Lewis III                        1997(3)   $ 83,173    $50,000        --(1)       25,000         $  769(2)
 President                                                       --        --(1)           --             --
James C. Hazlewood                    1997(4)   $ 14,873         --        --(1)       20,000         $  738(5)
 Chief Financial Officer
H.D. Wiginton                         1997      $110,000    $32,810        --(1)        5,000         $6,000(5)
 Senior Vice President -- Marketing   1996(6)     18,333         --        --(1)        6,000          1,000(5)

----------

(1) Did not receive perquisites and other personnel benefits from Packaged Ice in excess of $50,000 or 10% of the Named Executive Officer's total annual salary and bonus paid for the years indicated.

(2)  Contributions to Packaged Ice's 401(k) plan made by Packaged Ice.

(3) Represents partial year compensation. No compensation is provided for prior years as Mr. Lewis' employment commenced April 1997.

(4) Represents partial year compensation. No compensation is provided for prior years as Mr. Hazlewood's employment commenced October 1997.

(5)  Automobile allowance.

(6) Represents partial year compensation. No compensation information is provided for prior years as Mr. Wiginton's employment commenced November 1996.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides certain information regarding the number of stock options to purchase shares of the Company's Common Stock granted to the Named Executive Officers during the year ended December 31, 1997.

                                                                        POTENTIAL REALIZABLE
                                  PERCENTAGE                              VALUE AT ASSUMED
                       NUMBER OF   OF TOTAL                             ANNUAL RATE OF STOCK
                      SECURITIES    OPTIONS                              PRICE APPRECIATION
                      UNDERLYING  GRANTED IN   PER SHARE                  FOR OPTION TERM
                        OPTIONS     FISCAL    EXERCISE OR  EXPIRATION   ----------------------
        NAME            GRANTED      1997     BASE PRICE      DATE         5%           10%
-------------------   ----------  ----------  -----------  -----------  ---------    ---------
James F. Stuart......   30,000        15.4%     $ 10.00     11/1/2007   $ 188,668    $ 478,123
A.J. Lewis III.......   25,000        12.9%     $ 10.00     11/1/2007     157,224      398,436
James C. Hazlewood...   20,000        10.3%     $ 10.00     11/1/2007     125,779      318,748
H.D.  Wiginton.......    5,000         2.6%     $ 10.00     12/19/2007     31,445       79,687

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

    The following table provides certain information regarding the exercise of stock options to purchase shares of the Company's Common Stock during the year ended December 31, 1997, by the Named Executive Officers, and the fiscal year-end value of stock options held by such officers.

                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                        NUMBER OF           OPTIONS/SARS AT               OPTIONS/SARS AT
                         SHARES             FISCAL YEAR END             FISCAL YEAR END(1)
                      ACQUIRED ON    ----------------------------   ----------------------------
       NAME             EXERCISE     EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
       ----           -----------    -----------    -------------   -----------    -------------
James F. Stuart......       --              --          30,000              --        $ 90,000
A.J. Lewis III.......       --              --          25,000              --          75,000
James C. Hazlewood...       --              --          20,000              --          60,000
H.D.  Wiginton.......       --           1,200           9,800          $6,875          41,125

----------

(1) Based on a fiscal year end of December 31, 1997, and a fair market value of $10.00 per share, as determined by the Company's Board of Directors. The value of in-the-money options is calculated as the difference between the fair market value of the Packaged Ice Common Stock underlying the options at fiscal year end and the exercise price of the options. Exercisable options refer to those options that are exercisable as of December 31, 1997, while unexercisable options refer to those options that become exercisable at various times thereafter.

DIRECTOR COMPENSATION

    Directors of the Company are elected annually and hold office until the next annual meeting of shareholders or until their successors are elected and qualified. See "-- Voting Agreement." Directors are not compensated for their services as directors. Directors are reimbursed, however, for ordinary and necessary expenses incurred in attending board or committee meetings.

STOCK OPTION PLANS

    1994 Stock Option Plan. The Company adopted the 1994 Packaged Ice, Inc. Stock Option Plan on July 26, 1994 (the "1994 Option Plan"), as amended effective December 1997. Under the 1994 Option Plan, options to purchase up to 400,000 shares of Common Stock may be granted to employees, outside directors and consultants and advisers to the Company or any subsidiary. The purposes of the 1994 Option Plan are to further the growth, development and financial success of the Company by providing additional financial incentives to key personnel and to retain and attract qualified individuals who will contribute to the overall success of the Company. Shares that by reason of the expiration of an option (other than by reason of exercise) or which are no longer subject to purchase pursuant to an option granted under the 1994 Option Plan may be reoptioned thereunder. The 1994 Option Plan is currently administered by the Compensation Committee which has the authority to set specific terms and conditions of options granted under the 1994 Option Plan and administer the 1994 Option Plan. Options granted under the 1994 Option Plan are non-qualified options and are not intended to be "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. Stock options granted under the 1994 Option Plan may be granted for a term not to exceed ten years and are not transferable other than by will or the laws of descent and distribution. Each option may be exercised within the term of the option pursuant to which it was granted (so long as the optionee, if an employee, continues to be employed by the Company). In addition, an option may be exercised as to vested shares within 90 days after the termination of employment of the optionee (except in the case of a termination for cause, in which case the option shall automatically expire on termination), and in the event of a termination in case of death, disability or eligible retirement, all options shall become exercisable and may be exercised until the earlier of the first anniversary of such event or the stated expiration date.

    The exercise price of all stock options must be at least equal to the fair market value of the Common Stock on the date of grant. Stock options may be exercised by payment in cash of the exercise price with respect to each share to be purchased, or by a method in which a concurrent sale of the acquired stock is arranged, with the exercise price payable in cash from such sale proceeds.

    At December 31, 1997, Packaged Ice had outstanding options for 256,000 shares of Common Stock at a weighted average exercise price of $9.28 of which 31,200 were exercisable. All options granted under the Option Plan have a five-year vesting period, which will be accelerated in the event of a change of control or initial public offering. All of the outstanding options were granted at exercise prices determined by the Board of Directors to be equal to the fair market value of the Common Stock on the date of grant. To date, no options have been exercised under the Option Plan.

     1998 Stock Option Plan. The Company has adopted the 1998 Stock Option Plan (the "1998 Option Plan") on June 18, 1998. The total number of shares of Common Stock subject to issuance under the 1998 Option Plan is 500,000, subject to adjustments as provided in the 1998 Option Plan. The 1998 Option Plan provides for the grant of stock options (including incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options), stock appreciation rights ("SARs") and other stock awards (including restricted stock awards and stock bonuses) to employees of the Company, its subsidiaries and affiliates. The 1998 Option Plan will be administered by the Option Committee of the Board of Directors (the "Committee") which will be comprised of "disinterested persons" within the meaning of Rule 16b-3 of the Exchange Act. Stock options may be granted by the Committee on such terms, including vesting and payment forms, as it deems appropriate in its discretion; provided, that no option may be exercised later than ten years after its grant, and the purchase price for incentive stock options and non-qualified stock options shall not be less than 100% and 85% of the fair market value of the Common Stock at the time of grant, respectively. SARs may be granted by the Committee on such terms, including payment forms, as the Committee deems appropriate, provided that a SAR granted in connection with a stock option shall become exercisable and lapse according to the same vesting schedule and lapse rules established for the stock option (which shall not exceed ten years from the date of grant). An SAR shall not be exercisable during the first six months of its term and only when the fair market value of the underlying Common Stock exceeds the SAR's exercise price and is exercisable subject to any other conditions on exercise imposed by the Committee. Unless terminated by the Board of Directors, the 1998 Option Plan continues for ten years from the date of adoption. Upon the occurrence of an event constituting a change in control of the Company, in the sole discretion of the Committee, all options, SARs and other awards will become immediately exercisable in full for the remainder of their terms and restrictions on stock granted pursuant to a restricted stock award will lapse. The Board of Directors has authorized the grant of options to certain officers and key employees to purchase an aggregate of 241,445 shares of Common Stock under the 1998 Option Plan at a price of $15.00 per share, subject to customary adjustments.

EMPLOYMENT AND TERMINATION

    James C. Hazlewood, the Company's Chief Financial Officer, entered into an employment agreement effective November 1, 1997, which establishes a base salary of $105,000 per year. In addition, Mr. Hazlewood may be eligible for certain cash bonus incentives relating to the Company's performance. Mr. Hazlewood's employment agreement provides that, in certain circumstances, he will receive severance payments of one year of his then current base salary upon termination of his employment by the Company.

    H.D. Wiginton, the Company's Senior Vice President, Marketing, entered into an employment agreement effective November 1, 1996, which establishes a base salary of $110,000 per year, provides for certain cash bonus incentives relating to his performance.

    Jimmy C. Weaver, the Company's Executive Vice President and Chief Operating Officer, has entered into an employment agreement, effective May 1, 1998, with a term of two years, which establishes a base salary of $185,000 per year, provides for certain cash bonus incentives relating to the Company's performance, and grants Mr. Weaver the right to purchase 40,000 shares of Common Stock under the 1994 Option Plan at an exercise price of $14 per share. Mr. Weaver's employment agreement provides that, in certain circumstances, he will receive severance payments equal to six months of his then current base salary if the Company does not renew the agreement for one year at the end of the initial term.

    Graham D. Davis, the Company's Senior Vice President - Western Operations, has entered into an employment agreement, effective May 1, 1998, with a term of two years, which establishes a base salary of $155,000 per year, provides for certain cash bonus incentives relating to the Company's performance, and grants Mr. Davis the right to purchase 20,000 shares of Common Stock under the 1994 Option Plan at an exercise price of $14 per share. Mr. Davis' employment agreement provides that, in certain circumstances, he will receive severance payments equal to six months of his then current base salary if the Company does not renew the agreement for one year at the end of the initial term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the year ended December 31, 1997, Rod J. Sands and Richard A. Coonrod served as members of the Compensation Committee. During 1997, no member of the Compensation Committee was an officer, former officer or employee of the Company or any of its subsidiaries. During 1997, no executive officer of the Company served as a member of: (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information as of June 26, 1998 with respect to the beneficial ownership of the Company's $.01 par value common stock ("Common Stock"), assuming conversion of the Series A Preferred Stock and Series B Preferred Stock which have voting rights equivalent to that of the Common Stock, exercise of stock options and warrants to purchase Common Stock by: (i) each director of the Company, (ii) each Named Executive Officer of the Company,
(iii) each other person known to hold 5% or more of the outstanding shares of Common Stock, and (iv) all current executive officers (regardless of salary and bonus level) and directors of the Company as a group. Unless otherwise indicated, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated.

                                                                 SHARES
                                                              BENEFICIALLY
                                                                  OWNED      %
                                                              ------------ -----
    James F. Stuart(1)
      8572 Katy Freeway, Suite 101
      Houston, Texas 77024 ...............................       388,700   3.92%

    A. J. Lewis III(2)
      1120 E.  Durango
      San Antonio, Texas 78205 ...........................       418,943   4.23%

    Steven P. Rosenberg(3)
      5430 LBJ Freeway, Suite 1600
      Dallas, Texas 75219 ................................       438,423   4.42%

    Norwest Equity Partners V(4)
      222 South Ninth St., Suite 2800
      Minneapolis, Minnesota 55402-3388 ..................       820,449   8.28%

    Culligan Water Technologies, Inc.(5)
      One Culligan Parkway
      Northbrook, IL 60062-6209 ..........................     1,878,760  18.96%

    Richard A. Coonrod(6)
      5720 Smetana Drive, Suite 300
      Minnetonka, Minnesota 55343 ........................        91,161   0.94%

    H. D. Wiginton(7)
      8572 Katy Freeway, Suite 101
      Houston, Texas 77024 ...............................        17,000   0.17%

    Robert G. Miller(8)
      4425 West Olive, Suite 310
      Glendale, Arizona 85302 ............................       309,040   3.12%

    SV Capital Partners, L.P.(9)(11)
      200 Concord Plaza, Suite 620
      San Antonio, Texas 78216 ...........................       582,953   5.88%

    Rod J. Sands(10)(11)
      5121 Broadway
      San Antonio, Texas 78204 ...........................       582,953   5.88%

    James C. Hazlewood(12)
      8572 Katy Freeway, Suite 101
      Houston, Texas 77024 ...............................        20,000   0.20%

    Ares Leveraged Investment Fund, L.P.(13)
      1999 Avenue of the Stars, Suite 1900
      Los Angeles, California 90067 ......................       792,799   8.00%



    Arthur E. Biggs, Sr. (14)
    335 N. Congress Ave.
    Delray Beach, Florida 33445 ..........................       233,849   2.36%

    All directors and executive officers as a group (22
    persons)(1)(15) ......................................     2,744,794  27.70


----------

(1) Includes stock options to purchase 30,000 shares of Common Stock at $10.00 per share, all of which is currently unvested.

(2) Includes stock options to purchase 25,000 shares of Common Stock at $10.00 per share, all of which is currently unvested, 2,000 shares of Common Stock held by Mr. Lewis, as Trustee, 25,000 shares owned by South Texas Equipment Distributors, Inc., a corporation owned by Mr. and Mrs. Liza B. Lewis, and 69,350 shares held by Mr. and Mrs. Lewis as tenants in common.

(3)  Includes 83,221 shares of Series B Preferred Stock.

(4) Includes 405,000 shares of Series A Preferred Stock and 37,449 shares of Series B Preferred Stock.

(5) Includes 1,807,692 shares of Common Stock subject to warrants currently exercisable.

(6) Includes 45,000 shares of Series A Preferred Stock and 4,161 shares of Series B Preferred Stock. Mr. Coonrod does not own any shares of record. However, as general partner of Food Fund, Mr. Coonrod may be deemed to be the beneficial owner of the shares held by Food Fund. Mr. Coonrod disclaims beneficial ownership of the shares held by Food Fund.

(7) Includes stock options to purchase 11,000 shares of Common Stock at an average price of $8.64 per share, of which 1,250 stock options are currently vested.

(8) Includes stock options to purchase 22,500 shares of Common Stock at $10.00 per share, all of which is currently unvested.

(9) Christopher Goldsbury, Jr. is a director, majority limited partner and controlling shareholder of the corporate general partner of SV. As a result, Mr. Goldsbury may be deemed to have indirect beneficial ownership of the shares of the Company owned by SV.

(10) Comprised solely of 400,000 shares of Common Stock beneficially owned by SV. Mr. Sands, a limited partner of SV and a member of its investment committee, may be deemed to have indirect beneficial ownership of the shares of the Company owned by SV. Mr. Sands disclaims any such beneficial ownership.

(11) Includes 282,953 shares of Common Stock subject to warrants currently exercisable.

(12) Includes stock options to purchase 20,000 shares of Common Stock at $10.00 per share, all of which is currently unvested.

(13) Includes 792,799 shares of Common Stock subject to restricted warrants.

(14) Comprised solely of 233,849 shares of Common Stock beneficially owned by Mr. Biggs

(15) Includes 450,000 shares of Series A Preferred Stock and 124,831 shares of Series B Preferred Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the Company, certain shareholders, and directors and officers.

    Shareholders Agreement. All current holders of the Company's Common Stock are parties to a shareholders agreement (the "Shareholders Agreement") which restricts the transfer of their shares of capital stock of the Company and grants the Company and the other shareholders a right of first refusal to purchase shares which a shareholder attempts to transfer. The Shareholders Agreement terminates upon the occurrence of any of the following: (i) if the Company permanently ceases to do business; (ii) the Company completes an underwritten public offering of its Common Stock which results in net proceeds to the Company and any selling shareholders of at least $7,500,000; or (iii) upon the written agreement of the holders of no less than eighty percent (80%) of the voting power of the outstanding Common Stock and Preferred Stock voting as a single class.

    Tag-Along and Co-Sale Rights. James F. Stuart, A.J. Lewis III, Jack Stazo and Steven P. Rosenberg, founding shareholders, have entered into agreements with certain other shareholders granting such shareholders the right to participate pro rata in sales to third parties.

    Voting Agreement. A majority of the Company's shareholders are bound by one or more voting agreements which establishes the number and make up of the Board of Directors. See "Management -- Voting Agreement."

    Stock Purchase Agreements with Norwest, et al. On September 20, 1995, Packaged Ice entered into a stock purchase agreement with Norwest and Food Fund ("Norwest Agreement") pursuant to which the Company issued 450,000 shares of Series A Preferred Stock at a price of $5.56 per share and 420,000 shares of Common Stock at a price of $5.00 per share. In addition, the Norwest Agreement requires a vote of two-thirds of the Board of Directors before the Company may take certain actions relating to distributions, granting demand registration rights, guaranteeing indebtedness, making loans, changing the business, making acquisitions, issuing securities and pledging assets. In connection with the issuance of stock, Norwest and Food Fund were granted demand and piggy-back registration rights under a registration rights agreement. The demand right gives the investors the right to cause the Company to register their securities at any time after September 20, 2000 and before September 20, 2004. In addition, Norwest and Food Fund were granted a put option to sell their stock back to the Company at fair market value, which option becomes effective only if Norwest and Food Fund have been unable to register their stock by September 20, 2004. The put option terminates in the event the Company completes a firmly underwritten public offering of Common Stock, provided that the gross offering price equals or exceeds $7,500,000. In December 1996, Norwest, Food Fund and Steven P. Rosenberg advanced $750,000 to the Company under convertible demand notes. On January 17, 1997, the Company entered into a stock purchase agreement with Norwest, Food Fund and Steven P. Rosenberg pursuant to which the Company issued 124,831 shares of Series B Preferred Stock at a price of $6.07 per share in exchange for the cancellation of the $750,000 of demand notes. As a result of the issuance of Series B Preferred Stock, the Shareholders Agreement and the Voting Agreement were amended to include the Series B Preferred Stock. In addition, Mr. Rosenberg was granted demand registration rights under the September 20, 1995 registration rights agreement. The Company has amended the September 20, 1995 registration rights agreement to grant demand registration rights to Mr. Rosenberg, Food Fund and Norwest which are substantially similar to those granted in connection with the issuance of the warrants. Holders of Series A Preferred Stock and Series B Preferred Stock have contractual preemptive rights to acquire capital stock.

    Stock Purchase Agreements with Individual Investors. The Company entered into a stock purchase agreement dated December 23, 1993 which granted certain individual shareholders piggy-back registration rights with respect to the


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

Common Stock and the right to receive financial and other information and notice of certain events. The Company entered into a stock purchase agreement on September 20, 1995 with individual investors which granted them piggy-back registration rights, contractual preemptive rights to acquire capital stock, and the right to receive financial and other information. In addition, this agreement requires a vote of two-thirds of the Board of Directors before the Company may take certain actions relating to distributions, granting demand registration rights, guaranteeing indebtedness, making loans, changing the business, making acquisitions, issuing securities and pledging assets. The Board of Directors has unanimously approved the issuance of the securities and all ancillary agreements.

    Agreements with A. J. Lewis III. A. J. Lewis III is the President and a director of the Company. At December 31, 1997, Mr. Lewis and his wife, Liza B. Lewis, owned 5.3% of the fully diluted shares of Common Stock of the Company. Mr. and Mrs. Lewis have been granted demand registration rights in connection with the acquisitions of Mission and STPI. Prior to completion of these acquisitions, Mr. Lewis and his wife owned 100% of Mission and 80% of STPI. Mr. Lewis and his wife also own Southwest Texas Equipment Distributors, Inc. which is a shareholder of the Company. Southwest Texas Equipment Distributors, Inc., an ice equipment sales and rental company, has the exclusive right to supply Hoshizaki ice cubers to the Company under an agreement dated September 9, 1991. Mr. Lewis owns real estate on which Mission's facilities are located. As part of the acquisitions of Mission and STPI, the Company leases these facilities from Mr. Lewis on arms-length terms approved by a disinterested majority of the Board of Directors. These agreements with Mr. Lewis may result in conflicts of interest with respect to certain matters affecting the Company, such as potential business opportunities, business dealings, demands on Mr. Lewis' time, possible corporate transactions and other strategic decisions affecting the future of the Company and Mr. Lewis.

    Agreements with Southwestern Ice, Inc. and its Principals. Prior to completion of the acquisition of SWI by the Company, Dale M. Johnson, Robert G. Miller and Alan S. Bernstein together owned 95% of SWI. At December 31, 1997, Messrs. Johnson, Miller and Bernstein owned an aggregate of 8.2% of the fully diluted shares of Common Stock of the Company. Messrs. Johnson, Miller and Bernstein were granted demand registration rights in connection with the issuance of shares. In addition, Mr. Miller owns and leases to the Company the real property on which an ice manufacturing plant in Phoenix, Arizona is located.

    Stock Purchase Agreement with SV Capital Partners, L.P. On July 17, 1997, Packaged Ice entered into a stock purchase agreement with SV Capital Partners, L.P. pursuant to which the Company issued 300,000 shares of Common Stock at a price of $10.00 per share and a warrant to purchase 100,000 shares of Common Stock at an exercise price of $14.00 per share until July 17, 2002. In addition, the stock purchase agreement with SV requires a vote of two-thirds of the Board of Directors before the Company may take certain action relating to distributions, granting demand registration rights, guaranteeing indebtedness, making loans, changing the business, making acquisitions, pledging assets and becoming a party to a merger, consolidation or reorganization resulting in less than 51% voting power by persons who held at least 51% of the voting power before such transaction or selling all or substantially all of the Company's assets. In connection with the investment by SV, the holders of at least 60% of the outstanding capital stock of the Company executed a voting agreement pursuant to which SV may designate a representative to be elected to the Board of Directors and the shareholders shall elect such person to the Board. Also in connection with the issuance of stock, SV was granted demand and piggy back registration rights under a registration rights agreement. The demand gives SV the right to cause the Company to register its securities at any time after 180 days following completion by the Company of a public equity offering. In addition, James F. Stuart, A. J. Lewis III and Steven P. Rosenberg entered into a parallel exit agreement with SV guaranteeing SV the right to participate pro rata in sales to third parties. SV also became a party to the Shareholders Agreement and Voting Agreement in connection with the issuance of stock to SV.

    Securities Purchase Agreement with Culligan Water Technologies, Inc. On December 2, 1997, the Company entered into a Securities Purchase Agreement (the "Culligan Securities Purchase Agreement") with Culligan pursuant to which Culligan acquired 235,000 shares of Mandatorily Redeemable Preferred Stock, 94 shares of Series C Preferred Stock and warrants, with an exercise price of $13.00 per share, to purchase 1,807,692 shares of Common Stock for an aggregate price of $23.5 million, $10.0 million of which was paid on December 2, 1997 and $13.5 million of which was paid on December 15, 1997. In addition, the Company entered into a Securities Purchase Agreement (the "Jesselson Securities Purchase Agreement") with Erica Jesselson ("Jesselson"), an existing investor, pursuant to which Jesselson purchased 15,000 shares of Mandatorily Redeemable Preferred Stock, 6 shares of Series C Preferred Stock and warrants to acquire 115,385 shares of Common Stock for an aggregate price of $1.5 million. The warrants are valid until the earlier to occur of (a) April 15, 2005 and (b) the first anniversary of the last day of the first period of twenty (20) consecutive Trading Days following a Qualifying IPO during which there is a Closing Price on each such Trading Day and the Closing Price on each such Trading Day equals or exceeds the Threshold Price. "Qualifying IPO" means an underwritten public offering of Common Stock at an aggregate price to the public of at least $40,000,000 and after which the Common Stock is listed on a national securities exchange or automated quotation system. "Closing Price" means, with respect to any Trading Day, the last reported sale price per share on such day of the Common Stock on the principal national securities exchange or automated quotation system on which the Common Stock is then listed. "Threshold Price" means, initially, $26.00, subject to adjustment. "Trading Day" means any day on which the principal national securities exchange or automated quotation system on which the Common Stock is listed is open for business. The Company intends to use the net proceeds to support the Company's plan of strategic acquisitions and for working capital.

    Holders of the Mandatorily Redeemable Preferred Stock shall be entitled to receive dividends equal to 10% of the liquidation preference thereof, and all dividends shall be fully cumulative. Dividends may be paid in cash or in kind by issuing a number of additional shares of Mandatorily Redeemable Preferred Stock. If dividends are paid in kind, the Company shall also issue additional warrants to purchase Common Stock at an exercise price of $13.00 per share to the holders of the Mandatorily Redeemable Preferred Stock. Holders of the Mandatorily Redeemable Preferred Stock have no voting rights other than approval rights with respect to the issuance of parity or senior securities. The Company may redeem the Mandatorily Redeemable Preferred Stock at any time subject to contractual and other restrictions with respect thereto and to applicable provisions of the Texas Business Corporation Act and to the legal availability of funds therefor. The Company is obligated to redeem the Mandatorily Redeemable Preferred Stock for cash on April 15, 2005 subject to applicable provisions of the Texas Business Corporation Act. The Company may redeem all of the Mandatorily Redeemable Preferred Stock for notes in an aggregate principal amount of the liquidation preference amount of the Mandatorily Redeemable Preferred Stock.

    The Series C Preferred Stock was created to provide Culligan and Jesselson the right to vote a number of shares equal to the number of warrants issued to them, such rights to be effective only at such time or times that Culligan owns less than twenty percent (20%) of the fully diluted Common Stock. The Company may redeem all (but not less than all) of the Series C Preferred Stock at such time as the investors cease to own at least fifty percent (50%) of the Fully Diluted Warrant Common Stock (as defined in the Certificate of Designation of the Series C Preferred Stock).

    The securities purchase agreements require a vote of two-thirds of the Board of Directors before the Company may take certain action relating to distributions, granting demand registration rights, guaranteeing indebtedness, making loans, changing the business, making acquisitions, pledging assets and becoming a party to a merger, consolidation or reorganization resulting in less than 51% of the Company's assets. The securities purchase agreements also contain certain restrictive covenants which the Company is required to adhere to while any of the Mandatorily Redeemable Preferred Stock is outstanding. In connection with the investment by Culligan, the holders of over 80% of the outstanding voting stock of the Company executed a voting agreement pursuant to which Culligan may designate two representatives to be elected to the Board of Directors and the shareholders shall elect such persons to the Board. Also in connection with the issuance of stock, Culligan was granted demand and piggy back registration rights under a registration rights agreement. The demand gives Culligan the right to cause the Company to register its securities at any time after 180 days following completion by the Company of a public equity offering. In addition, James F. Stuart, A.J. Lewis III and Steven P. Rosenberg entered into a parallel exit agreement with Culligan guaranteeing Culligan the right to participate pro rata in sales to third parties. Culligan and Jesselson also entered into a Stock Transfer Restriction Agreement which precludes them from transferring the Series C Preferred Stock or Common Stock issued under the warrants to the Company's primary competitor.

    Securities Purchase Agreement with Ares Management, L.P. and SV Capital Partners, L.P. In connection with the closing of the Transactions, the Company entered into a securities purchase agreement (the "Preferred Stock Purchase Agreement") with Ares and SV pursuant to which Ares and SV acquired 400,000 shares of Series A Preferred Stock and restricted warrants, with an exercise price of $.01 per share, to purchase 975,752 shares of Common Stock, for an aggregate price of $40.0 million for such securities. The restricted warrants are valid until May 31, 2005 but are exercisable only under certain conditions, such as an initial public offering of Common Stock, change of control, merger or asset sale, or default.

    Holders of the Series A Preferred Stock shall be entitled to receive dividends at a rate equal to 13.0% per annum ("Permanent Dividend Rate"). During the first twelve months following the issuance of the Series A Preferred Stock, the dividend rate shall be 11.5% per annum, and during the second twelve months following issuance the dividend rate shall be 12.25% per annum. Dividends shall be fully cumulative and payable quarterly in cash, except that during the first five years after issuance, dividends may be paid in kind by issuing a number of additional shares of Series A Preferred Stock. In the event the Company is unable for any reason to pay dividends in cash after the fifth anniversary, or in the event of a default, the Holders of the Series A Preferred Stock will have the right to add up to two directors to the Company's Board of Directors and the dividend rate will be increased by 2% per annum until the default is cured. Holders of the Series A Preferred Stock shall have the benefit of certain affirmative and negative covenants, but shall have no voting rights. The Company may redeem the Series A Preferred Stock at any time after the fourth anniversary of the issue date and, in certain circumstances, upon an initial public equity offering prior to the third anniversary of the issue date, in each case subject to contractual and other restrictions with respect thereto (including the Indenture and the New Credit Facility) and to applicable provisions of the Texas Business Corporation Act and to the legal availability of funds therefor. The Company is obligated to redeem the Series A Preferred Stock for cash after the maturity date of the Notes in 2005, or, if earlier, upon the occurrence of certain change of control or asset sale events, in each case subject to applicable provisions of the Texas Business Corporation Act and all the other restrictions (including the Indenture and the New Credit Facility). The Company may exchange the Series A Preferred Stock for Exchange Debentures in an aggregate principal amount of the liquidation preference amount of the Series A Preferred Stock. Also in connection with the issuance of Series A Preferred Stock and warrants, the investors were granted demand and piggy back registration rights under separate registration rights agreements. The Exchange Offer Registration Statement (as defined), of which this prospectus is part, includes a registered offer to exchange the Series A Preferred Stock for Series B Preferred Stock which will have terms identical in all material respects to the Series A Preferred Stock.

    Payment of cash dividends, redemption of the Series A Preferred Stock and the exchange of the Series A Preferred Stock for subordinated notes will be restricted by covenants under the Indenture and New Credit Facility. See "Description of Notes -- Certain Covenants" and "Description of New Credit Facility."

    Other Transactions and Relationships with Shareholders. Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump") provides legal services to the Company. Cecil Schenker, a shareholder of the Company, is a partner of Akin Gump. Alan Schoenbaum, the son of Stanley Schoenbaum, a shareholder of the Company, is a partner of Akin Gump. Kenneth H. Johnson, a shareholder, provides legal services to the Company. Bill Highsmith, a shareholder, has acted as an insurance agent for the Company in connection with the Company's health insurance and key-man life insurance. James M. Raines, a shareholder, is affiliated with Williams Financial Group, which provided investment banking services to the Company in connection with the sale of the Notes and the Reddy Acquisition, for which it will receive a finder's fee from the Initial Purchasers and an advisory fee from the Company. Lancer Corporation, a shareholder, supplies the Company's proprietary bagging devices under an exclusive contract. Antares Leveraged Capital Corp., a shareholder, is the Company's senior secured lender under the New Credit Facility. Jefferies & Company, Inc., the Initial Purchaser, and its certain employees are holders of warrants to acquire Common Stock at $0.01 per share.

    The Company believes that the transactions referred to above are no less favorable than transactions which would have been obtained from unrelated third parties. Any future transactions between the Company and related parties will be approved by outside directors and will be on terms no less favorable than those which could have been obtained from unrelated third parties.

                               THE EXCHANGE OFFER

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

    In connection with the sale of the Series A Securities, the purchasers thereof became entitled to the benefits of certain registration rights under the Registration Rights Agreements. The Series B Securities are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See " Registration Rights; Additional Interest."

    For each $1,000 principal amount of Series A Notes surrendered to the Company pursuant to the Exchange Offer, the holder of such Series A Notes will receive $1,000 principal amount of Series B Notes. For each share of Series A Preferred Stock surrendered to the Company pursuant to the Exchange Offer, the holder of such Series A Preferred Stock will receive one share of Series B Preferred Stock. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Series A Securities properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Series A Securities pursuant to the Exchange Offer in integral multiples of $1,000 principal amount for the Series A Notes and in integral multiples of 100 shares for the Series A Preferred Stock.

    Under existing interpretations of the staff of the SEC, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13, 1989), the Morgan Stanley Letter and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Series B Securities would in general be freely transferable after the Exchange Offer without further registration under the Securities Act by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Series A Securities exchanged for such Series B Securities directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series B Securities are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Series B Securities. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Any holder of Series A Securities who tenders in the Exchange Offer for the purpose of participating in a distribution of the Series B Securities could not rely on the interpretation by the staff of the SEC enunciated in the Morgan Stanley Letter and similar no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each holder of Series A Securities who wishes to exchange Series A Securities for Series B Securities in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Series A Securities acquired directly from the Company for its own account, (ii) any Series B Securities to be received by it are being acquired in the ordinary course of its business and
(iii) it is not participating in, and it has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Series B Securities. In addition, in connection with any resales of Series B Securities, any broker-dealer (a "Participating Broker-Dealer") who acquired Series A Securities for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Series B Securities. The staff of the SEC has taken the position in no-action letters issued to third parties including Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Series B Securities (other than a resale of an unsold allotment from the original sale of Series A Securities) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreements, the Company is required to allow Participating Broker-Dealers to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Series B Securities. See "Plan of Distribution."

    If the Company is not required to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy or if the Exchange Offer for Series A Notes is not consummated within 150 days from April 30, 1998, the holders of Series A Preferred Stock or Notes, as the case may be, may require the Company to prepare and file a registration statement (a "Shelf Registration Statement") for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act covering all such Series A Preferred Stock or Notes, as the case may be, of such holder. In addition, if any holder of Series A Preferred Stock notifies the Company that based upon the advice of counsel (i) such holder is prohibited by applicable law or policy from participating in the Exchange Offer or (ii) such holder may not resell the Series B Preferred Stock acquired by it in the Exchange Offer to the public without delivering a prospectus and that the prospectus contained herein is not appropriate for such resales, the Company shall be required to effect a Shelf Registration.

    The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged Series B Securities for all outstanding Series A Securities (other than Series A Securities held by a Restricted

Holder) pursuant to the Exchange Offer or (ii) the Company having exchanged, pursuant to the Exchange Offer, Series B Securities for all Series A Securities that have been tendered and not withdrawn on the date that is 30 days following the commencement of the Exchange Offer. In such event, holders of Series A Securities who are not entitled to require the Company to effect a Shelf Registration and seek liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

    As of the date of this Prospectus, $270,000,000 principal amount of Series A Notes and 400,000 shares of the Series A Preferred Stock are issued and outstanding. In connection with the issuance of the Series A Notes, the Company arranged for the Series A Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages ("PORTAL") Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A.

    The Company shall be deemed to have accepted for exchange validly tendered Series A Securities when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Series A Securities for the purpose of receiving Series B Securities from the Company and delivering Series B Securities to such holders. If any tendered Series A Securities are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Series A Securities will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. Holders of Series A Securities who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series A Securities pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

    This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of the date of this Prospectus.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean August 12, 1998 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Series A Securities an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time. The Company reserves the right (i) to delay acceptance of any Series A Securities, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Series A Securities not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Series A Securities. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Series A Securities of such amendment. Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile or an Agent's Message, together with the Series A Securities and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. The tender by a holder of Series A Securities will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders. The method of delivery of Series A Securities and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Series A Securities should be sent to the Company. Only a holder of Series A Securities may tender such Series A Securities in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Series A Securities are registered on the books of the Company or any other person who has obtained a properly completed stock power from the registered holder.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Series A Securities which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

    Any beneficial holder whose Series A Securities are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on behalf of the registered holder. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering its Series A Securities, either make appropriate arrangements to register ownership of the Series A Securities in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by the record holder(s) of the Series A Securities tendered thereby, the signature must correspond with the name(s) written on the face of the Series A Securities without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Series A Securities. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution")unless the Series A Securities tendered pursuant thereto are tendered (i) by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal and the Series B Securities are being issued directly to such registered holder (or deposited into the participant's account at DTC) or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder of any Series A Securities listed therein, such Series A Securities must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Series A Securities on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Series A Securities. If the Letter of Transmittal or any Series A Securities or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Series A Securities (or a timely confirmation received of a book-entry transfer of Series A Securities into the Exchange Agent's account at DTC with an Agent's Message) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Series B Securities in exchange for Series A Securities tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Series A Securities (or a timely confirmation received of a book-entry transfer of Series A Securities into the Exchange Agent's account at DTC) with the Exchange Agent.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Series A Securities will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series A Securities not properly tendered or any Series A Securities the Company's acceptance of which would, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in tender as to particular Series A Securities. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Securities must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Series A Securities nor shall any of them incur any liability for failure to give such notification. Tenders of Series A Securities will not be deemed to have been made until such irregularities have been cured or waived. Any Series A Securities received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Series A Securities unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date. In addition, the Company reserves the right in its sole discretion to (i) purchase or make offers for any Series A Securities that remain outstanding subsequent to the Expiration Date, or, as set forth under "-- Termination," to terminate the Exchange Offer and
(ii) to the extent permitted by applicable law, purchase Series A Securities in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will establish an account with respect to the Series A Securities at DTC within two business days after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Series A Securities by causing DTC to transfer such Series A Securities into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Series A Securities may be effected through book-entry transfer into the Exchange Agent's account at DTC, and Agent's Message must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "B Exchange Agent", or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Series A Securities shall be deemed to include DTC's book-entry delivery method.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Series A Securities and whose Series A Securities are not immediately available or who cannot deliver their Series A Securities, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, may effect a tender if: (i) the tender is made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Series A Securities, the registration number or numbers of such Series A Securities (if applicable), and the total principal amount of Series A Securities tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal, together with the Series A Securities in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal, together with the certificate(s) representing all tendered Series A Securities in proper form for transfer (or a confirmation of such a book-entry transfer) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.

    Each holder who participates in the Exchange Offer will be required to represent that any Series B Securities received by it will be acquired in the ordinary course of its business, that such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Series B Securities, and that such holder is not a Restricted Holder.

    Series A Securities tendered in exchange for Series B Securities (or a timely confirmation of a book-entry transfer of such Series A Securities into the Exchange Agent's account at DTC) must be received by the Exchange Agent, with the Letter of Transmittal and any other required documents, by the Expiration Date or within the time periods set forth above pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. Each holder tendering the Series A Securities for exchange sells, assigns and transfers the Series A Securities to the Exchange Agent, as agent of the Company, and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Series A Securities to be transferred and exchanged. The holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Series A Securities and to acquire the Series B Securities issuable upon the exchange of such tendered Series A Securities, that the Exchange Agent, as agent of the Company, will acquire good and unencumbered title to the tendered Series A Securities, free and clear of all liens, restrictions, charges and encumbrances, and that the Series A Securities tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Company. The holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Series A Securities. All authority conferred or agreed to be conferred in the Letter of Transmittal by the holder will survive the death, incapacity or dissolution of the holder and any obligation of the holder shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Series A Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. To withdraw a tender of Series A Securities in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Securities to be withdrawn (the "Depositor"), (ii) identify the Series A Securities to be withdrawn (including, if applicable, the registration number or numbers and total principal amount of such Series A Securities), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Series A Securities were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Series A Securities to register the transfer of such Series A Securities into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Series A Securities are to be registered, if different from that of the Depositor and (v) if applicable because the Series A Securities have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Series A Securities so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Series B Securities will be issued with respect thereto unless the Series A Securities so withdrawn are validly retendered. Any Series A Securities which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series A Securities may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Series A Securities not theretofore accepted for exchange, and may terminate the Exchange Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC.

    If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Series A Securities and return any Series A Securities that have been tendered to the holders thereof,
(ii) extend the Exchange Offer and retain all Series A Securities tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Series A Securities to withdraw their tendered Series A Securities or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Series A Securities that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Series A Securities, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Series A Securities, if the Exchange Offer would otherwise expire during such period. Holders of Series A Securities will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer.

EXCHANGE AGENT

    U.S. Trust Company of Texas, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                  U.S. Trust Company of Texas, N.A.
                  2001 Ross Avenue, 27th Floor
                  Dallas, Texas 75201
                  Attention:  Corporate Trust Department
                  Facsimile:  (214) 754-1303
                  Telephone:  (214) 754-1255

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone. The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Series A Securities and in handling or forwarding tenders for exchange.

    The other expenses incurred in connection with the Exchange Offer including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company will pay all transfer taxes, if any, applicable to the exchange of Series A Securities pursuant to the Exchange Offer. If, however, Series B Securities or Series A Securities not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Series A Securities tendered, or if tendered Series A Securities are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Series A Securities pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Series B Securities under generally accepted accounting principles.

                              DESCRIPTION OF NOTES

    The Series A Notes were issued, and the Series B Notes will be issued, under the indenture dated as of January 28, 1998, and as amended and restated as of April 30, 1998 (the "Indenture"), by and among the Company, the Subsidiary Guarantors and U.S. Trust Company of Texas, N.A., as Trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and, upon effectiveness of the Exchange Offer Registration Statement, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The following summary of certain provisions of the Indenture, the Notes and the Subsidiary Guarantees does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA, and to all of the provisions of the Indenture (copies of which can be obtained from the Company upon request), including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth under "-- Certain Definitions" below. For purposes of this Section, references to the "Company" shall mean Packaged Ice, Inc., excluding its Subsidiaries.

    The Indenture provides for $145,000,000 of Notes issued on January 28, 1998 (the "Series A Notes I") and $125,000,000 of Notes issued on the Issue Date (the "Series A Notes II"), and provides for the issuance of additional notes under the Indenture in the future (the Series A Notes I, the Series A Notes II and any additional notes issued under the Indenture, including without limitation, any additional notes issued under the Indenture upon consummation of an Exchange Offer, as each may be amended or supplemented from time to time, are collectively referred to in this "Description of Notes" section herein as the "Notes"). All of the Notes will be identical in all respects other than purchase price and issuance date, except that Notes issued upon consummation of an Exchange Offer will not be subject to certain transfer restrictions and will not be subject to the accrual of Additional Interest.

    The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which currently is the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to Holders of the Notes. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. In addition, in the event the Notes do not remain in book-entry form, interest may be paid at the Company's option, by wire transfer or check mailed to the registered address of the Holders as shown on the Note Register.

    As of the date of the amendment and restatement of the Indenture, all of the Company's Subsidiaries were Subsidiary Guarantors. Subject to the requirements of the Indenture, the Company will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be Subsidiary Guarantors and will not be subject to the restrictive covenants set forth in the Indenture. Any right of the Company or a Subsidiary Guarantor to receive assets of any of the Company's subsidiaries that is not a Subsidiary Guarantor upon the latter's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company or a Subsidiary Guarantor is itself recognized as a creditor of such subsidiary, in which case the claims of the Company or such Subsidiary Guarantor would still be effectively subordinated to any security interest in the assets of such subsidiary.

    All series of Notes issued under the Indenture, including without limitation any Notes that remain outstanding after the completion of an Exchange Offer, together with the Series B Notes issued in connection with such Exchange Offer, will be treated as a single class of securities under the Indenture.

    The obligations of the Company under the Notes will be guaranteed on a senior basis, jointly and severally, by each of the Subsidiary Guarantors. See "-- Ranking and Guarantees."

PRINCIPAL, MATURITY AND INTEREST

    The Notes will mature on February 1, 2005. Interest on the Notes will accrue at the rate of 9 3/4% per annum and will be payable semi-annually on each February 1 and August 1 commencing, in the case of the Series A Notes I and the Series A Notes II, on August 1, 1998 to the persons who are registered Holders at the close of business on the January 15 and July 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including January 28, 1998. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes may increase if the Company fails to fulfill its obligations under the Notes Registration Rights Agreement, and all references to "interest" herein include any such increased interest. See "Exchange Offer; Registration Rights; Additional Interest."

OPTIONAL REDEMPTION

    The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after February 1, 2002, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on February 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:

                                 YEAR         PERCENTAGE
                                 ----         ----------
                            2002...........   104.8750%
                            2003...........   102.4375%
                            2004 and
                            thereafter.....   100.0000%

    Notwithstanding the foregoing, at any time on or prior to February 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally issued at a redemption price of 109.75% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of any Public Equity Offering; provided that at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

SINKING FUND

    There will be no mandatory sinking fund payments for the Notes.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

RANKING AND GUARANTEES

    The indebtedness of the Company evidenced by the Notes will rank senior in right of payment to all Subordinated Indebtedness of the Company and pari passu in right of payment with all existing and future senior Indebtedness of the Company. The Notes are unsecured and holders of secured Indebtedness of the Company will effectively rank prior to Holders of the Notes with respect to the assets securing such secured Indebtedness. Loans under the New Credit Facility will be secured by substantially all of the Company's assets, including the stock of the Company's subsidiaries, and guaranteed by the Company's subsidiaries, which guarantees in turn will be secured by substantially all of the assets of such subsidiaries. Accordingly, while the Notes and the Subsidiary Guarantees rank pari passu in right of payment with the loans and guarantees under the New Credit Facility and all other liabilities not expressly subordinated by their terms to the Notes and the Subsidiary Guarantees, the Notes and the Subsidiary Guarantees will be effectively subordinated to the loans and guarantees outstanding under the New Credit Facility to the extent of the value of the assets securing such loans. As of December 31, 1997, after giving pro forma effect to the issuance of the Notes and the proposed application of the estimated net proceeds therefrom, the Company would have had no senior Indebtedness outstanding other than the Notes and the New Credit Facility.

    Each Subsidiary Guarantor fully and unconditionally guarantees, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Subsidiary Guarantee of each Subsidiary Guarantor will rank pari passu in right of payment to all existing and future senior Indebtedness of such Subsidiary Guarantor. As of December 31, 1997, after giving pro forma effect to the issuance of the Notes and the application of the estimated net proceeds therefrom, the Subsidiary Guarantors would have had no senior Indebtedness outstanding other than the Subsidiary Guarantees and the Indebtedness under the New Credit Facility. The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

    Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "-- Certain Covenants -- Mergers, Consolidations and Sale of Assets" and "-- Certain Covenants -- Asset Sales." In the event all of the capital stock of a Subsidiary Guarantor is sold (including by way of merger or consolidation) by the Company and the sale complies with the provisions set forth in "-- Certain Covenants -- Asset Sales," the Subsidiary Guarantee with respect to such Subsidiary Guarantor will be released.

    Separate financial statements of the Subsidiary Guarantors are not included herein, except for Reddy Ice (which became a Subsidiary Guarantor with consummation of the Reddy Acquisition), because such Subsidiary Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Subsidiary Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes on a Business Day (the "Change of Control Payment Date") not more than 60 nor less than 30 days following such Change of Control, pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company. The Paying Agent will promptly mail or otherwise deliver to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company will result in a Change of Control only if it is the type of transaction specified in such definition.

    The existence of a Holder's rights to require the Company to repurchase Notes in connection with a Change of Control may deter a third party from acquiring the Company in a transaction that would constitute a "Change of Control."

    The source of funds for any repurchase of Notes upon a Change of Control will be the Company's cash or cash generated from operations or other sources, including borrowings or sales of assets; however, there can be no assurance that sufficient funds will be available at the time of any Change of Control to repay all Indebtedness owing under other senior Indebtedness or to make any required repurchases of the Notes. Any failure by the Company to repurchase Notes tendered pursuant to a Change of Control Offer will constitute an Event of Default. See "Risk Factors -- Substantial Leverage and Ability to Service Debt" and "Risk Factors -- Change of Control."

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and repurchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under New York law, which is the law governing the Indenture and the Notes. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

CERTAIN COVENANTS

The Indenture contains, among others, the following covenants:

    Limitation on Indebtedness. (a) The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, incur any Indebtedness, including, without limitation, any Acquired Indebtedness (other than Permitted Indebtedness).

    (b) Notwithstanding the foregoing limitations, the Company and its Subsidiaries may Incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case, if (i) no Default or Event of Default shall have occurred and be continuing on the date of the proposed Incurrence thereof or would result as a consequence of such proposed Incurrence and (ii) immediately after giving effect to such proposed Incurrence, the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to 1.75 to 1.0 if such proposed Incurrence is on or prior to September 30, 1999; and at least equal to 2.0 to
1.0 if such proposed Incurrence is thereafter.

    (c) Neither the Company nor any Subsidiary Guarantor will, directly or indirectly, in any event Incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

    Limitation on Restricted Payments. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value (each, an "acquisition of") any Capital Stock of the Company, or any warrants, rights or options to acquire shares of any class of such Capital Stock, other than through the exchange therefor solely of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, (each, an "acquisition of") any Subordinated Indebtedness of the Company, or (d) make any Investment (other than Permitted Investments) in any Person (each of the foregoing prohibited actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such proposed Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default has occurred and is continuing or would result therefrom, or (ii) the Company is not able to Incur at least $1.00 of additional Indebtedness in accordance with paragraph (b) of "-- Limitation on Indebtedness" above (as if such Restricted Payment had been made as of the last day of the Four Quarter Period), or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date exceeds or would exceed the sum of: (u) 50% of the Consolidated Net Income (or if Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company during the period (treating such period as a single accounting period) from April 1, 1998 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; (v) 100% of the aggregate Net Equity Proceeds received by the Company from any Person from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company other than any Qualified Capital Stock sold to a Subsidiary of the Company; (w) the aggregate net cash proceeds received after the Issue Date by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company;
(x) the aggregate net cash proceeds received after the Issue Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of debt securities or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange; (y) an amount equal to the net reduction in Investments, subsequent to the Issue Date, in any Person resulting from payments of interest on debt, dividends, repayments of loans or advances, return of capital, or other transfers of property (but only to the extent such distributions are not included in the calculation of Consolidated Net Income of the Company), in each case, to the Company or any Subsidiary from any Person, not to exceed in the case of any Person, the amount of Investments previously made by the Company or any Subsidiary in such Person and which was treated as a Restricted Payment; and
(z) $500,000.

    Notwithstanding the foregoing, these provisions do not prohibit: (1) the acquisition of Capital Stock of the Company or warrants, rights or options to acquire Capital Stock of the Company either (i) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company; (2) the acquisition of any Subordinated Indebtedness of the Company either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company or (B) Permitted Refinancing Indebtedness; or (3) loans by the Company or any Subsidiary to employees in the ordinary course of business up to an aggregate principal amount of $250,000 at any one time outstanding; provided, however, that in the case of clauses (1), (2) and (3) of this paragraph, no Default or Event of Default shall have occurred and be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1)(ii), (2)(i) and (2)(ii)(A) shall, in each case, be included in such calculation.

    For purposes of the foregoing provisions, the amount of any Restricted Payment (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

    The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would be permitted by the provisions of this "Limitation on Restricted Payments" covenant and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid in cash prior to such designation) in the Subsidiary so designated will at the election of the Company, either (A) reduce the amount available for Restricted Payments under clause (iii) of the first paragraph of this covenant or (B) constitute Permitted Investments under clauses
(f) or (g) of the definition thereof. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation.

    For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment.

    Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company or the Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee) of the assets or Properties issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are Subordinated Indebtedness or otherwise by their terms subordinated to the Notes or the Subsidiary Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 360 days of closing such Asset Sale (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

    Within 360 days after the receipt of any Net Cash Proceeds from any Asset Sale, the Company may (i) apply all or any of the Net Cash Proceeds therefrom to repay Indebtedness (other than Subordinated Indebtedness) of the Company or any Subsidiary, provided, in each case, that the related loan commitment of any revolving credit facility or other borrowing (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid, or (ii) invest all or any part of the Net Cash Proceeds thereof in properties and other capital assets that replace the properties or other capital assets that were the subject of such Asset Sale or in other properties or other capital assets that will be used in the Ice Business. Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce borrowings under any revolving credit facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from an Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Available Proceeds Amount." When the aggregate Available Proceeds Amount exceeds $5 million, the Company shall make an offer to purchase, from all Holders of the Notes and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Notes and any such Pari Passu Indebtedness equal to such Available Proceeds Amount as follows:

        (i) (A) The Company shall make an offer to purchase (an "Asset Proceeds Offer") from all Holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Payment Amount") equal to the product of such Available Proceeds Amount multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as defined in clause (ii) below) of all Notes tendered), and (B) to the extent required by any such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu
    Indebtedness, the Company shall make an offer to purchase such Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Available Proceeds Amount over the Payment Amount.

        (ii) The offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to an Asset Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Asset Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to an Asset Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting an "Asset Proceeds Deficiency"), the Company may use such Asset Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitation on Restricted Payments" covenant.

        (iii) If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

    The Company will not permit any Subsidiary to enter into or suffer to exist any agreement (excluding Permitted Liens) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Proceeds Offer following any Asset Sale. The Company will comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

    Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or to any Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or to any Subsidiary of the Company (each such encumbrance or restriction in clause (a), (b), or (c) a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture and the Notes; (3) customary non-assignment provisions of any lease or license agreements or similar agreements entered into in the ordinary course of business of any Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness Incurred in accordance with paragraph (b) of the covenant "-- Limitation on Indebtedness"; provided that such encumbrance or restriction is not, and will not be, applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, becoming a Subsidiary of the Company; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (6) any restriction or encumbrance contained in contracts for the sale of assets to be consummated in accordance with the Indenture solely in respect of the assets to be sold pursuant to such contract; (7) any restrictions on the sale or other disposition or encumbrance of any property securing Indebtedness as a result of a Permitted Lien on such property; (8) any agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired and are not or were not created in anticipation of or in connection with the acquisition thereof; (9) the Credit Facilities; or (10) any encumbrance or restriction contained in Permitted Indebtedness or Permitted Refinancing Indebtedness Incurred to Refinance the Indebtedness Incurred pursuant to an agreement referred to in clause (2), (4),
(5) or (9) above (whether the Indebtedness Refinanced is repaid in whole or in part); provided that the provisions relating to such encumbrance or restriction contained in any such Permitted Refinancing Indebtedness are no less favorable to the Company or to the Holders in any material respect in the reasonable and good faith judgment of the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5) or (9).

    Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Indenture provides that the Company will not cause or permit any of its Subsidiaries to issue or sell any Capital Stock (other than to the Company or to a wholly-owned Subsidiary of the Company) or permit any Person (other than the Company or a wholly-owned Subsidiary of the Company) to own or hold any Capital Stock of any Subsidiary of the Company or any Lien or security interest therein;

provided, however, that such covenant shall not prohibit (i) Permitted Liens or
(ii) the disposition (by sale, merger or otherwise) of all of the Capital Stock of a Subsidiary provided any Net Cash Proceeds therefrom are applied in accordance with the covenants described under "-- Asset Sales."

    Limitation on Liens. The Indenture provides that the Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind except for Permitted Liens, upon any of their respective property or assets, whether owned now or acquired after the Issue Date, or any income, profits or proceeds therefrom, to secure (a) any Indebtedness of the Company or such Subsidiary (if it is not a Subsidiary Guarantor), unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured, or (b) any Indebtedness of any Subsidiary Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee (if it is not a Subsidiary Guarantor) of such Subsidiary Guarantor is equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the Notes or the Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or the Subsidiary Guarantees. The foregoing covenant will not apply to any Lien securing Acquired Indebtedness, provided that any such Lien extends only to the property or assets that were subject to such Lien prior to the related acquisition by the Company or such Subsidiary and was not created, incurred or assumed in contemplation of such transaction.

    Mergers, Consolidations and Sale of Assets. The Indenture provides that the Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and, if applicable, the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) shall be able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (b) of "-- Limitation on Indebtedness"; provided that in determining the Consolidated Fixed Charge Coverage Ratio of the Company or such Surviving Entity, as the case may be, such ratio shall be calculated as if the transaction (including the Incurrence of any Indebtedness or Acquired Indebtedness) took place on the first day of the Four Quarter Period; (iii) immediately before and immediately after giving effect to such transaction and, if applicable, the assumption contemplated by clause
(i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction), no Default and no Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

    Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

    Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "-- Asset Sales") will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, other than the Company or any other Subsidiary Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor), or to which such disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor on the Subsidiary Guarantee; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant. Any merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor need only comply with clause (iv) of the first paragraph of this covenant.

    Limitation on Transactions with Affiliates. The Indenture provides that neither the Company nor any Subsidiary of the Company will conduct any business or enter into any transaction or series of transactions with or for the benefit of any of their Affiliates (each an "Affiliate Transaction") but excluding Specified Affiliate Transactions, except in good faith and on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's-length basis from a Person not an Affiliate of the Company or such Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1,000,000 shall be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10,000,000, the Company or such Subsidiary shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions between the Company and any Subsidiary or between Subsidiaries, (ii) any employee compensation arrangement of the Company or any Subsidiary which has been approved by a majority of the Company's disinterested directors and found in good faith by such directors to be in the reasonable best interest of the Company or such Subsidiary, as the case may be or (iii) customary directors' fees, indemnification and similar arrangements.

    Additional Subsidiary Guarantees. If the Company or any of its Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Subsidiary that is not a Subsidiary Guarantor, or if the Company or any of its Subsidiaries shall organize, acquire or otherwise invest in another Subsidiary having total assets with a book value in excess of $250,000, then such transferee or acquired or other Subsidiary shall
(i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall fully and unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

    Limitation on Conduct of Business. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in the conduct of any business other than the Ice Business.

    Limitation on Status as Investment Company. The Indenture prohibits the Company and the Subsidiary Guarantors from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act of 1940.

    Sale and Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Subsidiary, as applicable, may enter into a sale and leaseback transaction if (i) the Company could have (a) Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in clause (b) of the covenant described above under the caption "-- Limitation on Indebtedness" and
(b) Incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Limitation on Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and
(iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under the caption "-- Asset Sales."

    Reports to Holders. The Company will file with the Commission all information, documents and reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such filing requirements so long as the Commission will accept such filings. The Company will file with the Trustee, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe), without exhibits, which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Regardless of whether the Company is required to furnish such reports to its stockholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements, comparable to that which would have been required to appear in annual or quarterly reports, to be delivered to the Trustee and the Holders. The Company will also make such reports available to prospective purchasers of the Notes, securities analysts and broker-dealers upon their request. In addition, the Indenture requires that for so long as any of the Notes remain outstanding the Company will make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either consummated the exchange offer for the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement filed by the Company.

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default":

        (i) the failure to pay interest on any Note for a period of 30 days or more after such interest becomes due and payable; or

        (ii) the failure to pay the principal on any Note, when such principal becomes due and payable, at maturity, upon redemption, pursuant to an Asset Sale Offer or a Change of Control Offer or otherwise; or

        (iii) (x) the failure of the Company or any Subsidiary Guarantor to comply with any of the terms or provisions of "-- Certain Covenants -- Mergers, Consolidations and Sale of Assets" or (y) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or from Holders of at least 25% in principal amount of outstanding Notes; or

        (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Subsidiary of the Company (or the payment of which is guaranteed by the Company or any Subsidiary of the Company) which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $2,500,000; or


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

        (v) one or more judgments in an aggregate amount in excess of $1,000,000 (which are not covered by third-party insurance as to which a financially sound insurer has not disclaimed coverage) being rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, or unstayed or unsatisfied for a period of 60 days after such judgment or judgments become final and non-appealable; or

        (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Subsidiary Guarantors or Significant Subsidiaries; or

        (vii) any of the Subsidiary Guarantees cease to be in full force and effect or any of the Subsidiary Guarantees are declared to be null and void and unenforceable or any of the Subsidiary Guarantees are found to be invalid or any of the Subsidiary Guarantors denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

    If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Notes then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable. If an Event of Default with respect to the Company specified in clause (vi) above occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on, the Notes then outstanding will ipso facto become due and payable without any declaration or other act on the part of the Trustee or any Holder.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    Notwithstanding the foregoing, if an Event of Default specified in clause
(iv) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if the Indebtedness that is the subject of such Event of Default has been repaid, or if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness (provided, in each case, that such repayment, waiver, cure or rescission is effected within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration).

    The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a Default in the payment of the principal of or interest on any Notes or a Default in respect of any term or provision of the Notes or the Indenture that cannot be modified or amended without the consent of all Holders.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided, that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.


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

DEFEASANCE

    The Indenture provides that the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors with respect to the Indenture and the Notes discharged in accordance with the provisions set forth below. Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by all outstanding Notes and the Company and the Subsidiary Guarantors shall be deemed to have satisfied all their respective other obligations under the Notes, the Subsidiary Guarantees and the Indenture, except for (i) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's and the Subsidiary Guarantors' respective obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the redemption and defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the respective obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants in the Indenture ("covenant defeasance"), and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. After such defeasance or covenant defeasance, no additional Notes may be originally issued under the Indenture. In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such outstanding Notes on the stated maturity thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;
(vi) in the case of defeasance or covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors' rights generally and that such defeasance or covenant defeasance will not result in the Trustee or the trust arising from such deposit constituting an Investment Company as defined in the Investment Company Act of 1940, as amended; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

MODIFICATION

    From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including (i) curing ambiguities, defects or inconsistencies, so long as such change does not materially adversely affect the rights of any of the Holders, and (ii) the issuance of additional Notes. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder of the Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes;

(iii) reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of the Notes to waive Defaults or Events of Default; (vi) amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer, an Asset Sale Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers; (vii) adversely affect the ranking of the Notes or the Subsidiary Guarantees; or (viii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

    The Indenture, the Notes and the Subsidiary Guarantees provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

    U.S.  Trust Company of Texas, N.A. is the Trustee under the Indenture.

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign within 90 days of becoming aware of such conflicting interest as provided in the TIA or apply to the Commission for permission to continue as Trustee. The Trustee may resign at any time, in which case a successor trustee is to be appointed pursuant to the terms of the Indenture.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "Acquired Indebtedness" of any Person means Indebtedness of another Person and any of its Subsidiaries existing at the time such other Person becomes a Subsidiary of such Person or at the time it merges or consolidates with such Person or any of such Person's Subsidiaries or is assumed by such Person or any Subsidiary of such Person in connection with the acquisition of assets from such other Person and in each case not Incurred by such Person or any Subsidiary of such Person or such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary of such Person or such acquisition, merger or consolidation, and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or such Person's Subsidiaries or the assets to which such Indebtedness related prior to the time such Person becomes a Subsidiary of the Company or the time of such acquisition, merger or consolidation.

    "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

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

    "Affiliate Transaction" has the meaning set forth in "-- Certain Covenants -- Limitation on Transactions with Affiliates."

    "Asset Acquisition" means (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be merged with or into the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising an existing business (whether existing as a separate entity), subsidiary, division or unit of such Person.

    "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Subsidiaries (including, without limitation, by means of a sale and leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Subsidiary held by the Company or any other Subsidiary, (b) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Subsidiaries, (c) any other properties or assets of the Company or any of its Subsidiaries other than transfers of cash, Cash Equivalents, accounts receivable, or properties or assets in the ordinary course of business; provided that the transfer of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the captions "-- Certain Covenants -- Mergers, Consolidations and Sale of Assets" and/or "-- Change of Control" and not by the provisions of the "Asset Sales" covenant. For the purposes of this definition, the term "Asset Sale" also shall not include any of the following: (i) sales of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are either (A) no longer used or (B) no longer useful in the business of the Company or its Subsidiaries; (ii) any lease of any property entered into in the ordinary course of business and with respect to which the Company or any Subsidiary is the lessor, except any such lease that provides for the acquisition of such property by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such property is granted; (iii) a Restricted Payment or Permitted Investment permitted under "Certain Covenants -- Limitation on Restricted Payments;" and (iv) any transfers that, but for this clause (iv), would be Asset Sales, if (A) the Company elects to designate such transfers as not constituting Asset Sales and (B) after giving effect to such transfers, the aggregate fair market value of the properties or assets transferred in such transaction or any such series of related transactions so designated by the Company does not exceed $1,000,000.

    "Asset Proceeds Offer" has the meaning set forth in "-- Certain Covenants -- Asset Sales."

    "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

    "Available Proceeds Amount" has the meaning set forth in "-- Certain Covenants -- Asset Sales."

    "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the board of directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

    "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common


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

Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

    "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within 180 days from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above, provided that all such deposits do not exceed $5,000,000 in the aggregate at any one time; (vii) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (ii) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and (viii) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v) above.

    "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person (as such term is used in Section 13(d)(3) of the Exchange
Act) other than to the Company or a Subsidiary Guarantor; (ii) the Company consolidates with or merges into another Person or any Person consolidates with, or merges into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where
(a) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction; (iii) the adoption of a plan relating to the liquidation or dissolution of the Company not involving a merger or consolidation or a sale or other disposition of assets described in clause (i) above; (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined above), excluding Permitted Holders, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided that the sale of Voting Stock of the Company to a Person or Persons acting as underwriters in connection with a firm commitment underwriting shall not constitute a Change of Control; or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors (other than by action of the Permitted Holders). For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

    "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.


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

    "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income plus (ii) to the extent that any of the following shall have been taken into account in determining Consolidated Net Income, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business), Consolidated Interest Expense, amortization expense and depreciation expense, and (B) other non-cash items (other than non-cash interest) reducing Consolidated Net Income, other than any non-cash item which requires the accrual of or a reserve for cash charges for any future period and other than any non-cash charge constituting an extraordinary item of loss, less other non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

    "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial information is available (the "Four Quarter Period") ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the Incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any Incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the Incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, at any time subsequent to the first day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of any such Asset Acquisition) Incurring, assuming or otherwise being liable for Acquired Indebtedness) at any time subsequent to the first day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the Incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA, based upon the four fiscal quarters of such Person for which financial information is available immediately preceding such Asset Acquisition, associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period; provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income." If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the Incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly Incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually Incurred on the Transaction
Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (2) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense and
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person, expressed as a decimal.

    "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Subsidiaries (excluding amortization of deferred financing fees) for such period, on a consolidated basis, as determined in accordance with GAAP, and including (a) all amortization of original issue discount (other than any original issue discount on Indebtedness attributable to proceeds of the sale of warrants issued in connection


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

with the Incurrence of such Indebtedness); (b) the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period; (c) net cash costs under all Interest Swap Obligations (including amortization of fees); (d) all capitalized interest; and
(e) the interest portion of any deferred payment obligations for such period.

    "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person, (d) the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a wholly-owned Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

    "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

    "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date; (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) was elected or nominated for election pursuant to the Voting Agreement.

    "Credit Facilities" means, with respect to the Company, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless (i) all obligations of the Company under the Indenture with respect to such Change of Control or Asset Sale have been satisfied prior to such repurchase or redemption and (ii) such repurchase or redemption does not violate any covenant of the Indenture.

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

    "Events of Default" has the meaning set forth in "-- Events of Default."

    "Exchange Act" means the Securities Exchange Act of 1934, as amended or any successor statute or statutes thereto.

    "Existing Indebtedness" means up to $85 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries in existence on the Issue Date, until such amounts are repaid.

    "Fair market value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee; provided, however, that if the aggregate non-cash consideration to be received by the Company or any of its Subsidiaries from any Asset Sale or the issuance of Qualified Capital Stock could be reasonably likely to exceed $5 million, the fair market value shall be determined by an independent Financial Advisor.

    "Family Member" means, when used with reference to any natural Person, such Person's spouse, siblings, parents, children, or other lineal descendants (whether by adoption or consanguinity), and shall mean a trust, the primary beneficiary of which is the Person's spouse, siblings, parents, children, or other lineal descendants (whether by adoption or consanguinity).

    "Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged.

    "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "Holder" means a Person in whose name a Note is registered on the Registrar's books.

    "Ice Business" means (i) the manufacture and sale (including, without limitation, direct sales, wholesale sales and retail sales) of ice; (ii) the manufacture and sale of ice and water by means of ice manufacturing or water purification equipment (including ice makers, bins, baggers, merchandisers, delivery devices and related equipment) installed on the premises of the Company's customer(s) whether or not such equipment is owned by the Company, the customers, or a third party; (iii) contract on-premises ice or water service (including leasing of ice or water related equipment) for a customer's internal use; (iv) providing cold storage and freezer related services in conjunction with the traditional ice business; (v) the sale of products incidental or related to the foregoing; and (v) all logical extensions of the foregoing.

    "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that (A) any Indebtedness assumed in connection with an acquisition of assets and any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) of the Company or at the time such Person is merged or consolidated with the Company or any Subsidiary of the Company shall be deemed to be Incurred at the time of the acquisition of such assets or by such Subsidiary at the time it becomes, or is merged or consolidated with, a Subsidiary of the Company or by the Company at the time of such merger or consolidation, as the case may be, and (B) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness unless such amendment, modification or waiver shall increase the principal or premium thereof or interest


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

rate thereon (including by way of original issue discount), and (C) a change in GAAP that results in an obligation of a Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of Indebtedness. A guarantee by the Company or a Subsidiary Guarantor of Indebtedness Incurred by the Company or a Subsidiary Guarantor, as applicable, shall not be a separate Incurrence of Indebtedness.

    "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) all Indebtedness of others (including all dividends of other Persons for the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds but excluding endorsements of negotiable instruments and documents in the ordinary course of business, (vii) net liabilities of such Person under Interest Swap Obligations, (viii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided that if the Obligations so secured have not been assumed by such Person or are otherwise not such Person's legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien, and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any non-interest bearing Indebtedness or other Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall only be deemed to be Incurred as of the date of original issuance thereof.

    "Independent" when used with respect to any specified Person means such a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, or in any Affiliate of the Company or any of its subsidiaries and (c) is not an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions for the Company or any of its subsidiaries. Whenever it is provided in the Indenture that any Independent Person's opinion or certificate shall be furnished to the Trustee, such Person shall be appointed by the Company and approved by the Trustee in the exercise of reasonable care, and such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning thereof.

    "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

    "Investment" by any Person means any direct or indirect (i) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise) (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business); (ii) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person; (iii) guarantee or assumption of any Indebtedness or any other obligation of any other Person (except for an assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed, extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, workers' compensation, utility, lease and similar deposits and prepaid expenses made in the ordinary course of business, and endorsements of negotiable instruments and documents in the ordinary course of business); and (iv) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Subsidiary not sold or disposed of.

    "Issue Date" means January 28, 1998, the date on which the Series A Notes I were first issued under the Indenture.

    "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction other than to reflect ownership by a third party of property leased to the referent Person or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable ((1) including, without limitation, income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition and (2) after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements) and (c) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "Net Equity Proceeds" means (a) in the case of any issuance or sale by the Company of Qualified Capital Stock of the Company, the aggregate net cash proceeds and the fair market value of any property or securities received by the Company, after payment of expenses, commissions and the like (including, without limitation, brokerage, legal, accounting and investment banking fees and commissions) incurred in connection therewith, and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding Indebtedness of the Company or any Subsidiary issued after the Issue Date for or into shares of Qualified Capital Stock of the Company, the amount of such Indebtedness (or, if such Indebtedness was issued at an amount less than the stated principal amount thereof, the accrued amount thereof as determined in accordance with GAAP) as reflected in the consolidated financial statements of the Company prepared in accordance with GAAP as of the most recent date next preceding the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Indebtedness to the Company or to any wholly-owned Subsidiary of the Company upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness, and all other expenses incurred by the Company in connection therewith), in each case (a) and (b) to the extent consummated after December 31, 1997.

    "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Officers' Certificate" means a certificate signed by two officers of the Company.

    "Opinion of Counsel" means a written opinion from legal counsel which and who are reasonably acceptable to the Trustee.

    "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes.

    "Paying Agent" shall initially be the Trustee until a successor paying agent for the Notes is selected in accordance with the Indenture.

    "Payment default" has the meaning set forth in "-- Events of Default."

    "Permitted Holders" means the following Persons: Ares Leveraged Investment Fund, L.P., Culligan Water Technologies, Inc., Erica Jesselson, SV Capital Partners, L.P., Norwest Equity Partners V, a Minnesota Limited Partnership, The Food Fund II Limited Partnership, A. J. Lewis III, Steven P. Rosenberg, and James F. Stuart, and any of their respective Affiliates and Family Members, each of the foregoing individually being a Permitted Holder.

    "Permitted Indebtedness" means, without duplication, each of the following:

         (i) Indebtedness under the Series A Notes I and the Series A Notes II;

         (ii) Indebtedness under any Existing Indebtedness;

         (iii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Subsidiary thereof in the ordinary course of business, including guarantees or obligations of the Company or any Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

         (iv) Permitted Refinancing Indebtedness;

         (v) the Subsidiary Guarantees of the Series A Notes I and the Series A Notes II;

         (vi) Indebtedness under Credit Facilities in an aggregate principal amount not to exceed $80 million at any one time outstanding and any guarantee thereof, reduced by any permanent repayment or permanent reduction thereof after the date of issuance of the Series A Notes II which is accompanied by a corresponding permanent commitment reduction pursuant to the "Asset Sales" covenant;

         (vii) Interest Swap Obligations of the Company; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness Incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates ("Permitted Swaps");

         (viii) Indebtedness of a direct or indirect Subsidiary of the Company to the Company or to a direct or indirect Subsidiary of the Company for so long as such Indebtedness is held by the Company or a direct or indirect Subsidiary of the Company in each case subject to no Lien held by a Person other than the Company or a direct or indirect Subsidiary of the Company or the holders of Indebtedness under the Credit Facilities (or an agent for such holders); provided, that if as of any date any Person other than the Company or a direct or indirect Subsidiary of the Company or the holders of Indebtedness under the Credit Facilities (or an agent for such holders) owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the date of the Incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

         (ix) Indebtedness of the Company to a direct or indirect Subsidiary of the Company for so long as such Indebtedness is held by a direct or indirect Subsidiary of the Company in each case subject to no Lien held by a Person other than the holders of Indebtedness under the Credit Facilities (or an agent for such holders); provided that (a) any Indebtedness of the Company to any direct or indirect Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's Obligations under the Indenture and the Notes, and (b) if as of any date any Person other than a direct or indirect Subsidiary of the Company owns or holds any such Indebtedness or any Person other than the holders of Indebtedness under the Credit Facilities (or an agent for such holders) holds a Lien in respect of such Indebtedness, such date shall be deemed the date of the Incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness; and

         (x) additional Indebtedness not to exceed an aggregate principal amount of $10 million at any one time outstanding and any guarantee thereof.

    "Permitted Investments" means (a) Investments in cash and Cash Equivalents;
(b) Investments by the Company or by any Subsidiary of the Company in any Person that is or will become immediately after such Investment a direct or indirect Subsidiary of the Company; (c) any Investments in the Company by any Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured; (d) Investments made by the Company or by its Subsidiaries as a result of an Asset Sale made in compliance with "-- Certain Covenants -- Asset Sales"; (e) Permitted Swaps; (f) Investments in ventures organized outside of the United States in an amount not to exceed $5,000,000 at any one time outstanding; (g) Investments in an amount not to exceed $500,000 at any one time outstanding; (h) Investments held by any Person on the date such Person becomes a Subsidiary to the extent such Investments are not incurred in anticipation of or in connection with such acquisition; and (i) Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Subsidiary, in each case as to debt owing to the Company or any Subsidiary that arose in the ordinary course of business of the Company or any such Subsidiary, provided that any stocks, obligations or securities received in settlement of debts that arose in the ordinary course of business (and received other than as a result of bankruptcy or insolvency proceedings or upon foreclosure, perfection or enforcement of any Lien) that are, within 30 days of receipt, converted into cash or Cash Equivalents shall be treated as having been cash or Cash Equivalents at the time received.

    "Permitted Liens" means the following types of Liens:

         (i) Liens existing as of the Issue Date;

         (ii) Liens securing the Notes, the Subsidiary Guarantees or any Indebtedness under the Credit Facilities or any guarantees of such indebtedness;

         (iii) Liens in favor of the Company;

         (iv) Liens for taxes, assessments and governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

         (v) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent for more than 30 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

         (vi) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

         (vii) Judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

         (viii) Any interest or title of a lessor under any Capital Lease Obligation or operating lease;

         (ix) Liens securing Purchase Money Indebtedness incurred in compliance with the "Limitation on Indebtedness" covenant; provided, however, that (i) the related Purchase Money Indebtedness shall not be secured by any property or assets of the Company or any Subsidiary other than the property or assets so acquired and any proceeds therefrom and (ii) the Lien securing any such Indebtedness shall be created within 90 days of such acquisition;

         (x) Liens securing obligations under or in respect of Interest Swap Obligations;

         (xi) Liens upon specific items of inventory or other goods of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

         (xii) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

         (xiii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

         (xiv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the property of such Person or the acquired property (and the proceeds thereof), as applicable; and

         (xv) Liens on capital stock or other equity interests in Unrestricted Subsidiaries and Permitted Investments made pursuant to clause (f) of the definition thereof.

    "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Subsidiaries incurred pursuant to clause (i), (ii) or
(v) of the definition of "Permitted Indebtedness"; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so exchanged, refinanced, renewed, replaced, defeased or refunded (plus the amount of related prepayment penalties, fees and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being exchanged, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being exchanged, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes or the Subsidiary Guarantees, as the case may be, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being exchanged, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary that is the obligor on the Indebtedness being exchanged, refinanced, renewed, replaced, defeased or refunded.

    "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

    "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "Purchase Money Indebtedness" means Indebtedness or that portion of Indebtedness of the Company or any Subsidiary incurred in connection with the acquisition by the Company or such Subsidiary, subsequent to the Issue Date, of any property or assets including Capitalized Lease Obligations.

    "Public Equity Offering" means an underwritten offer and sale of Qualified Capital Stock of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

    "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

    "Refinance" means, in respect of any security or Indebtedness, to refinance, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Registrar" shall initially mean the Trustee until a successor registrar for the Notes is selected in accordance with the Indenture.

    "Significant Subsidiary" shall have the meaning set forth in Rule 1.02 (v) of Regulation S-X under the Securities Act.

    "Specified Affiliate Transactions" means certain transactions among the Company and Subsidiaries and certain Affiliates which were entered into prior to the Issue Date as set forth in a Schedule to the Indenture.

    "Subordinated Indebtedness" means any Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be.

    "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding the foregoing, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Company for purposes hereof and of the Indenture.

    "Subsidiary Guarantee" means any guarantee of the Notes by a Subsidiary Guarantor in accordance with the provisions described under "-- Ranking and Guarantees."

    "Subsidiary Guarantor" means (i) each of Packaged Ice Leasing, Inc., Southco Ice, Inc., Mission Party Ice, Inc., Southwest Texas Packaged Ice, Inc., Southwestern Ice, Inc., Golden Eagle Ice -- Texas, Inc., Packaged Ice Southeast, Inc., Southern Bottled Water Company, Inc. and Reddy Ice Corporation and (ii) each of the Company's Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the Indenture.

    "Unrestricted Subsidiary" means (1) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors as provided below) and (2) any Subsidiary or Subsidiaries of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary of the Company to be so designated or otherwise an Unrestricted Subsidiary, provided that (x) such designation complies with the "Limitation on Restricted Payments" covenant, (y) each Subsidiary so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Subsidiaries and
(z) unless such designation is a Permitted Investment, immediately after giving pro forma effect to such designation, the Company could incur $1.00 of additional Indebtedness pursuant to paragraph (b) of the covenant entitled "Limitation on Indebtedness." Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

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

    "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "Wholly-owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities which normally have the right to vote in the election of directors, other than director's qualifying shares, are owned by such Person or any wholly-owned Subsidiary of such Person.


             DESCRIPTION OF PREFERRED STOCK AND EXCHANGE DEBENTURES

PREFERRED STOCK

    The form and terms of the Series B Preferred Stock are the same as the form and terms of the Series A Preferred Stock except that (i) the Series B Preferred Stock will have been registered under the Securities Act and thus will not bear restrictive legends restricting the transfer thereof and (ii) holders of Series B Preferred Stock will not be entitled to certain rights of holder of Series A Preferred Stock under the Preferred Stock Registration Rights Agreement, which will terminate upon consummation of the Exchange Offer, unless such holders of Series A Preferred Stock are entitled to require the Company to effect a Shelf Registration. The form and terms of the Series B Exchange Debentures will be the same as the Series A Exchange Debentures, except that the Series B Exchange Debentures will have been registered under the Securities Act. The following is a summary of the material terms and provisions of the Preferred Stock. This summary does not purport to be a complete description of the Preferred Stock and is subject to the detailed provisions of, and qualified in its entirety by reference to, the provisions of the Certificates of Designation relating thereto (including the definitions contained therein). Definitions relating to certain capitalized terms are set forth under "---Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Certificates of Designation and such definitions are incorporated herein by reference.

General

    Pursuant to the Certificate of Designation for the Series A Preferred Stock (the "Certificate of Designation"), 400,000 shares of Series A Preferred Stock with a liquidation preference of $100 per share were authorized for issuance in the Units Offering (as defined herein), plus such additional shares as may be issued in payment of dividends in the event the Company elects to pay dividends on the Series A Preferred Stock by issuing additional shares of Series A Preferred Stock. See "--Dividends" below. The Certificate of Designation for the Series B Preferred Stock authorizes the issuance of up to 800,000 shares of Series B Preferred Stock. Subject to certain conditions, the Preferred Stock is exchangeable for Exchange Debentures at the option of the Company on any dividend payment date. The Preferred Stock, when issued, will be fully paid and nonassessable.

Ranking

    The Preferred Stock ranks, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, senior to all classes of common stock of the Company, and to each other class of capital stock or series of preferred stock now existing or hereafter created (collectively, "Junior Securities"). The Company may not issue any class or series of capital stock ranking senior to or on a parity with the Preferred Stock with respect to dividend distributions or distributions upon liquidation, winding-up or dissolution of the Company without the approval of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class; provided, however, that the Company can issue additional shares of Preferred Stock to satisfy dividend payments on outstanding shares of Preferred Stock.

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

Dividends

     Beginning on April 30, 1998 (the "Issue Date"), the Holders of the outstanding shares of Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Preferred Stock, at a rate per annum equal to 13% of the liquidation preference of one share of Preferred Stock, or $13.00 per whole share per annum (the "Permanent Dividend Rate"); provided, however, from the Issue Date until the first anniversary of the Issue Date, dividends on each share of Preferred Stock shall accrue and be paid at a rate per annum equal to the Permanent Dividend Rate less 1.5 percent, and from the first anniversary of the Issue Date until the second anniversary of the Issue Date, dividends on each share of Preferred Stock shall accrue and be paid at a rate per annum equal to the Permanent Dividend Rate less .75 percent. After the second anniversary of the Issue Date, dividends on each share of Preferred Stock shall accrue and be paid at the Permanent Dividend Rate. All dividends shall be fully cumulative and shall accrue, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on August 1, 1998. Any dividend on the Preferred Stock accrued and payable (including, without limitation, Default Dividends (as defined below)) shall be paid either, as so elected by the Board of Directors of the Company,
(x) in cash or (y) by issuing a number of additional shares (and/or fractional shares) of the Preferred Stock (the "Additional Shares of Preferred Stock") for each such share (or fractional share) of Preferred Stock then outstanding equal to the dividend then payable on each such share (or fractional share) of Preferred Stock for the Dividend Period then ended (or such shorter period for which dividends are so being paid) (expressed as a dollar amount) divided by the liquidation preference of one share of Preferred Stock (expressed as a dollar amount) or (z) in any combination thereof; provided, however, that on each Dividend Payment Date which occurs after May 1, 2003, such dividend amount shall be paid in cash, except to the extent prohibited by the Indenture or the New Credit Facility, each as existing as of the Issue Date.

    The Permanent Dividend Rate may be increased from time to time as hereinafter provided. Upon:

                  (i) the failure of the Company to satisfy any mandatory redemption, Change of Control redemption, or repurchase obligation with respect to the Preferred Stock on the terms and in accordance with the provisions described hereof;

                  (ii) the failure to pay a cash dividend on a Dividend Payment Date which occurs after May 1, 2003;

                  (iii) the failure of the Company to comply with any of the other covenants or agreements set forth in the Certificate of Designation and the continuance of such failure for 30 consecutive days or more; or

                  (iv) default under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such indebtedness or guarantee now exists, or is hereafter created, which default (1) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness on the date of such default (a "Payment Default") or (2) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $1,000,000 or more (each of the events described in clauses (i), (ii), (iii) and (iv) being referred to herein as an "Increased Dividend Triggering Event");

then the Permanent Dividend Rate will increase by 2% per annum from the date of such Increased Dividend Triggering Event until such Increased Dividend Triggering Event is cured.

    If at any time dividends are not declared and paid on any Dividend Payment Date, whether in cash or Additional Shares of Preferred Stock, or any combination thereof (the "Omitted Dividends"), the shares of Preferred Stock in respect of which such Omitted Dividends were not paid shall accrue additional dividends as though such Omitted Dividends had been paid in Additional Shares of Preferred Stock at a rate per annum equal to the Permanent Dividend Rate multiplied by the amount of such Omitted Dividends (expressed as a dollar amount) (the "Default Dividends"). Such Default Dividends shall be fully cumulative and shall accrue (whether or not earned or declared) on a daily basis and shall be deemed to constitute accrued and unpaid dividends for all purposes hereof, even if such additional dividends are not specifically mentioned in any particular context. For purposes of the description herein, all Default Dividends shall be considered to be in arrears at all times.

    Each distribution in the form of a dividend (whether in cash or in Additional Shares of Preferred Stock) shall be payable to Holders of record as they appear on the stock books of the Company on such record dates, not less than 10 nor more than 60 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accumulate in respect of shares of the Preferred Stock on the Debentures Exchange Date or on the date of their earlier redemption unless the Company shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Preferred Stock on the Debentures Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

    All dividends paid with respect to shares of the Preferred Stock shall be paid pro rata to the Holders entitled thereto. Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption described below may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

    No full dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends by the Company on any Parity Securities (as defined herein) for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full, or declared and (in the case of dividends payable in cash) a sum in cash set apart in trust sufficient for such payment, on the Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock and such Parity Securities bear to each other.

    Holders of shares of the Preferred Stock shall be entitled to receive the dividends provided for hereof in preference to and in priority over any dividends upon any of the Junior Securities (as defined herein). So long as any shares of Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund, for the purchase, redemption or other retirement of any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than dividends on Junior Securities paid solely in additional shares of Junior Securities), and shall not permit any person or entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options. In addition, so long as any shares of the Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment, money for a sinking or other similar fund, for the purchase, redemption or other retirement of any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any person or entity directly or indirectly controlled by the Company to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options unless the dividends determined in accordance herewith on the Preferred Stock have been paid in full.

    Notwithstanding the foregoing, these provisions do not prohibit (a) the acquisition of Junior Securities or warrants, rights, calls or options exercisable for or convertible into Junior Securities either (i) solely in exchange for shares of Junior Securities or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a person or entity directly or indirectly controlled by the Company) of shares of Junior Securities or warrants, rights, calls or options to acquire Junior Securities or
(b) the acquisition of Parity Securities or warrants, rights, calls or options exercisable for or convertible into Parity Securities either (i) solely in exchange for shares of Junior Securities or Parity Securities or a combination thereof or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a person or entity directly or indirectly controlled by the Company) of shares of Junior Securities or

Parity Securities or warrants, rights, calls or options to acquire Junior Securities or Parity Securities (or any combination thereof).

    Dividends payable on shares of the Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

Redemption

     Optional Redemption. The Company may (subject to contractual and other restrictions with respect thereto and to applicable provisions of the Securities Act, and to the legal availability of funds therefor), at the option of the Board of Directors, redeem at any time after the fourth anniversary of the Issue Date or from time to time thereafter, in whole or in part, any or all of the shares of the Preferred Stock, at the applicable Optional Redemption Cash Price (as defined herein) plus an amount equal to all accumulated and unpaid dividends thereon, whether or not earned or declared (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"), provided that no optional redemption shall be authorized or made unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date shall have been or immediately prior to the Redemption Notice (as defined herein), are declared and paid in cash or declared and a sum set apart sufficient for such cash payment on the Redemption Date, on the outstanding shares of the Preferred Stock. The "Optional Redemption Cash Price" shall be (a) if the redemption occurs prior to the fifth anniversary of the Issue Date, $106.50 per share, and (b) if the redemption occurs on or after the fifth anniversary of the Issue Date, $100.00 per share.

    Optional IPO Redemption. The Company may (subject to contractual and other restrictions with respect thereto and to applicable provisions of the Securities Act and to the legal availability of funds therefor), at the option of the Board of Directors, redeem at any time prior to the third anniversary of the Issue Date using the proceeds of an Initial Public Offering (an "IPO Redemption"), in whole or in part, any or all of the shares of the Preferred Stock, at the applicable IPO Redemption Cash Price plus an amount equal to all accumulated and unpaid dividends thereon, whether or not earned or declared (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "IPO Redemption Price"), provided that no IPO Redemption shall be authorized or made unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date shall have been or immediately prior to the Redemption Notice, are declared and paid in cash or declared and a sum set apart sufficient for such cash payment on the Redemption Date, on the outstanding shares of the Preferred Stock. The "IPO Redemption Cash Price" shall be $113.00 per share of Preferred Stock; provided, however, that if
(a) the per share purchase price for shares of Common Stock purchased in the Initial Public Offering is greater than the IPO Base Price (as defined below) or
(b) prior to the IPO Redemption the last reported sales price for the Common Stock on its primary exchange or trading market is equal to or greater than the IPO Base Price for a period of at least five (5) consecutive days, then the IPO Redemption Cash Price shall be (x) if the redemption occurs prior to the first anniversary of the Issue Date, $109.00 per share, and (y) if the redemption occurs on or after the first anniversary of the Issue Date and prior to the second anniversary of the Issue Date, $111.00 per share.

    Redemption of Less than All Shares. In the event of a redemption pursuant to Optional Redemption or Optional IPO Redemption hereof only a portion of the then outstanding shares of the Preferred Stock, the Company shall effect such redemption pro rata according to the number of shares held by each Holder of the Preferred Stock.

    Change of Control Redemption. If at any time there shall occur any Change of Control, then the Company shall offer to repurchase all of the Preferred Stock, on the date that is 45 days after the date of the Change of Control, and the redemption price per share shall be $101 per share of Preferred Stock so redeemed, plus an amount equal to all accumulated and unpaid dividends thereon, whether or not earned or declared (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the

Redemption Date) (the "Change of Control Redemption Price"). The failure by the Company to repurchase all of the Preferred Stock as provided immediately above shall constitute an Increased Dividend Triggering Event, notwithstanding the next sentence. The Company shall not repurchase or redeem any shares of Preferred Stock unless (1) all obligations of the Company under the Indenture or New Credit Facility with respect to a change of control have been satisfied prior to such repurchase or redemption and (2) such repurchases or redemption does not violate any covenant of the Indenture or New Credit Facility.

    Mandatory Redemption. Subject to applicable provisions of the Securities Act, on May 1, 2005, the Company shall redeem all of the shares of the Preferred Stock then outstanding at a cash redemption price of $100.00 per share plus an amount equal to all accumulated and unpaid dividends thereon, whether or not earned or declared (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

Procedures for Redemption.

         (1) At least 20 days and not more than 60 days prior to the date fixed for any redemption of the Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective and except that any failure to give such notice or any deficiency therein shall have no effect on the Company's obligation to effect a mandatory redemption. The Redemption Notice shall state:

                  (A) whether the redemption is an Optional Redemption, Optional IPO Redemption, Change of Control Redemption or Mandatory Redemption;

                  (B) the Optional Redemption Price, the IPO Redemption Price, the Change of Control Redemption Price or the Mandatory Redemption Price, as the case may be;

                  (C) whether all or less than all (in the case of either an Optional Redemption or and Optional IPO Redemption) the outstanding shares of the Preferred Stock are to be redeemed and the total number of shares of the Preferred Stock being redeemed;

                  (D) in the case of either an Optional Redemption or an Optional IPO Redemption, the number of shares of Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem;

                  (E)      the Redemption Date;

                  (F) the place or places where certificates representing the shares of Preferred Stock are to be surrendered for redemption and the manner in which such certificates are to be surrendered;

                  (G) that the Holder is to surrender to the Company, at the place or places referred to in clause (F) above, in the manner designated and at the Optional Redemption Price, the IPO Redemption Price, the Change of Control Redemption Price or the Mandatory Redemption Price, as the case may be, the certificate or certificates representing the shares of Preferred Stock; and

                  (H) that dividends on the shares of the Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price, the IPO Redemption Price, the Change of Control Redemption Price or the Mandatory Redemption Price, as the case may be.

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

         (2) Each Holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, IPO Redemption Price, Change of Control Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (3) Unless the Company defaults in the payment in full of the applicable redemption price, dividends on the Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such shares to be redeemed shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, IPO Redemption Price, Change of Control Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

Exchange

     The Company may, at its option, redeem all, but not less than all, of the then outstanding shares of Preferred Stock through the issuance of, in redemption of and in exchange for the shares of Preferred Stock, Exchange Debentures in an aggregate principal amount equal to the sum of $100.00 per share of Preferred Stock to be redeemed plus the amount of accrued and unpaid dividends thereon whether or not earned or declared (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Debentures Exchange Date to the Debentures Exchange Date), provided that on the date of such exchange: (i) there shall be no contractual or legal impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) the Company shall have delivered to the Holders a written opinion of counsel of national prominence that the Exchange Debentures have been duly authorized, executed and delivered by the Company, have been validly issued, have not been issued in violation of any law, rule, regulation or agreement and constitute valid and legally binding obligations of the Company enforceable (subject to customary exceptions) against the Company in accordance with their terms and entitled to the benefits of the Exchange Indenture; (iv) the Company shall have executed and delivered to the Holders an Exchange Indenture in form and substance satisfactory to the holders of a majority of the outstanding shares of Preferred Stock and such Exchange Indenture shall comply with the definition thereof in the Certificate of Designation; and (v) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture.

Procedures for Exchange.

         (1) At least 20 days and not more than 60 days prior to the date fixed for exchange (the "Debentures Exchange Date"), written notice (the "Debentures Exchange Notice") shall be given by first-class mail postage prepaid, to each Holder of record on the date fixed for such exchange at such Holder's address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Preferred Stock to be exchanged except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Debentures Exchange Notice shall state:

                  (A) that the Company is exercising its option to exchange the Preferred Stock for Exchange Debentures pursuant to the Certificate of Resolution;

                  (B) the Debentures Exchange Date, which date shall not be less than 20 days nor more than 60 days following the date on which the Debentures Exchange Notice is mailed (except as provided in the last sentence of this paragraph);

                  (C) the place or places where certificates representing the shares of Preferred Stock are to be surrendered for exchange and the manner in which such certificates are to be surrendered;

                  (D) that the Holder is to surrender to the Company, at the place or places referred to in clause (C) above, in the manner designated, the certificate or certificates representing the shares of Preferred Stock;

                  (E) that dividends on the shares of Preferred Stock to be exchanged shall cease to accrue on the Debentures Exchange Date whether or not certificates for shares of Preferred Stock are surrendered for exchange on the Debentures Exchange Date unless the Company shall default in the delivery of Exchange Debentures; and

                  (F) that interest on the Exchange Debentures shall accrue from the Debentures Exchange Date whether or not certificates for shares of Preferred Stock are surrendered for exchange on the Debentures Exchange Date.

On the Debentures Exchange Date, if the conditions set forth in clauses (i) through (v) in the above paragraph are satisfied, the Company shall issue Exchange Debentures in exchange for the Preferred Stock as provided hereto.

         (2) Upon any exchange pursuant to conditions and procedures described above, Exchange Debentures shall be issued in exchange for Preferred Stock, in registered form without coupons. Exchange Debentures will be issued in principal amounts of $100 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $100 so that each Holder of Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which his shares of Preferred Stock entitles him, provided that the Company may, at its option, pay cash in lieu of issuing Exchange Debentures in a principal amount of less than $100.

         (3) On or before the date fixed for exchange, each Holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock, in the manner and at the place designated in the Debentures Exchange Notice. The Company shall cause the Exchange Debentures to be executed on or prior to the Debentures Exchange Date and, upon surrender in accordance with the Debentures Exchange Notice of the certificates for any shares of Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be redeemed by the Company in exchange for Exchange Debentures. The Company shall pay interest on the Exchange Debentures at the rate and on the date or dates specified therein from the Debentures Exchange Date.

         (4) If notice has been mailed as aforesaid, and if before the Debentures Exchange Date, (a) the Exchange Indenture shall have been duly executed and delivered by the Company, and (b) all Exchange Debentures necessary for such exchange shall have been duly executed and delivered by the Company, then on the Debentures Exchange Date, dividends shall cease to accrue on the outstanding shares of Preferred Stock and all of the rights of the Holders of shares of the Preferred Stock as stockholders of the Company shall cease (except the right to receive Exchange Debentures), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the Debentures Exchange Date. See "--The Exchange Debentures."

Liquidation Preference

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Preferred Stock will initially be entitled to be paid, out of the assets of the Company available for distribution, $100 per share, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the immediately preceding dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock are not paid in full, the holders of the Preferred Stock will share equally and ratably in any distribution of assets of the Company in proportion to the amounts which would be payable on such distribution to each holder if the amount to which each holder is entitled were paid in full.

Voting Rights

    Holders of the Preferred Stock will have no voting rights with respect to general corporate matters except as provided by Texas law or as set forth in the Certificate of Designation. The Certificate of Designation provides that if after May 1, 2003, dividends on the Preferred Stock required to be paid in cash are in arrears and unpaid for four or more quarterly dividend periods (whether or not consecutive), then the number of directors constituting the board of directors of the Company will be immediately and automatically adjusted to permit the holders of a majority of the then outstanding shares of Preferred Stock, voting separately and as a class, to elect one member to the board of directors of the Company. The Certificate of Designation further provides that, upon each accumulation of accrued and unpaid cash dividends in an amount equal to two full quarterly dividends (whether or not consecutive) that occurs after the accumulation of accrued and unpaid cash dividends contemplated in the previous sentence, the holders of a majority of the then outstanding shares of Preferred Stock, voting separately and as a class, will be entitled to elect an additional member to the board of directors of the Company, and the number of directors constituting the board of directors of the Company will be immediately and automatically increases as appropriate. Such voting rights will continue until such time as all accumulated and unpaid dividends on the Preferred Stock are paid in full in cash and at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate.

    In addition, the Certificate of Designation provides that the Company will not authorize any additional shares of Preferred Stock or any class or series of capital stock ranking prior to or on a parity with the Preferred Stock with respect to dividend distributions or distributions upon liquidation, winding-up or dissolution without the affirmative vote or consent of holders of at least a majority of the shares of Preferred Stock of the Company then outstanding which are entitled to vote thereon, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that the Company may not amend the Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of the holders of shares of Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Preferred Stock which are entitled to vote thereon, voting or consenting, as the case may be, as one class.

    Under Texas law, holders of Preferred Stock are entitled to vote as a class upon a proposed amendment to the certificate of incorporation of the Company, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

Certain Covenants

    The Preferred Stock Purchase Agreement contains, among others, the following covenants.

    Limitation on Preferred Stock Issuances. Except as allowed in the Certificate of Resolution, the Company shall not issue preferred stock that ranks senior to or on a parity with the Preferred Stock as to dividend distributions or distributions upon liquidation, winding-up or dissolution of the Company, or that matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the redemption of all of the Preferred Stock. In addition, the Company shall not reissue shares of its Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Preferred Stock or 10% Mandatorily Redeemable Preferred Stock acquired or redeemed by the Company or issue any authorized shares of each of the foregoing preferred stock that have not been issued as of the Issue Date; provided , that the Company may issue shares of such preferred stock as necessary to pay dividends in kind on such preferred stock issued and outstanding on the Issue Date.

    Limitation on Contingent Liabilities. Without the prior approval of the Board of Directors of the Company by an affirmative vote of at least two-thirds of its members, the Company will not, and will not allow any of its subsidiaries to, guarantee, endorse or otherwise become contingently liable, in connection with obligations in excess of 1 million dollars in the aggregate, securities or dividends of any person or corporation (other than the Company and any 100% owned subsidiary), except that the Company and any subsidiary may endorse negotiable instruments for collection in the ordinary course of business.

    Limitation on Transactions with Affiliates. Without the prior approval of the Board of Directors of the Company by an affirmative vote of at least two-thirds of its members, the Company will not, will not permit any of its subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including without limitation, the sale, purchase, exchange or lease of assets, property or services) (each of the foregoing, the "Affiliate Transaction") with any Affiliate (as defined herein), unless such Affiliate Transaction is made on terms that are no less favorable to the Company or the relevant subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated person. An "Affiliate" of the Company or its subsidiaries shall mean any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or its subsidiaries.

     Merger, Consolidation and Sale of Assets. Without the prior approval of the Board of Directors of the Company by an affirmative vote of at least two-thirds of its members, the Company will not reorganize, consolidate with or merge with or into any other Person (as defined herein) unless at least 51% of the voting power of the Company will be held, directly or indirectly, by persons or entities who held at least 51% of the voting power before such merger, consolidation or reorganization. Nor shall the Company sell or otherwise dispose of all or substantially all of the assets of the Company to any other Person without the affirmative vote of at least two-thirds of members of the Board of Directors. A "Person" shall mean any individual, corporation, partnership, venture or proprietorship or other enterprise or entity.

Limitation on Investments. Without the prior approval of the Board of Directors of the Company by an affirmative vote of at least two-thirds of its members, the Company or its subsidiaries will not organize any subsidiary, joint venture, partnership, or acquire a business (by asset purchase, stock purchase, merger or otherwise), or acquire any assets or make any investment (all of the foregoing being hereinafter referred to as an "Investment"), except that:

         (i) in the case of an Investment that is in the same line of business as the Company (i.e., the distribution of packaged ice systems and the sale of bags for use in such systems or the traditional methods of manufacturing and distributing ice) or to be used in or in connection with the Company's business as currently conducted, the Company and its subsidiaries may make such Investment to the extent that the total expenditure for such Investment does not exceed $500,000; and

         (ii) in the case of any other Investment, the Company and its subsidiaries may make such Investment only to the extent permitted by the Indenture, as such agreements are in effect on the date hereof, without giving effect to any amendment, modification, or supplement thereto after the date hereof.

Limitation on Loans. Without the prior approval of the Board of Directors of the Company by an affirmative vote of at least two-thirds of its members, the Company or its subsidiaries will not make or permit any subsidiary to make loans or advances to any person (including without limitation to any officer, director or shareholder of the Company or any officer or director of any subsidiary), firm, association or corporation (other than the Company and any 100% owned subsidiary), except advances to suppliers, customers and employees made in the ordinary course of business.

Other Limitations. Without the prior approval of the Board of Directors of the Company by an affirmative vote of at least two-thirds of its members, the Company or its subsidiaries will not (i) make any material change in the nature of its business as carried on at the date of the Preferred Stock Purchase Agreement; (ii) grant to the holders of any securities issued or to be issued by the Company a "demand" right to register such securities under the Securities Act; (iii) mortgage, pledge, or create a security interest in all or substantially all of the Company's assets as collateral.

Certain Definitions

    Set forth below is a summary of certain of the defined terms used in the Certificate of Designation. Reference is made to the Certificate of Designation for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

         "Affiliate" means with respect to any person, any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified person. For the purposes of this definition, control when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

         "Business Day" means any day other than a Legal Holiday.

         "Change of Control" has the meaning set forth in Section 1.01 of the Indenture.

         "Dividend Payment Date" means February 1, May 1, August 1 and November 1 of each year.

         "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

         "Debentures Exchange Date" means a date on which shares of 13% Preferred Stock are exchanged by the Company for Exchange Debentures.

         "Exchange Debentures" means subordinated notes of the Company having an interest rate of 13% per annum, payable quarterly on February 1, May 1, August 1 and November 1 of each year, a maturity date of May 1, 2005, and having the benefit of, and subject to the terms and conditions of, the Exchange Indenture.

         "Exchange Indenture" means the indenture in the form attached as Exhibit A to the Exchange Offer Registration Rights Agreement.

         "Exchange Offer Registration Rights Agreement" means that certain agreement dated April 30, 1998, between the Company and certain investors pursuant to which said investors shall have the right to exchange shares of Series A Preferred Stock for a like number of Series B Preferred Stock.

         "Holder" means a holder of shares of Preferred Stock.

         "Indenture" means the Indenture, dated January 22, 1998, relating to $270,000,000 of 9 3/4% Senior Notes due 2005 of the Company, as amended and restated as of April 30, 1998.

         "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the day before the first Dividend Payment Date to occur thereafter.

         "Initial Public Offering" means a bona fide firm commitment underwritten initial public offering of shares of the Company's Common Stock made through a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, which results in gross proceeds to the Company of not less than $20,000,000.

         "IPO Base Price" initially means $20.00; provided, however, that if at any time or from time to time the Company shall (1) entitle the holders of its Common Stock to receive a dividend payable in, or other distribution of, Common stock, (2) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock or (3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the IPO Base Price shall be adjusted by multiplying such IPO Base Price in effect immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event.

         "Issue Date" means the date on which the Preferred Stock is originally issued by the Company under the Certificate of Resolution.

         "Junior Securities" means securities which includes (i) all classes of common stock of the Company and (ii) each other class of capital stock or series of Preferred Stock of the Company now existing or hereafter created by the Board of Directors, the terms of which expressly provide that such class or series shall rank junior to the Preferred Stock as to dividend distribution upon the liquidation, winding-up or dissolution of the Company.

         "Legal Holiday" means a Saturday, a Sunday, or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

         "New Credit Facility" means the senior secured credit facility among the Company, its subsidiaries and Antares Leveraged Capital Corp., as agent and lender, and the other lenders from time to time parties thereto.

         "Parity Securities" means any class of capital stock or series of Preferred Stock now existing or hereafter created by the Board of Directors, the terms of which expressly provide that such class or series shall rank on a parity with the Preferred Stock as to dividend distribution upon the liquidation, winding-up or dissolution of the Company.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Permitted Transferee" means with respect to any person, (i) any Affiliate of such person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such person, (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only such person or his or her spouse or lineal descendants, in each case to whom such person has transferred the beneficial ownership of any securities of the Company, (iv) any investment account whose investment managers and investment advisors consist solely of such person and/or Permitted Transferees of such person and (v) any investment fund or investment entity that is a subsidiary of such person or a Permitted Transferee of such person.

         "Quarterly Dividend Period" shall mean the three-month period commencing on each February 1, May 1, August 1 and November 1 and ending on the day before the following Dividend Payment Date.

         "Redemption Date" with respect to any shares of Preferred Stock, means the date on which such shares of Preferred Stock are to be redeemed by the Company.

EXCHANGE DEBENTURES

     The Company may at its option redeem all, but not less than all, of the then outstanding shares of Preferred Stock through the issuance of, in redemption of and in exchange for the shares of Preferred Stock, Exchange Debentures in an aggregate principal amount equal to the sum of $100.00 per share of Preferred Stock to be redeemed plus the amount of accrued and unpaid dividends thereon whether or not earned or declared. "Exchange Debentures" refers to both 13% Series A Senior Subordinated Notes (the "Series A Debentures") due May 1, 2005 and 13% Series B Senior Subordinated Notes (the "Series B Debentures") due May 1, 2005 which may be issued under the indenture to be dated as of the date of issue (the "Exchange Indenture"), by and among the Company, the Subsidiary Guarantors and U.S. Trust Company of Texas, N.A., as Trustee (the "Trustee"). The terms of the Exchange Debentures include those stated in the Exchange Indenture and[, upon effectiveness of the Exchange Offer Registration Statement, those made part of the Exchange Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA").] The following summary of certain provisions of the Exchange Indenture, the Exchange Debentures and the Subsidiary Guarantees does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA, and to all of the provisions of the Exchange Indenture (copies of which can be obtained from the Company upon request), including the definitions of certain terms therein and those terms made a part of the Exchange Indenture by reference to the TIA as in effect on the date of the Exchange Indenture. The definitions of certain capitalized terms used in the following summary are set forth under "-- Certain Definitions" below. For purposes of this Section, references to the "Company" shall mean Packaged Ice, Inc., excluding its Subsidiaries.

    The Exchange Indenture provides for $40,000,000 of Series A Debentures or Series B Debentures, as the case may be, to be issued at the Company's option and provides for the issuance of additional notes under the Exchange Indenture in the future (the Series A Debentures, the Series B Debentures and any additional notes issued under the Exchange Indenture, including without limitation, any additional notes issued under the Exchange Indenture as an in-kind payment of interest on Exchange Debentures to be issued and outstanding, are collectively referred to in this "Description of Exchange Debentures" section herein as the "Exchange Debentures"). Series A Debentures may be issued pursuant to the Exchange Debenture Indenture in exchange for the Series A Preferred Stock. Series B Debenture may be issued pursuant to the Exchange Debenture Indenture in exchange for either (i) the Series A Debentures pursuant to a registered Debenture Exchange Offer or ii) the Series B Preferred Stock pursuant to the certificate of resolution authorizing the issuance of such stock. All of the Exchange Debentures will be identical in all respects, except that Series B Debentures shall be registered under the Securities Act, and shall not contain the restrictive legend on the face of the form of the Series A Debentures.

    The Exchange Debentures will be issued in fully registered form only, without coupons, in denominations of $100 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Exchange Debentures. The Exchange Debentures may be presented for registration of transfer and exchange at the offices of the Registrar, which currently is the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to Holders of the Exchange Debentures. The Company will pay principal (and premium, if any) on the Exchange Debentures at the Trustee's corporate office in New York, New York. [In addition, in the event the Exchange Debentures do not remain in book-entry form, interest may be paid at the Company's option, by wire transfer or check mailed to the registered address of the Holders as shown on the Note Register.]

    As of the date of the Exchange Indenture, all of the Company's Subsidiaries were Subsidiary Guarantors. Subject to the requirements of the Exchange Indenture, the Company will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be Subsidiary Guarantors and will not be subject to the restrictive covenants set forth in the Exchange Indenture. Any right of the Company or a Subsidiary Guarantor to receive assets of any of the Company's subsidiaries that is not a Subsidiary Guarantor upon the latter's liquidation or reorganization (and the consequent right of the holders of the Exchange Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company or a Subsidiary Guarantor is itself recognized as a creditor of such subsidiary, in which case the claims of the Company or such Subsidiary Guarantor would still be effectively subordinated to any security interest in the assets of such subsidiary.

    All series of Exchange Debentures issued under the Exchange Indenture, including without limitation any Series A Debentures that remain outstanding after the completion of a registered Debenture Exchange Offer, together with the Series B Debentures issued in connection with such Debenture Exchange Offer, will be treated as a single class of securities under the Exchange Indenture.

    The obligations of the Company under the Exchange Debentures will be guaranteed on a senior basis, jointly and severally, by each of the Subsidiary Guarantors. See "-- Ranking and Guarantees."

Principal, Maturity and Interest Rate

    The Exchange Debentures will mature on May 1, 2005. The rate of interest per annum on the Exchange Debentures shall be 13% (the "Permanent Interest Rate"); provided, however, from May 1, 1998 until April 30, 1999, interest shall accrue and be paid at a rate per annum equal to the Permanent Dividend Rate less 1.5 percent, and from May 1, 1999 until April 30, 2000, interest shall accrue and be paid at a rate per annum equal to the Permanent Interest Rate less .75 percent. After May 1, 2000, interest shall accrue and be paid at the Permanent Interest Rate. Interest shall be payable quarterly in arrears on each Interest Payment Date, commencing on August 1, 1998. Any interest on the Exchange Debentures accrued and payable as provided hereto (including, without limitation, Default Interest (as defined below)) shall be paid either, as so elected by the Board of Directors of the Company, (x) in cash or (y) by issuing a number of additional Exchange Debentures (the "Additional Debentures") for each such Exchange Debenture then outstanding equal to the interest then payable on each such Exchange Debenture for the Interest Period then ended (or such shorter period for which interest is so being paid) (expressed as a dollar amount) divided by the principal amount of such Exchange Debenture or (z) in any combination thereof; provided, however, that on each Interest Payment Date which occurs after May 1, 2003, such dividend amount shall be paid in cash, except to the extent prohibited by the Indenture or the New Credit Facility, each as existing on April 30, 1998.

    The Permanent Interest Rate may be increased from time to time as hereinafter provided. Upon:

                  (a) the failure of the Company to satisfy any mandatory redemption, Change of Control redemption or acceleration obligation with respect to the Exchange Debentures on the terms and in accordance with the provisions described herein;

                  (b) the failure to pay interest in cash on a Interest Payment Date which occurs after May 1, 2003;

                  (c) the failure of the Company to comply with any of the other covenants or agreements set forth in the Exchange Indenture and the continuance of such failure for 30 consecutive days or more; or

                  (d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such indebtedness or guarantee now exists, or is hereafter created, which default (1) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "Payment Default") or
         (2) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $1,000,000 or more (each of the events described in clauses (a), (b), (c) and (d) being referred to herein as an "Increased Interest Payment Triggering Event");

then the Permanent Interest Rate will increase by 2% per annum from the date of such Increased Interest Payment Triggering Event until such Increased Interest Payment Triggering Event is cured.

Optional Redemption

    The Exchange Debentures shall be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after April 30, 2002 at the following Redemption Prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on May 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon to the Redemption Date.

                  YEAR                                            PERCENTAGE
                  2002...........................................  106.50%
                  2003 and thereafter ...........................  100.00%

    Notwithstanding the foregoing, at any time on or prior to May 1, 2001, the Company may redeem all or part of the Exchange Debentures originally issued at a Redemption Price of 113.00% of the principal amount thereof, plus accrued and unpaid interest thereon, to the Redemption Date, with the net proceeds of any Public Equity Offering, provided that no redemption shall be authorized or made under this paragraph unless prior thereto full unpaid interest for all interest periods terminating on or prior to the Redemption Date and for an amount equal to a prorated interest payment for the period from the Interest Payment Date, immediately prior to the Redemption Date to the Redemption Date shall have been or immediately prior to the Redemption Date are paid or a sum set apart sufficient for such payment on the Redemption Date; and, provided, further, that
(a) if the per share purchase price for shares of Common Stock purchased in the Public Equity Offering is greater than the IPO Base Price or (b) prior to the redemption the last reported sales price for the Common Stock on its primary exchange or trading market is greater than or equal to the IPO Base Price for a period of at least five (5) consecutive days, then the Redemption Price shall be
(x) if the redemption occurs prior to May 1, 1999, 109.00% of the principal amount and (y) if the redemption occurs on or after May 1, 1999 and before May 1, 2000, 111% of the principal amount.

Sinking Fund

    There will be no mandatory sinking fund payments for the Exchange
Debentures.

Selection and Notice of Redemption

     If the Company elects to redeem Exchange Debentures, it shall notify the Trustee in writing of the Redemption Date and the principal amount of Exchange Debentures to be redeemed. The Company shall give notice of redemption to the Paying Agent and Trustee at least 30 days but not more than 60 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing), together with an Officers' Certificate stating that such redemption will comply with the conditions contained herein.

    If less than all of the Exchange Debentures are to be redeemed at any time, selection of such Exchange Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Exchange Debentures are listed or, if such Exchange Debentures are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

    The Trustee shall make the selection from the Exchange Debentures outstanding and not previously called for redemption and shall promptly notify the Company in writing of the Exchange Debentures selected for redemption and, in the case of any Exchange Debenture selected for partial redemption, the principal amount thereof to be redeemed. Exchange Debentures in denominations of $100 may be redeemed only in whole. The Trustee may select for redemption portions (equal to $100 or any integral multiple thereof) of the principal of Exchange Debentures that have denominations larger than $100. Provisions of the Exchange Indenture that apply to Exchange Debentures called for redemption also apply to portions of Exchange Debentures called for redemption.

    At least 30 days but not more than 60 days before a Redemption Date, the Trustee, at the Company's request made at least 45 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing) shall mail a notice of redemption by first class mail, postage prepaid, to each Holder whose Exchange Debentures are to be redeemed at the addresses of such Holders as they appear in the register maintained by the Register. The Trustee shall give the notice of redemption in the Company's name and at the Company's expense. Each notice for redemption shall identify the Exchange Debentures to be redeemed and shall state:

                  (1)      the Redemption Date;

                  (2) the Redemption Price and the amount of accrued interest, if any, to be paid;

                  (3)      the name and address of the Paying Agent;

                  (4) that Exchange Debentures called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

                  (5) that, unless the Company defaults in making the redemption payment, interest on Exchange Debentures called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Exchange Debentures is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Exchange Debentures redeemed;

                  (6) if any Exchange Debenture is being redeemed in part, the portion of the principal amount of such Exchange Debenture to be redeemed and that, after the Redemption Date, and upon surrender of such Exchange Debenture, a new Exchange Debenture or Exchange Debentures in aggregate principal amount equal to the unredeemed portion thereof will be issued;

                  (7) if fewer than all the Exchange Debentures are to be redeemed, the identification of the particular Exchange Debentures (or portion thereof) to be redeemed, as well as the aggregate principal amount of Exchange Debentures to be redeemed and the aggregate principal amount of Exchange Debentures to be outstanding after such partial redemption; and

                  (8) the subparagraph of the Exchange Debentures pursuant to which the Exchange Debentures are to be redeemed.

    Once notice of redemption is mailed, Exchange Debentures called for redemption become due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any. Upon surrender to the Trustee or Paying Agent, such Exchange Debentures called for redemption shall be paid at the Redemption Price (which shall include accrued interest thereon to the Redemption
Date), but installments of interest, the maturity of which is on or prior to the


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

Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of notice to any other Holder.

    On or before 11:00 a.m. New York Time on the Redemption Date, the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued interest, if any, of all Exchange Debentures to be redeemed on that date. The Paying Agent shall promptly return to the Company any U.S. Legal Tender so deposited which is not required for that purpose upon the written request of the Company, except with respect to monies owed as obligations to the Trustee.

    If the Company complies with the preceding paragraph, then, unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, interest on the Exchange Debentures to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Exchange Debentures are presented for payment.

    Upon surrender of an Exchange Debenture that is to be redeemed in part, the Company shall execute and the Trustee, upon the Company's written request, shall authenticate for the Holder a new Exchange Debenture or Exchange Debentures equal in principal amount to the unredeemed portion of the Exchange Debenture surrendered.

Ranking and Guarantees

    The indebtedness of the Company evidenced by the Exchange Debentures will rank senior in right of payment to all Subordinated Indebtedness of the Company and pari passu in right of payment with all existing and future senior Indebtedness of the Company except such as expressly made senior. The Exchange Debentures are unsecured and holders of secured Indebtedness of the Company will effectively rank prior to Holders of the Exchange Debentures with respect to the assets securing such secured Indebtedness. Loans under the New Credit Facility will be secured by substantially all of the Company's assets, including the stock of the Company's subsidiaries, and guaranteed by the Company's subsidiaries, which guarantees in turn will be secured by substantially all of the assets of such subsidiaries. As of December 31, 1997, after giving pro forma effect to the issuance of the Exchange Debentures and the proposed application of the estimated net proceeds therefrom, the Company would have had no senior Indebtedness outstanding other than the Exchange Debentures, Notes and the New Credit Facility.

    Each Subsidiary Guarantor fully and unconditionally guarantees, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Exchange Indenture and the Exchange Debentures, including the payment of principal of and interest on the Exchange Debentures. The Subsidiary Guarantee of each Subsidiary Guarantor will rank pari passu in right of payment to all existing and future senior Indebtedness of such Subsidiary Guarantor except such as expressly made senior. As of December 31, 1997, after giving pro forma effect to the issuance of the Exchange Debentures and the application of the estimated net proceeds therefrom, the Subsidiary Guarantors would have had no senior Indebtedness outstanding other than the Subsidiary Guarantees (under both Indenture and Exchange Indenture) and the Indebtedness under the New Credit Facility. The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Exchange Indenture, will result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

    Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Exchange Indenture. See "-- Certain Covenants -- Mergers, Consolidations and Sale of Assets" and "-- Certain Covenants -- Asset Sales." In the event all of the capital stock of a Subsidiary Guarantor is sold (including by way of merger or consolidation) by the Company and the sale complies with the provisions set forth in "-- Certain Covenants -- Asset Sales," the Subsidiary Guarantee with respect to such Subsidiary Guarantor will be released.

    Separate financial statements of the Subsidiary Guarantors are not included herein, except for Reddy Ice (which became a Subsidiary Guarantor with consummation of the Reddy Acquisition), because such Subsidiary Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Exchange Debentures, and the aggregate net assets, earnings and equity of the Subsidiary Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

Change of Control

    Upon the occurrence of a Change of Control, each Holder of Exchange Debentures will have the right to require the Company to repurchase all or any part (equal to $100 or an integral multiple thereof) of such Holder's Exchange Debentures on a Business Day (the "Change of Control Payment Date") not more than 60 nor less than 30 days following such Change of Control, pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Debentures pursuant to the procedures required by the Exchange Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Debentures as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Exchange Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Debentures or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Exchange Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Debentures or portions thereof being repurchased by the Company. The Paying Agent will promptly mail or otherwise deliver to each Holder of Exchange Debentures so tendered the Change of Control Payment for such Exchange Debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Exchange Debentures surrendered, if any; provided that each such new Note will be in a principal amount of $100 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Exchange Indenture are applicable. Except as described above with respect to a Change of Control, the Exchange Indenture will not contain provisions that permit the Holders of the Exchange Debentures to require that the Company repurchase or redeem the Exchange Debentures in the event of a takeover, recapitalization or similar transaction. The provisions of the Exchange Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company will result in a Change of Control only if it is the type of transaction specified in such definition.

    The existence of a Holder's rights to require the Company to repurchase Exchange Debentures in connection with a Change of Control may deter a third party from acquiring the Company in a transaction that would constitute a "Change of Control."

    The source of funds for any repurchase of Exchange Debentures upon a Change of Control will be the Company's cash or cash generated from operations or other sources, including borrowings or sales of assets; however, there can be no assurance that sufficient funds will be available at the time of any Change of Control to repay all Indebtedness owing under other senior Indebtedness or to make any required repurchases of the Exchange Debentures. Any failure by the Company to repurchase Exchange Debentures tendered pursuant to a Change of Control Offer will constitute an Event of Default. See "Risk Factors -- Substantial Leverage and Ability to Service Debt" and "Risk Factors -- Change of Control."

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

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Exchange Indenture applicable to a Change of Control Offer made by the Company and repurchases all Exchange Debentures validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under New York law, which is the law governing the Exchange Indenture and the Exchange Debentures. Accordingly, the ability of a Holder of Exchange Debentures to require the Company to repurchase such Exchange Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

Certain Covenants

The Exchange Indenture contains, among others, the following covenants:

     Limitation on Contingent Liabilities. Without the prior approval of the Board of Directors of the Company by an affirmative vote of at least two-thirds of its members, the Company will not, and will not allow any of its subsidiaries to, guarantee, endorse or otherwise become contingently liable, in connection with obligations in excess of 1 million dollars in the aggregate, securities or dividends of any person or corporation (other than the Company and any 100% owned subsidiary), except that the Company and any subsidiary may endorse negotiable instruments for collection in the ordinary course of business.

    Limitation on Transactions with Affiliates. Without the prior approval of the Board of Directors of the Company by an affirmative vote of at least two-thirds of its members, the Company will not, will not permit any of its subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including without limitation, the sale, purchase, exchange or lease of assets, property or services) (each of the foregoing, the "Affiliate Transaction") with any Affiliate (as defined herein), unless such Affiliate Transaction is made on terms that are no less favorable to the Company or the relevant subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated person. An "Affiliate" of the Company or its subsidiaries shall mean any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or its subsidiaries.

    Limitation on Investments. Without the prior approval of the Board of Directors of the Company by an affirmative vote of at least two-thirds of its members, the Company or its subsidiaries will not organize any subsidiary, joint venture, partnership, or acquire a business (by asset purchase, stock purchase, merger or otherwise), or acquire any assets or make any investment (all of the foregoing being hereinafter referred to as an "Investment"), except that:

         (i) in the case of an Investment that is in the same line of business as the Company (i.e., the distribution of packaged ice systems and the sale of bags for use in such systems or the traditional methods of manufacturing and distributing ice) or to be used in or in connection with the Company's business as currently conducted, the Company and its subsidiaries may make such Investment to the extent that the total expenditure for such Investment does not exceed $500,000; and

         (ii) in the case of any other Investment, the Company and its subsidiaries may make such Investment only to the extent permitted by the Indenture, as such agreements are in effect on the date hereof, without giving effect to any amendment, modification, or supplement thereto after the date hereof.

    Limitation on Loans. Without the prior approval of the Board of Directors of the Company by an affirmative vote of at least two-thirds of its members, the Company or its subsidiaries will not make or permit any subsidiary to make loans or advances to any person (including without limitation to any officer, director or shareholder of the Company or any officer or director of any subsidiary), firm, association or corporation (other than the Company and any 100% owned subsidiary), except advances to suppliers, customers and employees made in the ordinary course of business.

    Other Limitations. Without the prior approval of the Board of Directors of the Company by an affirmative vote of at least two-thirds of its members, the Company or its subsidiaries will not (i) make any material change in the nature of its business as carried on at the date of the Preferred Stock Purchase Agreement; (ii) grant to the holders of any securities issued or to be issued by the Company a "demand" right to register such securities under the Securities Act; (iii) mortgage, pledge, or create a security interest in all or substantially all of the Company's assets as collateral.

    Asset Sales. Within 450 days after the receipt of any Net Cash Proceeds from any Asset Sale, the Company may (i) apply all or any of the Net Cash Proceeds therefrom to repay Indebtedness (other than Subordinated Indebtedness) of the Company or any Subsidiary, provided, in each case, that the related loan commitment of any revolving credit facility or other borrowing (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid, or
(ii) invest all or any part of the Net Cash Proceeds thereof in properties and other capital assets that replace the properties or other capital assets that were the subject of such Asset Sale or in other properties or other capital assets that will be used in the Ice Business. Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce borrowings under any revolving credit facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Exchange Indenture. Any Net Cash Proceeds from an Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Available Proceeds Amount." When the aggregate Available Proceeds Amount exceeds $5 million, the Company shall make an offer to purchase, from all Holders of the Exchange Debentures and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Exchange Debentures and any such Pari Passu Indebtedness equal to such Available Proceeds Amount as follows:

        (i) (A) The Company shall make an offer to purchase (an "Asset Proceeds Offer") from all Holders of the Exchange Debentures in accordance with the procedures set forth in the Exchange Indenture the maximum principal amount (expressed as a multiple of $100) of Exchange Debentures that may be purchased out of an amount (the "Payment Amount") equal to the product of such Available Proceeds Amount multiplied by a fraction, the numerator of which is the outstanding principal amount of the Exchange Debentures and the denominator of which is the sum of the outstanding principal amount of the Exchange Debentures and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as defined in clause (ii) below) of all Exchange Debentures tendered), and
    (B) to the extent required by any such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase such Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Available Proceeds Amount over the Payment Amount.

        (ii) The offer price for the Exchange Debentures shall be payable in cash in an amount equal to 100% of the principal amount of the Exchange Debentures tendered pursuant to an Asset Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Asset Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Exchange Indenture. To the extent that the aggregate Offered Price of the Exchange Debentures tendered pursuant to an Asset Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting an "Asset Proceeds Deficiency"), the Company may use such Asset Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitation on Restricted Payments" covenant.

        (iii) If the aggregate Offered Price of Exchange Debentures validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Exchange Debentures to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

    The Company will not permit any Subsidiary to enter into or suffer to exist any agreement (excluding Permitted Liens) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Proceeds Offer following any Asset Sale. The Company will comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Exchange Debentures as described above.

Events of Default

    The following events are defined in the Exchange Indenture as "Events of Default":

        (i) the failure to pay interest on any Note for a period of 30 days or more after such interest becomes due and payable; or

        (ii) the failure to pay the principal on any Note, when such principal becomes due and payable, at maturity, upon redemption, pursuant to an Asset Sale Offer or a Change of Control Offer or otherwise; or

        (iii) (x) the failure of the Company or any Subsidiary Guarantor to comply with any of the terms or provisions of "-- Certain Covenants -- Mergers, Consolidations and Sale of Assets" or (y) a default in the observance or performance of any other covenant or agreement contained in the Exchange Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or from Holders of at least 25% in principal amount of outstanding Exchange Debentures; or

        (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Subsidiary of the Company (or the payment of which is guaranteed by the Company or any Subsidiary of the Company) which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $2,500,000; or

        (v) one or more judgments in an aggregate amount in excess of $1,000,000 (which are not covered by third-party insurance as to which a financially sound insurer has not disclaimed coverage) being rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, or unstayed or unsatisfied for a period of 60 days after such judgment or judgments become final and non-appealable; or

        (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Subsidiary Guarantors or Significant Subsidiaries; or

        (vii) any of the Subsidiary Guarantees cease to be in full force and effect or any of the Subsidiary Guarantees are declared to be null and void and unenforceable or any of the Subsidiary Guarantees are found to be invalid or any of the Subsidiary Guarantors denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Exchange Indenture).

    If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Exchange Debentures may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Exchange Debentures then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable. If an Event of Default with respect to the Company specified in clause (vi) above occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on, the Exchange Debentures then outstanding will ipso facto become due and payable without any declaration or other act on the part of the Trustee or any Holder.

    The Holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding by notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Exchange Debentures which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    Notwithstanding the foregoing, if an Event of Default specified in clause
(iv) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if the Indebtedness that is the subject of such Event of Default has been repaid, or if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness (provided, in each case, that such repayment, waiver, cure or rescission is effected within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration).

    The Holders of a majority in principal amount of the Exchange Debentures may waive any existing Default or Event of Default under the Exchange Indenture, and its consequences, except a Default in the payment of the principal of or interest on any Exchange Debentures or a Default in respect of any term or provision of the Exchange Debentures or the Exchange Indenture that cannot be modified or amended without the consent of all Holders.

    Holders of the Exchange Debentures may not enforce the Exchange Indenture or the Exchange Debentures except as provided in the Exchange Indenture and under the TIA. Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Exchange Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Exchange Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Exchange Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    Under the Exchange Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided, that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Defeasance

    The Exchange Indenture provides that the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors with respect to the Exchange Indenture and the Exchange Debentures discharged in accordance with the provisions set forth below. Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by all outstanding Exchange Debentures and the Company and the Subsidiary Guarantors shall be deemed to have satisfied all their respective other obligations under the Exchange Debentures, the Subsidiary Guarantees and the Exchange Indenture, except for (i) the rights of holders of such outstanding Exchange Debentures to receive payments in respect of the principal of, premium, if any, and interest on such Exchange Debentures when such payments are due, (ii) the Company's and the Subsidiary Guarantors' respective obligations with respect to the Exchange Debentures concerning issuing temporary Exchange Debentures, registration of Exchange Debentures, mutilated, destroyed, lost or stolen Exchange Debentures and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the redemption and defeasance provisions of the Exchange Indenture. In addition, the Company may, at its option and at any time, elect to have the respective obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants in the Exchange Indenture ("covenant defeasance"), and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Exchange Debentures. After such defeasance or covenant defeasance, no additional Exchange Debentures may be originally issued under the Exchange Indenture. In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Debentures, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such outstanding Exchange Debentures on the stated maturity thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Debentures are being defeased to maturity or to a particular redemption date; (ii) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of

Counsel shall confirm that, the holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Exchange Indenture or any other material agreement or instrument to which the Company is a party or by default under, the Exchange Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (vi) in the case of defeasance or covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors' rights generally and that such defeasance or covenant defeasance will not result in the Trustee or the trust arising from such deposit constituting an Investment Company as defined in the Investment Company Act of 1940, as amended; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Modification of the Exchange Indenture

    From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Exchange Indenture for certain specified purposes, including (i) curing ambiguities, defects or inconsistencies, so long as such change does not materially adversely affect the rights of any of the Holders, and (ii) the issuance of additional Exchange Debentures. Other modifications and amendments of the Exchange Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Debentures issued under the Exchange Indenture, except that, without the consent of each Holder of the Exchange Debentures affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Exchange Debentures whose Holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Exchange Debentures; (iii) reduce the principal of or change the fixed maturity of any Exchange Debentures, or change the date on which any Exchange Debentures may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Exchange Debentures payable in money other than that stated in the Exchange Debentures; (v) make any change in provisions of the Exchange Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of the Exchange Debentures to waive Defaults or Events of Default; (vi) amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer, an Asset Sale Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers; (vii) adversely affect the ranking of the Exchange Debentures or the Subsidiary Guarantees; or (viii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Exchange Indenture otherwise than in accordance with the terms of the Exchange Indenture.

Governing Law

    The Exchange Indenture, the Exchange Debentures and the Subsidiary Guarantees provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

    U.S. Trust Company of Texas, N.A. is the Trustee under the Exchange
Indenture.

    The Exchange Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Exchange Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Exchange Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

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    The Exchange Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign within 90 days of becoming aware of such conflicting interest as provided in the TIA or apply to the Commission for permission to continue as Trustee. The Trustee may resign at any time, in which case a successor trustee is to be appointed pursuant to the terms of the Exchange Indenture.

Certain Definitions

    Set forth below is a summary of certain of the defined terms used in the Exchange Indenture. Reference is made to the Exchange Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "Acquired Indebtedness" of any Person means Indebtedness of another Person and any of its Subsidiaries existing at the time such other Person becomes a Subsidiary of such Person or at the time it merges or consolidates with such Person or any of such Person's Subsidiaries or is assumed by such Person or any Subsidiary of such Person in connection with the acquisition of assets from such other Person and in each case not Incurred by such Person or any Subsidiary of such Person or such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary of such Person or such acquisition, merger or consolidation, and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or such Person's Subsidiaries or the assets to which such Indebtedness related prior to the time such Person becomes a Subsidiary of the Company or the time of such acquisition, merger or consolidation.

    "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

    "Affiliate Transaction" has the meaning set forth in "-- Certain Covenants -- Limitation on Transactions with Affiliates."

    "Asset Acquisition" means (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be merged with or into the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising an existing business (whether existing as a separate entity), subsidiary, division or unit of such Person.

    "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Subsidiaries (including, without limitation, by means of a sale and leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Subsidiary held by the Company or any other Subsidiary, (b) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Subsidiaries, (c) any other properties or assets of the Company or any of its Subsidiaries other than transfers of cash, Cash Equivalents, accounts receivable, or properties or assets in the ordinary course of business; provided that the transfer of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, will be governed by the provisions of the Exchange Indenture described above under the captions "-- Certain Covenants -- Mergers, Consolidations and Sale of Assets" and/or "-- Change of Control" and not by the provisions of the "Asset Sales" covenant. For the purposes of this definition, the term "Asset Sale" also shall not include any of the following:
(i) sales of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are either (A) no longer used or (B) no longer useful in the business of the Company or its Subsidiaries; (ii) any lease of any property entered into in the ordinary course of business and with respect to which the Company or any Subsidiary is the lessor, except any such lease that provides for the acquisition of such property by the lessee during or at the end of the term thereof for an amount


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that is less than the fair market value thereof at the time the right to acquire such property is granted; (iii) a Restricted Payment or Permitted Investment permitted under "Certain Covenants -- Limitation on Restricted Payments;" and
(iv) any transfers that, but for this clause (iv), would be Asset Sales, if (A) the Company elects to designate such transfers as not constituting Asset Sales and (B) after giving effect to such transfers, the aggregate fair market value of the properties or assets transferred in such transaction or any such series of related transactions so designated by the Company does not exceed $1,000,000.

    "Asset Proceeds Offer" has the meaning set forth in "-- Certain Covenants -- Asset Sales."

    "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

    "Available Proceeds Amount" has the meaning set forth in "-- Certain Covenants -- Asset Sales."

    "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the board of directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

    "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

    "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within 180 days from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above, provided that all such deposits do not exceed $5,000,000 in the aggregate at any one time; (vii) demand and time deposits and certificates of deposit with any


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commercial bank organized in the United States not meeting the qualifications specified in clause (ii) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and (viii) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v) above.

    "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person (as such term is used in Section 13(d)(3) of the Exchange
Act) other than to the Company or a Subsidiary Guarantor; (ii) the Company consolidates with or merges into another Person or any Person consolidates with, or merges into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where
(a) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction; (iii) the adoption of a plan relating to the liquidation or dissolution of the Company not involving a merger or consolidation or a sale or other disposition of assets described in clause (i) above; (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined above), excluding Permitted Holders, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided that the sale of Voting Stock of the Company to a Person or Persons acting as underwriters in connection with a firm commitment underwriting shall not constitute a Change of Control; or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors (other than by action of the Permitted Holders). For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

    "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income plus (ii) to the extent that any of the following shall have been taken into account in determining Consolidated Net Income, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business), Consolidated Interest Expense, amortization expense and depreciation expense, and (B) other non-cash items (other than non-cash interest) reducing Consolidated Net Income, other than any non-cash item which requires the accrual of or a reserve for cash charges for any future period and other than any non-cash charge constituting an extraordinary item of loss, less other non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

    "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial information is available (the "Four Quarter Period") ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the Incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any Incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the Incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, at any time subsequent to the first day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, and (ii) any Asset


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Sales or Asset Acquisitions (including, without limitation, any Asset
Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of any such Asset Acquisition) Incurring, assuming or otherwise being liable for Acquired Indebtedness) at any time subsequent to the first day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the Incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA, based upon the four fiscal quarters of such Person for which financial information is available immediately preceding such Asset Acquisition, associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period; provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income." If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the Incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly Incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually Incurred on the Transaction
Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (2) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense and
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person, expressed as a decimal.

    "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Subsidiaries (excluding amortization of deferred financing fees) for such period, on a consolidated basis, as determined in accordance with GAAP, and including (a) all amortization of original issue discount (other than any original issue discount on Indebtedness attributable to proceeds of the sale of warrants issued in connection with the Incurrence of such Indebtedness); (b) the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period; (c) net cash costs under all Interest Swap Obligations (including amortization of fees); (d) all capitalized interest; and (e) the interest portion of any deferred payment obligations for such period.

    "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person, (d) the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a wholly-owned Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.


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    "Consolidated Net Worth" of any Person means the consolidated stockholders'
equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

    "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date; (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) was elected or nominated for election pursuant to Section 4.7(a) of the Exchange Indenture or Section 4.5(a) of the Purchase Agreement.

    "Credit Facilities" means, with respect to the Company, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Exchange Debentures; provided, however, that any Capital Stock that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless (i) all obligations of the Company under the Exchange Indenture with respect to such Change of Control or Asset Sale have been satisfied prior to such repurchase or redemption and (ii) such repurchase or redemption does not violate any covenant of the Exchange Indenture.

    "Events of Default" has the meaning set forth in "-- Events of Default."

    "Exchange Act" means the Securities Exchange Act of 1934, as amended or any successor statute or statutes thereto.

    "Existing Indebtedness" means up to $85 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries in existence on the Issue Date, until such amounts are repaid.

    "Fair market value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee; provided, however, that if the aggregate non-cash consideration to be received by the Company or any of its Subsidiaries from any Asset Sale or the issuance of Qualified Capital Stock could be reasonably likely to exceed $5 million, the fair market value shall be determined by an independent Financial Advisor.

    "Family Member" means, when used with reference to any natural Person, such Person's spouse, siblings, parents, children, or other lineal descendants (whether by adoption or consanguinity), and shall mean a trust, the primary beneficiary of which is the Person's spouse, siblings, parents, children, or other lineal descendants (whether by adoption or consanguinity).


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    "Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged.

    "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "Holder" means a Person in whose name a Note is registered on the Registrar's books.

    "Ice Business" means (i) the manufacture and sale (including, without limitation, direct sales, wholesale sales and retail sales) of ice; (ii) the manufacture and sale of ice and water by means of ice manufacturing or water purification equipment (including ice makers, bins, baggers, merchandisers, delivery devices and related equipment) installed on the premises of the Company's customer(s) whether or not such equipment is owned by the Company, the customers, or a third party; (iii) contract on-premises ice or water service (including leasing of ice or water related equipment) for a customer's internal use; (iv) providing cold storage and freezer related services in conjunction with the traditional ice business; (v) the sale of products incidental or related to the foregoing; and (v) all logical extensions of the foregoing.

    "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that (A) any Indebtedness assumed in connection with an acquisition of assets and any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) of the Company or at the time such Person is merged or consolidated with the Company or any Subsidiary of the Company shall be deemed to be Incurred at the time of the acquisition of such assets or by such Subsidiary at the time it becomes, or is merged or consolidated with, a Subsidiary of the Company or by the Company at the time of such merger or consolidation, as the case may be, and (B) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness unless such amendment, modification or waiver shall increase the principal or premium thereof or interest rate thereon (including by way of original issue discount), and (C) a change in GAAP that results in an obligation of a Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of Indebtedness. A guarantee by the Company or a Subsidiary Guarantor of Indebtedness Incurred by the Company or a Subsidiary Guarantor, as applicable, shall not be a separate Incurrence of Indebtedness.

    "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) all Indebtedness of others (including all dividends of other Persons for the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds but excluding endorsements of negotiable instruments and documents in the ordinary course of business, (vii) net liabilities of such Person under Interest Swap Obligations, (viii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided that if the Obligations so


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secured have not been assumed by such Person or are otherwise not such Person's legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien, and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any non-interest bearing Indebtedness or other Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall only be deemed to be Incurred as of the date of original issuance thereof.

    "Independent" when used with respect to any specified Person means such a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, or in any Affiliate of the Company or any of its subsidiaries and (c) is not an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions for the Company or any of its subsidiaries. Whenever it is provided in the Exchange Indenture that any Independent Person's opinion or certificate shall be furnished to the Trustee, such Person shall be appointed by the Company and approved by the Trustee in the exercise of reasonable care, and such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning thereof.

    "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

    "Investment" by any Person means any direct or indirect (i) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise) (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business); (ii) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person; (iii) guarantee or assumption of any Indebtedness or any other obligation of any other Person (except for an assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed, extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, workers' compensation, utility, lease and similar deposits and prepaid expenses made in the ordinary course of business, and endorsements of negotiable instruments and documents in the ordinary course of business); and (iv) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Subsidiary not sold or disposed of.

    "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction other than to reflect ownership by a third party of property leased to the referent Person or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).


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

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable ((1) including, without limitation, income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition and (2) after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements) and (c) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "Net Equity Proceeds" means (a) in the case of any issuance or sale by the Company of Qualified Capital Stock of the Company, the aggregate net cash proceeds and the fair market value of any property or securities received by the Company, after payment of expenses, commissions and the like (including, without limitation, brokerage, legal, accounting and investment banking fees and commissions) incurred in connection therewith, and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding Indebtedness of the Company or any Subsidiary issued after the Issue Date for or into shares of Qualified Capital Stock of the Company, the amount of such Indebtedness (or, if such Indebtedness was issued at an amount less than the stated principal amount thereof, the accrued amount thereof as determined in accordance with GAAP) as reflected in the consolidated financial statements of the Company prepared in accordance with GAAP as of the most recent date next preceding the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Indebtedness to the Company or to any wholly-owned Subsidiary of the Company upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness, and all other expenses incurred by the Company in connection therewith), in each case (a) and (b) to the extent consummated after December 31, 1997.

    "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Officers' Certificate" means a certificate signed by two officers of the Company.

    "Opinion of Counsel" means a written opinion from legal counsel which and who are reasonably acceptable to the Trustee.

    "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Exchange Debentures.

    "Paying Agent" shall initially be the Trustee until a successor paying agent for the Exchange Debentures is selected in accordance with the Exchange Indenture.

    "Payment default" has the meaning set forth in "-- Events of Default."

    "Permitted Holders" means the following Persons: Ares Leveraged Investment Fund, L.P., Culligan Water Technologies, Inc., Erica Jesselson, SV Capital Partners, L.P., Norwest Equity Partners V, a Minnesota Limited Partnership, The Food Fund II Limited Partnership, A. J. Lewis III, Steven P. Rosenberg, and James F. Stuart, and any of their respective Affiliates and Family Members, each of the foregoing individually being a Permitted Holder.

    "Permitted Indebtedness" means, without duplication, each of the following:

         (i) Indebtedness under the Series A Exchange Debentures I and the Series A Exchange Debentures II;

         (ii) Indebtedness under any Existing Indebtedness;

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

         (iii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Subsidiary thereof in the ordinary course of business, including guarantees or obligations of the Company or any Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

         (iv) Permitted Refinancing Indebtedness;

         (v) the Subsidiary Guarantees of the Series A Exchange Debentures I and the Series A Exchange Debentures II;

         (vi) Indebtedness under Credit Facilities in an aggregate principal amount not to exceed $80 million at any one time outstanding and any guarantee thereof, reduced by any permanent repayment or permanent reduction thereof after the date of issuance of the Series A Exchange Debentures II which is accompanied by a corresponding permanent commitment reduction pursuant to the "Asset Sales" covenant;

         (vii) Interest Swap Obligations of the Company; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness Incurred in accordance with the Exchange Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates ("Permitted Swaps");

         (viii) Indebtedness of a direct or indirect Subsidiary of the Company to the Company or to a direct or indirect Subsidiary of the Company for so long as such Indebtedness is held by the Company or a direct or indirect Subsidiary of the Company in each case subject to no Lien held by a Person other than the Company or a direct or indirect Subsidiary of the Company or the holders of Indebtedness under the Credit Facilities (or an agent for such holders); provided, that if as of any date any Person other than the Company or a direct or indirect Subsidiary of the Company or the holders of Indebtedness under the Credit Facilities (or an agent for such holders) owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the date of the Incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

         (ix) Indebtedness of the Company to a direct or indirect Subsidiary of the Company for so long as such Indebtedness is held by a direct or indirect Subsidiary of the Company in each case subject to no Lien held by a Person other than the holders of Indebtedness under the Credit Facilities (or an agent for such holders); provided that (a) any Indebtedness of the Company to any direct or indirect Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's Obligations under the Exchange Indenture and the Exchange Debentures, and (b) if as of any date any Person other than a direct or indirect Subsidiary of the Company owns or holds any such Indebtedness or any Person other than the holders of Indebtedness under the Credit Facilities (or an agent for such holders) holds a Lien in respect of such Indebtedness, such date shall be deemed the date of the Incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness; and

         (x) additional Indebtedness not to exceed an aggregate principal amount of $10 million at any one time outstanding and any guarantee thereof.

    "Permitted Investments" means (a) Investments in cash and Cash Equivalents;
(b) Investments by the Company or by any Subsidiary of the Company in any Person that is or will become immediately after such Investment a direct or indirect Subsidiary of the Company; (c) any Investments in the Company by any Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured; (d) Investments made by the Company or by its Subsidiaries as a result of an Asset Sale made in compliance with "-- Certain Covenants -- Asset Sales"; (e) Permitted Swaps; (f) Investments in ventures organized outside of the United States in an amount not to exceed $5,000,000 at any one time outstanding; (g) Investments in an amount not to exceed $500,000 at any one time outstanding; (h) Investments held by any Person on the date such Person becomes a Subsidiary to the extent such Investments are not incurred in anticipation of or in connection with such acquisition; and (i) Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Subsidiary, in each case as to debt owing to the Company or any Subsidiary that arose in the ordinary course of business of the Company or any such

Subsidiary, provided that any stocks, obligations or securities received in settlement of debts that arose in the ordinary course of business (and received other than as a result of bankruptcy or insolvency proceedings or upon foreclosure, perfection or enforcement of any Lien) that are, within 30 days of receipt, converted into cash or Cash Equivalents shall be treated as having been cash or Cash Equivalents at the time received.

    "Permitted Liens" means the following types of Liens:

         (i) Liens existing as of the Issue Date;

         (ii) Liens securing the Exchange Debentures, the Subsidiary Guarantees or any Indebtedness under the Credit Facilities or any guarantees of such indebtedness;

         (iii) Liens in favor of the Company;

         (iv) Liens for taxes, assessments and governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

         (v) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent for more than 30 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

         (vi) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

         (vii) Judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

         (viii) Any interest or title of a lessor under any Capital Lease Obligation or operating lease;

         (ix) Liens securing Purchase Money Indebtedness incurred in compliance with the "Limitation on Indebtedness" covenant; provided, however, that (i) the related Purchase Money Indebtedness shall not be secured by any property or assets of the Company or any Subsidiary other than the property or assets so acquired and any proceeds therefrom and (ii) the Lien securing any such Indebtedness shall be created within 90 days of such acquisition;

         (x) Liens securing obligations under or in respect of Interest Swap Obligations;

         (xi) Liens upon specific items of inventory or other goods of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

         (xii) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

         (xiii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

         (xiv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, provided that such


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

Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the property of such Person or the acquired property (and the proceeds thereof), as applicable; and

         (xv) Liens on capital stock or other equity interests in Unrestricted Subsidiaries and Permitted Investments made pursuant to clause (f) of the definition thereof.

    "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Subsidiaries incurred pursuant to clause (i), (ii) or
(v) of the definition of "Permitted Indebtedness"; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so exchanged, refinanced, renewed, replaced, defeased or refunded (plus the amount of related prepayment penalties, fees and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being exchanged, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being exchanged, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Debentures or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Exchange Debentures or the Subsidiary Guarantees, as the case may be, on terms at least as favorable to the Holders of Exchange Debentures as those contained in the documentation governing the Indebtedness being exchanged, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary that is the obligor on the Indebtedness being exchanged, refinanced, renewed, replaced, defeased or refunded.

    "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

    "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "Purchase Money Indebtedness" means Indebtedness or that portion of Indebtedness of the Company or any Subsidiary incurred in connection with the acquisition by the Company or such Subsidiary, subsequent to the Issue Date, of any property or assets including Capitalized Lease Obligations.

    "Public Equity Offering" means an underwritten offer and sale of Qualified Capital Stock of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

    "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

    "Refinance" means, in respect of any security or Indebtedness, to refinance, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Registrar" shall initially mean the Trustee until a successor registrar for the Exchange Debentures is selected in accordance with the Exchange Indenture.

    "Significant Subsidiary" shall have the meaning set forth in Rule 1.02 (v) of Regulation S-X under the Securities Act.

    "Specified Affiliate Transactions" means certain transactions among the Company and Subsidiaries and certain Affiliates which were entered into prior to the Issue Date as set forth in a Schedule to the Exchange Indenture.

    "Subordinated Indebtedness" means any Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the Exchange Debentures or the Subsidiary Guarantees, as the case may be.

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

    "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding the foregoing, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Company for purposes hereof and of the Exchange Indenture.

    "Subsidiary Guarantee" means any guarantee of the Exchange Debentures by a Subsidiary Guarantor in accordance with the provisions described under "-- Ranking and Guarantees."

    "Subsidiary Guarantor" means (i) each of Packaged Ice Leasing, Inc., Southco Ice, Inc., Mission Party Ice, Inc., Southwest Texas Packaged Ice, Inc., Southwestern Ice, Inc., Golden Eagle Ice -- Texas, Inc., Packaged Ice Southeast, Inc., Southern Bottled Water Company, Inc. and Reddy Ice Corporation and (ii) each of the Company's Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Exchange Indenture as a Subsidiary Guarantor; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the Exchange Indenture.

    "Unrestricted Subsidiary" means (1) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors as provided below) and (2) any Subsidiary or Subsidiaries of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary of the Company to be so designated or otherwise an Unrestricted Subsidiary, provided that (x) such designation complies with the "Limitation on Restricted Payments" covenant, (y) each Subsidiary so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Subsidiaries and
(z) unless such designation is a Permitted Investment, immediately after giving pro forma effect to such designation, the Company could incur $1.00 of additional Indebtedness pursuant to paragraph (b) of the covenant entitled "Limitation on Indebtedness." Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

    "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "Wholly-owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities which normally have the right to vote in the election of directors, other than director's qualifying shares, are owned by such Person or any wholly-owned Subsidiary of such Person.

                          BOOK-ENTRY; DELIVERY AND FORM

         Except as set forth in the next paragraph, the Series B Notes will be issued in the form of one or more fully registered Global Notes (collectively, the "Global Note"). The Global Note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.

         Notes (i) originally purchased by or transferred to Accredited Investors who are not qualified institutional buyers (as defined in "Transfer Restrictions"), or (ii) held by qualified institutional buyers which elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued, in registered certificated form, "Certificated Securities"). Upon the transfer to a qualified institutional buyer of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note.

         The Global Note. The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Note, DTC or its custodian will credit, on its internal system, portions of the Global Note which shall be comprised of the corresponding respective principal amount of the Global Note to the respective accounts of persons who have accounts with such depository and
(ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchaser and ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Qualified institutional buyers may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

         So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer such interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture with respect to the Notes.

         Payments of the principal of, premium (if any) and interest (including Additional Interest) on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

         The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium (if any) and interest (including Additional Interest) on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and be settled in accordance with DTC rules in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

         DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect to such portion of Notes, the aggregate principal amount of Notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the Warrant Agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         Certificated Security. If DTC is at any time unwilling or unable to continue as a depository for the Global Note and a successor depository is not appointed by the Company, within 90 days, the Company will issue Certificated Securities in exchange for the Global Note.

                  TRANSFER RESTRICTIONS ON SERIES A SECURITIES

         The Series A Securities have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Series A Securities were offered and sold by the Initial Purchaser only (i) to a limited number of "qualified institutional buyers" (as defined in Rule 144A promulgated under the Securities Act) ("QIBs") in compliance with Rule 144A; and (ii) to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act) ("Accredited Investors") that prior to their purchase of any Series A Securities delivered to the Initial Purchaser a letter containing certain representations and agreements.

         Each purchaser of Series A Securities, by its acceptance thereof, will be deemed to have acknowledged represented and agreed as follows:

                  1. It is purchasing the Series A Securities for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is (i) a QIB, and is aware that the sale to it is being made in reliance on Rule 144A; or (ii) an Accredited Investor.

                  2. It acknowledges that the Series A Securities have not been registered under the Securities Act and may not be offered or sold except as set forth below.

                  3. It shall not resell or otherwise transfer the Series A Securities except (i) to the Company or any subsidiary thereof, (ii) to a QIB in compliance with Rule 144A, (iii) to an Accredited Investor that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee, a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Series A Securities (the form of which letter can be obtained from the Trustee), (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available), or (v) pursuant to an effective registration under the Securities Act. Each Accredited Investor that is not a QIB and that is an original purchaser of the Series A Securities will be required to sign an agreement to the foregoing effect.

                  4. It agrees that it will give to each person to whom it transfers Series A Securities notice of any restrictions on transfer of Series A Securities.

                  5. It understands that the Series A Securities will bear a legend substantially to the following effect unless otherwise agreed by the Company and the holder thereof:

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A PROMULGATED UNDER THE SECURITIES ACT) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501 (A) (1), (2), (3) OR (7) PROMULGATED UNDER THE SECURITIES ACT) (AN "ACCREDITED INVESTOR"), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER THEREOF OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A PROMULGATED UNDER THE SECURITIES ACT, (C) TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHED (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE OR WARRANT AGENT A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 PROMULGATED UNDER THE SECURITIES ACT (IF AVAILABLE) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN INSTITUTIONAL ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE OR WARRANT AGENT AND THE ISSUER SUCH CERTIFICATIONS, WRITTEN LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                  6. It acknowledges that the Trustee will not be required to accept for registration of transfer any the Series A Securities acquired by it, except upon presentation of evidence satisfactory to the Company and the Trustee that the restrictions set forth herein have been complied with.

                  7. It acknowledges that the Company, the Initial Purchaser and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that if any of the acknowledgments, representations or agreements deemed to have been made by its purchase of the Series A Securities are no longer accurate, it shall promptly notify the Company and Initial Purchaser. If it is acquiring any Series A Securities as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each account.

                  The Series A Securities may not be sold or transferred to, and each purchaser by its purchase of the Series A Securities shall be deemed to have represented and covenanted that it is not acquiring the Series A Securities for or on behalf of, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")), except that such a purchase for or on behalf of a pension or welfare plan shall be permitted:

                  (1) to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchase in which no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund and the applicable conditions of Prohibited Transaction exemption 91-38 issued by the Department of Labor are satisfied;

                  (2) to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchase in which, at any time while the Series A Securities are outstanding, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account and the applicable conditions of Prohibited Transaction Exemption 90-1 issued by the Department of Labor are satisfied;

                  (3) to the extent such purchase is made on behalf of a plan by
         (A) an investment advisor registered under the Investment Advisers Act of 1940 that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50,000,000 and had shareholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with GAAP, (B) a bank as defined in Section 202(a) of the Investment Advisers Act of 1940 with equity capital in excess of $1,000,000 as of the last day of its most recent fiscal year or (C) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a plan, which company had, as of the last day of its most recent fiscal year, net worth in excess of $1,000,000 and which is subject to supervision and examination by a state authority having supervision over insurance companies, in each case, such investment advisor, bank or insurance company is otherwise a qualified professional asset manager, as such term is used in the Prohibited Transaction Exemption 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment advisor, bank or insurance company, do not represent more than 20% of the total client assets managed by such investment advisor, bank or insurance company and the applicable conditions or Prohibited Transaction Exemption 84-14 are otherwise satisfied; or

                  (4) to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title 1 of ERISA or Section 4975 of the Code.

         Each purchaser by its purchase of the Series A Securities shall also be deemed to have represented that (a) if it is an insurance company, no part of the funds to be used to purchase the Series A Securities to be purchased by it constitutes assets allocated to any separate account maintained by it such that the use of such funds constitutes a transaction in violation of Section 406 of ERISA or a Prohibited Transaction, as such term is defined in Section 4975 of the Code, which could be subject to, respectively, a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed by Section 4975 of the Code and (b) if it is not an insurance company, that no part of the funds to be used to purchase the Series A Securities to be purchased by it constitutes assets allocated to any trust, plan or account which contains the assets of any employee pension benefit plan, welfare plan or account prohibited pursuant to the preceding paragraph of these "Transfer Restrictions."

         Purchasers are advised that the Prohibited Transaction Exemptions described above do not relieve a fiduciary or other party from all prohibited transaction provisions of the Code and ERISA and from ERISA's general fiduciary responsibilities including, but not limited to, a fiduciary's obligation to discharge his or her duties solely in the interests of participants and beneficiaries. As a result of the foregoing restrictions, Purchasers are advised to consult legal counsel prior to making any offer, resale pledge, hypothecation, or other transfer or disposition of the Series A Securities or any interest therein.

                       DESCRIPTION OF NEW CREDIT FACILITY

    Concurrently with the Reddy Acquisition, Antares Leveraged Capital Corp., Chicago, Illinois provided the Company with an $80,000,000 five year senior credit facility consisting of a revolving working capital facility of $15,000,000 and a revolving acquisition loan facility of $65,000,000 (the "New Credit Facility"). The maximum amount available under the New Credit Facility, however, is further subject to borrowing base limitations based on various criteria. The New Credit Facility replaces the Company's previous credit facility with Frost National Bank, San Antonio, Texas and Zion's National Bank, Salt Lake City, Utah, and the Company plans to use the New Credit Facility for its immediate and future acquisition and working capital needs.

    The outstanding principal balance under the New Credit Facility will initially bear interest at the Company's option at a fluctuating rate equal to
(i) LIBOR plus two and three quarters percent (2.75%) per annum, or (ii) the "prime" rate plus one percent (1.00%) with interest rates subject to a pricing grid. All amounts outstanding under the acquisition facility on the second anniversary will amortize in 12 equal quarterly installments over the remaining term.

    The New Credit Facility contains certain covenants limiting, among other things, the Company's ability to pay cash dividends or make other distributions, change its business, merge, consolidate or dispose of assets, incur liens, make loans and investments, incur indebtedness and engage in certain transactions with affiliates. The New Credit Facility also contains numerous other financial covenants, including, without limitation, covenants that require the Company to meet a minimum fixed charge coverage ratio, maintain a minimum net worth and limit capital expenditures.

    The New Credit Facility contains events of default customary for facilities of its type, including without limitation, the Company's failure to pay principal, interest, fees or other amounts when due; the Company's breach of any covenants, representations or warranties; cross-default and cross acceleration; bankruptcy, insolvency or similar events involving the Company or its Subsidiaries; the unenforceability of any of the agreements or liens securing payment of the obligations under the New Credit Facility; and the occurrence or existence of any event or circumstance which has a material adverse effect upon the Company. The New Credit Facility is secured by substantially all of the Company's assets and the capital stock of all of the Company's Significant Subsidiaries.

                    DESCRIPTION OF CAPITAL STOCK AND WARRANTS

GENERAL

         The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of which 5,044,310 shares are issued and outstanding and of which 298,231 shares are held as treasury stock, and 5,000,000 shares of preferred stock, par value $.01 per share. The Company's Board of Directors has authorized the designation of 2,750,100 shares of preferred stock as follows: 450,000 shares as the Series A Convertible Preferred Stock, of which all of the authorized shares are issued and outstanding; 200,000 shares as the Series B Convertible Preferred Stock, of which 124,831 shares are issued and outstanding; 500,000 shares as the 10% Exchangeable Preferred stock, of which 250,000 shares are issued and outstanding; 100 shares as the Series C Preferred Stock, of which 100 shares are issued and outstanding; and 800,000 shares as the 13% Exchangeable Preferred Stock Series A, of which 400,000 shares are issued and outstanding; and 800,000 shares as the 13% Exchangeable Preferred Stock Series B, which will be reserved for issues in the Exchange Offer. In addition, a total of 400,000 shares of Common Stock have been reserved for issuance upon exercise of stock options under the 1994 Stock Option Plan, a total of 500,000 shares of Common Stock have been reserved for issuance upon exercise of stock options under the 1998 Stock Option Plan, shares of Common Stock have been reserved for issuance upon conversion of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, and shares have been reserved for issuance upon exercise of warrants.

SERIES A CONVERTIBLE PREFERRED STOCK

         In September 1995, the Board of Directors authorized the designation of 450,000 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock has no rights of redemption or sinking fund provisions, but upon liquidation of the Company, the Company must pay the holders of Series A Convertible Preferred Stock $5.56 per share (an aggregate of $2,502,000) before any amounts may be paid to the holders of Common Stock. Holders of Series A Convertible Preferred Stock are entitled to vote on all matters upon which the holders of Common Stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each share of Series A Convertible Preferred Stock entitles the holder thereof to such number of votes per share as equals the whole number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is then convertible. Each share of Series A Convertible Preferred Stock is convertible into Common Stock without payment of additional consideration at a conversion price of $5.56 per share, subject to anti-dilution adjustments.

SERIES B CONVERTIBLE PREFERRED STOCK

         In December 1996, the Board of Directors authorized the designation of 200,000 shares of Series B Convertible Preferred Stock and on January 17, 1997 the Company issued 124,831 shares in full satisfaction of $750,000 of convertible demand notes bearing interest at a rate of 10% per annum which were issued in December 1996. The Series B Convertible Preferred Stock has no rights of redemption or sinking fund provisions, but upon liquidation of the Company, the Company must pay the holders of Series B Convertible Preferred Stock $6.07 per share (an aggregate of $757,724) before any amounts may be paid to the holders of Common Stock. Holders of Series B Convertible Preferred Stock are entitled to vote on all matters upon which the holders of Common Stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each share of Series B Convertible Preferred Stock entitles the holder thereof to such number of votes per share as equals the whole number of shares of Common Stock into which each share of Series B Convertible Preferred Stock is then convertible. Each share of Series B Convertible Preferred Stock is convertible into Common Stock without payment of additional consideration at a conversion price of $6.07 per share, subject to anti-dilution adjustments.

10% MANDATORILY REDEEMABLE PREFERRED STOCK

         In December 1997, the Board of Directors authorized the designation of 500,000 shares of the 10% Mandatorily Redeemable Preferred Stock and the Company has since issued 250,000 shares. The 10% Mandatorily Redeemable Preferred Stock has liquidation preference of $100.00 per share. Holders of the Mandatorily Redeemable Preferred Stock shall be entitled to receive dividends equal to 10% of the liquidation preference thereof, and all dividends shall be fully cumulative. Dividends may be paid in cash or in kind by issuing a number of additional shares of Mandatorily Redeemable Preferred Stock. If dividends are paid in kind, the Company shall also issue additional warrants to purchase Common Stock at an exercise price of $13.00 per share to the holders of the Mandatorily Redeemable Preferred Stock. Holders of the Mandatorily Redeemable Preferred Stock have no voting rights other than approval rights with respect to the issuance of parity or senior securities. The Company may redeem the Mandatorily Redeemable Preferred Stock at any time subject to contractual and other restrictions with respect thereto and to applicable provisions of the Texas Business Corporation Act and to the legal availability of funds therefor. The Company is obligated to redeem the Mandatorily Redeemable Preferred Stock for cash on April 15, 2005 subject to applicable provisions of the Texas Business Corporation Act. The Company may redeem all of the Mandatorily Redeemable Preferred Stock for notes in an aggregate principal amount of the liquidation preference amount of the Mandatorily Redeemable Preferred Stock.

SERIES C PREFERRED STOCK

         In December 1997, the Board of Directors authorized the designation of 100 shares of the Series C Preferred Stock and the Company has since issued 100 shares. The Series C Preferred Stock has a liquidation preference of $10.00 per share. The Series C Preferred Stock was created to provide Culligan Water Technologies, Inc. and Erica Jesselson the right to vote a number of shares equal to the number of warrants issued to them, such rights to be effective only at such time or times that Culligan owns less than twenty percent (20%) of the fully diluted Common Stock. The Company may redeem all (but not less than all) of the Series C Preferred Stock at such time as the investors cease to own at least fifty percent (50%) of the Fully Diluted Warrant Common Stock (as defined in the Certificate of Designation of the Series C Preferred Stock).

13% EXCHANGEABLE PREFERRED STOCK, SERIES A

         See "Description of Securities - Preferred Stock"

13% EXCHANGEABLE PREFERRED STOCK, SERIES B

         See "Description of Securities - Preferred Stock"

WARRANTS

         General. The Company issued warrants pursuant to a warrant agreement entered into in connection with the issuance of 12% Senior Notes. Each such warrant, when exercised, will entitle the holder thereof to receive 10.2377 shares of Common Stock of the Company at an exercise price of $.01 per share. A total of 75,000 warrants, representing 767,828 warrant shares were issued in connection with the 12% Senior Notes; in addition, the Company issued to Jefferies, in conjunction with 12% Senior Notes issuance, warrants to purchase 127,972 shares of Common Stock at an exercise price of $.01 per share. Unless exercised, the warrants issued in connection with the 12% Senior Notes will automatically expire on the maturity date of the respective 12% Senior Notes. The Company will give notice of expiration not less than 90 nor more than 120 days prior to the expiration date to the registered holders of the then outstanding warrants issue in connection with the 12% Senior Notes.

         On July 7, 1997, the Company issued to SV warrants to purchase 100,000 shares of Common Stock at an exercise price of $14.00 per share. These warrants must be exercised on or before July 17, 2002.

         On December 2, 1997, the Company issued warrants to Culligan Water Technologies, Inc. and Erica Jesselson pursuant to warrant agreements entered into in conjunction with an issuance of 10% mandatorily redeemable preferred stock and Series C Preferred Stock . These warrants, when exercised, will entitle the holder thereof to receive an aggregate of 1,923,077 shares of the Common Stock of the Company at an exercise price of $13.00 per share. These warrants must be exercised on or before the earlier to occur of (a) April 15, 2005 or (ii) the first arriving of the last day of the first period of 20 consecutive trading days following a qualifying initial public offering. See "Certain Relationships and Related Transactions -- Securities Purchase Agreement with Culligan Water Technology, Inc."

         On April 30, 1998, the Company issued warrants to Ares and SV pursuant to warrant agreements entered into in conjunction with the issuance of Series A Preferred Stock . These warrants, when exercised, will entitle the holder thereof to receive an aggregate of 975,752 shares of the Common Stock of the Company at an exercise price of $.01 per share. These warrants must be exercised on or before May 1, 2005 or 10 business days following the closing of an initial public offering. These warrants may be exercised upon the earlier to occur of: upon a change of control, asset sale, event of default, consolidation or merger, or initial public offering, or May 1, 2003.

           The Exercise Price and the number of warrant shares issuable on exercise of a warrant are both subject to adjustment in certain cases. See "Adjustments" below.

         Voting Rights. The holders of the Warrants will have no right to vote on matters submitted to the stockholders of the Company and will have no right to receive cash dividends. The holders of the Warrants will not be entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

         Adjustments. Each of the number of Warrant Shares purchasable upon the exercise of the Warrants and the Exercise Price will be subject to adjustment in certain events including: (i) the payment by the Company of dividends (or other distributions) on the Common Stock of the Company payable in shares of such Common Stock or other shares of the Company's capital stock, (ii) subdivisions, combinations and reclassifications of the Common Stock, and (iii) the distribution to all holders of the Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding cash dividends or other cash distributions from current or retained earnings).

         Subject to certain exceptions set forth in the Warrant Agreement, if the Company issues (i) shares of Common Stock for a consideration per share less than the current market value per share or (ii) any securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities that is less than the current market value per share on the date of issuance of such securities, the Company shall offer to sell to each holder of Warrants, at the same price and on the same terms offered to all other prospective buyers (provided that the holders of Warrants shall not be required to buy any other securities in order to buy such Common Stock or convertible securities), a portion of such Common Stock or convertible securities that is equal to such holder's portion of the Common Stock then outstanding if immediately prior thereto all the Warrants had been exercised. Each such holder may elect to buy all or any portion of the Common Stock or convertible securities offered or may decline to purchase any.

         Registration Rights. The Company has granted demand and piggy back registration rights to holders of the Warrants pursuant to a Securityholders' and Registration Rights Agreement (the "Securityholders' Agreement"). From time to time after 180 days following the completion by the Company of a public equity offering, holders of Warrant shares owning, individually or in the aggregate, not less than 25% of the Warrant shares held in the aggregate by all holders of Warrant shares may make a written request for registration under the Securities Act of their warrant shares. Subject to certain conditions, within 120 days of the receipt of such written request for such a demand registration, the Company shall file with the Commission and use its best efforts to cause to become effective under the Securities Act a registration statement with respect to such securities. This summary of the Securityholders' Agreement does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of the Securityholders' Agreement.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders of the Company. Subject to any preferential rights of any outstanding series of preferred stock designated by the Board of Directors, the holders of Common Stock are entitled to receive, ratably, with the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the 10% Mandatorily Redeemable Preferred Stock, the Series C Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock, such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata all assets of the Company available for distribution to such holders after distribution in full of the preferential amount to be distributed to holders of shares of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the 10% Mandatorily Redeemable Preferred Stock, the Series C Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock.

All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The Company's Articles of Incorporation deny preemptive rights and cumulative voting, however the Company has granted certain preferential rights to purchase new issuances of shares to certain shareholders. These rights expire upon an initial public offering of at least $7.5 million. The Common Stock has no conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The Company has granted piggy-back and/or demand registration rights to certain shareholders. See "Certain Relationships and Related Transactions."

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION

         The Company's Articles of Incorporation (the "Articles of Incorporation") provide that the Board of Directors is vested with authority to establish, from time-to-time, series of unissued shares of any class, to determine and fix the designation and the relative rights, preferences and limitations of the shares of each series so established, and to increase or decrease the number of shares within each such series. The relative rights and preferences of shares may vary in any respect between series, but all shares of the same series shall be identical in all respects. The authority possessed by the Board of Directors to issue different classes and series of stock could potentially be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock. There are no agreements or understandings for the issuance of Preferred Stock and the Board of Directors has no present intention to issue any Preferred Stock other than the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock described herein.

         Article 1302-7.06 of the Texas Miscellaneous Corporation Act ("TMCA") authorizes a Texas corporation to include a provision in its articles of incorporation limiting or eliminating the personal liability of its directors to the corporation and its shareholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their shareholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although
Article 1302-7.06 of the TMCA does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Pursuant to such provision, the Articles of Incorporation limit the personal liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its shareholders to the fullest extent permitted by the TMCA. Specifically, a director of the Company will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, and
(iv) any transaction from which the director derived an improper personal benefit.

         The inclusion of this provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders. However, the inclusion of this provision together with a provision which requires the Company to indemnify its officers and directors against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

                                     GENERAL

         The following discussion summarizes certain material United States federal income tax considerations generally applicable to purchasers of the Notes, the Preferred Stock and Exchange Debentures. The federal income tax considerations set forth below are based upon currently existing provisions of the Code (the "Code"), applicable final, temporary and proposed Treasury Regulations ("Treasury Regulations"), judicial authority, and current administrative rulings and pronouncements of the Service. There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been,


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or will be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below. This discussion applies only to a person who is
(i) a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof, or
(iii) an estate or trust that is not a foreign estate or trust (a "U.S.
Holder").

         The summary is not a complete analysis or description of all potential federal tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on, particular U.S. Holders, and does not address foreign, state, local or other tax consequences. This summary does not purport to address special classes of taxpayers (such as S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, foreign companies, nonresident alien individuals, regulated investment companies, broker-dealers and tax-exempt organizations) who are subject to special treatment under the federal income tax laws, or persons that hold Notes, the Preferred Stock or Exchange Debentures that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Furthermore, estate and gift tax consequences are not discussed herein. No opinion of counsel or ruling from the IRS will be requested with respect to any of the matters discussed herein.

         The discussion assumes that the Notes, the Preferred Stock and the Exchange Debentures that may be issued in redemption of the Preferred Stock will be held as capital assets within the meaning of section 1221 of the Code.

    PERSONS CONSIDERING THE EXCHANGE OF NOTES OR PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.


                                  THE NOTES

         The following summary is limited to the United States federal income tax consequences relevant to a U.S. Holder of the Notes.

THE REGISTERED EXCHANGE OFFER

    Pursuant to the Regulations, the exchange of Series A Notes for Series B Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Series A Notes and, accordingly, such exchange should be treated as a "non-event" for federal income tax purposes. Therefore, such exchange should have no federal income tax consequences to U.S. Holders of Notes. The holding period of a Series B Note will include the holding period of the Series A Note for which it was exchanged; the basis of a Series B Note will be the same as the basis of the Series A Note for which it was exchanged; and each U.S. Holder of Notes will continue to be required to include interest on the Notes in its gross income in accordance with the rules described below.

PAYMENT OF INTEREST

    Interest on a Note generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes.

    With respect to the Series A Notes, the Company is obligated to pay Additional Interest amounts in the event of a Registration Default. Under the Regulations, certain contingent payments on debt instruments (like the Additional Interest amounts payable in the event of a Registration Default) must be accrued into gross income by a holder (regardless of such holder's method of accounting). However, any payment subject to a remote or incidental contingency (i.e., there is a remote likelihood that the contingency will occur or the potential amount of the contingent payment is insignificant


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

relative to the total expected amount of remaining payments) is not treated as a contingent payment and is ignored until payment, if any, is actually made. The determination of whether a contingency is remote or incidental is made as of the issue date. The Company intends to take the position that the Additional Interest payments resulting from a Registration Default are subject to a remote or incidental contingency. Accordingly, any Additional Interest payments resulting from a Registration Default should be includable in the income of a U.S. Holder in accordance with such holder's method of accounting for United States federal income tax purposes.

AMORTIZABLE BOND PREMIUM

    If a U.S. Holder acquires a Note for an amount which is greater than the sum of all amounts payable at maturity (other than payments of qualified stated interest), such holder will be considered to have purchased such Note with "amortizable bond premium" equal to the amount of such excess. Qualified stated interest is defined generally as stated interest that is payable unconditionally in cash at least annually at a single fixed rate. The Company is obligated to pay Additional Interest to the U.S. Holders of Series A Notes in the event of a Registration Default. Amounts of Additional Interest that are contingent on a Registration Default will likely not be considered qualified stated interest. The U.S. Holder may elect to amortize the premium, using a constant yield method (employing six-month compounding), over the period from the acquisition date to the maturity date of the Note. The "amount payable at maturity" will be determined as of an earlier call date, using the call price payable on such earlier date, if the combination of such earlier date and call price will produce a smaller amortizable bond premium than would result from using the scheduled maturity date and its amount payable. If an earlier call date is used and the Note is not called, the Note will be treated as having matured on such earlier call date and then as having been reissued on such date for the amount so payable. Amortized amounts may be offset only against interest payments due under the Note and will reduce the U.S. Holder's adjusted tax basis in the Note to the extent so used.

    Once made, an election to amortize and offset interest on bonds, such as the Notes, will apply to all bonds in respect of which the election was made that were owned by the taxpayer on the first day of the taxable year to which the election relates and to all bonds of such class or classes subsequently acquired by such taxpayer. Such election may only be revoked with the consent of the Service. If a U.S. Holder of a Note does not elect to amortize the premium, the premium will decrease the gain or increase the loss which would otherwise be recognized upon disposition of the Note. Holders of Notes with amortizable bond premium should consult their tax advisors regarding recently finalized Regulations promulgated under Code Section 171 in connection with amortizable bond premium.

EFFECT OF CHANGE OF CONTROL OR OPTIONAL REDEMPTION

    Upon a Change of Control, the Company is required to offer to redeem all outstanding Notes for a price equal to 101% of the principal amount thereof plus accrued and unpaid interest. Under the Regulations, such Change of Control redemption requirements will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances of the Issue Date, it was more likely than not that a Change of Control giving rise to the redemption would occur. The Company will not treat the Change of Control redemption provisions of the Notes as affecting the calculation of the yield to maturity of any Note.

    The Company, at its option, may redeem part or all of the Notes at the times and for the amounts described in "Description of the Notes -- Optional Redemption" herein. The Regulations provide that for purposes of calculating the yield to maturity of a debt instrument, an issuer will be treated as exercising any option if its exercise would lower the yield of the debt instrument. However, a redemption of the Notes at the optional redemption prices would increase the effective yield of such Notes as calculated from the date of issuance. Accordingly, the Company does not intend to exercise such redemption option on the Notes and in accordance with the Regulations, as of the date of issuance of the Notes, the optional redemption provisions will not be taken into account in calculating the yield to maturity of the Notes.


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

MARKET DISCOUNT

    If a U.S. Holder purchases a Note for less than the stated redemption price at maturity (the sum of all payments on the Note other than qualified stated interest), the difference is considered "market discount," unless such difference is de minimis. A discount will be considered de minimis if it is less than one-fourth ( 1/4) of one percent of the issue price of the debt instrument multiplied by the number of complete years to maturity (after the holder acquires such debt instrument). Under the market discount rules, any gain realized by the U.S. Holder on the sale, exchange, retirement or other disposition of a Note having "market discount," as well as on any partial principal payment made with respect to such Note, will be treated as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note on or prior to the time of such payment or disposition. An overview of the rules concerning the calculation of "accrued market discount" is set forth in the paragraph immediately below. In addition, a U.S. Holder of such Note may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry a Note.

    Any market discount will accrue ratably from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects, irrevocably, to accrue market discount on a constant interest rate method. The constant interest rate method generally accrues interest at times and in amounts equivalent to the result which would have occurred had the market discount been original issue discount computed from the U.S. Holder's acquisition of the Note through the maturity date. The election to accrue market discount on a constant interest rate method may be made separately as to each Note held by the U.S. Holder. Accrual of market discount will not cause the accrued amounts to be included currently in a U.S. Holder's taxable income, in the absence of a disposition of, or principal payment on, the Note. However, a U.S. Holder of a Note may elect to include market discount in income currently as it accrues on either a ratable or constant interest rate method. In such event, interest expense relating to the acquisition of a Note which would otherwise be deferred would be currently deductible to the extent otherwise permitted by the Code. The election to include market discount in income currently, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service. Accrued market discount which is included in a U.S. Holder's gross income will increase the adjusted tax basis of the Note in the hands of the U.S. Holder.

ACQUISITION PREMIUM

    A U.S. Holder of Notes will be entitled to a reduction in the amount of OID required to be included in its income if such Holder purchases such Note with "acquisition premium." A U.S. Holder of a Note will have acquisition premium if its adjusted tax basis in the Note is less than or equal to the stated redemption price at maturity and exceeds the adjusted issue price of such Note. The acquisition premium is the amount by which the purchase price exceeds the adjusted issue price. The adjusted issue price of a Note will be the issue price increased by the amount of OID previously includable in the gross income of any U.S. Holder (determined without regard to any reduction for acquisition premium or amortizable bond premium (as defined below)) reduced by any payments on the Notes (other than payments of qualified stated interest). The amount of the reduction to which a U.S. Holder may be entitled in any given year is equal to a fraction, the numerator of which is the amount of the acquisition premium and the denominator of which is the excess of the sum of all amounts payable on the Note (other than payments of qualified stated interest) over the adjusted issue price of the Note on the date of purchase.

SALE, EXCHANGE OR RETIREMENT OF NOTES

    Upon the sale, exchange or retirement (including redemption) of a Note, other than the exchange of a Series A Note for a Series B Note (see "-- The Registered Exchange Offer" above), a U.S. Holder of a Note generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale, exchange or retirement of the Note (other than in respect of accrued and unpaid interest on the Note, which such amounts are treated as ordinary interest income) and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss will be capital gain or loss, except to the extent of any accrued market discount (see "-- Market Discount" above), and will generally be long-term capital gain taxable at a rate of 20% if the Note is held for more than 18 months, mid-term capital gain taxable at a rate of 28% if the Note is held for 18 months or less but more than 12 months, and short-term capital gain


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

taxable at ordinary income tax rates if the Note is held for 12 months or less. Subsequent to December 31, 2000, subject to certain limitations, the capital gain rate would be reduced to 18% if a Note has been held for more than five years. The deductibility of capital losses is subject to limitations.

    Under recently proposed legislation, the capital gains rate for securities held for more than one year would be reduced to 20%.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to interest payments on the Notes made to U.S. Holders other than certain exempt recipients (such as corporations) and to proceeds realized by such U.S. Holders on dispositions of Notes. A 31% backup withholding tax will apply to such amounts only if the U.S. Holder: (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividend income, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a refund or as a credit against such U.S. Holder's federal income tax liability, provided that the required information is furnished to the Service. U.S. Holders of Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                               THE PREFERRED STOCK

TAX BASIS OF PREFERRED STOCK

     The purchase price of the Series A Preferred Stock with the Warrants was treated as the purchase of an investment unit for federal income tax purposes. In order to determine the issue price for each security, the aggregate issue price of the Series A Preferred Stock and Warrants was allocated between each of the securities based on their relative fair market values on the date of issuance. A U.S. Holder's initial tax basis in the Series A Preferred Stock should be equal to the portion of purchase price paid by the U.S. Holder for the Series A Preferred Stock (adjusted to take into account any constructive distributions on the Series A Preferred Stock under Section 305 of the Code) immediately before the exchange.

EXCHANGE OFFER

         Because the Company is required to redeem the Preferred Stock on May 1, 2005, and because such requirement is not subject to a contingency which as of the issue date makes remote the likelihood of such redemption, the Preferred Stock should be treated as nonqualified preferred stock within the meaning of Code Section 351(g). Generally, the receipt of nonqualified preferred stock in an otherwise tax-free reorganization will be treated as the receipt of "boot" and taxable to the extent of gain realized in the reorganization transaction. However, according to the legislative history accompanying the Taxpayer Relief Act of 1997, in the event that nonqualified preferred stock is exchanged for comparable nonqualified preferred stock of equal or lesser value, it will be treated as "stock" for purposes of the reorganization provisions and thereby permitted to be received without the recognition of gain or loss. It is not clear from the legislative history whether the Series B Preferred Stock would be considered "comparable" nonqualified preferred stock. In addition, because of its transferability rights, it is not clear that the Series B Preferred Stock will be treated as being of equal or lesser value than the Series A Preferred Stock. Accordingly, all holders of Series A Preferred Stock are urged to consult their own tax advisors as to the particular tax consequences to them of the Exchange Offer and receipt of Series B Preferred Stock.

DISPOSITION OF THE PREFERRED STOCK

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of Preferred Stock will be a taxable event for U.S. federal income tax purposes. In such event, in general, a U.S. Holder of Preferred Stock will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received upon such sale, exchange, redemption or other disposition and (ii) the Holder's tax basis in the Preferred Stock. Any such gain or loss will generally be long-term capital gain or loss, provided the Preferred Stock has been held for more than 18 months. The deductibility of capital losses is subject to limitations.

     Under recently proposed legislation, the capital gains rate for securities held for more than one year would be reduced to 20%.

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

DIVIDENDS ON THE PREFERRED STOCK OR THE COMMON STOCK

     Dividends paid on the Preferred Stock (including dividends of additional shares of Preferred Stock) will be taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of distributions paid on the Preferred Stock exceeds the Company's current or accumulated earnings and profits (as determined for federal income tax purposes), the distributions will be treated as a return of capital, thus reducing the holder's adjusted tax basis in such Preferred Stock and increasing the amount of gain (or reducing the amount of loss) which may be realized by such holder upon a sale or exchange of the Preferred Stock. The amount of any distribution which exceeds the holder's adjusted basis in the Preferred Stock will be taxed as capital gain, and will be long-term capital gain if the holder's holding period for such Preferred Stock exceeds 18 months (except to the extent that recently proposed legislation is enacted, thereby reducing the capital gains rate to 20% for securities held for more than one year). For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of the Company's allocable earnings and profits, unless the context indicates otherwise.

         Dividends Received Deduction. Dividends paid to a corporate holder who owns less than 20 percent of the Company (by vote or value) will be eligible for the 70 percent dividends-received deduction under section 243 of the Code, subject to the limitations contained in sections 246 and 246A of the Code. In general, the dividends-received deduction is available only if the stock in respect of which the dividends are paid is held for at least 46 days (91 days in the case of a preference dividend attributable to a period or periods aggregating more than 366 days). A taxpayer's holding period for these purposes is reduced by periods during which the taxpayer's risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell or similar transactions. The dividends-received deduction will also not be available if the taxpayer is under an obligation to make related payments with respect to positions in substantially similar or related property. The dividends-received deduction will be limited to specified percentages of a corporate holder's taxable income and may be reduced or eliminated if the corporate holder has indebtedness "directly attributable" to its investment in the stock. Holders of the Preferred Stock should consult their own tax advisors to determine whether these limitations might apply to them.

         For purposes of computing its alternative minimum tax, dividends eligible for the 70 percent dividends-received deduction are included in a corporate holder's "adjusted current earnings." If such adjusted current earnings exceed the corporate holder's alternative minimum taxable income (determined without regard to the adjustments for adjusted current earnings or the alternative tax net operating loss deduction), 75 percent of the excess is added to the holder's alternative minimum taxable income.

         Extraordinary Dividends. Under section 1059 of the Code, if a corporate holder receives an "extraordinary dividend" from the Company with respect to the Preferred Stock which it has not held for more than two years on the dividend announcement date, the basis of the Preferred Stock will be reduced (but not below zero) by the non-taxed portion of the dividend. If, because of the limitation on reducing basis below zero, any amount of the non-taxed portion of an extraordinary dividend has not been applied to reduce basis, such amount will be treated as gain from the sale or exchange of the Preferred Stock in the taxable year in which the extraordinary dividend is received. Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income under section 243 of the Code (relating to the dividends-received deduction). An extraordinary dividend on the Preferred Stock generally would include any dividend that (i) equals or exceeds five percent of the holder's adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend or (ii) exceeds 20 percent of the holder's adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the Preferred Stock is an extraordinary dividend, a holder may elect to use the fair market value of such stock rather than its adjusted tax basis for purposes of determining the five percent (or 20 percent) limitation if the holder is able to establish to the satisfaction of the Secretary of the Treasury the fair market value of the Preferred Stock as of the day before the ex-dividend date. An extraordinary dividend would also include any amount treated as a dividend in the case of a redemption of the Preferred Stock that is non-pro rata as to all holders, part of a partial liquidation, or would have been treated as a dividend if any options were not taken into account under Code Section 318(a)(4) or Code Section 304(a) were not applicable, without regard to the period the holder held the stock. Corporate holders should see "Certain Federal Income Tax Considerations--Redemption of the Preferred Stock" for a discussion of when a redemption of the Preferred Stock will constitute an extraordinary dividend.


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

         Certain "qualified preferred dividends," however, are not considered extraordinary dividends. A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends when acquired, provided, however, that the actual rate of return (as determined under section 1059(e)(3) of the Code) on such stock does not exceed 15 percent. If a qualified preferred dividend announced within two years of the date of acquisition of the preferred stock exceeds the five percent (or 20 percent) threshold for extraordinary dividend status described above, (i)
section 1059(a) will not apply (and no reduction in basis will be required) if the holder holds the stock for more than five years and (ii) if the holder disposes of the stock before it has been held for more than five years, the aggregate reduction in basis under section 1059(a) will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the holder over the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return, as determined under section 1059(e)(3) of the Code. The length of time that a holder is deemed to have held stock for purposes of section 1059 of the Code is determined under principles similar to those contained in section 246(c) of the Code discussed above.

PREFERRED STOCK DISCOUNT

         The Preferred Stock is subject to mandatory redemption on May 1, 2005 (the "Mandatory Redemption"). The Preferred Stock is also redeemable, subject to certain restrictions, at any time at the option of the Company at specified redemption prices (the "Optional Redemption"). In addition, the Preferred Stock is redeemable in the event of a Change of Control (the "Change of Control Redemption") or an initial Public Equity Offering (the "Optional IPO Redemption"). See "Description of Preferred Stock and Exchange Debentures--Redemption". Pursuant to Section 305(c) of the Code, U.S. Holders of Preferred Stock may be required to treat a portion of the difference between the Preferred Stock's issue price and its redemption price as constructive distributions of property includible in income on a periodic basis. For purposes of determining whether such constructive distribution treatment applies, the Mandatory Redemption, the Optional Redemption, Optional IPO Redemption and Change of Control Redemption are tested separately. Constructive distribution treatment is required if any of these tests is satisfied.

         Section 305(c) of the Code provides that the entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption is treated as being distributed to the holders of such preferred stock on an economic accrual basis; provided however, that the Company's obligation is not subject to a contingency that is beyond the legal or practical control of the U.S. Holders and that based on the facts and circumstances as of the issue date, renders the likelihood of redemption to be remote. Preferred stock generally is considered to have a redemption premium for this purpose if the price at which it must be redeemed (the "Redemption Price") exceeds its issue price (as determined in accordance with an allocation of the issue price of the Units, as discussed above) by more than a de minimis amount. For this purpose, such excess (the "Preferred Stock Discount") will be treated as zero if it is less than 1/4 of 1% of the Redemption Price multiplied by the number of complete years from the date of issuance of the stock until the stock must be redeemed. Preferred Stock Discount is taxable as a constructive distribution to the U.S. Holder (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over the term of the preferred stock using a constant interest rate method similar to that described above for accruing OID. See "--Original Issue Discount" above.

         Under recently issued regulations (the "Regulations") Preferred Stock Discount will arise due to the Optional Redemption, Optional IPO Redemption or Change of Control Redemption features only if, based on all of the facts and circumstances as of the date the Preferred Stock is issued, redemption pursuant to the Optional Redemption, Optional IPO Redemption or Change of Control Redemption is more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market conditions over which neither the issuer nor the U.S. Holder has legal or practical control, such as changes in prevailing dividend rates. The Regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if (i) the issuer and the U.S. Holder are unrelated, (ii) there are no arrangements that effectively require the issuer to redeem the stock (disregarding for this purpose, the Mandatory Redemption) and (iii) exercise of the option to redeem would not reduce the yield of the stock.

         Although the issue is not free from doubt, the Company believes that the Preferred Stock will be considered to have been issued with an unreasonable redemption premium.

         Shares of Preferred Stock received by U.S. Holders of the Preferred Stock as dividends may bear Preferred Stock Discount depending upon the issue price of such shares (i.e. the fair market value of such shares on the date of their issuance). If shares of Preferred Stock bear Preferred Stock Discount, such shares generally will have different tax characteristics from other shares of Preferred Stock and might trade separately, which might adversely affect the liquidity of such shares.

REDEMPTION OF THE PREFERRED STOCK

         A redemption of shares of the Preferred Stock for cash or for Exchange Debentures will be a taxable event. A redemption of shares of the Preferred Stock for cash will be treated as a dividend to the extent of the Company's current or accumulated earnings and profits (as determined for federal income tax purposes), as a return of capital to the extent of such U.S. Holder's adjusted tax basis in its Preferred Stock, and thereafter, as capital gain, unless generally the redemption (i) results in a "complete termination" of the Holder's stock interest in the Company under section 302(b)(3) of the Code, or
(ii) is "not essentially equivalent to a dividend" with respect to the U.S. Holder under section 302(b)(1) of the Code. In the case of a redemption of shares of the Preferred Stock for Exchange Debentures, the amount of the dividend will not exceed the amount of gain realized upon the exchange. The gain realized by a U.S. Holder of Preferred Stock on such exchange will be equal to the excess of the fair market value of the Exchange Debentures over such U.S. Holder's adjusted tax basis in the Preferred Stock exchanged therefor. In determining whether the redemption is treated as a dividend, the holder must take into account not only stock he actually owns, but also stock he constructively owns within the meaning of section 318 of the Code. A distribution to a U.S. Holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the U.S. Holder's stock interest in the Company. For these purposes, a redemption of the Preferred Stock for cash that results in a reduction in the proportionate interest in the Company (taking into account any ownership of other stock of the Company and any stock of the Company that is constructively owned) of a U.S. Holder whose relative stock interest in the Company is minimal (an interest of less than one percent should satisfy this requirement) and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in the Company.

         If a redemption of the Preferred Stock is treated as a distribution, the amount of the distribution will be measured by the amount of cash (or the value of the Exchange Debentures) received by a holder. As described above, the distribution will be taxable as a dividend to the extent of the Company's earnings and profits (but not, in the case of the receipt of Exchange Debentures, in excess of the gain realized upon the exchange). The amount of the distribution in excess of the Company's earnings and profits will reduce the holder's basis in the redeemed Preferred Stock, and, to the extent the amount of the distribution exceeds such basis, will result in capital gain. If a holder is left with basis in the redeemed Preferred Stock, such basis will be transferred to any remaining stock holdings in the Company.

         Under section 1059 of the Code, as discussed above, the term extraordinary dividend includes any redemption of stock that is treated as a dividend and that is non-pro rata as to all holders of the stock of the Company, irrespective of the holding period. Consequently, to the extent an exchange of the Preferred Stock constitutes a dividend, it will constitute an extraordinary dividend to a corporate holder. See "Certain Federal Income Tax Considerations--Dividends on the Preferred Stock or the Common Stock."

SALE, EXCHANGE OR OTHER DISPOSITION OF PREFERRED STOCK

         Upon the sale, exchange or retirement (other than a redemption) of the Preferred Stock, other than the exchange of Series A Preferred Stock for Series B Preferred Stock, a U.S. Holder of Preferred Stock generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale, exchange or retirement of the Preferred Stock and such U.S. Holder's adjusted tax basis in the Preferred Stock. Such gain or loss will be capital gain or loss, and will generally be long-term capital gain taxable at a rate of 20% if the Preferred Stock is held for more than 18 months, mid-term capital gain taxable at a rate of 28% if the Preferred Stock is held for 18 months or less but more than 12 months, and short-term capital gain taxable at ordinary income tax rates if the Preferred Stock is held for 12 months or less. Subsequent to December 31, 2000, subject to certain limitations, the capital gain rate would be reduced to 18% for Preferred Stock held for more than five years. The deductibility of capital losses is subject to limitations.

         Under recently proposed legislation, the capital gains rate for securities held for more than one year would be reduced to 20%.

BACKUP WITHHOLDING

         In general, information reporting requirements will apply to dividend payments on the Preferred Stock made to U.S. Holders other than exempt recipients (such as corporations) and to proceeds realized by U.S. Holders on dispositions of Preferred Stock. A 31% backup withholding tax will apply to such amounts only if the U.S. Holder: (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividend income, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a refund or as a credit against such U.S. Holder's federal income tax liability, provided that the required information is furnished to the Service. U.S. Holders of Preferred stock should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                               EXCHANGE DEBENTURES

PAYMENT OF INTEREST

         Interest on an Exchange Debenture generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes.

ORIGINAL ISSUE DISCOUNT

          If the Exchange Debentures are not issued with original issue discount or are deemed to be issued with no original issue discount because such discount is de minimis, a U.S. Holder will include in income as ordinary interest income the gross amount of interest paid or payable in respect of the Exchange Debentures as provided above in "--Payment of Interest." Original issue discount (hereinafter sometimes referred to as "OID") will be considered de minimis and, thus, will be treated as zero discount if the original issue discount is less than one-fourth (1/4) of one percent of the stated redemption price at maturity of the Exchange Debentures, multiplied by their number of complete years to maturity.

          If the Exchange Debentures were issued at a discount equal to more than a de minimis amount, such Exchange Debentures would be treated as having original issue discount. In such circumstance, regardless of such holder's regular method of accounting each U.S. Holder would include in his income as ordinary income each year (in addition to the amount of cash interest) a portion of the original issue discount on the Exchange Debentures so as to provide a constant yield to maturity. Qualified stated interest (as defined below) is included in a holder's gross income under such holder's regular method of accounting. Qualified stated interest is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. It is likely that the interest paid on the Exchange Debentures will not be qualified stated interest. The rules on when the Company is deemed to exercise or not exercise its option to distribute PIK Debentures are provided below.

          The total amount of original issue discount with respect to each Exchange Debenture would equal the excess of its stated redemption price at maturity over its issue price, as defined in Section 1273 of the Code. The stated redemption price at maturity is the sum of all payments to be made on the Exchange Debentures other than qualified stated interest payments. The issue price of an Exchange Debenture will be (i) if there is adequate stated interest, the stated principal amount of the Exchange Debenture or (ii) if there is not adequate stated interest, the imputed principal amount. An Exchange Debenture will be treated as having adequate stated interest if the stated principal amount of such Exchange Debenture is less than or equal to the imputed principal amount. The imputed principal amount of an Exchange Debenture is determined by adding the present values of all payments due under such Exchange Debenture using a discount rate equal to the applicable federal rate, compounded semiannually. The rules provided in this paragraph for determining the issue price of an Exchange Debenture will apply only if the stated redemption price at maturity of the Exchange Debenture exceeds (i) where there is adequate stated interest, the stated principal amount and (ii) where there is not adequate stated interest, the imputed principal amount. If the above rules are not applicable, the issue price of an Exchange Debenture will be its stated redemption price at maturity.

          As noted above, the accrual of OID is determined based on a constant yield to maturity. The yield to maturity of a debt instrument is generally the discount rate that, when used in computing the present value of all principal and interest payments to be made under the debt instrument, produces an amount equal to the issue price of the debt instrument. The yield must be constant over the term of the debt instrument. The constant yield to maturity of the Exchange Debentures will also depend on the effects of certain contingencies and options related to the Exchange Debentures.

          Generally, an issuer is deemed to exercise an option or not exercise an option (or combination of options) in a manner that minimizes the yield on the debt instrument. The yield to maturity is then determined based upon the payment schedule pursuant to which the issuer is deemed to exercise or not exercise its options in accordance with the previous rule. If the Company's option to pay interest on the Exchange Debentures by the distribution of PIK Debentures minimizes the yield on such instruments, then the yield to maturity of the Exchange Debentures will be determined using the payment schedule that assumes the distribution of PIK Debentures. If, on the other hand, the payment of interest in kind through the distribution of PIK Debentures does not minimize the yield on the Exchange Debentures, the yield to maturity will be determined based upon a payment schedule that assumes that the PIK Debentures will not be distributed in lieu of interest. The Company's option to redeem the Exchange Debentures must also be taken into account in determining the payment schedule that minimizes the Company's yield.

          If a contingency actually occurs, contrary to the assumptions made above, then the Exchange Debenture is treated as retired and then reissued on the date of the change in circumstances for an amount equal to its adjusted issue price (generally the issue price of a debt instrument, increased by the amount of OID previously includible in the gross income of a holder, and decreased by the amount of any payment previously made, other than a payment of qualified stated interest) on such date. The Internal Revenue Service could disagree with the treatment of the accrual of OID on the Exchange Debentures as described above and instead treat the Exchange Debentures as contingent payment debt instruments subject to the rules of Treasury Regulations Section 1.1275-4.

          If the Company distributes PIK Debentures in lieu of a payment of interest on an Exchange Debenture, then the PIK Debentures are not considered to be a payment made on the original Exchange Debenture. Additionally, the PIK Debenture is treated for federal income tax purposes as aggregated into a single instrument with the original Exchange Debenture. The issue date of the aggregated Exchange Debenture is the same as that of the original Exchange Debenture.

          THE RULES ABOVE FOR DETERMINING THE AMOUNT OF OID TO BE ACCRUED BY A U.S. HOLDER ON AN EXCHANGE DEBENTURE ARE COMPLEX. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES TO THEM OF THE DISTRIBUTION OF THE EXCHANGE DEBENTURES.

EFFECT OF CHANGE OF CONTROL

          Upon the occurrence of a public offering of the stock of the Company, the Company may redeem the Exchange Debentures for a price equal to 113% of the principal amount thereof, plus accrued and unpaid interest. Under the Treasury Regulations, such a change of control redemption will not affect the yield or maturity date of the Exchange Debentures unless, based on all of the facts and circumstances as of the issue date of the Exchange Debentures, it is more likely than not that such public offering of stock of the Company giving rise to the redemption would occur. At the time of the issuance of the Exchange Debentures, the Company will determine, based on all of the facts and circumstances at such time, whether such a redemption is more likely than not to occur.


MARKET DISCOUNT

         If a U.S. Holder purchases an Exchange Debenture for less than the stated redemption price at maturity (the sum of all payments on the Exchange Debenture other than qualified stated interest), the difference is considered "market discount," unless such difference is de minimis. A discount will be considered de minimis if it is less than one-fourth (1/4) of one percent of the issue price of the debt instrument, multiplied by the number of complete years to maturity (after the holder acquires such debt instrument). Under the market discount rules, any gain realized by the U.S. Holder on the sale, exchange, retirement or other disposition of an Exchange Debenture having "market discount," as well as on any partial principal payment made with respect to such Exchange Debenture, will be treated as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Exchange Debenture on or prior to the time of such payment or disposition. An overview of the rules concerning the calculation of "accrued market discount" is set forth in the paragraph immediately below. In addition, a U.S. Holder of such Exchange Debenture may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry an Exchange Debenture.

         Any market discount will accrue ratably from the date of acquisition to the maturity date of the Exchange Debenture, unless the U.S. Holder elects, irrevocably, to accrue market discount on a constant interest rate method. The constant interest rate method generally accrues interest at times and in amounts equivalent to the result which would have occurred had the market discount been original issue discount computed from the U.S. Holder's acquisition of the Exchange Debenture through the maturity date. Accrual of market discount will not cause the accrued amounts to be included currently in a U.S. Holder's taxable income, in the absence of a disposition of, or principal payment on, the Exchange Debenture. The election to accrue market discount on a constant interest rate method may be made separately as to each Exchange Debenture held by the U.S. Holder. However, a U.S. Holder of an Exchange Debenture may elect to include market discount in income currently as it accrues on either a ratable or constant interest rate method. In such event, interest expense relating to the acquisition of an Exchange Debenture which would otherwise be deferred would be currently deductible to the extent otherwise permitted by the Code. The election to include market discount in income currently, once made, applies to all market discount obligations acquired by a holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service. Accrued market discount which is included in a U.S. Holder's gross income will increase the adjusted tax basis of the Exchange Debenture in the hands of the U.S. Holder.

ACQUISITION PREMIUM

         A U.S. Holder of Exchange Debentures will be entitled to a reduction in the amount of original issue discount required to be included in its income if such Holder purchases such Exchange Debenture with "acquisition premium." A U.S. Holder of an Exchange Debenture will have acquisition premium if its adjusted tax basis in the Exchange Debenture is less than or equal to the stated redemption price at maturity and exceeds the adjusted issue price of such Exchange Debenture. The acquisition premium is the amount by which the purchase price exceeds the adjusted issue price. The adjusted issue price of an Exchange Debenture will be the issue price increased by the amount of original issue discount previously includable in the gross income of any U.S. Holder (determined without regard to any reduction for acquisition premium or amortizable bond premium (as defined below)), reduced by any payments on the Exchange Debentures (other than payments of qualified stated interest). The amount of the reduction to which a U.S. Holder may be entitled in any given year is equal to a fraction, the numerator of which is the amount of the acquisition premium and the denominator of which is the excess of the sum of all payments payable on the Exchange Debenture (other than payments of qualified stated interest) over the adjusted issue price of the Exchange Debenture on the date of purchase.

AMORTIZABLE BOND PREMIUM

         If a U.S. Holder acquires an Exchange Debenture for an amount which is greater than the sum of all amounts payable at maturity (other than qualified stated interest), such holder will be considered to have purchased such Exchange Debenture with "amortizable bond premium" equal to the amount of such excess. The U.S. Holder may elect to amortize the premium, using a constant yield to maturity method (employing six month compounding), over the period from the acquisition date to the maturity date of the Exchange Debenture. The "amount payable at maturity" will be determined as of an earlier call date, using the call price payable on such earlier date, if the combination of such earlier date and call price will produce a smaller amortizable bond premium than would result from using the scheduled maturity date and its amount payable. If an earlier call date is used and the Exchange Debenture is not called, the Exchange Debenture will be treated as having matured on such earlier call date and then as having been reissued on such date for the amount so payable. Amortized amounts may be offset only against interest payments due under the Exchange Debenture and will reduce the U.S. Holder's adjusted tax basis in the Exchange Debenture to the extent so used.

         Once made, an election to amortize and offset interest on bonds, such as the Exchange Debentures, will apply to all bonds in respect of which the election was made that were owned by the taxpayer on the first day of the taxable year to which the election relates and to all bonds of such class or classes subsequently acquired by the taxpayer. Such election may only be revoked with the consent of the Service. If a U.S. Holder of an Exchange Debenture does not elect to amortize the premium, the premium will decrease the gain or increase the loss which would otherwise be recognized upon disposition of the Exchange Debenture. Holders of Exchange Debentures with amortizable bond premium should consult their tax advisors regarding recently finalized Regulations promulgated under Code Section 171 in connection with amortizable bond premium.

SALE, EXCHANGE OR RETIREMENT OF EXCHANGE DEBENTURES

         Upon the sale, exchange or retirement of an Exchange Debenture, a U.S. Holder of an Exchange Debenture generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale, exchange or retirement of the Exchange Debenture (other than in respect of accrued and unpaid interest on the Exchange Debenture, which such amounts are treated as ordinary interest income) and such U.S. Holder's adjusted tax basis in the Exchange Debenture. Such gain or loss will be capital gain or loss, except to the extent of any market discount (see "--Market Discount" above), and will generally be long-term capital gain taxable at a rate of 20% if the Exchange Debenture is held for more than 18 months, mid-term capital gain taxable at a rate of 28% if the Exchange Debenture is held for 18 months or less but more than 12 months, and short-term capital gain taxable at ordinary income tax rates if the Exchange Debenture is held for 12 months or less. Subsequent to December 31, 2000, subject to certain limitations, the capital gain rate would be reduced to 18% if an Exchange Debenture has been held for more than five years. The deductibility of capital losses is subject to limitations.

         Under recently proposed legislation, the capital gains rate for securities held for more than one year would be reduced to 20%.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         In general, information reporting requirements will apply to interest payments on the Exchange Debentures made to U.S. Holders other than certain exempt recipients (such as corporations) and to proceeds realized by such U.S. Holders on dispositions of Exchange Debentures. A 31% backup withholding tax will apply to such amounts only if the U.S. Holder: (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividend income, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a refund or as a credit against such U.S. Holder's federal income tax liability, provided that the required information is furnished to the Service. U.S. Holders of Exchange Debentures should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives Series B Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B Securities received in exchange for Series A Securities, where such Series A Securities were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until October 11, 1998, all dealers effecting transactions in the Series B Securities may be required to deliver a prospectus.

         The Company will not receive any proceeds from any sale of Series B Securities by broker-dealers. Series B Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Securities, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commission or concessions from any such broker-dealer and/or the purchasers of any such Series B Securities. Any broker-dealer that resells Series B Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Series B Securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Series B Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensations under the Securities Act. The Letters of Transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letters of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Series A Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters regarding the Notes and the Preferred Stock will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Cecil Schenker, a shareholder of the Company, is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Alan Schoenbaum, the son of a shareholder of the Company, is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                     EXPERTS

         The (i) consolidated financial statements of Packaged Ice, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, and (ii) the financial statements of Reddy Ice Corporation as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                   Page
                                                                                                   ----
PACKAGED ICE, INC.  AND SUBSIDIARIES

Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-2

Consolidated Balance Sheets at March 31, 1998 (unaudited) and
December 31, 1997 and 1996. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-3

Consolidated Statements of Operations for the Three Months Ended March 31, 1998 and
1997 (unaudited) and for the Years Ended December 31, 1997, 1996 and 1995 . . . . . . . . . .      F-4

Consolidated Statements of Shareholders' Equity for the Three Months Ended March 31, 1998
and 1997 (unaudited) and for the Years Ended December 31, 1997, 1996 and 1995 . . . . . . . .      F-5

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1998
and 1997 (unaudited) and Years Ended December 31, 1997, 1996 and 1995 . . . . . . . . . . . .      F-6

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . .      F-7

REDDY ICE CORPORATION

Independent Auditor's Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-16

Balance Sheets at March 31, 1998 (unaudited) and at December 31, 1997 and 1996  . . . . . . .      F-17

Statements of Operations for the Three Months Ended March 31, 1998 and 1997
(unaudited) and for the Years Ended December 31, 1997, 1996 and 1995  . . . . . . . . . . . .      F-18

Statements of Shareholders' Deficit for the Three Months Ended March 31, 1998 and 1997
(unaudited) and for the Years Ended December 31, 1997, 1996 and 1995  . . . . . . . . . . . .      F-19

Statements of Cash Flows for the Three Months Ended March 31, 1998 and 1997 (unaudited)
and for the Years Ended December 31, 1997, 1996 and 1995  . . . . . . . . . . . . . . . . . .      F-20

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-21

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of Packaged Ice, Inc.:

  We have audited the accompanying consolidated balance sheets of Packaged Ice, Inc. and its subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
March 27, 1998

                      PACKAGED ICE, INC.  AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                                December 31,
                                                                     March 31,        -------------------------------
                                                                        1998               1997               1996
                                                                   -------------      -------------      ------------
                                                                    (Unaudited)
                             ASSETS

CURRENT ASSETS:
  Cash and equivalents .......................................     $  16,655,963      $  14,825,259      $    169,535
  Short-term cash investment .................................         4,913,170          4,543,552                --
  Accounts-receivable:
     Trade ...................................................         5,207,014          4,038,582           213,811
     Affiliates ..............................................            62,150             64,727           119,476
  Inventory ..................................................         2,591,994          1,347,496           115,825
  Prepaid expense ............................................           748,541            321,492            29,309
                                                                   -------------      -------------      ------------
          Total current assets ...............................        30,178,832         25,141,108           647,956
PROPERTY, net ................................................        64,259,193         43,297,449         9,887,687
OTHER ASSETS:
  Goodwill, net ..............................................        81,287,505         44,280,568                --
Debt issuance cost, net ......................................         5,731,887          6,297,712           144,460
  Other ......................................................         4,059,263          3,283,617           842,685
                                                                   -------------      -------------      ------------
          TOTAL ..............................................     $ 185,516,680      $ 122,300,454      $ 11,522,788
                                                                   =============      =============      ============
          LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term obligations ...................     $          --      $          --      $    703,077
  Accounts payable ...........................................         2,885,948          1,965,093           324,624
  Payable to affiliates ......................................           353,413          1,309,083           634,585
  Accrued expense ............................................         3,060,674          1,461,030           170,750
  Accrued interest ...........................................         2,515,695          1,875,972            39,272
  Notes payable ..............................................                --          1,975,968             3,425
                                                                   -------------      -------------      ------------
     Total current liabilities ...............................         8,815,730          8,587,146         1,875,733
LONG-TERM OBLIGATIONS, NET ...................................       144,095,200         67,501,537         2,831,955
CONVERTIBLE NOTES ............................................                --                 --           750,000
COMMITMENTS AND CONTINGENCIES.................................
MANDATORILY REDEEMABLE PREFERRED STOCK .......................
  Series C, 10%, Exchangeable -- 250,000 shares issued and
     outstanding at March 31, 1998 and December 31, 1997,
     liquidation preference of $100 per share.................        25,812,404         25,198,630                --
PREFERRED STOCK WITH PUT REDEMPTION OPTION:
  Series A Convertible -- 450,000 shares issued and
     outstanding at March 31, 1998 and December 31, 1997
     and 1996 ................................................         2,496,527          2,496,527         2,496,527
  Series B Convertible -- 124,831 shares issued and
     outstanding at March 31, 1998 and December 31, 1997 .....           726,226            726,226                --
COMMON STOCK WITH PUT REDEMPTION OPTION,
420,000 shares issued and outstanding at December 31, 1997,
and 1996 .....................................................         1,971,851          1,971,851         1,971,851
SHAREHOLDERS' EQUITY:
  Preferred stock, Series C, $.01 par value, 100 shares
     authorized and outstanding ..............................                --                 --                --
  Common stock, $.01 par value; 50,000,000 shares authorized;
     shares issued of 4,922,541 at March 31, 1998 and
     4,015,981 at December 31, 1997, and 2,406,371 at
     December 31, 1996 .......................................            49,225             40,160            24,064
  Additional paid-in capital .................................        38,753,968         28,804,811         4,669,301
  Less: 298,231 shares of treasury stock, at cost ............        (1,491,155)        (1,491,155)               --
  Accumulated deficit ........................................       (35,713,296)       (11,535,279)       (3,096,643)
                                                                   -------------      -------------      ------------
          Total shareholders' equity .........................         1,598,742         15,818,537         1,596,722
                                                                   -------------      -------------      ------------
          TOTAL ..............................................     $ 185,516,680      $ 122,300,454      $ 11,522,788
                                                                   =============      =============      ============

                See notes to consolidated financial statements.

                      PACKAGED ICE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                      Three Months Ended
                                                           March 31                             Year Ended December 31,
                                                -----------------------------      ----------------------------------------------
                                                     1998              1997           1997              1996              1995
                                                ------------      -----------      ------------      -----------      -----------
                                                (Unaudited)       (Unaudited)
Revenues ..................................     $  8,401,157      $   845,732      $ 28,980,564      $ 4,426,860      $ 2,830,493
Cost of sales .............................        6,394,028          459,780        18,723,786        2,034,828        1,251,527
                                                ------------      -----------      ------------      -----------      -----------
Gross profit ..............................        2,007,129          385,952        10,256,778        2,392,032        1,578,966
Selling, general and administrative .......        3,853,919          574,638         7,635,538        1,981,278        1,514,542
Depreciation and amortization .............        2,071,065          478,836         5,129,879        1,455,693          751,291
                                                ------------      -----------      ------------      -----------      -----------
Loss from operations ......................       (3,917,855)        (667,522)       (2,508,639)      (1,044,939)        (686,867)
Other income, net .........................              699          160,645           655,320          184,982           75,314
Interest expense ..........................       (2,873,971)         (85,302)       (6,585,317)        (130,475)         (76,929)
                                                ------------      -----------      ------------      -----------      -----------
Loss before income taxes ..................       (6,791,127)        (592,179)       (8,438,636)        (990,432)        (688,482)

Income taxes ..............................               --               --                --               --               --
                                                ------------       -----------     ------------      -----------      -----------
Net loss before extraordinary items .......       (6,791,127)        (592,179)       (8,438,636)        (990,432)        (688,482)

Extraordinary loss on refinancing .........      (17,386,893)              --                --               --               --
                                                ------------      -----------      ------------      -----------      -----------
Net loss ..................................     $(24,178,017)     $  (592,179)     $ (8,438,636)     $  (990,432)     $  (688,482)
                                                ============      ===========      ============      ===========      ===========
Net loss to common shareholders ...........     $(24,794,456)     $  (592,179)     $ (8,637,266)     $  (990,432)     $  (688,482)
                                                ============      ===========      ============      ===========      ===========
Loss per share of common stock -- basic and
diluted ...................................     $      (5.64)     $     (0.21)     $      (2.40)     $     (0.35)     $     (0.26)
                                                ============      ===========      ============      ===========      ===========
Weighted average common shares outstanding         4,395,175        2,827,571         3,600,109        2,826,371        2,682,261
                                                ============      ===========      ============      ===========      ===========

                See notes to consolidated financial statements.

                      PACKAGED ICE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                Common Stock
                            ----------------------
                             Number of       Par         Paid-In       Subscription    Treasury      Accumulated
                              Shares        Value        Capital        Receivable      Stock           Deficit         Total
                            ----------     -------     ------------    -----------   -----------     ------------     -----------

BALANCE AT December
  31, 1994 ..............    2,626,371     $26,264     $  5,853,334     $(34,399)   $         --     $ (1,417,729)    $ 4,427,470
  Issuance of common
     stock ..............      280,000       2,800        1,311,767       29,600                                        1,344,167
  Repurchase of common
     stock ..............     (500,000)     (5,000)      (2,495,800)                                                   (2,500,800)
  Net loss ..............                                                                                (688,482)       (688,482)
                            ----------     -------     ------------     --------     -----------     ------------     -----------
BALANCE AT December
  31, 1995 ..............    2,406,371      24,064        4,669,301       (4,799)             --       (2,106,211)      2,582,355
  Issuance of common
     stock ..............                                                  4,799                                            4,799
  Net loss ..............                                                                                (990,432)       (990,432)
                            ----------     -------     ------------     --------     -----------     ------------     -----------
BALANCE AT December
  31, 1996 ..............    2,406,371      24,064        4,669,301           --              --       (3,096,643)      1,596,722
  Issuance of common
     stock ..............    1,609,610      16,096       15,767,822                                                    15,783,918
  Issuance of
     detachable
     warrants to
     purchase common
     stock ..............                                 9,422,335                                                     9,422,335
  Accretion of
     mandatorily
     Redeemable
     preferred
     stock ..............                                  (856,017)                                                     (856,017)
  Dividends
     accumulated on
     mandatorily
     redeemable
     preferred
     stock ..............                                  (198,630)                                                     (198,630)
  Purchase of treasury
     stock ..............                                                             (1,491,155)                      (1,491,155)
  Net loss ..............                                                                              (8,438,636)     (8,438,636)
                            ----------     -------     ------------     --------     -----------     ------------     -----------
BALANCE AT December
  31, 1997 ..............    4,015,981     $40,160     $ 28,804,811     $     --     $(1,491,155)    $(11,535,279)    $15,818,537
  Issuance of common
     stock (Unaudited)...      906,560       9,065       10,565,596                                                    10,574,661
  Accrued dividend on
     preferred stock
     (Unaudited).........                                  (616,439)                                                     (616,439)
  Net loss (Unaudited)...                                                                             (24,178,017)    (24,178,017)
                            ----------     -------     ------------     --------     -----------     ------------     -----------
  BALANCE AT
     March 31, 1998
     (Unaudited).........    4,922,541     $49,225     $ 38,753,968     $     --     $(1,491,155)    $(35,713,296)    $ 1,598,742
                            ==========     =======     ============     ========     ===========     ============     ===========

                See notes to consolidated financial statements.

                      PACKAGED ICE, INC.  AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     Three Months Ended March 31,        Year Ended December 31,
                                                                    ------------------------------     ----------------------------
                                                                        1998              1997             1997             1996
                                                                    -------------     ------------     ------------     -----------
                                                                     (unaudited)       (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss .....................................................    $ (24,178,017)    $   (592,179)    $ (8,438,636)    $  (990,432)

  Adjustments to reconcile net loss to net cash provided by
  used in) operating activities (excluding working capital
  from Acquisitions):
    Depreciation and amortization ..............................        2,071,065          478,835        5,129,879       1,455,693
    Amortization of debt discount ..............................           83,316               --          576,805              --
    Gain from disposal of assets ...............................               --           (3,356)          (4,030)         (2,584)
    Extraordinary loss from refinancing ........................       17,386,893               --               --              --
    Changes in assets and liabilities:
       Accounts receivable, inventory and prepaid expenses .....         (895,256)        (234,790)        (996,731)        (26,189)
       Accounts Payable and accrued expenses ...................       (1,485,167)       1,424,078          440,928         657,540
                                                                    -------------     ------------     ------------     -----------
         Net cash provided by (used in) operating activities ...       (7,017,166)       1,072,588       (3,291,785)      1,094,028
                                                                    -------------     ------------     ------------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions ...........................................       (4,025,788)      (1,280,741)     (10,764,733)     (5,744,900)
  Cost of acquisitions .........................................      (45,287,072)              --      (44,144,926)             --
  Purchase of short-term cash investments ......................         (369,268)              --       (4,499,415)             --
  Increase in other assets .....................................         (962,424)        (249,799)      (2,279,504)       (333,918)
  Proceeds from disposition of property ........................               --               --          147,776         153,733
                                                                    -------------     ------------     ------------     -----------
         Net cash used in investing activities .................      (50,644,902)      (1,530,540)     (61,540,802)     (5,925,085)
                                                                    -------------     ------------     ------------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common and preferred stock .........           37,473          771,226       27,100,791              --
  Repurchase of common stock and preferred stock ...............               --               --       (1,491,155)             --
  Proceeds from debt issuance, net .............................      138,392,799          302,407       69,562,179       3,604,403
  Costs of Refinancing .........................................       (3,937,500)              --               --              --
  Proceeds from issuance and conversion of convertible
         demand notes ..........................................               --               --          (23,774)        750,000
  Borrowings from lines of credit ..............................       10,000,000               --        9,900,000              --
  Repayment of lines of credit .................................      (10,000,000)              --      (13,385,000)             --
  Repayment of debt ............................................      (75,000,000)        (506,645)     (12,174,730)       (386,622)
                                                                    -------------     ------------     ------------     -----------
         Net cash provided by financing activities .............       59,492,772          566,988       79,488,311       3,967,781
                                                                    -------------     ------------     ------------     -----------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS ................        1,830,704          109,036       14,655,724        (863,276)
CASH AND EQUIVALENTS, BEGINNING OF PERIOD ......................       14,825,259          169,535          169,535       1,032,811
                                                                    -------------     ------------     ------------     -----------
CASH AND EQUIVALENTS, END OF PERIOD ............................    $  16,655,963     $    278,571     $ 14,825,259     $   169,535
                                                                    =============     ============     ============     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -- CASH
  payments for interest ........................................    $   2,610,231     $     97,176     $  4,748,482     $   114,383
                                                                    =============     ============     ============     ===========
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
  Common stock issued in consideration for business
  acquisitions .................................................    $  10,534,521     $         --     $ 12,814,283     $        --
                                                                    =============     ============     ============     ===========
  Fair value of warrants issued in connection with debt and
    acquisitions ...............................................    $          --     $         --     $  9,422,335     $        --
                                                                    =============     ============     ============     ===========
  Demand notes converted to preferred stock ....................    $          --     $         --     $    750,000     $        --
                                                                    =============     ============     ============     ===========

                                                                   Year Ended December 31,
                                                                   -----------------------
                                                                            1995
                                                                        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net loss .....................................................        $  (688,482)
  Adjustments to reconcile net loss to net cash provided by
  used in) operating activities (excluding working capital
  from Acquisitions):
    Depreciation and amortization ..............................            751,291
    Amortization of debt discount ..............................                 --
    Gain from disposal of assets ...............................                 --
    Extraordinary loss from refinancing ........................                 --
    Changes in assets and liabilities:
       Accounts receivable, inventory and prepaid expenses .....           (106,107)
       Accounts Payable and accrued expenses ...................            191,181
                                                                        -----------
         Net cash provided by (used in) operating activities ...            147,883
                                                                        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions ...........................................         (2,717,444)
  Cost of acquisitions .........................................                 --
  Purchase of short-term cash investments ......................                 --
  Increase in other assets .....................................           (243,621)
  Proceeds from disposition of property ........................                 --
                                                                        -----------
         Net cash used in investing activities .................         (2,961,065)
                                                                        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common and preferred stock .........          5,812,545
  Repurchase of common stock and preferred stock ...............         (2,500,800)
  Proceeds from debt issuance, net .............................             82,232
  Costs of Refinancing .........................................                 --
  Proceeds from issuance and conversion of convertible
         demand notes ..........................................                 --
  Borrowings from lines of credit ..............................                 --
  Repayment of lines of credit .................................                 --
  Repayment of debt ............................................           (359,510)
                                                                        -----------
         Net cash provided by financing activities .............          3,034,467
                                                                        -----------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS .................           221,285
CASH AND EQUIVALENTS, BEGINNING OF PERIOD .......................           811,526
                                                                        -----------
CASH AND EQUIVALENTS, END OF PERIOD .............................       $ 1,032,811
                                                                        ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION --
  Cash payments for interest ....................................       $    75,606
                                                                        ===========
SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES:
  Common stock issued in consideration for business
  acquisitions .................................................        $        --
                                                                        ===========
  Fair value of warrants issued in connection with debt and
    acquisitions ...............................................        $        --
  Demand notes converted to preferred stock ....................        $        --
                                                                        ===========

                See notes to consolidated financial statements.

                      PACKAGED ICE, INC.  AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

  Packaged Ice, Inc. and its wholly owned subsidiaries (the "Company") manufacture and distribute packaged ice by traditional delivery methods and stand-alone automated merchandising ice systems ("ice systems") installed primarily in retail locations. The ice systems produce and package bags of cubed ice at the customer's location. At December 31, 1997, the Company's customers were located primarily in the southern half of the United States.

2.  RECENT EVENTS

  On January 28, 1998, the Company completed a private offering of $145,000,000 aggregate principal amount of its 9 3/4% Series A Senior Notes due 2005 (the "New Senior Notes"). The New Senior Notes are general unsecured obligations of the Company, senior in right of payment to all existing and future Subordinated Indebtedness of the Company and pari passu to all senior indebtedness of the Company except the New Senior Notes will be effectively subordinated to the Existing Credit Facility and any future credit facility. The New Senior Notes contain certain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to pay any cash dividends or make distributions with respect to the Company's capital stock, to incur indebtedness or to create liens. Net proceeds from the sale of the New Senior Notes were applied to (i) repurchase the Series B Notes and Series C Notes as (see Note 6), (ii) repay all outstanding obligations under the Existing Credit Facility, (iii) fund acquisitions of traditional ice companies and (iv) for working capital and general corporate purposes.

  Simultaneous with the issuance of the New Senior Notes, the Company purchased and retired the $75 million of 12% Senior Notes due 2004 (see Note 6), the Company will record an extraordinary charge of approximately $18.3 million for such debt extinguishment relating to the write-off of debt discount, and associated redemption premiums and issuance costs.

  The Company's New Senior Notes are guaranteed, fully, jointly and severally, and unconditionally, on a senior subordinated basis by each of the Company's current and future wholly owned subsidiaries. (see Note 11 regarding condensed financial information on subsidiary guarantors).

  From January 1, 1998 through March 27, 1998, the Company has acquired fifteen
(15) traditional ice companies for a total purchase price of $55.9 million. In the aggregate, the Company paid $45.3 million in cash and issued 900,260 shares of stock valued at between $10 and $13 per share. The Company issued the stock in reliance upon the exemption from registration under Section 4 (2) of the Securities Act of 1933, as amended. Each investor represented to the Company that the investor acquired the stock for the investor's own account and not with a view to distribution. The investor had access to all available material information concerning the Company. The certificates evidencing the stock bear an appropriate restrictive legend under the Securities Act of 1933, as amended. The Company has not completed an assessment of the fair value of the net assets acquired for purposes of allocating the excess of the purchase price over the net book value of the acquired businesses. In conjunction with the Company's ongoing assessment of the fair value of the net assets acquired from the acquisitions discussed above, management has estimated the amortization period of goodwill to be 40 years. The amortization period reflects management's current estimate of the ultimate period to be benefited by these intangible assets. The acquired businesses will be recorded using the purchase method of accounting, and therefore, the results of their operations will be included in the Company's unaudited consolidated financial statements from the date of their respective purchase.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation -- The consolidated financial statements include the accounts of Packaged Ice, Inc. and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated upon consolidation.

  Inventories -- Inventories consist of ice packaging polyethylene bags and spare parts, and are valued at the lower of first-in first-out cost or market basis.

  Property -- Property is carried at cost and is being depreciated on a straight-line basis over an estimated life of three to seven years. Maintenance and repairs are charged to expense as incurred, while capital improvements that extend the useful lives of the underlying assets are capitalized.

  Goodwill -- Goodwill is being amortized on a straight-line basis, primarily over 40 years. Accumulated amortization of goodwill was $411,541, $0, and $0 at December 31, 1997, 1996, and 1995, respectively.

  Other Assets -- Other assets, consisting primarily of costs to acquire a competitor's ice system location contracts, ice system patents and deferred financing costs, are being amortized over 5, 17 and 3 years, respectively (see
Note 5).

  Long-lived Assets -- The Company records impairment losses on long-lived assets, including goodwill, used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  Income Taxes -- The Company accounts for income taxes under the liability method, which requires, among other things, recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and the recognition of available tax carryforwards.

  Revenue Recognition -- Revenue from owned ice systems is recognized based upon the number of ice packaging bags delivered to and accepted by customers under contract terms. Once accepted, there is no right of return with respect to the bags delivered. Revenue from the sale of ice systems is recognized when the equipment is shipped. Revenues resulting from leased ice systems is recognized as earned under contract terms.

  Earnings Per Share -- The computation of earnings per share is based on net income (loss), after deducting the dividend requirement of preferred stock ($198,630 in 1997), divided by the weighted average number of shares outstanding. Shares of common stock issuable under stock options have not been included in the computation of earnings per share as their effect is antidilutive. For the years ended December 31, 1997, 1996 and 1995, all potentially dilutive securities are anti-dilutive and therefore are not included in the earnings per share calculation.

  The following table presents information necessary to calculate basic earnings per share for the periods indicated, with 1996 and 1995 being restated to conform to the requirements of the Statement of Financial Accounting Standards No. 128, Earnings Per Share, described below:

                                                              For the Year Ended December 31,
                                                      ---------------------------------------------
                                                          1997              1996           1995
                                                      -----------      -----------      -----------
BASIC EARNINGS PER SHARE
  Weighted Average Common Shares Outstanding ....       3,600,109        2,826,371        2,682,261
                                                      -----------      -----------      -----------
  Basic and Diluted Loss Per Share ..............     $     (2.40)     $     (0.35)     $     (0.26)
                                                      -----------      -----------      -----------
EARNINGS FOR BASIC AND DILUTED COMPUTATION
  Net Loss ......................................
                                                      $(8,438,636)     $  (990,432)     $  (688,482)
  Preferred Share Dividends .....................        (198,630)              --               --
                                                      -----------      -----------      -----------
  Net Loss to Common Shareholders ...............     $(8,637,266)     $  (984,196)     $  (688,482)
                                                      ===========      ===========      ===========

  Cash Flows -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Fair Values of Financial Instruments -- The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable and debt obligations. The carrying amount of cash, trade accounts receivable and trade accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. It is not practicable to estimate the fair values of the affiliate amounts due to their related party nature. The fair values of the Company's debt obligations (see Note 6) are representative of their carrying values based upon the variable rate terms for the Senior Credit Facility and management's opinion that the current rates offered to the

Company for fixed-rate long-term debt with the same remaining maturities and security structure are equivalent to that of the Company's 12% Senior Notes.

  Use of Estimates -- The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Stock Based Compensation -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, Accounting for Stock Based Compensation ("SFAS 123"), effective for the Company on January 1, 1996. SFAS 123 permits, but does not require, a fair value based method of accounting for employee stock option plans, resulting in compensation expense being recognized in the results of operations when stock options are granted. The Company plans to continue the use of its current intrinsic value based method of accounting for stock option plans where no compensation expense is recognized.

  New Accounting Pronouncements -- In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. SFAS No. 128, which was effective for periods ending after December 15, 1997, specifies the computation, presentation and disclosure requirements of earnings per share and supercedes Accounting Principles Board Opinion No. 15. SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the impact of potential common share equivalents, replaces primary earnings per share. Diluted earnings per share, which utilizes the average market price per share when applying the treasury stock method in determining potential common share equivalents, replaces fully diluted earnings per share.

  In February 1997, the FASB also issued SFAS No. 129, Disclosure of Information about Capital Structure, which establishes standards for disclosing information about an entity's capital structure. SFAS No. 129 was effective for periods ending after December 15, 1997. The adoption of SFAS No. 129 did not impact the Company's capital structure disclosures.

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments and related information in interim and annual financial statements. SFAS No. 131 will not impact the Company's financial statements as it reports as a single segment. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. Management is evaluating what, if any, additional disclosures may be required upon the implementation of SFAS No. 130 and 131.

  Reclassification -- Certain amounts from previous years have been reclassified to conform to the current presentation.

4.  PROPERTY AND EQUIPMENT

   Property and equipment were as follows at December 31:

                                                1997            1996
                                            -----------     -----------
Land ..................................     $ 1,880,974     $        --
Buildings .............................       5,159,086              --
Ice Systems Equipment .................      19,518,650      11,634,671
Plant Equipment & Machinery ...........      10,662,952              --
Furniture & Fixtures ..................         134,455          32,278
Computer equipment ....................         481,470          65,725
Vehicles ..............................       4,509,823          25,492
Leasehold improvements ................       1,400,891          16,526
Merchandisers .........................       4,970,400              --
Construction in Progress ..............         253,892              --
                                            -----------     -----------
Total property and equipment ..........      48,972,623      11,774,692
Less: accumulated depreciation and
amortization ..........................       5,675,144       1,887,005
                                            -----------     -----------
          Total .......................     $43,297,449     $ 9,887,687
                                            ===========     ===========

  Depreciation and amortization expense for the three years ended December 31, 1997 was $3,788,139, $1,147,540, and $502,161, respectively.

5.  ACQUISITIONS

  Through December 31, 1997, the Company has acquired certain traditional ice business and certain assets (the "Acquisitions") to compliment its core business for purchase prices totaling approximately $44.1 million in cash, $13.5 of assumed liabilities paid at closing and $12.8 million in common stock (approximately 1.3 million shares) reflected at the Company's valuation of $10.00 per share.

  The Acquisitions have been accounted for using the purchase method of accounting, and accordingly, the purchase price has been preliminarily allocated to the assets and liabilities acquired based on fair value at the date of the Acquisitions. As a result of the number of acquisitions and their proximity to year-end, the Company has not completed the assessment of the fair value of the net assets acquired for the purposes of allocating the purchase price. The Acquisitions included at fair value current assets of $4,341,282, property plant and equipment of $26,576,914, and current liabilities of $5,613,070. The excess of aggregate purchase price over of the fair market value of the net assets acquired of approximately $44,692,109 was recognized as goodwill and is being amortized over 40 years. Amortization expense of Goodwill and Other Assets for the three years ended December 31, 1997 was $1,341,740, $308,153, and $249,130, respectively.

  The operating results of the Acquisitions have been included in the Company's consolidated financial statements from the date of their respective purchases. The following unaudited pro forma information presents a summary of consolidated results of operations as if the Acquisitions had occurred on January 1, 1997.

                     Revenue ............  $53,901,660
                     Net loss ...........   11,564,921
                     Loss per share .....         2.81

6.  LONG-TERM OBLIGATIONS

  In December 1996 the Company received $750,000 in exchange for convertible demand notes bearing interest at a 10% annual rate. The notes were issued in contemplation of converting into a new class of preferred stock, subject to appropriate shareholder approval. Such approval occurred in January 1997 and the notes plus accrued interest thereon were converted into 124,831 shares of Series B Convertible Preferred Stock (see Note 9) at a conversion price of $6.07 per share ($726,226 net of expenses).

  On April 17, 1997 the Company completed the sale of $50 million 12% Series A Senior Notes due 2004 (the "Series A Notes") in connection with a private placement offering. In connection with the debt issuance, detachable warrants to purchase 511,885 and 127,972 shares, respectively, of the Company's common stock were issued to Series A note holders and the investment banking firm that marketed the Series A Notes. The exercise price is $.01 per share. Concurrent with the sale of the Series A Notes, the Company consummated agreements with Mission Party Ice, Inc. and Southwest Texas Packaged Ice, Inc. (the "Mission Acquisition" and "STPI Acquisition", respectively) and SWI (the "Southwestern Acquisition"). The Mission Acquisition and STPI Acquisition companies are controlled by an existing shareholder of the Company and operate separate and distinct ice manufacturing facilities primarily in South Texas. SWI operates ice- manufacturing facilities in Arizona, New Mexico, California, Texas and Tennessee. Total combined consideration for the Mission and STPI Acquisitions was $10.4 million, consisting of $3.4 million in cash, $3.4 million in the assumption and repayment of seller debt and $3.6 million in shares of the Company's common stock. Total consideration for the SWI Acquisition was $18.8 million, consisting of $3.5 million in cash, $9.3 million in the assumption and repayment of seller debt and $6.0 million in shares of the Company's common stock. The Company sold the Series A Notes at a price of 96% of the par value, or $48,000,000, which was used to finance the cash portion plus certain related expenses of the purchase price for the above acquisitions, repay outstanding indebtedness, make capital expenditures and provide additional working capital. The Series A Notes are unconditionally guaranteed, on a senior subordinated basis by each of the Company's current and future wholly-owned subsidiaries other than unrestricted subsidiaries (the "Subsidiary Guarantors").

  In August 1997, the Company issued 12% Senior Notes ("Series B Notes"). The Company offered to exchange all outstanding Series A Notes for the Series B Notes which are identical in all material aspects to the form and term of the Series A Notes except for certain transfer restrictions and registration rights relating to the Series A Notes. On October 6, 1997, all of the Series A Notes were exchanged for the Series B Notes. The Series B Notes are unconditionally guaranteed, on a senior subordinated basis by the Subsidiary Guarantors (See
Note 11). The Series B Notes bear an interest rate of 12 percent per annum. The Series B Notes contain certain covenants that, among other things, limit the ability of the Company and its subsidiaries to pay dividends or make distributions with respect to the Company's capital stock of make certain other payments, to incur indebtedness, or to create liens.

  On October 16, 1997, the Company completed the sale of $25 million principal amount 12% Series C Senior Notes due 2004 (the "Series C Notes") in connection with a private placement offering. In connection with the debt issuance, detachable warrants to purchase 255,943 shares of the Company's common stock were issued to the holders of the Series C Notes at an exercise price of $.01 per share. The Series C Notes were issued under the same terms, interest rates and covenants as the Series A Notes and Series B Notes discussed above. The net proceeds, after payment of fees and expenses, from the sale of the Series C Notes were used to repay the outstanding indebtedness under the Senior Credit Facility and for working capital purposes. The Series C Notes are unconditionally guaranteed, on a senior subordinated basis by the Subsidiary Guarantors.

  In September 1997, the Company executed a six-year Senior Credit Facility (the "Existing Credit Facility") with two banks that expires in September 2003. The Existing Credit Facility provides for borrowings of up to $20 million, subject to a borrowing base limitation (as defined). Interest is payable at the Company's option at the prime rate plus 1% or the London Interbank Offered Rate, plus a defined margin. At December 31, 1997, the selected interest rate was 9.5%. There was no principal amount outstanding at that date. The Existing Credit Facility is secured by substantially all of the Company's assets. In addition, the Existing Credit Facility contains restrictive covenants that, among other things, require the maintenance of certain financial ratios and limits total indebtedness of the Company. All loans under the Existing Credit Facility are guaranteed by each of the Company's current and future subsidiaries.

  See Note 2 regarding New Senior Notes issued to retire outstanding Series B and C senior notes at December, 1997. At December 31, 1997 and 1996, long-term obligations consisted of the following:

                                                                          1997             1996
                                                                      ------------      ----------

Senior notes ....................................................     $ 75,000,000      $       --
Less: unamortized debt discount on detachable warrants issued ...       (7,498,463)             --
Bank credit facilities ..........................................               --       3,485,000
Other ...........................................................               --          50,032
                                                                      ------------      ----------
Total ...........................................................       67,501,537       3,535,032
Less: current maturities ........................................               --         703,077
                                                                      ------------      ----------
Long-tern debt, net .............................................     $ 67,501,537      $2,831,955
                                                                      ============      ==========

  There are no principal maturities of long-term obligations for any of the next five years as of December 31, 1997.

  See Note 11 for information regarding subsidiary guarantors of long-term obligations.

7.  INCOME TAXES

  The Company incurred losses for each of the three years ended December 31, 1997, 1996 and 1995 for both financial reporting and tax return purposes. Due to the uncertainty of being able to utilize such losses to reduce future taxes, a valuation allowance has been provided to reduce to zero the net deferred tax assets resulting primarily from the loss carryforwards available.

  The total provision for income taxes varied from the U.S. federal statutory rate due to the following:

                                                               Year Ended December 31,
                                                     ------------------------------------------
                                                         1997           1996           1995
                                                     -----------     -----------    -----------
Federal income tax benefit at statutory rate ...     $(2,869,136)     $(336,747)     $(234,084)
Acquired tax liabilities .......................       2,567,710             --             --
Increase in valuation allowance ................         201,006        288,994        240,136
Non-deductible expenses ........................         100,420          5,408          4,037
Other ..........................................              --         42,345        (10,089)
                                                     -----------      ---------      ---------
          Total provision for income taxes .....     $        --      $      --      $      --
                                                     ===========      =========      =========

  Deferred tax assets and liabilities computed at the statutory rate related to temporary differences were as follows:

                                               Year Ended December 31,
                                            ----------------------------
                                                1997              1996
                                            -----------      -----------
Deferred tax liabilities:
   Property and equipment .............     $(4,169,050)     $  (780,604)
Deferred tax assets:
   Other assets .......................          20,720           91,841
   Net operating loss carryforwards ...       5,354,991        1,694,418
                                            -----------      -----------
   Total deferred tax assets ..........       5,375,711        1,786,259
                                            -----------      -----------
   Net deferred tax assets ............       1,206,661        1,005,655
   Valuation allowance ................      (1,206,661)      (1,005,655)
                                            -----------      -----------
   Total deferred taxes ...............     $        --      $        --
                                            ===========      ===========

  At December 31, 1997, the Company had approximately $15 million of net operating loss carryforwards that expire between 2006 and 2012.

8.  RELATED PARTIES

  Certain affiliates of Company shareholders sell equipment and inventory to the Company. Total expenditures incurred related to these entities were $4,799,240 in 1997, $4,058,656 in 1996, and $2,527,000 in 1995. At December
31, 1997 and 1996, accrued liabilities to these entities totaled $159,719 and $605,336, respectively.

  Law firms associated with certain Company shareholders provided services totaling $888,673 in 1997, $67,768 in 1996, and $109,000 in 1995.

  A shareholder of the Company performed investment banking services in 1992 in exchange for $60,000 and a stock warrant to purchase up to 43,296 shares of the Company's common stock for $5.78 per share, subject to antidilution adjustments. The warrant was amended and exercised in April 1997 at the fair value of the stock as of the exercise date.

  During 1996 the Company entered into a consulting arrangement with an individual affiliated through ownership with SWI. Under the terms of the arrangement this individual would be paid $10,000 per month. At December 31, 1996, the Company had accrued $30,000 for these services. This arrangement was terminated on April 17, 1997.

  On April 17, 1997 the Company entered into a consulting arrangement with another individual affiliated through ownership with SWI. Under the terms of the arrangement this individual would be paid $125,000 per year. At December 31, 1997 the Company has accrued $88,195 for these services.

9.  CAPITAL STOCK

  Preferred Stock -- During September 1995, the Company's Board of Directors authorized the designation of 450,000 shares of $.01 par value Series A convertible preferred stock ("Series A"). Series A has no sinking fund provisions, but upon liquidation of the Company, the Company must pay the Series A holders $5.56 per share (aggregate of $2,502,000) before any amounts may be paid to the holders of common stock. Series A holders are entitled to vote on all matters upon which the holders of common stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each Series A holder is entitled to vote the number of equivalent common shares that underlie their respective Series A investment. Each Series A share is convertible into common stock without payment of additional consideration at a conversion price of $5.56 per share, subject to antidilution adjustments.

  On September 20, 1995, the Company received net proceeds of approximately $5.8 million from a private placement offering and, in exchange, issued 700,000 shares of common stock and 450,000 shares of Series A convertible preferred stock. The proceeds from the offering were used (i) to repurchase and retire 420,000 shares of common stock from an unrelated shareholder for $2.5 million,
(ii) to finance the purchase and installation of ice systems in additional customer locations, and (iii) for working capital and general corporate purposes. The Company also repurchased and retired 80,000 shares of common stock for $800. With respect to the above issuance of 700,000 common shares, 420,000 shares contain a "put" option that provides the respective shareholders with the ability to require the Company to repurchase the common shares if certain registration rights with respect to the Series A Convertible Preferred Stock are not effected by

September, 2004. The put price would be at the fair market value, as defined, at the time the put option is exercised. The 420,000 common shares subject to this redemption feature are shown on the consolidated balance sheet under the heading "Common Stock With Put Redemption Option".

  During January 1997, the Company's board of directors authorized and the shareholders approved the designation of 200,000 shares of $.01 par value Series B convertible preferred stock ("Series B"). The Company issued 124,831 Series B shares in full satisfaction of the 10% convertible demand notes (see
Note 6). Series B has no sinking fund provisions, but upon liquidation of the Company, the Company must pay the Series B holders $6.07 per share (aggregate $757,724) before any amounts may be paid to the holders of common stock.
Series B holders are entitled to vote on all matters upon which the holders of common stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each Series B holder is entitled to vote the number of equivalent common shares that underlie their respective Series B investment. Each Series B share is convertible into common stock without payment of additional consideration at a conversion price of $6.07 per share, subject to antidilution adjustments.

  The Series A and Series B convertible preferred shares are also subject to the same put redemption option described above for the 420,000 common shares. This redemption feature would be available beginning September, 2004 if the preferred stockholder has converted its holding to common shares and if certain registration rights with respect to the common shares are not effected by September, 2004. The Series A and Series B shares are shown on the consolidated balance sheet under the heading "Preferred Stock With Put Redemption Option".

  On July 17, 1997, the Company sold to an unaffiliated entity 300,000 shares of common stock for $10 per share and issued a warrant entitling the new shareholder the right to purchase 100,000 shares of common stock at an exercise price of $14. The warrant expires on July 17, 2002. During the first nine months of 1997, the Company sold 26,899 shares of common stock to other investors not related to any acquisitions at prices ranging from $7.50 to $10.00 per share.

  On July 24, 1997, the Company repurchased, at cost, treasury stock for approximately $1,491,155 million from a customer.

  On December 2, 1997, the Company's Board of Directors authorized the designation of 500,000 shares of $0.01 par value 10% mandatorily redeemable preferred stock, and 100 shares of $0.01 par value Series C preferred stock. Holders of the 10% mandatorily redeemable preferred stock shall be entitled to receive dividends equal to 10% of the liquidation preference of $100 per share, and all dividends shall be fully cumulative. Dividends may be paid in cash or in kind by issuing a number of additional shares of the 10% mandatorily redeemable preferred stock. If dividends are paid in kind, the Company shall also issue to holders of the 10% mandatorily redeemable preferred stock, additional warrants to purchase common stock at an exercise price of $13.00 per share. Holders of the 10% mandatorily redeemable preferred stock have no voting rights other than approval rights with respect to the issuance of parity or senior securities. The Company may redeem the 10% mandatorily redeemable preferred stock at any time subject to contractual and other restrictions. The Company is obligated to redeem the 10% mandatorily redeemable preferred stock for cash on April 15, 2005.

  On December 2, 1997, the Company entered into a securities purchase agreement with Culligan Water Technologies, Inc. and an existing shareholder pursuant to which the Company issued 250,000 shares of the 10% mandatorily redeemable preferred stock, 100 shares of Series C preferred stock and warrants, with an exercise price of $13.00 per share, to purchase 1,923,077 shares of the Company's common stock, in exchange for an aggregate price of $25.0 million less issuance cost of $856,017. The warrants are valid until the earlier to occur of (a) April 15, 2005 and (b) the first anniversary of the last day of the first period of twenty consecutive days following a qualifying IPO, as defined, during which there is a closing price on each such trading day and the closing price on each such trading day equals or exceeds the threshold price, as defined. The Series C preferred stock was created to provide Culligan and the existing shareholder the right to vote a number of shares equal to the number of warrants issued to them, such rights to be effective only at such time or times that Culligan owns less than twenty percent of the fully diluted common stock of the Company. The Company may redeem the outstanding Series C preferred stock (but not less than 100%) at such time as the investors cease to own at least 50% of the warrants.

  Common Stock -- Holders of the Company's common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors of the Company. Upon any liquidation or dissolution of the Company, the holders of common stock are entitled, subject to any preferential rights of the holders of preferred stock, to receive a pro rata share of all of the assets remaining available for distribution to shareholders after payment of all liabilities.

10.  EMPLOYEE BENEFIT PLAN

  During 1996 the Company established a 401(k) defined contribution savings plan for the benefit of all employees who have completed one year of service and have met the eligibility requirements to participate. Employees may contribute up to the maximum amount allowed by the Internal Revenue Service, while Company contributions are made at the discretion of the Board of Directors. The Company contributed approximately $49,012 and $20,000 to the plan during 1997 and 1996, respectively.

  The Company adopted the Packaged Ice, Inc. Stock Option Plan on July 26, 1994 (the "Option Plan"), as amended effective December 1997. Under the Option Plan, options to purchase up to 400,000 shares of Common Stock may be granted to employees, outside directors and consultants and advisers to the Company or any subsidiary. At December 31, 1997, 144,000 shares were available for future grants.

 Stock option activity for the two years ended December 31, 1997 is summarized below:

                                                                            Weighted Average
                                           Number       Exercise Price       Exercise Price
               Options                    of Shares        Per Share            Per Share
-------------------------------------     ---------     ---------------     ----------------
Granted during 1996 .................         6,000     $         7.50             $ 7.50
Granted during 1997 .................       194,500     $        10.00             $10.00
Outstanding at December 31, 1997 ....       256,000     $6.22 - $10.00             $ 9.28

Such options vest ratably over five years and expire ten years from the date of grant. The weighted average remaining contractual life of stock options outstanding under the Option Plan was 5.3 years at December 31, 1997. Exercisable stock options at December 31, 1997 and 1996 were 31,200 and 18,500, respectively. The Company measures compensation cost for this Plan using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized. Had compensation cost for the Option Plan been determined using the fair value method of accounting as set forth in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net loss and net loss per share would have been $(8,637,266) and $(2.45) in 1997 and $(1,017,747) and $(0.36) in 1996, respectively. Adjusted pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the "minimal value" method for option pricing with the following weighted average assumptions: risk free interest rate of 6.4%; no expected dividend yield; expected life of 8.2 years; expected volatility of zero.

11.  SUBSIDIARY GUARANTORS

  The Company's Series B Notes and the Series C Notes are guaranteed, fully, jointly and severally, and unconditionally, on a senior subordinated basis by all of the Company's current and future, direct and indirect subsidiaries (the "Subsidiary Guarantors"), all wholly owned. The following table sets forth the "summarized financial information" of the Subsidiary Guarantors. Full financial statements of the Subsidiary Guarantors are not presented because management believes they are not material to the investors. There are currently no restrictions on the ability of the subsidiary guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

                                             As of December 31,
                                        ---------------------------
                                            1997            1996
                                        -----------     -----------
Balance Sheet Data:
  Current Assets ..................     $ 6,591,604     $   184,434
  Property and Equipment ..........      32,622,152       5,422,595
  Total Assets ....................      71,381,168       6,099,388
  Current Liabilities .............       3,904,149         795,913
  Long-Term Debt ..................              --          43,814
  Total Shareholder's Equity ......      16,707,700      (1,195,995)

                                 Year Ended December 31,
                     -------------------------------------------
                        1997             1996            1995
                     -----------     -----------     -----------
Operating Data:
  Net Revenue        $24,811,023      $2,403,516      $2,123,701
  Gross Profit         9,756,164       1,307,557       1,332,591
  Net Loss            (8,878,049)       (235,960)       (848,779)

12.  COMMITMENTS AND CONTINGENCIES

  In April 1993 the Company entered into an agreement to purchase all of the ice system packaging components from a shareholder for a period of three years or until a minimum of 3,600 components had been purchased. Since inception of this agreement, the Company has purchased 1,253 components.

  Beginning June, 1992, the Company has agreed to purchase all of the merchandiser portions of the ice systems from an unaffiliated company for a period of two years or until a minimum of 2,400 merchandisers is purchased. Since inception of this agreement, the Company has purchased 1,251 merchandisers.

  The Company entered into employment contracts with two executive officers of the Company. The aggregate annual commitment for base salary under these agreements is approximately $215,000.

  As a result of the Acquisitions during 1997, the Company entered into certain employment contracts with former employees of the acquired companies with an aggregate annual commitment of approximately $868,000.

  The Company has leased certain facilities in Texas, Arizona and California. Under these and other operating leases, minimum annual rentals at December 31, 1997 aggregate approximately $1,040,141 in 1998, $889,269 in 1999, $800,419 in
2000, $723,563 in 2001, $687,735 in 2002 and $2,764,529 thereafter.

  The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

  On October 31, 1997, the Company entered into a Trademark License Agreement with Culligan Water (the "TLA"). The TLA includes automatic renewals for successive one-year terms through December 31, 2001, subject to early termination. The Company paid an initial license fee and is required to make the greater of 1) minimum royalty payments of $0 in 1997, $50,000 in 1998, $500,000 in 1999, $1,000,000 in 2000 and $1,500,000 in 2001 or 2) 2.5% of all
revenues, as defined.

13.  SUBSEQUENT EVENTS (UNAUDITED)

  The Company has signed a definitive agreement to purchase all of the common stock of Reddy Ice Corporation (with 1997 revenues of $66.3 million) for approximately $172 million in cash. The transaction is subject to customary conditions including review under the Hart Scott Rodino Act and receipt of financing by the Company. The Company intends to fund the acquisition through a combination of financing sources including a new credit facility from a banking institution, the sale of preferred stock and the issuance of additional New Senior Notes. Management believes that these financing facilities will be sufficient to conclude the proposed acquisition and provide the Company with adequate liquidity for future working capital requirements. The Company anticipates the transaction to close by the end of May 1998.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder of Reddy Ice Corporation

Dallas, Texas

  We have audited the accompanying balance sheets of Reddy Ice Corporation (the "Company"), a wholly-owned subsidiary of Suiza Foods Corporation, as of December 31, 1997 and 1996, and the related statements of operations, shareholder's deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
April 14, 1998

                             REDDY ICE CORPORATION

                                 BALANCE SHEETS

                             ASSETS                                                              December 31,
                             ------                                                      -------------------------------
                                                                         March 31,
                                                                            1998              1997             1996
                                                                      -------------      -------------      ------------
                                                                       (unaudited)
CURRENT ASSETS:
  Cash and cash equivalents .....................................     $   1,750,000      $     994,595      $    438,139
  Receivables, net ..............................................         5,706,000          5,451,013         3,076,414
  Inventories ...................................................         3,925,000          2,943,155         1,732,610
  Prepaid expenses and other current assets .....................           958,000            142,602           429,123
  Deferred tax asset ............................................                              905,958           597,169
                                                                      -------------      -------------      ------------
          Total current assets ..................................        12,339,000         10,437,323         6,273,455
PROPERTY, PLANT AND EQUIPMENT, NET ..............................        69,116,000         66,212,840        36,407,092
DEFERRED TAX ASSET ..............................................                                                295,808
GOODWILL, NET ...................................................        32,733,000         30,081,130         1,487,703
INTANGIBLE AND OTHER ASSETS, NET ................................         3,157,000          3,892,025         3,482,037
ADVANCES TO SHAREHOLDER, NET ....................................                 0          5,114,404
                                                                      -------------      -------------      ------------
TOTAL ...........................................................     $ 117,345,000      $ 110,623,318      $ 53,060,499
                                                                      =============      =============      ============

              LIABILITIES AND SHAREHOLDER'S DEFICIT
              -------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses .........................         7,180,000      $   8,657,611      $  5,143,508
  Current portion of long-term debt .............................           204,000            220,452           204,248
                                                                      -------------      -------------      ------------
          Total current liabilities .............................         7,384,000          8,878,063         5,347,756
ADVANCES FROM SHAREHOLDER, NET ..................................       124,334,000         42,927,599
SHAREHOLDER AND OTHER LONG-TERM DEBT ............................           241,000         59,600,116        58,270,809
DEFERRED TAX LIABILITY ..........................................                              716,424
COMMITMENTS AND CONTINGENCIES (Note 13)
SHAREHOLDER'S DEFICIT:
  Common share, par value $.01 per share, 100 shares authorized, issued and outstanding at March 31, 1998 and December 31,
     1997 and 1996 ..............................................                 1                  1                 1
  Additional paid-in capital ....................................         1,647,999         10,022,204         1,648,004
  Accumulated deficit ...........................................       (16,262,000)       (11,521,089)      (12,206,071)
                                                                      -------------      -------------      ------------
          Total shareholder's deficit ...........................       (14,614,000)        (1,498,884)      (10,558,066)
                                                                      -------------      -------------      ------------
TOTAL ...........................................................     $ 117,345,000      $ 110,623,318      $ 53,060,499
                                                                      =============      =============      ============

                       See notes to financial statements.

                              REDDY ICE CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                 Three Months Ended                    Years Ended
                                                                      March 31                          December 31
                                                          ------------------------------      ------------------------------
                                                              1998              1997             1997              1996
                                                          ------------      ------------      ------------      ------------
                                                          (unaudited)        (unaudited)

NET SALES ...........................................     $ 11,089,093      $  8,249,330      $ 66,449,199      $ 52,992,207
COST OF SALES .......................................        4,790,565         3,136,910        41,713,350        31,742,587
                                                          ------------      ------------      ------------      ------------
GROSS PROFIT ........................................        6,298,528         5,112,420        24,735,849        21,249,620
OPERATING COSTS AND EXPENSES:
  Selling, general and administrative ...............        7,428,699         5,047,044        10,471,877         6,759,323
  Depreciation and amortization .....................        2,300,752         1,074,709         6,070,256         3,632,204
  Shareholder management fee ........................                                              480,000           480,000
  Merger costs ......................................               --
                                                          ------------      ------------      ------------      ------------
          Total operating costs and expenses ........        9,729,451         6,121,753        17,022,133        10,871,527
                                                          ------------      ------------      ------------      ------------
INCOME (LOSS) FROM OPERATIONS .......................       (3,430,923)       (1,009,333)        7,713,716        10,378,093
OTHER INCOME/EXPENSE:
  Shareholder interest expense ......................       (3,282,653)       (1,789,840)       (7,119,600)       (6,960,000)
  Other interest expense, net .......................                               (991)          (48,371)          (48,306)
  Other income ......................................          124,210           111,711           580,535           498,966
                                                          ------------      ------------      ------------      ------------
          Total other expense .......................       (3,158,444)       (1,679,120)       (6,587,436)       (6,509,340)
                                                          ------------      ------------      ------------      ------------
INCOME (LOSS) BEFORE INCOME TAXES AND
EXTRAORDINARY LOSS ..................................       (6,589,366)       (2,688,453)        1,126,280         3,868,753
INCOME TAX EXPENSE (BENEFIT) ........................                                              441,298         1,492,371
                                                          ------------      ------------      ------------      ------------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS .............       (6,589,366)       (2,688,453)          684,982         2,376,382
EXTRAORDINARY LOSS FROM EARLY
EXTINGUISHMENT OF DEBT ..............................
                                                          ------------      ------------      ------------      ------------
NET INCOME (LOSS) ...................................     $ (6,589,366)     $ (2,688,453)     $    684,982      $  2,376,382
                                                          ============      ============      ============      ============

                                                          Years Ended
                                                          December 31
                                                         ------------
                                                             1995
                                                         ------------


NET SALES ...........................................    $ 50,507,298
COST OF SALES .......................................      30,884,846
                                                         ------------
GROSS PROFIT ........................................      19,622,452
OPERATING COSTS AND EXPENSES:
  Selling, general and administrative ...............       6,279,524
  Depreciation and amortization .....................       3,771,540
  Shareholder management fee ........................         510,000
  Merger costs ......................................         938,538
                                                         ------------
          Total operating costs and expenses ........      11,499,602
                                                         ------------
INCOME FROM OPERATIONS ..............................       8,122,850
OTHER INCOME/EXPENSE:
  Shareholder interest expense ......................      (5,179,795)
  Other interest expense, net .......................      (1,635,629)
  Other income ......................................         839,958
                                                         ------------
          Total other expense .......................      (5,975,466)
                                                         ------------
INCOME BEFORE INCOME TAXES AND
EXTRAORDINARY LOSS ..................................       2,147,384
INCOME TAX EXPENSE (BENEFIT) ........................         (81,776)
                                                         ------------
INCOME BEFORE EXTRAORDINARY LOSS ....................       2,229,160
EXTRAORDINARY LOSS FROM EARLY
EXTINGUISHMENT OF DEBT ..............................      (2,597,778)
                                                         ------------
NET LOSS ............................................    $   (368,618)
                                                         ============


                       See notes to financial statements.

                              REDDY ICE CORPORATION

                      STATEMENTS OF SHAREHOLDER'S DEFICIT
                  Years Ended December 31, 1997, 1996 and 1995
                 Three Months Ended March 31, 1998 (unaudited)

                                           Common Stock         Additional
                                    ---------------------        Paid-In         Accumulated
                                     Shares       Amount         Capital           Deficit            Total
                                    --------      -------      ------------      ------------      ------------
BALANCE -
JANUARY 1, 1995 ................     749,994      $ 7,500      $  1,640,505      $(14,213,835)     $(12,565,830)
  Reorganization ...............    (749,894)      (7,499)            7,499                                  --
  Net loss .....................                                                     (368,618)         (368,618)
                                    --------      -------      ------------      ------------      ------------
BALANCE-
DECEMBER 31, 1995 ..............         100            1         1,648,004       (14,582,453)      (12,934,448)
  Net income ...................                                                    2,376,382         2,376,382
                                    --------      -------      ------------      ------------      ------------
BALANCE-
DECEMBER 31, 1996 ..............         100            1         1,648,004       (12,206,071)      (10,558,066)
  Contributions ................                                  8,374,200                           8,374,200
  Net income ...................                                                      684,982           684,982
                                    --------      -------      ------------      ------------      ------------
BALANCE-
DECEMBER 31, 1997 ..............         100            1        10,022,204       (11,521,089)       (1,498,884)
  Repayment of contributions ...                                 (8,374,205)        1,848,089        (6,526,116)
  Net Loss .....................                                                   (6,589,000)       (6,589,000)
                                    --------      -------      ------------      ------------      ------------
BALANCE-
MARCH 31, 1998 .................         100      $     1      $  1,647,999      $(16,262,000)     $(14,614,000)
                                    ========      =======      ============      ============      ============

                       See notes to financial statements.

                             REDDY ICE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                    Three Months Ended March 31,             Years Ended December 31,
                                                    ---------------------------      -----------------------------------------
                                                        1998          1997               1997          1996           1995
                                                    ------------   ------------      ------------   -----------   ------------
                                                            (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) ..............................  $ (6,589,000)  $ (2,688,000)     $    684,982   $ 2,376,382   $   (368,618)
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization ...............     2,301,000      1,076,000         6,070,256     3,632,204      3,771,540
     (Gain) loss on sale of assets ...............        (3,000)        (6,000)           23,792       (27,850)      (209,187)
     Deferred income taxes .......................                                        703,443       507,667     (1,400,644)
     Extraordinary loss from early
       extinguishment of debt ....................                                                                   2,597,778
     Changes in operating assets and
       liabilities, net of acquisitions:
       Receivables ...............................        37,000       (915,000)       (2,528,000)      (86,513)      (449,557)
       Inventories ...............................      (923,000)      (305,000)         (627,024)     (302,827)      (191,533)
       Prepaid expenses and other assets .........      (434,000)        50,000           286,521      (189,236)       312,840
       Accounts payable and accrued expenses .....    (1,481,000)     1,155,000         3,514,103    (2,014,587)     3,369,297
       Other assets ..............................    15,639,000     11,365,000          (381,362)        9,575       (122,664)
                                                    ------------   ------------      ------------   -----------   ------------
  Net cash provided by operating activities ......     8,547,000      9,732,000         7,746,711     3,904,815      7,309,252
                                                    ------------   ------------      ------------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net additions to property, plant and
    equipment ....................................    (3,170,000)    (1,214,000)       (9,195,321)   (3,749,343)    (3,593,762)
  Cash outflows for acquisitions .................    (4,612,000)    (8,925,000)      (45,826,967)   (5,367,115)    (2,233,392)
  Proceeds from sale of assets ...................        30,000         12,000           112,918       112,846        250,761
                                                    ------------   ------------      ------------   -----------   ------------
    Net cash used in investing activities ........    (7,752,000)   (10,127,000)      (54,909,370)   (9,003,612)    (5,576,393)
                                                    ------------   ------------      ------------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of debt .............                                         77,604        23,568     62,500,000
  Repayment of debt ..............................       (40,000)       (35,000)       (1,730,492)     (232,933)   (53,689,889)
  Advances to/from shareholder ...................                                     49,372,003     5,746,301    (15,360,705)
                                                    ------------   ------------      ------------   -----------   ------------
 Net cash provided by (used in) financing
 Activities ......................................       (40,000)       (35,000)       47,719,115     5,536,936     (6,550,594)
                                                    ------------   ------------      ------------   -----------   ------------

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS .............................       755,000       (430,000)          556,456       438,139     (4,817,735)
CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD ..............................       438,000        995,000           438,139                    4,817,735
                                                    ------------   ------------      ------------   -----------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD .........  $  1,193,000   $    565,000      $    994,595   $   438,139   $         --
                                                    ============   ============      ============   ===========   ============
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest .........................  $     12,053   $      9,940      $  7,168,019   $ 7,008,348   $  8,251,222
                                                    ============   ============      ============   ===========   ============
  Net assets acquired by capital contributions
     from shareholder ............................  $         --   $         --      $  8,374,200   $        --   $         --
  Net assets acquired by assuming notes
     payable .....................................                                      1,668,399       148,383        270,000
  Net assets acquired by decrease in notes
    receivable ...................................        40,330         33,475           393,401
                                                    ------------   ------------      ------------   -----------   ------------
     Total non-cash net asset additions ..........  $     40,330   $     33,475      $ 10,436,000   $   148,383   $    270,000
                                                    ============   ============      ============   ===========   ============
  Advances to shareholder converted to
    (from) notes payable to shareholder ..........  $         --   $         --      $  1,330,000   $(4,500,000)  $         --
                                                    ============   ============      ============   ===========   ============

                       See notes to financial statements.

                             REDDY ICE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                  Years Ended December 31, 1997, 1996 and 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business -- Reddy Ice Corporation (the "Company"), a wholly-owned subsidiary of Suiza Foods Corporation ("Suiza"), manufactures and distributes packaged and block ice products for retail, commercial and industrial use through manufacturing facilities located in Texas, Florida, Georgia, Louisiana, Tennessee, Arizona, New Mexico, Nevada, California, Alabama and Mississippi.

  Prior to March 31, 1995, the Company operated as a separate business. Effective March 31, 1995, the Company was acquired by and merged with Suiza in a business combination transaction accounted for as a pooling of interests, and incurred merger costs of $938,000 during 1995 in connection with this merger. As a result of the merger, the Company repaid certain outstanding indebtedness and recognized expenses of approximately $2,598,000 (net of income tax benefit of $1,002,000) of debt issuance, legal and other costs associated with the debt extinguishment. These amounts have been classified as an extraordinary loss in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 4, "Reporting Gains and Losses From the Extinguishment of Debt."

  Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Inventories -- Inventories are stated at the lower of cost, using the first-in, first-out ("FIFO") method, or market.

  Property, Plant and Equipment -- Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, as follows:

           Asset                          Useful Life
------------------------------------    ---------------
Buildings and improvements .........    10 to 40 years
Machinery and equipment ............     3 to 20 years
Furniture and fixture ..............           5 years

  Capitalized lease assets are amortized over the shorter of their lease term or their estimated useful lives. Expenditures for repairs and maintenance that do not improve or extend the life of the assets are expensed as incurred.

  Goodwill, Intangible, and Other Assets -- Goodwill and other intangible assets include the following intangibles that are amortized over their related useful lives:

         Intangible Asset                       Useful Life
         ----------------                       -----------
Goodwill ........................     Straight-line method over 20 to 40 years

Identifiable intangible
assets:
  Customer list .................     Straight-line method over seven to ten years
  Supply contract ...............     Straight-line method over the terms of the agreement
  Noncompetition agreements .....     Straight-line method over the terms of the agreements

  Impairment -- Company management routinely reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

  Revenue -- Revenue is recognized when the product is shipped to the customer. Revenue from owned ice systems is recognized based upon the number of ice packaging bags delivered to and accepted by customers under contractual terms. Once accepted, there is no right of return with respect to the bags delivered.

  Income Taxes -- Prior to March 31, 1995, the Company was organized as a small business corporation under Subchapter S of the Internal Revenue Code. As a result, no income taxes were provided in the financial statements since they were the responsibility of the individual shareholders. However, had these operations been subject to corporate income taxes, available net operating losses would have been sufficient to eliminate any corporate income taxes due.

  On March 31, 1995, the Company became a wholly owned subsidiary of Suiza and since that date has been included in Suiza's consolidated tax return. Federal and state income taxes are provided for in the Company's financial statements on a separate company basis in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes are provided for temporary differences in the financial statement and tax basis of assets and liabilities using current tax rates. Deferred tax assets, including the benefit of net operating loss carryforwards, are evaluated based on the guidelines for realization and may be reduced by a valuation allowance. Income taxes payable are cleared through the intercompany accounts with Suiza.

  Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

2.  ACQUISITIONS

  During 1997, 1996 and 1995, the Company completed the following acquisitions, which were accounted for using the purchase method of accounting as of their respective acquisition dates. Accordingly, only the results of operations of the acquired companies subsequent to their respective acquisition dates are included in the financial statements of the Company. These acquisitions were funded primarily by advances from Suiza, along with the assumption of certain notes payable of the acquired businesses. At the acquisition date, the purchase price was allocated to assets acquired, including identifiable intangibles, and liabilities assumed based on their fair market values. The excess of the total purchase prices over the fair values of the net assets acquired represented goodwill.

  During 1995, the Company acquired all of the net assets, including customer lists, patents and other intangible assets of four small ice companies for a total purchase price of approximately $2,503,000.

  During 1996, the Company acquired all of the net assets of ten small ice companies for a total purchase price of approximately $5,515,000.

  During 1997, the Company acquired the approximate net assets of the following ice companies:

     Acquisition Date              Acquired Company            Purchase Price
-------------------------    -----------------------------     --------------
March 13, 1997 ..........     Pure Ice                         $ 7,700,000
April 9, 1997 ...........     Arctic Ice                         3,075,000
April 22, 1997 ..........     Riverside Ice                      2,142,000
May 1, 1997 .............     Jackson Ice                        4,005,000
August 1, 1997 ..........     County Ice                         5,616,000
September 10, 1997 ......     Consumer Ice                       7,142,000
November 19, 1997 .......     MidSouth Ice                      19,532,000
December 23, 1997 .......     City Ice                           2,428,000
Various .................     12 other small ice companies       4,623,000

  In connection with the acquisitions, assets were acquired and liabilities were assumed as follows:

                                                          Year Ended December 31,
                                                -----------------------------------------
                                                   1997            1996           1995
                                                -----------     ----------     ----------
Purchase price:
  Advances from shareholder ...............     $45,826,967     $5,367,115     $2,233,392
  Capital contribution from shareholder
     (principally stock issued by
     shareholder) .........................       8,374,200
  Notes payable assumed ...................       1,668,399        148,383        270,000
  Decrease in notes receivable ............         393,401
                                                -----------     ----------     ----------
Total purchase price ......................      56,262,967      5,515,498      2,503,392
Fair value of net assets acquired .........      27,344,530      4,882,515      2,286,931
                                                -----------     ----------     ----------
Goodwill ..................................     $28,918,437     $  632,983     $  216,461
                                                ===========     ==========     ==========

  The following table presents unaudited pro forma results of operations of the Company as if the above described 1997 and 1996 acquisitions had occurred at the beginning of 1996:

                           Year Ended December 31,
                         ---------------------------
                             1997            1996
                         -----------     -----------
Net sales ..........     $84,132,384     $79,325,616
                         ===========     ===========
Net income .........     $ 1,796,894     $ 2,951,656
                         ===========     ===========

  The unaudited pro forma results of operations are not necessarily indicative of what the actual results of operations of the Company would have been had the acquisitions occurred at the beginning of 1996, nor do they purport to be indicative of the future results of operations of the Company.

3.  ACCOUNTS RECEIVABLE

                                                    December 31,
                                             --------------------------
                                                1997           1996
                                             ----------      ----------
Trade accounts receivable ..............     $4,913,804      $2,809,281
Other ..................................        907,714         418,238
                                             ----------      ----------
                                              5,821,518       3,227,519
Less allowance for doubtful accounts....       (370,505)       (151,105)
                                             ----------      ----------
                                             $5,451,013      $3,076,414
                                             ==========      ==========

4.  INVENTORIES

                                          December 31,
                                   -------------------------
                                       1997          1996
                                   ----------     ----------
Raw materials and supplies ...     $2,519,473     $1,430,004
Finished goods ...............        423,682        302,606
                                   ----------     ----------
                                   $2,943,155     $1,732,610
                                   ==========     ==========

5.  PROPERTY, PLANT AND EQUIPMENT

                                              December 31,
                                      ------------------------------
                                          1997              1996
                                      ------------      ------------
Land ............................     $  8,402,135      $  5,631,592
Buildings and improvements ......       25,205,582        17,023,195
Machinery and equipment .........       59,340,175        36,174,031
Furniture and fixtures ..........        1,234,215           781,691
                                      ------------      ------------
                                        94,182,107        59,610,509
Less accumulated depreciation ...      (27,969,267)      (23,203,417)
                                      ------------      ------------
                                      $ 66,212,840      $ 36,407,092
                                      ============      ============

6.  GOODWILL, INTANGIBLE AND OTHER ASSETS

                                              December 31,
                                      ------------------------------
                                          1997              1996
                                      ------------      ------------
Goodwill ........................     $ 30,782,684      $ 1,836,787
Identifiable intangibles ........        4,728,496        4,185,396
Deposits and other ..............          603,700          117,441
                                      ------------      -----------
                                        36,114,880        6,139,624
Less accumulated amortization ...       (2,141,725)      (1,169,884)
                                      ------------      -----------
                                      $ 33,973,155      $ 4,969,740
                                      ============      ===========

7.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                             December 31,
                                      -------------------------
                                         1997           1996
                                      ----------     ----------
Accounts payable ................     $4,332,808     $2,850,286
Accrued payroll and benefits ....      1,309,626        855,642
Accrued insurance ...............      1,642,256        969,386
Other ...........................      1,372,921        468,194
                                      ----------     ----------
                                      $8,657,611     $5,143,508
                                      ==========     ==========

8.  SHAREHOLDER AND OTHER LONG-TERM DEBT

                                                December 31,
                                      ------------------------------
                                            1997             1996
                                      ------------      ------------
Note payable to shareholder .....     $ 59,330,000      $ 58,000,000
Other notes payable .............          427,359           468,504
Capital lease obligations .......           63,209             6,553
                                      ------------      ------------
                                        59,820,568        58,475,057
Less current portion ............         (220,452)         (204,248)
                                      ------------      ------------
                                      $ 59,600,116      $ 58,270,809
                                      ============      ============

  Note Payable to Shareholder -- This balance represents a promissory note payable to Suiza. The note provides for interest at 12% per annum, paid twice a year in June and December.

  Other Notes Payable -- Other notes payable include various promissory notes for the purchase of property, plant, equipment and noncompete agreements. The various promissory notes payable provide for interest at rates ranging from 6.5% to 12% and are payable in monthly installments of principal and interest until maturity, when the remaining principal balances are due.

  Capital Lease Obligations -- Capital lease obligations represent machinery and equipment financing obligations that are payable in monthly installments of principal and interest and are collateralized by the related assets financed.

  The scheduled maturities of long-term debt, which include capitalized lease obligations, at December 31, 1997, were as follows:

1998  ........................   $    220,452
1999  ........................         82,904
2000  ........................         79,354
2001  ........................         72,912
2002  ........................         33,080
Thereafter  ..................     59,331,866
                                  -----------
                                  $59,820,568
                                  ===========

9.  RELATED PARTY TRANSACTIONS

  As necessary, Suiza funds acquisition and other costs for the Company. These non-interest bearing fundings are recorded as advances to or from shareholder. On January 1 of each year, the net increase or decrease in the shareholder advances is converted to debt and added to the balance of the note payable to shareholder. $49,690,000 and $1,330,000 were converted to debt at January 1, 1998 and 1997, respectively.

  Prior to March 31, 1995, the Company had consulting agreements with its majority shareholders requiring monthly payments of $50,000. After March 31, 1995, the Company had a management agreement with Suiza to provide financial and other advisory services which required monthly payments of $40,000. Amounts paid to majority shareholders and Suiza under these agreements were recorded as shareholder management fee.

10.  INCOME TAXES

The income tax expense (benefit) is composed of the following:

                                                        Year Ended December 31,
                                            ---------------------------------------------
                                                1997             1996             1995
                                            -----------      -----------      -----------
Current taxes payable (refundable):
  Federal .............................     $  (241,448)     $   893,445      $ 1,196,640
  State ...............................         (20,697)          91,259          122,228
Deferred income taxes .................         703,443          507,667       (1,400,644)
                                            -----------      -----------      -----------
                                            $   441,298      $ 1,492,371      $   (81,776)
                                            ===========      ===========      ===========

The following is a reconciliation of income taxes reported in the statements of income:

                                                                            Year Ended December 31,
                                                                 -------------------------------------------
                                                                    1997           1996             1995
                                                                 ----------     -----------      -----------
Tax expense at statutory rates .............................     $  394,199     $ 1,354,064      $ 1,921,682
State income taxes .........................................         47,099         138,307          196,286
Tax effect of change from S Corporation to C Corporation ...
                                                                                                  (2,199,744)
                                                                 ----------     -----------      -----------
                                                                 $  441,298     $ 1,492,371      $   (81,776)
                                                                 ==========     ===========      ===========

  The tax effects of temporary differences giving rise to deferred income tax assets and liabilities were:

                                                                            December 31,
                                                                     -----------------------
                                                                        1997          1996
                                                                     ---------      --------
Deferred income tax assets:
  Asset valuation reserves .....................................     $  84,537      $ 58,289
  Nondeductible accruals .......................................       767,669       495,344
  Depreciation and amortization ................................                     295,807
  Other ........................................................        53,752        43,537
                                                                     ---------      --------
                                                                       905,958       892,977
Deferred income tax liabilities -- depreciation and amortization      (716,424)
                                                                     --------       --------
Net deferred income tax asset ..................................     $ 189,534      $892,977
                                                                     =========      ========

  These net deferred income tax assets (liabilities) are classified in the consolidated balance sheet as follows:

                                    December 31,
                              ------------------------
                                1997           1996
                              ---------      ---------
Current assets ..........     $ 905,958      $597,169
Noncurrent assets .......                     295,808
Noncurrent liabilities ..      (716,424)
                              ---------      --------
                              $ 189,534      $892,977
                              =========      ========

11.  SHAREHOLDERS' EQUITY

  At January 1, 1995, 749,994 shares of Class A common stock were issued and outstanding. In conjunction with the merger described in Note 1, the Company's Certificate of Incorporation was amended to change the number of authorized shares to 100. At the same time, a reverse stock split became effective, converting the 749,994 shares of common stock issued and outstanding into 100 shares of common stock, which resulted in a decrease of $7,499 in common stock and a corresponding increase in additional paid-in capital.

12.  EMPLOYEE RETIREMENT PLAN

  The Company maintains a 401(k) plan for the benefit of its full-time employees, as defined by the plan. Contributions by the Company are made at the discretion of the Board of Directors. The Company accrued contributions to the plan of $60,000, $48,000 and $33,705, for the years ended December 31, 1997, 1996 and 1995, respectively.

13.  COMMITMENTS AND CONTINGENCIES

  Leases -- The Company leases certain property, plant and equipment used in its operations under both capital and operating lease agreements. Such leases, which are primarily for machinery and equipment and vehicles, have lease terms ranging from one to nine years. Certain of the operating lease agreements require the payment of additional rentals for maintenance, along with additional rentals, based on miles driven or units produced. Rent expense, including additional rent, was $2,231,652, $1,574,184 and $1,338,874 for the years ended December 31, 1997, 1996 and 1995, respectively.

  The composition of capital leases that are reflected as property, plant and equipment in the balance sheets is as follows:

                                            December 31,
                                      ----------------------
                                        1997          1996
                                      --------      --------
Machinery and equipment .........     $ 77,604      $ 41,308
Furniture and fixtures ..........       19,045        19,045
Vehicles ........................        8,569         8,569
Less accumulated amortization ...      (19,720)      (24,055)
                                      --------      --------
                                      $ 85,498      $ 44,867
                                      ========      ========

  Future minimum payments at December 31, 1997, under noncancelable capital and operating leases with terms in excess of one year are summarized below:

                                                   Capital      Operating
                                                    Leases        Leases
                                                   --------     ----------
1998 .........................................     $18,014     $  918,601
1999 .........................................      15,836        847,213
2000 .........................................      17,245        765,796
2001 .........................................      18,802        696,052
2002 .........................................      10,025        576,928
Thereafter ...................................                    400,445
                                                   -------     ----------
Total minimum lease payments .................      79,922     $4,205,035
                                                               ==========
Less amount representing interest ............     (16,713)
                                                   -------
Present value of capital lease obligations ...     $63,209
                                                   =======

  Litigation -- The Company is a party, in the ordinary course of business, to certain claims and litigation. In management's opinion, the settlement of such matters is not expected to have a material impact on the financial statements.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

  The carrying value of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximates fair value due to the relatively short-term nature of the financial instruments. The carrying value of the other notes payable and capital lease obligations approximates fair value because the weighted average interest rate on the notes and obligations approximates current interest rates to be received on similar installments.
The fair value of advances to or from shareholder and note payable to shareholder is not practicable to estimate due to the lack of similar financial instruments to develop fair values.

15.  MAJOR CUSTOMERS

  The Company has a supply contract with one customer which requires certain of the customer's retail sites to purchase their ice requirements from the Company at defined prices. This supply contract, which requires market pricing, is renewable annually. Sales to this customer under the supply contract approximated $7,422,000, or 11% of net sales, for the year ended December 31, 1997; $7,327,000, or 14% of net sales, for the year ended December 31, 1996; and $7,997,440, or 16% of net sales, for the year ended December 31, 1995.

16.  SUBSEQUENT EVENTS

  Subsequent to December 31, 1997, the Company completed the acquisition of substantially all of the assets of five small ice companies for a total purchase price of approximately $5,100,000 which resulted in recorded goodwill of approximately $2,928,000. These acquisitions were financed by funding from Suiza.

  On March 27, 1998, Suiza signed a stock purchase agreement to sell the Company to privately held Packaged Ice, Inc. of Houston, Texas, for approximately $172.5 million in cash.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the registered securities to which it relates, nor does it constitute an offer to sell, or a solicitation of an offer to buy in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any exchange made hereunder will, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
Available Information                                                     6
Incorporation of Certain Documents by Reference                           7
Prospectus Summary                                                        8
Disclosure Regarding Forward-Looking Statements                          21
Risk Factors                                                             21
Use of Proceeds                                                          28
Dividend Policy                                                          28
Capitalization                                                           29
Unaudited Pro Forma Combined Condensed Financial Statements              30
Selected Historical and Unaudited Pro Forma Combined Financial Data      35
Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                  37
Business                                                                 42
Management                                                               49
Principal Shareholders                                                   55
Certain Relationships and Related Transactions                           57
The Exchange Offer                                                       60
Description of Notes                                                     67
Description of Preferred Stock and Exchange Debentures                   91
Book-Entry; Delivery and Form                                           124
Transfer Restrictions on Series A Securities                            125
Description of New Credit Facility                                      128
Description of Capital Stock and Warrants                               129
Certain Federal Income Tax Considerations                               132
Plan of Distribution                                                    142
Legal Matters                                                           143
Experts                                                                 143
Index to Financial Statements                                           F-1
------

                                   PROSPECTUS

                                Offer to Exchange

               $270,000,000 9 3/4% Series A Senior Notes due 2005
                                      for
               $270,000,000 9 3/4% Series B Senior Notes due 2005

                                      and

               400,000 13% Series A Exchangeable Preferred Stock
                                      for
               400,000 13% Series B Exchangeable Preferred Stock

                    PACKAGED ICE, INC. JULY 13, 1998